Exhibit 10.18.3
EXECUTION COPY
Date: January 5, 2009
ORPOWER4 INC.
as Company
and
DEG — DEUTSCHE INVESTITIONS- UND
ENTWICKLUNGSGESELLSCHAFT MBH
SOCIÉTÉ DE PROMOTION ET DE PARTICIPATION POUR LA
COOPÉRATION ECONOMIQUE
as Original Lenders
and
DEG — DEUTSCHE INVESTITIONS- UND
ENTWICKLUNGSGESELLSCHAFT MBH
as Global Agent
and
BNY CORPORATE TRUSTEE SERVICES LIMITED
as Offshore Security Agent

COMMON TERMS AGREEMENT
in relation to the financing of the 48MW Olkaria III
geothermal power project in Kenya

-i-

-ii-

-iii-

-iv-

		Page

32	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	132

33	PAYMENT MECHANICS	133
33.1	Payments to Lenders and the Company	133
33.2	Distributions by the Global Agent	133
33.3	Clawback	133
33.4	No Set-Off by the Company	133
33.5	Business Days	134
33.6	Currency of Account	134
33.7	Change of Currency	134
33.8	Partial payments	135
33.9	Disruption to payment systems	135
33.10	Timing of payments	136

34	NOTICES	136
34.1	Communications in Writing	136
34.2	Addresses	137
34.3	Delivery	138
34.4	Use of websites	139
34.5	Notification of Address, Fax number	140
34.6	English Language	140

35	CALCULATIONS AND CERTIFICATES	140
35.1	Accounts	140
35.2	Certificates and Determinations	140
35.3	Day Count Convention	141

36	PARTIAL INVALIDITY	141

37	AMENDMENTS AND WAIVERS	141
37.1	Procedure	141
37.2	Exceptions	141
37.3	Waivers and remedies cumulative	143

38	TERMINATION	143

39	COUNTERPARTS	143

40	GOVERNING LAW	143

41	ENFORCEMENT	144
41.1	Jurisdiction	144
41.2	Arbitration	144
41.3	Service of Process	145
41.4	Waiver	146

42	ENTIRE AGREEMENT	146

-v-

Page

SCHEDULE 1
The Original Lenders	147

SCHEDULE 2
Conditions of Disbursement	148

SCHEDULE 3
Project Costs and Financial Plan	160

SCHEDULE 4
Form of Transfer Certificate	162

SCHEDULE 5
Form of Accession Letter	164

SCHEDULE 6
Economic and Financial Assumptions	166

SCHEDULE 7
Technical Assumptions	167

SCHEDULE 8
Initial Operating Budget	168

SCHEDULE 9
Form of Operating Report	169

SCHEDULE 10
Form of Insurance Review	179

SCHEDULE 11
Repayment Schedule	180

SCHEDULE 12
Insurance Requirements	181

EXHIBIT A
INSURANCES	194

EXHIBIT B
INSURANCE POLICY ENDORSEMENTS
PART 1
(ENDORSEMENTS TO DIRECT INSURANCE POLICIES)	198

PART 2
(REINSURANCE POLICY ENDORSEMENTS FOR REINSURANCE POLICIES IN KENYA)	204

-vi-

Page

PART 3
(REINSURANCE POLICY ENDORSEMENT FOR OFFSHORE REINSURANCE POLICIES)	210

EXHIBIT C
BROKERS’ LETTER OF CONFIRMATION AND UNDERTAKING	216

SCHEDULE 13
Form of Equity Distribution Transfer Certificate	219

SCHEDULE 14
HIV Protective Measures	222

SCHEDULE 15
Authorisations	223

SCHEDULE 16
Form of Drawdown Request	226

SCHEDULE 17
Corporate Structure Chart	228

SCHEDULE 18
Incumbency Certificate	229

SCHEDULE 19
Form of Financial Statements
Part 1
Form of Unaudited Financial Statements for Company	230

Part 2
Form of Audited Financial Statements for Kenyan Branch	233

Part 3
Form of Audited Financial Statements for Company	248

Part 4
Form of Unaudited Financial Statements for Kenyan branch	273

SCHEDULE 20
Excluded Activities	276

SCHEDULE 21
Calculation of the Mandatory Cost	278

SCHEDULE 22
Site Plan	281

-vii-

Page

SCHEDULE 23
Form of Project Costs Reports	282

SCHEDULE 24
Form of PPA Direct Agreement	285

SCHEDULE 25
Form of Compliance Certificate	302

SCHEDULE 26
Form of Environmental and Social Action Plan	304

SCHEDULE 27
Form of ERC Comfort Letter	308

SCHEDULE 28
Form of Lender KPLC Confirmation	310

SCHEDULE 29
Form of Agent Deed of Accession	311

SIGNATORIES	316

-viii-

COMMON TERMS AGREEMENT
THIS AGREEMENT by and between
(1)	ORPOWER4 INC., a limited liability company incorporated under the laws of the Cayman Islands, with its registered office at Ugland House, South Church Street, P.O. Box 309, George Town, Grand Cayman, Cayman Islands, British Virgin Islands, and registered in the Republic of Kenya as a foreign company having a place of business in the Republic of Kenya under Certificate of Compliance number F.53/98 with its principal office located at Off Moi South Lake Road, Hellsgate National Park, P.O. Box 1566-20117, Naivasha, Kenya (the “Company”);

(2)	DEG — DEUTSCHE INVESTITIONS- UND ENTWICKLUNGSGESELLSCHAFT MBH, as the global agent on behalf of the Finance Parties (the “Global Agent”);

(3)	BNY CORPORATE TRUSTEE SERVICES LIMITED, as the offshore security agent (the “Offshore Security Agent”); and

(4)	the LENDERS, as defined herein,
collectively referred to as the “Parties” (or, individually, a “Party”).
WHEREAS:
(A)	The Company has entered into a Power Purchase Agreement with KPLC in relation to the sale of capacity and energy at the Plant, to be constructed, developed and operated pursuant to the Project Documents.

(B)	The Parties to this Agreement have agreed to enter into this Agreement to record the common terms and conditions on which the Lenders propose to make available to the Company certain loan facilities (each of which will be recorded in a separate Loan Agreement) in relation to the Project.
NOW, THEREFORE, the parties agree as follows:
IT IS AGREED as follows:
1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

“Account Bank” means either the Offshore Account Bank or the Onshore Account Bank and “Account Banks” means both such Persons.

“Accounting Principles” means GAAP or IFRS, as the case may be, in each case consistently applied.

“Acknowledgement from the Commissioner of Lands” means the letter agreement entered or to be entered into on or about the date hereof amongst the Company, the Global Agent, the Onshore Security Agent and GOK in relation to the Land Agreements pursuant to which GOK acknowledges the Lenders’ rights.

“Administrative Party” means the Global Agent, the Onshore Security Agent, the Offshore Security Agent, the Onshore Account Bank or the Offshore Account Bank.

“AfD” means Agence Française de Développement.

“Affiliate” means a Subsidiary or a Holding Company of a Person or any other Subsidiary of that Holding Company.

“Agent Deed of Adherence” means the deed of adherence substantially in the form set out in Schedule 29 (Form of Agent Deed of Adherence).

“Agreement” means this Common Terms Agreement, together with its Schedules.

“Annual Environmental and Social Monitoring Report” means the annual monitoring report to be provided by a NEMA-approved consultant acceptable to the Global Agent (acting on the instructions of the Lenders) describing the environmental and social performance of the Company, demonstrating compliance by the Company with the Environmental and Social Requirements and, if the Company fails to comply with the Environmental and Social Requirements detailing such non-compliance together with the action being taken to remedy such failure.

“Appointing Body” means:
(a)	in relation to the Economic and Financial Assumptions, the president for the time being of the Institute of Chartered Accountants in England and Wales;

(b)	in relation to the any Assumptions relating to Tax, the president for the time being of the Institute of Chartered Accountants in England and Wales;

(c)	in relation to the Technical Assumptions, the president for the time being of the Institution of Mechanical Engineers of 1 Birdcage Walk, Westminster, London, SW1H 9JJ, UK; and

(d)	in relation to the Financial Model, the president for the time being of the Institute of Chartered Accountants in England and Wales.
“Assumptions” means:
(a)	the Economic and Financial Assumptions;

(b)	the Technical Assumptions; and

(c)	any other applicable assumptions agreed between the Company and the Global Agent (acting on the instructions of the Lenders), each as they may be amended from time to time pursuant to this Agreement.

“Auditors” means PricewaterhouseCoopers or such other firm as the Company appoints from time to time as its auditors in accordance with Clause 24.1(e) (Auditors).

“Authorisations” means any consent, registration, filing, agreement, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with any Authority, whether given by express action or deemed given by failure to act within any specified time period and all corporate, creditors’ and shareholders’ approvals or consents.

“Authorised Representative” means any natural person who is duly authorised by any Person to act on its behalf for the relevant purposes and, in the case of the Company, who is an officer of the Company and whose name and a specimen of whose signature appear on the Certificate of Incumbency most recently delivered by the Company to the Global Agent.

“Authority” means:
(a)	any national, supranational, regional or local government or governmental, administrative, fiscal, judicial or government owned body, department, political subdivision, instrumentality, agency, regulatory authority, corporation or commission, court or tribunal; or

(b)	any Person, whether or not government owned or controlled and howsoever constituted or called, that exercises the functions of a central bank.
“Availability Period” means, in respect of each Facility, the period from and including the date of this Agreement to and including the earliest of:
(a)	three Months immediately prior to the First Repayment Date or such longer period as the Global Agent (acting on the instructions of the Lenders) may agree in respect the Facilities;

(b)	twelve Months after Financial Close; and

(c)	the first Business Day on which the Available Commitment of such Facility is zero.
“Available Commitment” means, in respect of each Lender under its relevant Facility, that Lender’s Commitment minus:
(a)	the amount of any Loans made available by that Lender or, where relevant, its participation in any Loans made available under the relevant Facility; and

(b)	in relation to any proposed Disbursement, the amount of any Loans or, where relevant, its participation in such Loans which have been or are due to be made on or before the proposed Disbursement Date under the relevant Facility.
“Available Facility” means, in respect of any Facility, the aggregate for the time being of the Available Commitment of each of the Lenders making or participating in Loans under that Facility.

“Base Case” means the base case financial projections for the Project and relating to the economic and financial prospects of the Company, based on certain Assumptions agreed prior to Financial Close and demonstrating, inter alia, the Projected Debt Service Cover Ratio over the life of the Facilities and forming part of the Financial Model.

“Base Equity Amount” means the aggregate equity investment from the Shareholders from time to time being the aggregate amount paid in consideration for the issue of equity share capital, share premium account, retained earnings of the Company and the aggregate principal amount of subordinated loans made available to the Company.

“Basic Terms and Conditions of Employment” means wage, working hours, labour contract and occupation health and safety issues based on the relevant ILO Conventions 26 and 131 (Remuneration) 1 (working hours) and 155 (Health and Safety) and recommendations.

“Break Costs” means in respect of the Loans other than any Fixed Rate Loan, the amount (if any) by which (i) the interest which a Lender should have received for the period from the date of receipt of all or any part of such Loan or its participation in such Loan or Unpaid Sum (as applicable) to the last day of the Interest Period (had the principal amount or Unpaid Sum (as applicable) been paid on the last day of the Interest Period) exceeds (ii) the amount which such Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum (as applicable) received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the Interest Period.

“Business Day” means a day (other than a Saturday, Sunday or any other day which is a legal holiday) on which banks are open for general business in:
(a)	London, Paris, New York, Nairobi and Frankfurt; and

(b)	solely for the purposes of:
(i)	the giving of notices (including a Drawdown Request) to or by;

(ii)	the giving of any instruction by; or

(iii)	the granting of any waiver or consent by,
each Lender, in their respective principal place of doing business.

“Calculation Date” means each Interest Payment Date;

“Calculation Period” means for a given Calculation Date, the period starting from (and including) such Calculation Date and ending on (and including) the day immediately preceding the next Calculation Date and in respect of the first Calculation Period, the period from (and including) the first Disbursement Date and ending on (and including) the day immediately preceding the first Calculation Date.

“Cashflow Available For Debt Service” means at any time and in respect of any Calculation Period, EBITDA adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that Calculation Period less Taxes, payments made to the Well Drilling Reserve Account and capital expenditures actually made (without double-counting in respect of spare parts already accounted for under EBITDA) during that Calculation Period.

“Cayman Share Charge” means a Cayman law-governed charge over shares in the Company held by the Shareholder (representing 100% of issued shares).

“CER Documents” means any documents entered into by the Company in respect of the sale or commercialising of Certified Emissions Reductions in relation to the Project in form and substance satisfactory to the Global Agent (acting on the instructions of the Lenders).

“Certificate of Incumbency” means a certificate provided by the Company substantially in the form of Schedule 18 (Incumbency Certificate).

“Certified Emissions Reductions” means a unit issued pursuant to Article 12 of the Kyoto Protocol as well as all other relevant international agreements and resolutions and is equal to one metric tonne of Carbon Dioxide Equivalent, calculated in accordance with such agreements and resolutions.

“Charged Shares” means the Shares in the Company charged (or as the context may require, to be charged) in favour of the Offshore Security Agent pursuant to the Cayman Share Charge for the benefit of the Finance Parties.

“Charter Documents” means with respect to any Person, its constitutive documents, including, where relevant, its memorandum and articles of association and a certificate of good standing.

“Claims Cooperation Agreement” means the agreement entered, or to be entered, into between, amongst others, MIGA, the Global Agent, the Offshore Security Agent, the Company and the Shareholder relating to the cooperation agreed between MIGA and the Lenders in the event of a claim pursuant to the MIGA Equity Guarantee where an Event of Default has also arisen.

“Commitment” means:
(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement and the relevant Loan Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment under any Facility transferred to it in accordance with the relevant Loan Agreement and the Finance Documents, in each case to the extent not cancelled, reduced or transferred by it under the Finance Documents.

“Company’s Legal Counsel” means Chadbourne & Parke LLP and the Company’s Kenyan Counsel or such other legal counsel as the Company may choose with the consent of the Global Agent (acting on the instructions of the Lenders) (such consent not to be unreasonably withheld or delayed).

“Company’s Kenyan Counsel” means Kaplan & Stratton or such other legal counsel as the Company may choose with the consent of the Global Agent (acting on the instructions of the Lenders) (such consent not to be unreasonably withheld or delayed).

“Compensation Account” has the meaning given to such term in the Project Accounts Agreement.

“Compensation Proceeds” means all proceeds (if any) of any indemnity payments, guarantee payments, damages for warranty claims, recovery of cash claims, or other claims payable to the Company under or with respect to any of the Project Documents (including under the GOK Letter, the PPA Direct Agreement or otherwise), including in respect of the expropriation or compulsory purchase of any or all of the Project’s assets other than any Insurance Proceeds, Liquidated Damages and Termination Payments.

“Compliance Certificate” means a certificate provided by the Company substantially in the form set out in Schedule 25 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking in a recommended form of the LMA or such other form as the Company and the Global Agent (acting on the instructions of the Lenders) may agree.

“Construction Warranty Agreement” means the agreement entered, or to be entered, into between the Company, the Global Agent, the EPC Contractor and the Sponsor pursuant to which certain warranties are made available to the Company in respect of the integrity of the works undertaken by the EPC Contractor.

“Control” means the possession, directly or indirectly, by a Person or group of Persons acting in concert, of the power to direct or cause the direction of the management and policies of another Person, through the ownership of voting securities, enforceable voting arrangements or by contract, in respect of both ordinary and extraordinary matters including reorganization, restructuring, and the amendment of that Person’s memorandum and articles of association or other constitutive documents; and “Controlled” and “Controlling” shall be construed accordingly.

“Corporate Structure Chart” means the chart set out in Schedule 17 (Corporate Structure Chart).

“Cure Amount” means the cash proceeds received by the Company from any Shareholder Debt for the purposes of Clause 19.9 (Equity Cure).

“Current Assets” means the aggregate of all inventory, work in progress, trade and other receivables of the Company including prepayments in relation to operating items and sundry debtors (but excluding cash) expected to be realised within twelve months from the date of computation but excluding amounts in respect of:
(a)	receivables in relation to Tax;

(b)	Exceptional Items and other non-operating items;

(c)	insurance claims; and

(d)	any interest owing to the Company.
“Current Debt Service Amount” has the meaning given to such term in the Project Accounts Agreement.

“Current Liabilities” means the aggregate of all liabilities (including trade creditors, accruals and provisions) of the Company falling due within twelve months from the date of computation but excluding amounts in respect of:

(a)	current portion of payables in respect of Tax;

(b)	liabilities for Debt and Financing Costs; and

(c)	Exceptional Items and other non-operating items.
“Debt” means any indebtedness of the Company for or in respect of:
(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent);

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share;

(e)	any agreement treated as a finance or capital lease in accordance with the Accounting Principles;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment:
(i)	is arranged primarily as a method of raising finance or of financing the acquisition of that asset or service or construction of that asset or service; or

(ii)	involves a period of more than three months before or after the date of acquisition or supply;
(h)	any Derivative Transaction (and, when calculating the value of that Derivative Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Derivative Transaction, that amount) shall be taken into account);

(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing and would be classified as a borrowing under the Accounting Principles;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.

“Debt Service Cover Ratio” means at any time and in respect of any Calculation Period, the ratio obtained by dividing:
(a)	Cashflow Available for Debt Service in respect of that Calculation Period; by

(b)	the aggregate of all Debt Service Requirements relating to all Facilities and all amounts payable in respect of all other Debt (excluding Shareholder Debt and any other Debt which is subordinated to the Facilities pursuant to the Security Trust and Intercreditor Deed) which fall due during that Calculation Period.
“Debt Service Obligations” means:
(a)	all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company under a Finance Document, or otherwise to any Finance Party of every kind and description (whether or not evidenced by any note or instrument), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of this Agreement or any of the other Finance Documents, including all interest, fees (including fees payable to the Agents or other Finance Parties), charges, expenses, attorneys’ fees and accountants’ fees chargeable to the Company in connection with any Finance Party’s dealings with the Company and payable by the Company hereunder or thereunder;

(b)	any and all sums advanced by any Finance Party in order to preserve the Security or preserve the Finance Parties’ security interest in the Security in accordance with the Finance Documents; and

(c)	any amounts paid by a Finance Party to cure a default under a Hedging Contract.
“Debt Service Payment Account” has the meaning given to such term in the Project Accounts Agreement.

“Debt Service Requirements” in respect of a Facility, means, in respect of a Calculation Date and any period, the net aggregate of all amounts payable by the Company in respect of:
(a)	Financing Principal repayable under that Facility;

(b)	Financing Costs;

(c)	net payments by the Company under any Hedging Contract (expressed as a positive number) or net payments to the Company under any Hedging Contract (expressed as a negative number);

“Debt Service Reserve Account” has the meaning given to such term in the Project Accounts Agreement.

“Debt to Equity Ratio” means, on any date on which such ratio is to be calculated, the ratio of:
(a)	the aggregate of all Debt (excluding Shareholder Debt and any other Debt subordinated to the Facilities); to

(b)	the Base Equity Amount including any net result of the profit and loss account of the Company for the Calculation Period and deducting any amount in respect of any Distribution Transferred to the Equity Distribution Account.
“Default” means an Event of Default or any event or circumstance which would, with the expiry of any applicable grace period or other lapse of time, the giving of any applicable notice, the making by a Finance Party of any applicable determination under the Finance Documents or any combination of any of the foregoing, be an Event of Default.

“Defects Liability Period” has the meaning given to such term in the Construction Warranty Agreement.

“DEG” means DEG- Deutsche Investitions- und Entwicklungsgesellschaft mbH.

“DEG “A” Facility” means the “A” loan facility to be made available to the Company under the DEG A Loan Agreement.

“DEG “A” Lender” means:
(a)	the Original Lender under the DEG “A” Facility; and

(b)	any New Lender under the DEG “A” Facility,
and in each case which has not ceased to be a Party hereto in accordance with the terms of the Finance Documents.

“DEG A Loan” means a loan made by a DEG A Lender.

“DEG A Loan Agreement” means the loan agreement between the Company, the Global Agent and DEG in relation to the DEG A Loan.

“DEG “B” Facility” means the “B” loan facility to be made available to the Company under the DEG B Loan Agreement.

“DEG “B” Lender” means:
(a)	any Original Lender under the DEG “B” Facility; and

(b)	any New Lender under the DEG “B” Facility,
and in each case which has not ceased to be a Party hereto in accordance with the terms of the Finance Documents.

“DEG B Loan” means a loan made by a DEG B Lender.

“DEG B Loan Agreement” means the loan agreement between the Company, the Global Agent and DEG in relation to the DEG B Loan.

“DEG “C” Facility” means the “C” loan facility to be made available to the Company under the DEG C Loan Agreement.

“DEG “C” Lender” means:
(a)	any Original Lender under the DEG “C” Facility; and

(b)	any New Lender under the DEG “C” Facility,
and in each case which has not ceased to be a Party hereto in accordance with the terms of the Finance Documents.

“DEG C Loan” means a loan made by a DEG C Lender.

“DEG C Loan Agreement” means the loan agreement between the Company, the Global Agent and DEG in relation to the DEG C Loan.

“DEG Loans” means the DEG A Loan, the DEG B Loan and the DEG C Loan.

“Derivative Transaction” means any swap agreement, cap agreement, collar agreement, futures contract, forward contract or similar arrangement with respect to interest rates, currencies or commodity prices.

“Direct Agreements” means, together, the PPA Direct Agreement, the Acknowledgement of the Commissioner of Lands or any other document designated as such by the Company and the Global Agent (acting on the instructions of the Lenders).

“Disbursement” means a disbursement of any Facility.

“Disbursement Date” means the date of a Disbursement, being the date on which the relevant Loan is actually made.

“Disruption Event” means:
(a)	a material disruption to the payment or communications systems or to the financial markets which are required to operate in order for payments to be made (or other transactions to be carried out) in connection with the transactions contemplated by the Finance Documents, which is not caused by, and is beyond the control of, any of the Parties; or
(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing it, or any other Party from:
(i)	performing its payment obligations under the Finance Documents; or

(ii)	communicating with other Parties under the Finance Documents, and which is not caused by, and is beyond the control of, the Party whose operations are disrupted.
“Distribution” means any:
(a)	dividends or other distribution (in cash or in kind) or any other payment by way of return on capital of, or other investment in, the Company, or

(b)	participation in the income or profits of the Company; or

(c)	any cancellation, repayment, redemption (including redemption of Shares), repurchase or return of the capital of the Company;

(d)	any payment by the Company of, or in respect of, the premium or other costs and fees under the MIGA Equity Guarantee; or

(e)	such other investment, and any other payment (in cash or in kind) including in respect of any Shareholder Debt to the Shareholder or any of its Affiliates except as is specifically permitted under the Project Documents and which payment is specifically allowed in priority to Debt Service Obligations under the terms of the Finance Documents.
“Distribution Date” means the date on which a transfer to the Equity Distribution Account is, or as the context may require, is to be, made.

“Drawdown Request” means a notice delivered by the Company to the Global Agent and copied to the Lenders substantially in the form set out in Schedule 16 (Form of Drawdown Request).

“DSRA Letter of Credit” has the meaning given to such term in the Project Accounts Agreement.

“EAIF” means The Emerging Africa Infrastructure Fund Limited, a company incorporated under the laws of Mauritius with its registered office at 6th Floor, Medine Mews Building, La Chausée Street, Port Louis, Mauritius.

“Early Generation Facility” has the meaning given to such term in the Power Purchase Agreement.

“Easements” means:
(a)	Easement dated 23rd May, 2001 made between the GoK and the Company registered in the Registry of Documents as Volume D1, Folio 980/2058, File D.XXIX in respect of wellpads over part of Hells Gate National Park;

(b)	Easement dated 23rd May, 2001 made between the GoK and the Company registered in the Registry of Documents as Volume D1, Folio 980/2057, File D.XXIX relating to access over part of Hells Gate National Park; and

(c)	Easement dated 23rd May, 2001 made between the GoK and the Company registered in the Registry of Documents as Volume D1, Folio 980/2056, File D.XXIX in respect of an electric transmission line over part of Hells Gate National Park.
“EBITDA” means at any time and in relation to any Calculation Period, Project Revenues received during that Calculation Period as evidenced by the most recent financial statements of the Company delivered under Clause 16 (Financial Reports) less Operating Costs (and any other amounts which are payable in priority to any payments in respect of the Loans in accordance with the Project Accounts Agreement) which were or fell due for payment during that period (whether or not actually paid), as at the Calculation Date.

“Economic and Financial Assumptions” means those economic and financial assumptions in the Financial Model and as set out in Schedule 6 (Economic and Financial Assumptions) as amended in accordance with this Agreement.

“EFP” means European Financing Partners.

“EGF Distribution” has the meaning given to such term in Clause 25.1(b)(v) (Transfer to Equity Distribution Account).

“EIB” means European Investment Bank.

“Energy Regulatory Commission” or “ERC” means the commission established pursuant to section 4 of the Energy Act 2006 (and includes any successor body created to regulate the electricity sector in the Republic of Kenya).

“English Reinsurance Assignment Agreement” means a security agreement creating a Lien over any reinsurances placed internationally entered into by each Kenyan reinsurer in form and substance satisfactory to the Global Agent (acting on the instructions of the Lenders).

“English Security Agreement” means the English law governed security agreement dated on or about the date of this Agreement between the Company and the Offshore Security Agent.

“English Security Documents” means:
(a)	the English Security Agreement; and

(b)	each English Reinsurance Assignment Agreement.
“Environmental and Social Management Plan” means the plan to be prepared by the Company detailing the mitigation measures and monitoring to be undertaken so as to ensure effective implementation of the Environmental and Social Requirements and the environmental and social action plan as set out in Schedule 26 (Form of Environmental and Social Action Plan) and the maintenance of an environmental/occupational health & safety/community management system according to ISO 14001/OHSAS 18001.

“Environmental and Social Requirements” means:
(a)	the IFC Performance Standards;

(b)	the Equator Principles;

(c)	the IFC Environmental, Health and Safety Guidelines;

(d)	the Environmental Laws;

(e)	the terms and standards as set out in any ILO convention signed and ratified by Kenya, as well as ILO Core Labour Standards as set out in ILO Declaration on Fundamental Principles and Rights at Work from 1998 and the Basic Terms and Conditions of Employment;

(f)	any Authorisations pertaining to environmental, social, and occupational health and safety aspects of the Project; and

(g)	any provisions of this Agreement relating to environmental, social and occupational health and safety aspects of the Project.
“Environmental Impact Assessment” means the environmental impact assessment in respect of the Project dated 27 June 2007 as amended or supplemented in accordance with applicable Environmental and Social Requirements.

“Environmental Laws” means all laws and regulations of any Kenyan Authority (including any relevant international treaty obligations) relating to any of the following topics: air emissions, discharges to surface or ground water, noise emissions, solid or liquid waste disposal, the generation, use, handling treatment, storage, transportation or disposal of toxic or hazardous substances or wastes, nuisance, the conservation or protection of the environment, ecosystems and living organisms, cultural property, indigenous peoples, resettlement, child labor and forced labor, public health and occupational health and safety.
“EPC Contractor” means ORDA6, Inc., a Delaware corporation with its registered address at 6225 Neil Road, Reno, Nevada, USA.

“Equity Distribution Account” has the meaning given to such term in the Project Accounts Agreement.

“Equity Distribution Transfer Certificate” has the meaning given to such term in Clause 25.1(b) (Transfers to Equity Distribution Account).

“Equity to Total Assets Ratio” means, on any date on which such ratio is to be calculated, the ratio of:
(a)	the Base Equity Amount including any net result of the profit and loss account of the Company for the Calculation Period and deducting any amount in respect of any Distribution transferred to the Equity Distribution Account; to

(b)	the total assets of the Company.
“ERC Comfort Letter” means a letter dated on or about the date of this Agreement from the Energy Regulatory Commission to the Global Agent substantially in the form set out in Schedule 27 (Form of ERC Comfort Letter).

“Event of Default” means any event or circumstance specified as such in Clause 26.1 (Events of Default).

“Exceptional Items” means any exceptional, one off, non-recurring or extraordinary items including those arising on:
(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations or impairment of non-current assets; and

(c)	disposals of assets associated with discontinued operations.
“Expert” means any expert who qualifies and is appointed as such in accordance with Clause 21 (Expert).

“Extraordinary Commercial Expenses” means, as applicable, any commission not referred to in the Finance Documents or which does not result from a valid agreement entered into in connection with the transactions contemplated by such Finance Documents, any commission which does not cover an actual and legitimate service provided, any commission paid in a tax haven, any commission paid to a beneficiary which is not clearly identified or to a company which could be considered as a sham company or which is set up to disguise the ultimate beneficiary. For the avoidance of doubt, payments made by or on behalf of the Company in or to the Cayman Islands (whether originating in or outside the Cayman Islands) for the benefit of any third party as compensation for legitimate services provided to the Company by such third party shall not constitute “commission paid in a tax haven” (provided that such payment does not amount to a Prohibited Act nor to drug trafficking, fraud related to the financial interests of the European Union, corruption, bribery, organised crime, criminal activities or terrorism).
“Facilities” means, together, the DEG “A” Facility, the Proparco “A” Facility, the DEG “B” Facility and the DEG “C” Facility and each such facility being a “Facility”.

“Facility Office” means:
(a)	in respect of an Original Lender, the office set out in Clause 34.2 (Addresses); or

(b)	the office notified by a Lender to the Global Agent by not less than seven (7) days’ notice, as the office or offices through which it will perform its obligations under the Finance Documents.

“Fee Letters” means any fee letter delivered pursuant to Clause 10 (Fees), together with any other fee letter or other document entered or to be entered into between the Company and any Finance Party, evidencing fees payable to any Finance Party in connection with the Project.

“Final Repayment Date” means 15th December 2018.

“Final Termination Date” means the date on which all of the obligations of the Company under all Finance Documents have been finally and indefeasibly discharged in full.

“Finance Documents” means:
(a)	this Agreement;

(b)	each Loan Agreement;

(c)	each Direct Agreement;

(d)	the Security Trust and Intercreditor Deed;

(e)	the Share Retention Agreement;

(f)	each Security Document;

(g)	each Fee Letter;

(h)	each Hedging Contract;

(i)	the Project Accounts Agreement;

(j)	the Claims Cooperation Agreement;

(k)	each Agent Deed of Adherence, and

(l)	the ERC Comfort Letter,
together with any other documents, agreements or other contracts designated as such from time to time by the Global Agent (acting on the instructions of the Lenders) and the Company.

“Finance Parties” means each Lender, the Global Agent, each Hedging Bank, each Account Bank and each Security Agent, and each such Party shall be a “Finance Party”.

“Financial Close” means the satisfaction (or waiver) in accordance with the terms of the Finance Documents of all conditions to the making (or as the context may require, the proposed making) of the first Disbursement of the DEG A Loan, DEG B Loan, DEG C Loan and the Proparco Loan.

“Financial Model” means the financial model provided to the Global Agent by the Company and audited by the Financial Model Auditor and as updated, amended, varied or supplemented from time to time in accordance with Clause 20 (Financial Model) in respect of the Project and including the Base Case.

“Financial Model Auditor” means Ernst & Young, London or another reputable international auditors’ firm, appointed by or on behalf of the Lenders with the consent of the Company (such consent not to be unreasonably withheld or delayed).

“Financial Plan” means the sources of financing for the Project as set out in Schedule 3 (Project Costs and Financial Plan).

“Financial Test” means any financial test prepared by the Company pursuant to Clause 19.3 (Preparation of Financial Tests).

“Financial Year” means the accounting year of the Company commencing each year on January 1 and ending on the following December 31, or such other period as the Company, with the consent of the Global Agent (acting on the instructions of the Lenders), from time to time designates as its accounting year.
“Financing Costs” means any of the following:
(a)	interest, fees and any other costs or expenses payable under the Finance Documents (excluding Shareholder Debt and any other Debt which is subordinated to the Facilities);

(b)	any Hedging Costs; and

(c)	any Tax in respect of any of the above.
“Financing Partners” means EIB and each of the relevant committing partners of EFP.

“Financing Principal” means principal amounts payable by the Company under the Finance Documents.

“First Repayment Date” means 15th December 2009.

“Fixed Interest Rate” means, in relation to any Loan the rate determined by the Lenders for a period up to the Final Repayment Date (as certified by the Global Agent acting on the instructions of the Lenders in the applicable Fixed Rate Loan) on the Quotation Day for the period of the Fixed Rate Loan as determined pursuant to Clause 9.4 (Fixed Rate Loans).

“Fixed Rate Break Costs” has the meaning given to such term in each Loan Agreement.

“Fixed Rate Loan” means a Loan on which the rate of interest is calculated in accordance with Clause 9.4 (Fixed Rate Loans).

“FMO” means Nederlandse Financierings Maatschappij voor Ontwikkelingslanden N.V..

“Force Majeure Event” means, in respect of any referenced or relevant Project Document, an event of force majeure (however defined) under such Project Document.

“Full Commercial Operation Date” is defined in the Power Purchase Agreement.

“GAAP” means the generally accepted accounting principles of the United States of America from time to time.

“Generation Licence” means the electric power production licence granted to the Company on 24th November 2000.

“Geothermal Licence” means the geothermal resources licence no. 1/99 granted to the Company on 4th March 1999.

“Global Policy” has the meaning given to such term in Clause 2.3 (Global Policy Provisions) of Schedule 12 (Insurance Requirements).

“GOK” means the Government of the Republic of Kenya.

“GOK Letter” means the letter issued by GOK to the Lenders, the Participants and the Company dated 1 August 2008.

“Governmental Parties” means:
(a)	the Offtaker in respect of the PPA, the PPA Direct Agreement, the KPLC Security Agreement and the KPLC Letter of Credit;

(b)	the Energy Regulatory Commission in respect of the Generation Licence, Geothermal Licence and ERC Comfort Letter;

(c)	the Department of Lands, Central Registry in respect of the Land Agreements;

(d)	the Commissioner of Lands in respect of the Acknowledgement of the Commission of Lands; and

(e)	the Ministry of Energy in respect of the GOK Letter.
“Grant” means Grant Number I.R. 85444 dated 8th February 2001 registered in the Land Titles Registry at Nairobi as Number 85444/1 and relating to Land Reference Number 12881/3 being the land delineated and described on Land Survey Plan Number 233899 deposited in the Survey Records Office at Nairobi (and annexed to the Grant).

“Hedging Bank” means, from time to time, any Person who becomes a party to the Security Trust and Intercreditor Deed as a Hedging Bank.

“Hedging Contract” means any ISDA Master Agreements and related Schedules and Confirmations or other hedging arrangement entered into between the Company and any Hedging Bank in accordance with the Hedging Policy.

“Hedging Costs” means all payments, fees, commissions, costs and expenses (other than Hedging Termination Costs) payable by the Company under any Hedging Contract.

“Hedging Policy” means the policy adopted by the Company, as approved by the Global Agent (acting on the instructions of the Lenders), taking into account the investment and operational plans and prospects of the Company, in respect of the Company’s interest rate positions under the Finance Documents.

“Hedging Proceeds” means, for any Calculation Period, the amounts received (or in respect of a future Calculation Period, projected to be received) by the Company during that Calculation Period pursuant to any Hedging Contract.

“Hedging Programme” means the programme agreed between the Company and the Global Agent (acting on the instructions of the Lenders) for carrying out the Hedging Policy, as reflected in the Hedging Contracts and the provisions of this Agreement.

“Hedging Termination Costs” means all costs payable under any Hedging Contract in connection with the termination or close out (whether partial or total ) of that Hedging Contract.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which such company or corporation is a Subsidiary.

“IFC” means the International Finance Corporation with its headquarters at 2121 Pennsylvania Avenue, NW Washington, DC 20433, USA.

“IFC Environmental, Health and Safety Guidelines” means the following guidelines issued by IFC:
(a)	the Environmental, Health and Safety Guidelines for Geothermal Power Generation dated April 30, 2007; and

(b)	the General Environmental Health and Safety Guidelines dated April 30, 2007, copies of which have been delivered to, and receipt of which has been acknowledged by, the Company and which are incorporated herein by reference.

“IFC Performance Standards” means those performance standards published by IFC on its website (www.ifc.org) which define clients’ roles and responsibilities for managing their projects, including requirements to disclose information.

“IFRS” means accounting principles and practices generally accepted internationally as published by the International Accounting Standards Board consistently applied.

“ILO” means International Labour Organisation with its headquarters at 4 Route des Morillions, CH-1211 Genève 33, Switzerland.

“ILO Core Labour Standards” means the core labour standards as set out in the ILO Conventions 29 and 105 (on Forced Labour), ILO Conventions 138 (on Minimum Age) and 182 (on Worst Forms of Child Labour), ILO Conventions 100 and 111 (on Non-Discrimination), and ILO Conventions 87 and 98 (on Freedom of Association and Collective Bargaining.

“Increased Costs” has the meaning given to such term in Clause 12.1(b) (Increased Costs).

“Information Memorandum” means the information memorandum relating to the Project prepared by the Company dated June 2007.

“Initial Operating Budget” means the Operating Budget set out in Schedule 8 (Initial Operating Budget).

“Insurance Advisor” means Moore-McNeil LLC or such other insurance advisor as the Global Agent (acting on the instructions of the Lenders) may appoint with the consent of the Company (such consent not to be unreasonably withheld or delayed).

“Insurance Proceeds” means all proceeds and amounts payable or paid to the Company in respect of any claim relating to the Project under any insurances and reinsurances (whether by way of claims, return of premia, ex gratia settlements or otherwise).

“Insurance Proceeds Accounts” has the meaning given to such term in the Project Accounts Agreement.

“Insurance Report” means a report prepared by the Insurance Advisor concerning the insurances to be maintained for the Project to be delivered pursuant to Paragraph 14(b) of Part 1 (Conditions of First Disbursement) of Schedule 2 (Conditions of Disbursement).

“Insurance Review” means the review of insurances and reinsurances relating to the Project to be prepared and delivered by the Company to the Global Agent and the Insurance Advisor pursuant to Clause 3.2(a)(iii) (Reporting Requirements) of Schedule 12 (Insurance Requirements) and substantially in the form attached hereto as Schedule 10 (Form of Insurance Review) and in such detail as the Global Agent or Insurance Advisor may reasonably require from time to time.

“Intellectual Property” means any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered, the benefit of all applications and rights to use such assets and all Related Rights.

“Interbank Market” means the London interbank market.

“Interest Payment Date” means 15th June and 15th December.

“Interest Period” in relation to a Facility has the meaning given to such term in the Loan Agreement relating to such Facility.

“Interim Financial Test” means a Financial Test prepared in accordance with Clause 19.5 (Calculation of Interim Financial Tests).

“Interim Proceedings” means any proceedings instituted or to be instituted by the Company seeking interim measures to prevent the Lenders (directly or acting through the Global Agent, Security Agent or any other agent) from enforcing the Security created pursuant to the Security Documents. For the avoidance of doubt, interim measures means measures that are not final.

“Kenya” means the Republic of Kenya.

“Kenyan Companies Act” means the Companies Act, Chapter 486 of the Laws of Kenya.

“Kenyan Debenture” means a debenture dated on or about the date of this Agreement governed by Kenyan law creating security by way of fixed and floating charge over all the assets of the Company.

“Kenyan Fixed Charge” means a fixed charge governed by Kenyan law created by way of supplemental security to the Kenyan Debenture.

“Kenyan Reinsurance Assignment Agreement” means a security agreement creating a Lien over any reinsurance placed in Kenya entered into by each Kenyan insurer in form and substance satisfactory to the Global Agent (acting on the instructions of the Lenders).

“Kenyan Security Documents” means:
(a)	the Kenyan Debenture;

(b)	the Kenyan Fixed Charge; and

(c)	each Kenyan Reinsurance Assignment Agreement.
“KfW” means Kreditanstalt für Wiederaufbau, a public law institution (Anstalt des Öffentlichen Rechts) having its seat at Palmengartenstrasse 5-9, 60325 Frankfurt am Main, Germany.

“KfW Bankengruppe” means KfW, DEG, KfW IPEX-Bank GmbH and such further entities as listed on the website of the KfW Bankengruppe (www.kfw.de).

“KPLC” means the Kenya Power & Lighting Company Ltd, a limited liability company established under the Electricity Act of Kenya.

“KPLC Letter of Credit” means the irrevocable letter of credit issued to the Company pursuant to Clause 2.1 of the KPLC Security Agreement substantially in the form required thereunder.

“KPLC Security Agreement” means the agreement called “Olkaria III Project Security Agreement” dated 19 January 2007 between KPLC and the Company.

“Kyoto Protocol” means the protocol to the UNFCCC adopted at the Third Conference of the Parties to the UNFCCC in Kyoto, Japan on 11 December 1997 as may be amended from time to time.

“Land Agreements” means the Grant, the Site Agreement and the Easements.

“Legal Reservations” means any principles of law which are set out or described in the legal opinions delivered to the Global Agent pursuant to Clause 4 (Conditions).

“Lender” means:
(a)	any Original Lender; and

(b)	any bank or financial institution which has become a Party hereto and to any Loan Agreement in accordance with Clause 27 (Changes to Lenders), and in each case which has not ceased to be a Party hereto in accordance with the terms of the Finance Documents.

“Lender KPLC Confirmation” means the letter from the Global Agent (acting on the instructions of the Lenders) substantially in the form of Schedule 28 (Form of Lender KPLC Confirmation).

“Lenders’ Cayman Counsel” means Conyers, Dill & Pearman or such other legal counsel as the Global Agent (acting on the instructions of the Lenders) may appoint with the consent of the Company (such consent not to be unreasonably withheld or delayed).

“Lenders’ Engineer” means Stone & Webster Management Consultants, Inc. acting together with GeothermEx or such other engineer or engineers as the Global Agent (acting on the instructions of the Lenders) may appoint with the consent of the Company (such consent not to be unreasonably withheld or delayed).

“Lenders’ Engineer Report” means the due diligence report prepared by the Lenders’ Engineer in respect of the Project and to be delivered to the Global Agent as a condition of first Disbursement in accordance with Paragraph 14(a) of Part 1 of Schedule 2 (Conditions of the First Disbursement), confirming that, inter alia, the technical, commercial and cost assumptions underlying the implementation of the Project and contained in the Base Case are reasonable.

“Lenders’ External Advisers” means the Lenders’ Engineer, the Insurance Advisor, the Market Consultant, the Financial Model Auditor, the Lenders’ Legal Counsel, the Lenders’ Kenyan Counsel, the Lenders’ New York Counsel, the Tax

Consultant, the Lenders’ Cayman Counsel and any other professional advisers appointed from time to time by any of the Finance Parties in connection with the Project with the consent of the Company (unless a Default has occurred and is continuing) (such consent not to be unreasonably withheld or delayed).
“Lenders’ Kenyan Counsel” means Walker Kontos or such other legal counsel as the Global Agent (acting on the instructions of the Lenders) may appoint with the consent of the Company (such consent not to be unreasonably withheld or delayed).

“Lenders’ Legal Counsel” means Trinity International LLP or such other legal counsel as the Global Agent (acting on the instructions of the Lenders) may appoint with the consent of the Company (such consent not to be unreasonably withheld or delayed).

“Lenders’ New York Counsel” means Becker, Glynn, Melamed & Muffly LLP or such other legal counsel as the Global Agent (acting on the instructions of the Lenders) may appoint with the consent of the Company (such consent not to be unreasonably withheld or delayed).

“Liability” means any loss, damage, cost, charge, claim, demand, expense, judgment, action, proceeding or other liability whatsoever (including, without limitation, in respect of Taxes).

“LIBOR” means in relation to any Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Global Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“Lien” means:
(a)	with respect to any property of any Person, any mortgage, lien, deed of trust, hypothecation, fiduciary transfer of title, assignment by way of security, pledge, charge, sale and lease-back arrangement, trust arrangement, or security interest or encumbrance of any kind in respect of such property, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any property of any kind (and a Person shall be deemed to own subject to a Lien any property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property);
(b)	any arrangement under which money or claims to, or for the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any Person; or

(c)	any other type of preferential arrangement having a similar effect.
“Liquidated Damages” means all sums payable to or received by or on behalf of the Company under or pursuant to any of the Project Documents as liquidated damages, together with all other amounts (including by way of set off or draw on any bond, guarantee or other performance security) payable to or received by the Company in lieu of such liquidated damages.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under any Facility or, as the context may require, the principal amount outstanding for the time being of that loan.

“Loan Agreements” means, together, the DEG A Loan Agreement, the DEG B Loan Agreement, the DEG C Loan Agreement and the Proparco A Loan Agreement, and “Loan Agreement” means any one of them.

“Loan Assignment and Security Agreement” means the loan assignment and security agreement dated on or about the date of this Agreement between the Company, the Shareholder, the Sponsor and the Offshore Security Agent.

“Long-term Debt” means that part of the Debt the final maturity of which, by its terms or the terms of any agreement relating to it, falls due more than one year after the date of its incurrence or measurement.

“Majority Lenders” means:
(a)	if there are no Loans then outstanding, at least two Lenders whose Commitments together aggregate more than 66 2/3% of the Total Commitments; or

(b)	at any other time, at least two Lenders whose participations in the Loans then outstanding together aggregate more than 66 2/3% of all the Loans then outstanding.
“Major Project Party” means any of the Company, the Sponsor, the Shareholder, the EPC Contractor, the Standby Operator and the Governmental Parties.

“Mandatory Cost” means the percentage rate per annum calculated by the Global Agent in accordance with Schedule 21 (Calculation of the Mandatory Cost).

“Margin” means 4.0% per annum.

“Market Consultant” means Mr Witold Teplitz-Sembitzky.

“Market Disruption Event” means:
(a)	at or about 11.00 am, London time, on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Global Agent to determine LIBOR for US Dollars for the relevant Interest Period; or

(b)	before close of business in London on the Quotation Day for the relevant Interest Period, the Company receives notification from the Global Agent that the cost to one or more Lenders of obtaining matching deposits in the London interbank market would be in excess of LIBOR.
“Material Adverse Effect” means the occurrence of any event or series of events which has or might reasonably be expected to have a material adverse effect on:
(a)	the condition (financial or otherwise), assets, operations, prospects or business of the Company or the Sponsor;

(b)	the ability of the Company or the Sponsor to comply with any of its obligations under the Principal Documents to which it is a party; or

(c)	the validity, legality, enforceability or effectiveness of any Finance Document or the rights or remedies of any Finance Party under any Finance Document.
“MIGA” means the Multilateral Investment Guarantee Agency, an international organisation organised and existing by virtue of its Convention among its member countries, including Kenya.

“MIGA Equity Guarantee” means a contract of guarantee dated 18 December 2007 (as it may be amended from time to time) entered into by MIGA and the Shareholder in respect of certain non-commercial risks relating to the Shareholders’ equity investment in the Company.

“MIGA Event” means any event which gives rise to a Claim (as defined in the Claims Cooperation Agreement) pursuant to the MIGA Equity Guarantee.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day (other than in respect of the Final Repayment Date under any Facility which shall, if it falls on the last day of a calendar month and such day is not a Business Day, end on the previous Business Day in that calendar month); and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.
“NEMA” means the National Environment Management Authority of the Republic of Kenya.

“New Lender” means any bank or financial institution to whom a Lender seeks to assign or transfer by novation all or part of such Lender’s rights, benefits and obligations under the Finance Documents in accordance with Clause 27 (Changes to Lenders).

“Non-Delay Liquidated Damages” means Liquidated Damages received by the Company under the terms of the Project Documents in respect of a failure by the relevant counterparty to the Project Document to perform rather than in respect of delay.

“Offshore Account Bank” has the meaning given to such term in the Project Accounts Agreement.

“Offshore Insurance Proceeds Account” has the meaning given to such term in the Project Accounts Agreement.

“Offshore Project Accounts” has the meaning given to such term in the Project Accounts Agreement.

“Offshore Revenue Account” has the meaning given to such term in the Project Accounts Agreement.

“Offtaker” means KPLC or the Successor Entity.

“Onshore Account Bank” means Barclays Bank of Kenya Limited or such other Kenyan bank as the Company and the Global Agent may agree (acting on the instructions of the Lenders).

“Onshore Security Agent” means the Person agreed between the Company and the Lenders and appointed by the Lenders to act as security trustee for and on behalf of the Finance Parties which executes an Agent Deed of Accession and becomes a party to this Agreement.

“Operating Budget” means, at any time, the then current operating budget, up-dated and/or varied from time to time in accordance with the terms of this Agreement, and setting out the operating budget and as reflected in the Financial Model.

“Operating Costs” means in relation to any period (without double counting):
(a)	amounts actually or (where the context requires Operating Costs to be calculated or determined on a projected basis) projected to be paid under any Project Document;

(b)	insurance premiums in respect of insurances in respect of the Project (other than any political risk insurances) actually or (where the context requires Operating Costs to be calculated or determined on a projected basis) projected to be paid during such period;

(c)	the costs of environmental monitoring actually or (where the context requires Operating Costs to be calculated or determined on a projected basis) projected to be paid pursuant to the Finance Documents during such period;

(d)	the Company’s administrative, accounting and professional costs actually or (where the context requires Operating Costs to be calculated or determined on a projected basis) projected to be paid during such period;

(e)	operating costs, fees and expenses set out in the Operating Budget;

(f)	other actual or (where the context requires Operating Costs to be calculated or determined on a projected basis) projected costs, fees and expenses set out in the current Financial Test in respect of such period (other than Debt Service Obligations during such period);

(g)	actual or (where the context requires Operating Costs to be calculated or determined on a projected basis) projected net amounts due from the Company under the Hedging Programme during such period (if any) (whether or not actually paid);

(h)	other actual or (where the context requires Operating Costs to be calculated or determined on a projected basis) projected amounts agreed between the Global Agent (acting on the instructions of the Lenders) and the Company to constitute Operating Costs during such period;

(i)	Taxes relating to any of the foregoing items excluding corporate income taxes;

(j)	minus, for the purposes of calculating EBITDA for such period only, if an amount was due to be paid by the Company in any other previous period but the Company failed to pay such amount and such amount remains unpaid, an amount equal to the amount of such payment, but excluding:
(k)	Financing Principal;

(l)	Financing Costs;

(m)	Hedging Termination Costs;

(n)	political risk insurance premium costs;

(o)	any Distribution; and

(p)	depreciation, non-cash charges, reserves, amortisation of intangibles and similar book-keeping entries.
“Operating Report” means the operating report to be prepared and delivered by the Company to the Global Agent substantially in the form attached as Schedule 9 (Form of Operating Report).

“Original Lender” means:
(a)	in relation to the DEG “A” Facility, DEG;

(b)	in relation to the Proparco “A” Facility, Proparco;

(c)	in relation to the DEG “B” Facility, DEG; and

(d)	in relation to the DEG “C” Facility, DEG.
“Original Participants” means FMO and EAIF.

“Oserian Contract” means the agreement dated 2 November 2005 between Oserian Development Company Limited and the Company pursuant to which, amongst other things, the Company makes a mixed flow of steam and/or non condensable gases available to Oserian Development Company Limited.

“Participant” means any person who acquires a Participation.

“Participation” means the interest of any Participant in the DEG “B” Facility or the DEG “C” Facility.

“Participation Agreement” means each agreement entitled “Participation Agreement” between DEG and the Participants.

“Partnership Agreement” means the partnership agreement between the Members of the African, Caribbean and Pacific Group of States, of the one part,

and the European Community and its Member States, of the other party, signed in Cotonou, Benin on 23 June 2000.
“Party” means any Person who is or becomes a party to this Agreement.

“Permitted Investments” has the meaning given to such term in the Project Accounts Agreement.

“Permitted Investors” means the Sponsor or any Subsidiary of the Sponsor which is wholly owned by the Sponsor and which satisfies all applicable know your customer requirements of the Finance Parties.

“Permitted Liens” means:
(a)	the Security;

(b)	Liens for any Tax, either secured by a bond or other reasonable security or not yet due or being contested in good faith and by appropriate proceedings, so long as:
(i)	such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of the Project, the Plant, the Site or any easements that are material to the ownership, operation or maintenance of the Project, as the case may be;

(ii)	title thereto or any interest therein and shall not interfere in any material respect with the use of the Project, the Plant, the Site or any easements that are material to the ownership, operation or maintenance of the Project;

(iii)	a bond or other reasonable security has been posted or provided in such manner and amount as to assure that any Taxes determined to be due will be promptly paid in full when such contest is determined; and

(iv)	adequate reserves have been provided therefor to the extent required by and in accordance with the Accounting Principles;
(c)	material men’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens, arising in the ordinary course of business or in connection with the development, construction, operation and/or maintenance of the Project, either for amounts not yet due or for amounts being contested in good faith and by appropriate proceedings so long as:
(i)	the Company reasonably determines that such proceedings shall not involve any substantial danger of the sale, forfeiture or loss of the Project, the Plant, the Site or any easements that are material to the ownership, operation or maintenance of the Project, as the case may be;
(ii)	title thereto or any interest therein and shall not interfere in any material respect with the use or disposition of the Project, the Plant, the Site or any easements that are material to the ownership, operation or maintenance of the Projects; and

(iii)	a bond or adequate cash reserves have been provided therefor to the extent required by and in accordance with the Accounting Principles;
(d)	Liens arising out of judgments or awards that would not otherwise constitute a Default hereunder so long as enforcement of such Lien has been stayed and an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate reserves, bonds or other reasonable security have been provided or are fully covered by insurance;

(e)	Liens, deposits or pledges to secure statutory obligations;

(f)	servitudes, easements, rights-of-way, restrictions, minor defects or irregularities in title and such other encumbrances or charges against real property or interests therein as of a nature generally existing with respect to properties of similar character and which do not in a material way interfere with the value or use thereof or the Company’s business, the Project, the Plant or the Site;

(g)	any Liens arising under CER Documents; and

(h)	any title exceptions as reflected in the title report referred to in paragraph 15 of Part 1 (Conditions of the First Disbursement) of Schedule 2 (Conditions of Disbursement).
“Permitted Loans” means any loans or other indebtedness listed in paragraphs (i) to (vi) of Clause 25.1(d) (Further Indebtedness).

“Person” means any natural person, corporation, partnership, firm, association, Authority or any other entity, whether acting in an individual, fiduciary or other capacity and their successors.

“Plant” means the 48 MW geothermal power plant, all related buildings, fixtures, plant, machinery and other equipment and installations on or at the Site.

“Political Event” has the meaning given to that term in the GOK Letter.

“PPA” or “Power Purchase Agreement” means the amended and restated power purchase agreement dated 19 January 2007 between the Company and the

Offtaker whereby the Offtaker has agreed to purchase the capacity and net electrical output of the Plant from the Company.
“PPA Direct Agreement” means the direct agreement entered or to be entered into on or about the date hereof among KPLC, the Company, the Global Agent and the Onshore Security Agent in respect of the PPA substantially in the form set out in Schedule 24 (Form of PPA Direct Agreement).

“Prepayment Premium” means in respect of any prepayment of the Available Facility (or part thereof):
(a)	if such prepayment is made before the date falling two (2) years following the expiry of the Availability Period, an amount equal to 2% of the amount prepaid;

(b)	if such prepayment is made after the date referred to in paragraph (a) above and before the date falling five (5) years following the expiry of the Availability Period, an amount equal to 1% of the amount prepaid; and

(c)	if such prepayment is made after the date referred to in paragraph (b) above, an amount equal to zero (0)% of the amount prepaid.
“Principal Documents” means the Finance Documents and the Project Documents.

“Prohibited Acts” means:
(a)	the offering, giving, receiving or soliciting of any improper advantage to influence the action of any person holding a public office or function or a director or employee of a public authority or public enterprise or a director or official of a public international organisation in connection with any procurement process or in the execution of any contract in connection with the Project; or

(b)	any act which improperly influences or aims improperly to influence the procurement process or the implementation of the Project to the detriment of the Company, including collusion between tenderers; or

(c)	to the extent not covered by paragraph (a) above, any act which constitutes or would constitute a corrupt practice within the meaning of the OECD Convention of 17 December 1997 on the fight against corruption of foreign public officials.
“Project” means the design, development, financing, construction, commissioning, ownership, completion, insurance, operation and maintenance of the Plant, the construction of all associated transmission and substation facilities and all related ancillary works on or off the Site.

“Project Accounts” has the meaning given to such term in the Project Accounts Agreement.

“Project Accounts Agreement” means the accounts agreement entered or to be entered into among, inter alia, the Company, the Offshore Account Bank, the Offshore Security Agent, Onshore Security Agent and the Global Agent, in respect of the administration, handling and operation of the Project Accounts and the granting of security in respect of the Offshore Project Accounts.

“Project Completion” means the occurrence of the Project Completion Date.

“Project Completion Date” means the date upon which all of the following conditions are satisfied:
(a)	the Full Commercial Operation Date has occurred under the PPA as notified to the Offtaker pursuant to Clause 7.10 (Plant Commercial Operations Tests) of the PPA and as certified by the Lenders’ Engineer;

(b)	testing and achievement of 90% of Contracted Plant Capacity (as defined in the PPA) in accordance with paragraph 3(b)(ii) of part A of Schedule 4 of the PPA;

(c)	upon a testing of the Equity to Total Assets Ratio pursuant to Clause 19 (Financial Calculations), it is not less than 0.25;

(d)	the Company has entered into a deed of conveyance, pursuant to which the Company shall have conveyed and transferred to KPLC all of its rights, title, and interest in, to, and under the Transmission Interconnector (as defined in the PPA), together with all technical drawings, data and material related to it and all intellectual property rights (registered, unregistered or registrable) necessary for KPLC to enjoy free and unencumbered use of it, free of charge and encumbrances, and with the benefit of any designers’ and manufacturers’ warranties;

(e)	the Company has received a certificate in respect of the Transmission Interconnector and other facilities specified in Part B of Schedule 2 of the PPA as contemplated by clause 7.2 of the PPA;

(f)	the Construction Warranty Agreement remains in full force and effect;

(g)	no Default, Force Majeure Event, Political Event, MIGA Event or Material Adverse Effect has occurred and is continuing;

(h)	all Authorisations necessary for the operation of the Project and the fulfillment of the obligations of each Major Project Party (other than the Governmental Parties) under each Principal Document to which it is a party are in place and in full force and effect except those Authorisations which:

(i)	the Company is not at such time required to have in relation to the Project;

(ii)	the Company has no reason to believe will not be granted at the time the Company will be required to have such Authorisation; and

(iii)	which would not result in a Material Adverse Effect if they were not obtained;
(i)	upon a testing of the Projected Debt Service Cover Ratio using an Interim Financial Test prepared pursuant to Clause 19.5(a) (Calculation of Interim Financial Tests) for the next two full Calculation Periods following the projected Project Completion Date, the Projected Debt Service Cover Ratio for each such period is not less than 1.3;

(j)	the Global Agent (acting on the instructions of the Lenders) is satisfied (including, if required, after consultation with the Lenders’ Engineer) that all actions required to complete the Project and to bring the Project into compliance with all Environmental and Social Requirements have been completed, or in the event of any non-compliance, either:
(i)	the Global Agent (acting on the instructions of the Lenders) has acknowledged that such non-compliance is not material; or

(ii)	the Company has prepared a written report detailing such non-compliance and setting out the Company’s proposals for:
(A)	appropriate corrective measures;

(B)	the timeframe for the implementation of such corrective measures;

(C)	the costs of such;

(D)	the source of funding for such;

(E)	such report to be in form and substance acceptable to the Global Agent (acting on the instructions of the Lenders);
(k)	all construction punch list items agreed with the Lenders’ Engineer have either been resolved to the satisfaction of the Lenders’ Engineer, or the Company has retained funds sufficient to complete such items; and

(l)	a certificate, duly executed by an Authorised Representative of the Company has been delivered to the Global Agent by the Company which certifies that each of the conditions referred to in paragraphs (a) through (n) above have occurred, and such certificate has been countersigned by the Global Agent (acting on the instructions of the Lenders) and the Lender’s Engineer.
“Project Costs” means all costs incurred prior to Financial Close comprising:
(a)	the design, engineering, equipment and construction costs of the Project, including all amounts payable;

(b)	interest, fees, legal and other transaction costs and expenses relating to the other items referred to in this definition, and other payments under any Hedging Contract or other Finance Document prior to the date of first Disbursement payable by the Company; and

(c)	Taxes relating to any of the foregoing costs,
provided that:
(i)	in respect of the Early Generation Facility and well drilling equipment costs incurred before the extension of the Plant from 13MW to 48MW, the costs referred to in paragraphs (a) to (c) (inclusive) above shall be limited to an amount not exceeding the amount (depreciated where relevant) identified in the latest (audited, if available) financial statements; and

(ii)	other than in respect of paragraph (i) above, the costs referred to in paragraphs (a) to (c) (inclusive) shall be identified in the Project Costs Report and shall, to the extent separately identified in the financial statements, not exceed the relevant amount in the latest (audited, if available) financial statements of the Company, other than in respect of Financing Costs incurred between Project Completion Date and first Disbursement Date,.
“Project Costs Report” means the report of the Company substantially in the form set out in Schedule 23 (Form of Project Costs Report).

“Project Documents” means:
(a)	the PPA;

(b)	the KPLC Security Agreement;

(c)	the Land Agreements;

(d)	the Standby O&M Agreement;

(e)	the Geothermal Licence;

(f)	the GOK Letter;

(g)	the Generation Licence;

(h)	the Construction Warranty Agreement;

(i)	the KPLC Letter of Credit,
together with any other documents, agreements or other contracts designated as Project Documents by the Company and the Global Agent (acting on the instructions of the Lenders).

“Projected Cashflow Available for Debt Service” means at any time and in respect of any Calculation Period, the Cashflow Available for Debt Service forecast to be available during that Calculation Period as evidenced by the then current Financial Test delivered pursuant to Clause 19 (Financial Calculations).

“Projected Debt Service Cover Ratio” means at any time and in respect of any Calculation Period, the ratio obtained by dividing:
(a)	Projected Cashflow Available for Debt Service in respect of that period; by

(b)	the aggregate of all Debt Service Requirements relating to all Facilities and all amounts payable in respect of all other Debt (excluding Shareholder Debt and any other Debt which is subordinated to the Facilities) which fall due during that Calculation Period, where, for the purposes of sub-paragraph (b) above, for the computation of interest payable during any period for which the applicable rate is not yet determined by the Global Agent in accordance with the Finance Documents, that interest shall be computed at the rate in effect at the time of the relevant date of calculation.

“Projected EBITDA” means at any time and in respect of any Calculation Period, Project Revenues forecast to be received during that Calculation Period less Operating Costs (and any other amounts which are payable in priority to any payments in respect of the Loans in accordance with the Project Accounts Agreement) which will or which are forecast to be or to fall due for payment during that period, as evidenced by the then current Financial Test delivered pursuant to Clause 19 (Financial Calculations).

“Project Reports” means, together, the Insurance Review, the Operating Report, the Annual Environmental and Social Monitoring Report and the Project Costs Report.

“Project Revenues” means, in relation to any period, all amounts received or (where the context requires Project Revenues to be calculated or determined on a projected basis) projected to be received by the Company during such period (on a cash basis or projected to be received in cash and without any duplication in counting) by way of:
(a)	all payments from the Offtaker pursuant to the PPA;

(b)	interest, including, without limitation, interest on the Project Accounts;

(c)	Insurance Proceeds arising from business interruption, loss of profit or loss of revenue;

(d)	net amounts due to the Company under the Hedging Programme;

(e)	amounts received as revenue from the sale of Certified Emission Reduction Certificates or other carbon credits in respect of the Project pursuant to any CER Documents;

(f)	other amounts of whatsoever nature which would be accepted by an auditor to be revenues attributable to the Project;

(g)	amounts received by the Company upon a disposal of assets of the Company;

(h)	other amounts agreed between the Global Agent (acting on the instructions of the Lenders) and the Company to constitute Project Revenues; and

(i)	amounts available to be released from the Debt Service Reserve Account on the Final Repayment Date for each Facility, provided that Project Revenues shall not include:
(i)	any amount otherwise projected to be received from any Person if, at the time such projection is made, such Person is in default of any payment obligation to the Company, unless the Global Agent (acting on the instructions of the Lenders) shall have otherwise agreed;

(ii)	Compensation Proceeds;

(iii)	Insurance Proceeds (except to the extent included under paragraph (c) above);

(iv)	interest or other investment income derived from funds held in the Equity Distribution Account; and

(v)	the proceeds of Disbursements under the Loan Agreements.
“Proparco” means Société de Promotion et de Participation pour la Coopération Economique.

“Proparco “A” Facility” means the “A” loan facility to be made available to the Company under the Proparco A Loan Agreement.

“Proparco “A” Lender” means:
(a)	the Original Lender under the Proparco “A” Facility; and

(b)	any New Lender under the Proparco “A” Facility,
and in each case which has not ceased to be a Party hereto in accordance with the terms of the Finance Documents.

“Proparco A Loan Agreement” means the loan agreement between the Company, the Global Agent and Proparco in relation to the Proparco Loans.

“Proparco Loan” means a Loan made by Proparco under the Proparco “A” Facility.

“Pro Rata Share” means:
(a)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(b)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(c)	if the Total Commitments have been cancelled, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled.
“Prudent Electrical Practice” has the meaning given to such term in the Construction Warranty Agreement.

“Prudent Operating Practice” has the meaning given to such term in the PPA.

“Prudent Utility Practices” means Prudent Operating Practice and Prudent Electrical Practice.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two Business Days before the first day of that period, unless market practice differs in the London interbank market for a currency, in which case the Quotation Day for that currency will be determined by the Global Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, in relation to LIBOR and Mandatory Cost the principal London offices of Deutsche Bank, HSBC Bank Plc and Barclays Bank

Plc or such other banks as may be appointed by the Global Agent (acting on the instructions of all the Lenders) in consultation with the Company.
“Reinsurance Assignment Agreement” means an English Reinsurance Assignment Agreement or Kenyan Reinsurance Assignment Agreement as the case may be.

“Related Rights” means, in relation to any asset,
(a)	the proceeds of sale of any part of that asset;

(b)	all rights under any easement, right of way, licence, agreement for sale or agreement for lease in respect of that asset;

(c)	all rights, benefits, claims, contracts, warranties, remedies, security, indemnities or covenants for title in respect of that asset; and

(d)	any moneys and proceeds paid or payable in respect of that asset.
“Relevant Insurance Proceeds” has the meaning given to such term in Clause 8.2 (Mandatory Prepayment of Insurance Proceeds and Compensation Proceeds).

“Repayment Date” means any date upon which the Company shall be obligated to make any scheduled repayment of principal under any Facility in accordance with the repayment schedule set out in the relevant Loan Agreement, commencing with the First Repayment Date and on each subsequent Interest Payment Date, it being the intention that Interest Payment Dates and Repayment Dates should coincide commencing with the First Repayment Date.

“Required Debt Service Reserve Amount” means in respect of a Calculation Date:
(a)	100% of the Debt Service Requirement in respect of all Facilities falling due on the next Interest Payment Date; plus

(b)	50% of the Debt Service Requirement in respect of all Facilities falling due on the Interest Payment Date immediately subsequent to the Interest Payment Date referred to in paragraph (a) above.
“Required Well Drilling Reserve Amount” has the meaning given to such term in the Project Accounts Agreement.

“Revenue Accounts” means, together, the Offshore Revenue Account and the Onshore Revenue Account.

“Screen Rate” means the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Global Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.
“Security” means the security interests from time to time constituted by or pursuant to, or evidenced by the Security Documents.

“Security Agent” means either the Offshore Security Agent or the Onshore Security Agent and “Security Agents” means both such Persons.

“Security Documents” means:
(a)	the Kenyan Security Documents;

(b)	the English Security Documents;

(c)	the Cayman Share Charge;

(d)	the Loan Assignment and Security Agreement;

(e)	the Project Accounts Agreement; and

(f)	any other documents, agreements or other contracts which constitute security for the Debt Service Obligations or any other obligations owed by the Company to the Finance Parties from time to time.
“Security Trust and Intercreditor Deed” means the agreement so titled among the Company, the Security Agents, the Global Agent, DEG, Proparco, the Shareholder, the Sponsor, the Account Banks, and each Hedging Bank pursuant to which, amongst other things, the Security Agents are appointed as trustees of the Finance Parties to hold the benefit of the Security on trust for the Finance Parties.

“Share” means any share in the capital of the Company of whatever class (including ordinary shares and preference shares, and any other form of legal, beneficial or economic ownership interest) to the extent such class of shares or such interest is permitted by the Company’s constitutive documents as of the date hereof.

“Shareholder” means Ormat Holding Corp. or any other holder of the Shares.

“Shareholder Debt” means any loan or equity investment in the Company by the Shareholder or the Sponsor which shall be subordinated to the Facilities pursuant to the Security Trust and Intercreditor Deed or otherwise on terms satisfactory to the Global Agent (acting on the instructions of all the Lenders).

“Share Retention Agreement” means the share retention agreement entered into or to be entered into by, amongst others, the Company, the Sponsor, Ormat Technologies Inc., the Global Agent and Lenders.

“Shillings” or “K.Sh” means the lawful currency from time to time of the Republic of Kenya.

“Short-term Debt” means all Debt other than Long-term Debt.

“Site” means the site on which the Plant is located as shown on the plan in Schedule 22 (Site Plan).

“Site Agreement” means the site agreement for Olkaria III Geothermal Project dated 5th November 1998 between GOK and the Company.

“Sponsor” means Ormat International Inc. in its capacity as the indirect controlling shareholder of the Company.

“Standby O&M Agreement” means the agreement entered into by the Global Agent, the Company and the Standby Operator dated on or about the date of this Agreement.

“Standby Operator” means the Sponsor or other Person agreed by the Global Agent (acting on the instructions of the Lenders) which provides the operation and maintenance services pursuant to the Standby O&M Agreement.

“Subsidiary” means with respect to any Person, any entity:
(a)	over fifty per cent (50%) of whose capital is owned, directly or indirectly, by that Person;

(b)	for which that Person may nominate or appoint a majority of the members of the board of directors or such other body performing similar functions; or

(c)	which is otherwise effectively under the Control of that Person;

(d)	and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to Control the composition of its board of directors or equivalent body, whether through the ownership of voting securities, by contract or otherwise.
“Substitute Standby Operator” has the meaning given to such term in Clause 26.1(c) (Cross Default).

“Successor Entity” means any entity that either:
(a)	becomes a successor to the KPLC; or

(b)	assumes any or all of the obligations of the Offtaker as a result of any corporate restructuring.

“Tax” means any tax, levy, impost, duty, contribution, contribution, fee, fine or other charge or withholding of a similar nature (including any related penalty or interest).

“Tax Consultant” means Price Waterhouse Coopers, Kenya, or such other accountancy firm acceptable to the Global Agent (acting on the instructions of the Lenders).

“Tax Credit” means a credit against any Tax or any relief or remission for Tax (or its repayment).

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means a payment made by the Company to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by the Company in respect of Tax under any Finance Document.

“Technical Assumptions” means the technical assumptions in the Financial Model and as set out in Schedule 7 (Technical Assumptions) as amended in accordance with this Agreement.

“Termination Payments” means any payment made to the Company in respect of the termination of the PPA and/or the purchase of the Plant in accordance with the GOK Letter.

“Total Commitments” means, at any time, the aggregate of all Available Commitments of all Lenders under this Agreement and the Loan Agreements.

“Transfer” means any withdrawal, payment or transfer from one Project Account to another or to a Person in accordance with the Project Accounts Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed among the Global Agent (acting on the instructions of the Lenders), the Company and, as applicable in relation to each Loan Agreement, the DEG “A” Lenders, the DEG “B” Lenders, the DEG “C” Lenders or the Proparco “A” Lenders as the case may be.

“Transfer Date” means, in relation to a transfer of any Lender’s rights or obligations under a Facility, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Global Agent executes the Transfer Certificate.
“True-Up Amount” has the meaning given to that term in Clause 5.5 (True-Up Disbursements).

“True-Up Disbursement” means a Disbursement made pursuant to Clause 5.5 (True-Up Disbursements).

“UNFCCC” means the United Nations Framework Convention on Climate Change.

“Unpaid Sum” means any sum due and payable but unpaid by the Company under the Finance Documents.

“US$” or “US Dollars” means the lawful currency of the United States of America from time to time.

“VAT” means value-added tax as provided for in the Kenyan Added Tax Statute, and any other tax of a similar nature whether of the Republic of Kenya or elsewhere.

“Well Drilling Reserve Account” has the meaning given to such term in the Project Accounts Agreement.

“Working Capital” means, on any date, the Company’s Current Assets less its Current Liabilities.

1.2	Construction
(a)	Any reference in this Agreement to:
(i)	a document being in “agreed form” means that document in the form initialed by the Global Agent (acting on the instructions of the Lenders) and the Company prior to the date of the first Drawdown Request issued hereunder;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	“disposal” shall be construed as any sale, transfer, conveyance, assignment, grant, lease, licence, declaration of trust or other disposal whether voluntary or involuntary and “dispose” and “disposal” shall be construed accordingly;

(iv)	the “equivalent” on any date in one currency (the “first currency”) of an amount denominated in another currency (the “second currency”) is a reference to the amount of the first currency which could be purchased with the amount of the second currency at the average of the spot rates of exchange quoted by the Reference Banks to the Global Agent at or about 11.00 a.m. Frankfurt time on such date for the purchase of the first currency with the second currency;

(v)	a “Principal Document” or any other agreement, document or instrument is a reference to that Principal Document or other agreement, document or instrument as amended, varied, novated, replaced or supplemented from time to time in accordance with the terms of the Finance Documents or as may otherwise have been amended prior to the date of this Agreement;

(vi)	“including” shall be construed as including, without limitation;

(vii)	a “law” shall be construed as any law (including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (in respect of Increased Costs, whether or not having the force of law but otherwise being of a type which any Person to which it applies is required (or chooses) to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;

(ix)	the “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(x)	a Party or other Person includes its successors in title, permitted assigns and permitted transferees;

(xi)	a provision of law is a reference to that provision as amended or re-enacted from time to time; and

(xii)	a Project Account includes any sub-accounts into which such Project Account may be divided in accordance with any Finance Document and any accounts (and sub-accounts) opened by any successor Account Bank, in each case as each such Project Account may be renewed, redesignated or renumbered from time to time.
(b)	Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default other than an Event of Default will be deemed to be “continuing” if it has not been remedied (or a course of remedial action (if any) agreed with the Global Agent (acting on the instructions of the Lenders) is being undertaken as agreed) or waived and an Event of Default will be deemed to be “continuing” if it has not been waived.

(e)	In the case of any conflict between the terms of this Agreement and the terms of any other Finance Document, the terms of this Agreement shall prevail.
1.3	Financial Calculations
(a)	All financial calculations to be made under, or for the purposes of, this Agreement and any other Finance Document shall be determined in accordance with the Accounting Principles and, except as otherwise required to conform to any provision of this Agreement, shall be calculated from the then most recently issued quarterly financial statements which the Company is obligated to furnish to the Global Agent under Clause 16.1(a) (Quarterly Information).

(b)	Where quarterly financial statements are used for the purpose of making certain financial calculations and those statements are with respect to the last quarter of a Financial Year then those calculations may instead be made from the audited financial statements for the relevant Financial Year delivered to the Global Agent in accordance with Clause 16.1(b) (Annual Information).

(c)	If any Material Adverse Effect has occurred with respect to the Company’s financial condition after the end of the period covered by the financial statements used to make the relevant financial calculations, including those contained in Financial Tests, that Material Adverse Effect shall, to the extent reasonably practicable, also be taken into account in calculating the relevant figures.

1.4	Third Party Rights

Unless the contrary intention appears:
(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of any Finance Document; and

(b)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement.
2	FACILITIES

2.1	General

12.698% of the proposed financing will be provided by EIB acting on behalf of the European Community from the investment facility resources made available by the European Community under the Partnership Agreement.

2.2	Finance Parties’ Rights and Obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Company shall be a separate and independent debt.
3	PURPOSE

3.1	Purpose

Subject to the terms and conditions of each Loan Agreement and this Agreement, the Company shall apply all amounts borrowed by it under any Facility as follows:
(a)	towards payment of any Project Costs; and

(b)	towards the repayment or refinancing of Project Costs, in accordance with Clause 5.5 (True-up Disbursements).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to any Finance Document.

4	CONDITIONS

4.1	Conditions of First Disbursement
(a)	The Company may not deliver the first Drawdown Request unless each of the Lenders and Participants has notified the Global Agent that:
(i)	all of the documents listed in Part 1 of Schedule 2 (Conditions of the First Disbursement) have been delivered to the Global Agent in form and substance satisfactory to the Lenders and Participants; and

(ii)	all other conditions of Disbursement in Part 1 of Schedule 2 (Conditions of the First Disbursement) have been fulfilled to the satisfaction of the Lenders and Participants, (in consultation with any of the Lenders’ External Advisors, as the case may be) or such conditions have been waived pursuant to Clause 4.4 (Waiver of Conditions of Disbursement).
(b)	Each Lender and Participant shall give each such notification referred to in Clause 4.1(a)(i) (Conditions of First Disbursement) and Clause 4.1(a)(ii) (Conditions of First Disbursement) above to the Global Agent as soon as reasonably practicable after its determination of satisfaction or its issuance of a waiver pursuant to Clause 4.1(a)(i) (Conditions of First Disbursement) or Clause 4.1(a)(ii) (Conditions of First Disbursement) above (as the case may be), and the Global Agent shall promptly thereafter notify the Company and each other Lender of such notification.
4.2	Conditions of Each Disbursement
(a)	The obligation of each Lender to make or participate in each Disbursement under any Facility is subject to the further conditions precedent that, on the date of the relevant Drawdown Request and on the proposed Disbursement Date, the conditions listed in Part 2 of Schedule 2 (Conditions of All Disbursements) have been:
(i)	satisfied in form and substance satisfactory to each Lender and each Participant (as notified to the Global Agent by each Lender and each Participant), in consultation with any of the Lenders’ External Advisors, as the case may be; or

(ii)	waived pursuant to Clause 4.4 (Waiver of Conditions of Disbursement).
(b)	Each Lender and Participant shall give each such notification referred to in Clause 4.2(a) (Conditions of Each Disbursement) above to the Global Agent as soon as reasonably practicable after its determination of satisfaction or its issuance of a waiver pursuant to Clause 4.2(a)(ii) (Conditions of Each Disbursement) above, and the Global Agent shall promptly thereafter notify the Company and each other Lender of such notification.
4.3	Conditions of Second Disbursement
(a)	In addition to the conditions set out in Clause 4.2 (Conditions of Each Disbursement), the Company may not deliver the second Drawdown Request unless the Global Agent shall have received in form and substance satisfactory to the Lenders and the Participants:
(i)	financial statements and other information for the Company for its Financial Year ended 31 December 2008 in accordance with Clauses 16.1(b) (Annual Information) and 16.2 (Requirements as to Financial Statements); and

(ii)	a Project Costs Report in respect of Project Costs incurred in the period up to Financial Close countersigned by the Lenders’ Engineer in the form set out therein, in relation to Project Costs.
(b)	Each Lender and Participant shall notify the Global Agent as soon as reasonably practicable of its determination of satisfaction under Clause 4.3(a) (Conditions of Second Disbursement).
4.4	Waiver of Conditions of Disbursement
(a)	Any waiver of any condition of Disbursement under Clause 4.1 (Conditions of First Disbursement), Clause 4.2 (Conditions of Each Disbursement) or Clause 4.3 (Conditions of Second Disbursement) shall only be binding on the Company and all of the Lenders if approved in writing by all of the Lenders and the Participants.

(b)	If any condition of Disbursement set out in Schedule 2 (Conditions of Disbursement) is requested to be waived in respect of any Drawdown Request, the Global Agent shall, promptly upon receiving such a request, inform each of the Lenders of such a request and each Lender and each Participant shall, promptly following the receipt of such notice, notify the Global Agent in writing whether or not it consents to the waiver of such condition of Disbursement.

(c)	The Global Agent shall promptly inform each Lender and the Company of any waiver agreed to by any Lender or Participant under this Clause 4.4 (Waiver of Conditions of Disbursement).
4.5	Suspension or Cancellation by Lenders
(a)	The Global Agent (acting on the instructions of the Lenders) may, by notice to the Company, with a copy to each Lender, suspend or cancel the right of the Company to request Disbursements from all Lenders (including pending Disbursements from all Lenders) or suspend or cancel the whole or any part (provided such partial suspension or cancellation is made pro rata to the Available Commitment under each of the Facilities) of the undisbursed portion of all Loans requested by the Company to be made under the Loan Agreements:
(i)	in connection with Financial Close, if the Global Agent has not received a valid Drawdown Request in respect of which all conditions of Disbursement have been satisfied by the end of the Availability Period (or such other later date as the Global Agent (acting on the instructions of the Lenders) agrees);

(ii)	if at any time any Event of Default has occurred and is continuing or if the Event of Default specified in Clause 26.1(h) (Expropriation) is, in the reasonable opinion of the Global Agent (acting on the instructions of the Lenders), imminent; or

(iii)	if a Material Adverse Effect has occurred,
provided that
(A)	the undisbursed portion of any Facility may not be cancelled upon less than five (5) days’ prior notice to the Company in respect of the occurrences under paragraph (a)(ii) or upon less than ninety (90) days’ notice in respect of the occurrences under paragraph (a)(iii) above, unless in the opinion of the Global Agent (acting on the instructions of the Lenders), the Finance Parties’ rights or interests under the applicable Loan Agreement would be jeopardized or prejudiced by such delay; and

(B)	the right of the Company to request a Disbursement may be suspended immediately upon the occurrence of the events listed in paragraph (a)(i) to (iii) (inclusive) above.
(b)	Upon the giving of any such notice, the right of the Company to request any further Disbursement or receive the undisbursed portion of any Loan requested to be made shall be suspended or cancelled, as the case may be. The exercise by the Global Agent (acting on the instructions of all

Lenders) of its right of suspension shall not preclude the Global Agent (acting on the instructions of all Lenders) from exercising its right of cancellation, either for the same or any other reason specified in this Clause 4.5 (Suspension or Cancellation by Lenders), and any suspension under this Clause 4.5 (Suspension or Cancellation by Lenders) shall not limit any other provision of this Agreement.

(c)	Upon any cancellation of the right to request Disbursements or the undisbursed portion of all Loans (or part thereof), the Company shall pay to the relevant Lender or the Lenders all fees and other amounts accrued (whether or not then due and payable) under this Agreement and the other Finance Documents (for the avoidance of doubt, other than principal and interest outstanding on any disbursed Loan which is not then otherwise due and payable) up to the date of that cancellation and the Available Commitments of the Lenders under the relevant Loan Agreement shall be cancelled accordingly.

(d)	Any undisbursed portion of a Loan that is cancelled under this Clause 4.5 (Suspension or Cancellation by Lenders) may not be reborrowed.

(e)	In the case of partial cancellation of a Loan pursuant to paragraph (a) above, interest on the amount of the Loan which remains outstanding shall be payable as provided in the relevant Loan Agreement.

(f)	Any undisbursed amount under any Facility shall, for the avoidance of doubt, be cancelled if not disbursed by the last day of the Availability Period.
4.6	Participation Agreement

Notwithstanding any other provision of this Agreement, no DEG B Lender and no DEG C Lender are obliged to make any Disbursement under the DEG “B” Facility or DEG “C” Facility respectively, except to the extent that the DEG B Lenders and DEG C Lenders shall have received from the Participants, in immediately available funds, funds for that Disbursement in accordance with the Participation Agreements.

5	DISBURSEMENT

5.1	Delivery of a Drawdown Request

Subject to Clause 4 (Conditions), the Company may utilise the Facilities by delivery to the Global Agent of a duly completed and executed Drawdown Request (and any related documentation required under the terms of this Agreement or the relevant Loan Agreement) by no later than 11:00 a.m. (Frankfurt time) no later than fifteen (15) Business Days prior to the proposed Disbursement Date for the Loans.

5.2	Completion of a Drawdown Request
(a)	Each Drawdown Request is irrevocable and will not be regarded as having been duly delivered, completed and executed unless:
(i)	the proposed Disbursement Date under each such Drawdown Request is the same day for each Facility and is a Business Day within the Availability Period relating to each such Facility, provided that if such day is not a Business Day, the relevant Disbursement Date shall be the next Business Day within the Availability Period;

(ii)	in respect of the first Drawdown Request only, the proposed total aggregate amount of all Disbursements requested under the Drawdown Request is no more than ninety million US Dollars (US$90,000,000);

(iii)	the amount of the Disbursement under each of the Facilities requested in a Drawdown Request shall be pro rata to the Available Commitment under each of the other Facilities.
(b)	Only one Loan per Facility may be requested in each Drawdown Request (and in the case of the DEG Loans, consisting of a DEG “A” Loan, a DEG “B” Loan and a DEG “C” Loan, as applicable).
5.3	Making of Loans

If the conditions set out in Clause 4 (Conditions) have been met, each Lender shall make its Loan or, as applicable, its participation therein, available on the proposed Disbursement Date in accordance with the relevant Loan Agreement and pro rata to the Available Commitment under each of the other Facilities; provided that, for the avoidance of doubt, in the event that the Global Agent (acting on the instructions of the Lenders) issues a notice of suspension or cancellation with respect to any Disbursement or any Loan under Clause 4.5 (Suspension or Cancellation by Lenders) then each Lender shall not be required to make any Disbursement in respect of which a Drawdown Request has been issued.

5.4	Delay of Loan

No Finance Party shall be responsible for any delay in the making of any Loan as a result of the request of the Global Agent (acting on the instructions of the Lenders) or any Lender’s request for any information and/or clarification it requires in confirming that the Company has satisfied any condition for the making of a Disbursement set out in Clause 4 (Conditions) in respect of any Drawdown Request.

5.5	True-up Disbursement
(a)	Subject to the terms of this Clause 5.5 (True-up Disbursement), in respect of any Drawdown Request, the Company may apply the proceeds of the requested Loans to repay or refinance that amount of Project Costs incurred prior to the Project Completion Date (the “True Up Amount”) and evidenced by a Project Costs Report (“Evidenced Project Costs”) either by way of:
(i)	payment to the Shareholder as a Distribution of an amount no greater than the True-up Amount; and/or

(ii)	a refund or repayment to the Shareholder in cash of an amount no greater than the True-up Amount in respect of Evidenced Project Costs incurred by the Shareholder,
(b)	The Company may only submit a Drawdown Request in respect of a Distribution, refund or repayment under paragraph (a) above provided that:
(i)	the relevant conditions in Clause 4 (Conditions) are satisfied in accordance with Clause 4 (Conditions); and

(ii)	it prepares and delivers an Interim Financial Test in accordance with Clause 19.4 (Interim Financial Tests) and using the Assumptions projected forward as necessary which demonstrates that on the proposed Disbursement Date after paying the True Up Amount by way of a Distribution, refund or repayment, the Debt to Equity Ratio will not exceed 3.0:1 and the Equity to Total Assets Ratio will not be less than 0.25;
(c)	The Financial Test delivered pursuant to Clause 5.5(b) (True-up Disbursement) above shall be subject to review by the Global Agent (acting on the instructions of the Lenders) in accordance with the provisions of Clauses 19.6 (Changes Required by Lenders) and 19.7 (Revised Financial Test) and, if the Global Agent (acting on the instructions of the Lenders) requires any change to be made to such updated Financial Test, the Company shall not request that any Transfer to the Equity Distribution Account is made unless and until such matter has been finally resolved in accordance with Clauses 19.6 (Changes Required by Lenders) and 19.7 (Revised Financial Test).

(d)	Following the final determination of the Financial Test pursuant to Clause 5.5(c) (True-up Disbursement) above (provided such Financial Test demonstrates satisfaction with the ratios referred in Clause 5.5(b)(ii) (True-up Disbursement), the Company may request a Transfer to the Equity Distribution Account of the Transfer Amount (or such smaller amount as is evidenced by the Financial Test) to be made on the Distribution Date only if the Company on the proposed Distribution Date, certifies to the Global Agent in writing that no Default has occurred and is continuing or will occur as a result of the proposed Transfer.
6	REPAYMENT

6.1	Repayment of Loans

The Company shall repay the Loans in accordance with the repayment schedule set out in Schedule 11 (Repayment Schedule) on each Repayment Date, the first principal payment of which shall be due on the First Repayment Date, with a final installment of the remaining balance under each Loan to be paid no later than the Final Repayment Date.

6.2	Reborrowing

The Company may not reborrow any part of any Facility which is repaid or prepaid.

6.3	Other Debt Service Obligations

Debt other than the Loans shall be paid at the times, in the manner and on the terms provided in the respective agreement governing such other Debt subject to compliance with the terms of this Agreement and the other Finance Documents.

7	VOLUNTARY PREPAYMENT AND CANCELLATION

7.1	Voluntary Cancellation
(a)	The Company may, prior to the end of the Availability Period, if it gives the Global Agent not less than 42 days’ prior notice (or such shorter period as the Global Agent (acting on the instructions of the Lenders) may agree), cancel the whole or any part of the Available Facility under each of the Loan Agreements.

(b)	Except for any cancellation made under Clause 7.3 (Right of Repayment and Cancellation in Relation to a Single Lender) or Clause 8.1 (Mandatory Prepayment due to Illegality) any cancellation under this Clause 7.1 shall reduce the relevant Available Commitments of each of the Lenders under the Facilities pro rata.

(c)	Any cancellation made pursuant to this Clause 7.1 (Voluntary Cancellation) shall be subject to a cancellation fee equal to 1% of the amount cancelled payable on the next occurring Interest Payment Date unless such cancellation is in respect of that part of the Available Facility which exceeds the aggregate amount of Project Costs which are financed or refinanced in accordance with Clause 3.1 (Purpose) and Clause 5.5 (True-up Disbursements) and which represent the total cost of the Project included up to Project Completion Date.
7.2	Voluntary Prepayment
(a)	Subject to Clause 7.4 (Restrictions), the Company may, if it gives the Global Agent not less than thirty (30) days’ prior notice (or such shorter period as the Global Agent (acting on the instructions of the Lenders) may agree), prepay on an Interest Payment Date the whole or any part of the Loans; provided that if the prepayment constitutes only part of the Loans, such prepayment shall be in a minimum amount of ten million US Dollars (US$10,000,000) in the aggregate for all of the Loans.

(b)	Except for any prepayment made under Clause 7.3 (Right of Repayment and Cancellation in relation to a single Lender) and Clause 8.1 (Mandatory Prepayment due to Illegality) any prepayment under this Clause 7.2 shall be applied against each of the Loans pro rata to the respective principal amounts outstanding and shall satisfy the obligations of the Company under Clause 6.1 (Repayment of Loans) in respect of each Loan on a pro rata basis.
7.3	Right of Repayment and Cancellation in Relation to a Single Lender
(a)	If:
(i)	any sum payable to a Lender is required to be increased under Clause 11.1 (Gross-up); or

(ii)	the Company is required to make a Tax Payment or Tax Deduction; or

(iii)	any Lender claims indemnification from the Company under Clause 12.1 (Increased Costs) or Clause 11.2 (Tax Indemnity),
the Company may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Global Agent thirty (30) days’ notice of:
(A)	its intention to procure the repayment of, as applicable:
(I)	that Lender’s Loans; or

(II)	that Lender’s participation in the relevant Loans; or

(III)	that portion of the Loans (or a participant’s share in the Loans) to which the Tax Payment, Tax Deduction or claim for indemnification relates; and

(B)	cancellation of, as applicable:
(I)	if the repayment is pursuant to Clause 7.3(a)(A)(I) (Right of Repayment and Cancellation in Relation to a Single Lender) above, the relevant Commitment of the Lender; or

(II)	if the repayment is pursuant to Clause 7.3(a)(A)(II) or 7.3(a)(A)(III) (Right of Repayment and Cancellation in Relation to a Single Lender) above, that proportion of the Commitment which is equal to the proportion which the repaid amount bears to the Lender’s total outstanding Loans (or a participant’s share in the Loans) immediately before the date of repayment.
(b)	On receipt of a notice referred to in paragraph (a) above:
(i)	if the repayment is pursuant to Clause 7.3(a)(A)(I) (Right of Repayment and Cancellation in Relation to a Single Lender) above, the relevant Commitment of the Lender shall be immediately reduced to zero; or

(ii)	if the repayment is pursuant to Clauses 7.3(a)(A)(II) or 7.3(a)(A)(III) (Right of Repayment and Cancellation in Relation to a Single Lender) above, that proportion of the Lender’s Commitment which is equal to the proportion which the repaid amount bears to that Lender’s total outstanding Loans immediately before the date of repayment shall be cancelled and such proportion shall be immediately reduced to zero.
(c)	On the Interest Payment Date which follows the Interest Period in which the Company has given notice under Clause 7.3(a) (Right of Repayment and Cancellation in Relation to a Single Lender) above, the Company shall repay as applicable:
(i)	that Lender’s Loans; or

(ii)	that Lender’s participation in the relevant Loans; or

(iii)	that portion of the Loans (or a participant’s share in the Loans) to which the Tax Payment, Tax Deduction or claim for indemnification relates.
(d)	Subject to paragraph (e) below, any prepayment under this Clause 7.3 (Right of Repayment and Cancellation in Relation to a Single Lender) will be subject to the payment of Break Costs (if any) and Fixed Rate Break Costs (if any) but otherwise without premium or penalty.

(e)	If any Tax Payment or Tax Deduction referred to in Clause 7.3(a)(i) or 7.3(a)(iii) (Right of Repayment and Cancellation in Relation to a Single Lender) is made or required to be made in relation to payments made or due to the Original Participants (or either of them), the prepayment and cancellation referred to in Clause 7.3(a) (Right of Repayment and Cancellation in Relation to a Single Lender) will not be required to satisfy the conditions set out in Clauses 7.1 (Voluntary Cancellation) and 7.2 (Voluntary Prepayment) but shall be subject to the payment of the Prepayment Premium, Break Costs (if any) and Fixed Rate Break Costs (if any).
7.4	Restrictions
(a)	Any notice of cancellation or prepayment given by the Company under this Clause 7 (Voluntary Prepayment and Cancellation) shall be irrevocable, shall be made no later than thirty (30) days before an Interest Payment Date and, unless a contrary indication appears in this Agreement, shall specify the amount of that cancellation or prepayment.

(b)	Subject to Clause 7.3 (Right of Prepayment and Cancellation in Relation to a Single Lender), any prepayment made under this Clause 7 (Voluntary Prepayment and Cancellation) shall be made together with accrued interest on the amount prepaid and any applicable Break Costs, any applicable Fixed Rate Break Costs, any Prepayment Premium and any other amounts which may be due to the relevant Lender under the relevant Finance Documents.

(c)	The Company may not reborrow any part of any Facility which is prepaid and may not reinstate any amount of any Facility cancelled pursuant to this Clause 7 (Voluntary Prepayment and Cancellation).

(d)	The Company shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement and the relevant Loan Agreement.
8	MANDATORY PREPAYMENTS

8.1	Mandatory Prepayment due to Illegality

If it becomes unlawful in any jurisdiction for a Lender (or any participant in that Lender’s Facility) to perform any of its obligations under any Facility or to fund any Loan, or as applicable, its share or participation in any Loan:
(a)	the relevant Lender shall promptly notify the Global Agent and the Company upon becoming aware of that event;

(b)	upon the relevant Lender notifying the Company of such event, in accordance with paragraph (a) above, the Commitment of that Lender (or the participant’s participation) will be immediately cancelled; and

(c)	the Company shall repay or prepay the share of that Lender (or the relevant participant’s) share or participation in the Loans, together with any accrued interest, fees, costs, expenses and Taxes thereon and any Break Costs and Fixed Rate Break Costs occurring in accordance with Clause 9.2 (Break Costs), as soon as practicable following the Lender notifying the Company of such event in accordance with paragraph (a) above, and in any event on the Interest Payment Date following the current Interest Period or, if earlier, the date specified by the Lender in the notice delivered to the Global Agent (being no earlier than the last day of any applicable grace period permitted by law).
8.2	Mandatory Prepayment of Insurance Proceeds and Compensation Proceeds
(a)	The Company shall procure, subject to paragraphs (b) and (c) below, that (1) any Insurance Proceeds (other than the proceeds of any delay in start-up, business interruption or liability insurance) or (2) any Compensation Proceeds received by the Company in respect of the Project are applied in repayment of the Loans in accordance with Clause 8.5 (Application of Prepayments), save that in each case:
(i)	if any such Insurance Proceeds relating to any event or series of events resulting in a physical loss or damage to any part of the Project are not more than two million US Dollars (US$2,000,000) (or its equivalent in any other currency) in aggregate in any year, the Company may apply those Insurance Proceeds to the reinstatement, repair or restoration of the relevant asset or making good the relevant loss.

(ii)	if such Insurance Proceeds relating to any event or series of events resulting in a physical loss or damage to or expropriation of any part of the Project are more than two million US Dollars (US$2,000,000) but less than ten million US Dollars (US$10,000,000) (or its equivalent in any other currency) in aggregate in any year, the Company may apply those Insurance Proceeds to repairing or making good the loss, or the reinstatement, repair or replacement of any part or asset of the Project provided that
(A)	the Company promptly submits to the Global Agent its proposals for the reinstatement, repair or restoration of the asset or making good the loss, together with the time periods within which such proposals are to be implemented; and

(B)	no Default has occurred and is continuing; and

(C)	the Lenders’ Engineer is satisfied with the technical and financial viability of the repair or rebuilding of the affected assets;
(iii)	any such Compensation Proceeds shall be paid on the date of receipt into the Offshore Compensation Account pursuant to the Project Accounts Agreement and the Loans shall be prepaid in an amount equal to the Compensation Proceeds so received unless the Company has demonstrated to the satisfaction of the Lenders within a period of 45 days from that date that:
(A)	such Compensation Proceeds are to be used for the replacement of the expropriated asset; and

(B)	no Material Adverse Effect or Event of Default (other than the Event of Default in respect of which the Compensation Proceeds were paid) results from the expropriation and/or the replacement of such asset.
(b)	In the event that the Company receives Insurance Proceeds which are paid to meet a third party claim under any third party liability, employer’s liability or automobile liability insurance in respect of the Project, such Insurance Proceeds may be applied by the Company in meeting such claim.

(c)	If any Insurance Proceeds or Compensation Proceeds are permitted to be applied in the reinstatement, repair or replacement of any of the Project’s assets or making good a loss in accordance with paragraph (a) above, then the Company shall procure that such proceeds are so applied as promptly as possible.

(d)	If any such Insurance Proceeds or Compensation Proceeds are not applied in such repair, replacement or reinstatement in accordance with the proposals and time periods proposed under paragraph (a) above or in accordance with paragraph (c) above, unless otherwise approved by the Global Agent, and in consultation with the Lenders’ Engineer, such Insurance Proceeds or Compensation Proceeds shall be applied on the earlier of the next Interest Payment Date or Repayment Date in repayment of the Loans in accordance with Clause 8.5 (Application of Prepayments).

(e)	If the Company receives Insurance Proceeds or Compensation Proceeds which are to be applied in mandatory prepayment of the Facilities in accordance with this Clause 8.2 (Mandatory Prepayment of Insurance Proceeds and Compensation Proceeds) on any day other than an Interest Payment Date or Repayment Date, the Company shall procure that, when such proceeds are received by the Company, they are credited as promptly as possible to the Offshore Insurance Proceeds Account (if Insurance Proceeds) or the Offshore Compensation Account (if Compensation Proceeds), pending their application in accordance with Clause 8.5 (Application of Prepayments).
8.3	Mandatory Prepayment of Non-Delay Liquidated Damages

The Company shall ensure that any Non-Delay Liquidated Damages received by the Company are paid upon receipt into the Offshore Compensation Account and are applied in repayment of the Loans, in accordance with Clause 8.5 (Application of Prepayments).

8.4	Mandatory Prepayment of Termination Payment

The Company shall procure that any Termination Payment received by the Company is paid upon receipt into the Offshore Compensation Account and is applied in repayment of the Loans in accordance with Clause 8.5 (Application of Prepayments).

8.5	Application of Prepayments

Subject to Clause 8.1 (Mandatory Prepayment due to Illegality) and Clause 7.3 (Right of Repayment and Cancellation in Relation to a Single Lender), any other amounts to be applied in mandatory prepayment of the Facilities pursuant to Clause 8 (Mandatory Prepayments) shall be applied on the next Interest Payment Date or Repayment Date against each of the Loans pro rata and in the case of any Fixed Rate Loans, in inverse order of maturity based on the respective principal amounts outstanding thereunder in accordance with the Finance Documents, shall be subject to the payment of Break Costs (if any) and Fixed Rate Break Costs (if any) but shall not be subject to the payment of the Prepayment Premium. Any amount so prepaid may not be redrawn.

9	INTEREST AND BREAK COSTS

9.1	Interest

The Company shall pay interest and any other amounts due under each Facility in accordance with the terms of the relevant Loan Agreement.

9.2	Break Costs
(a)	The Company shall, as soon as practicable following a notice under Clause 8.1(a) (Mandatory Prepayment due to Illegality) or, if earlier, the date specified by the relevant Finance Party (in accordance with Clause 8.1(a) (Mandatory Prepayment due to Illegality) or otherwise in accordance with the Finance Documents and in any event on the Interest

Payment Date following the current Interest Period, pay to that Finance Party:
(i)	its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid or prepaid otherwise than on the relevant Interest Payment Date; and

(ii)	in respect of a Fixed Rate Loan, its Fixed Rate Break Costs.
(b)	Each Finance Party shall, as soon as reasonably practicable but in any event not later than ten (10) days after a demand by the Global Agent or the Company, provide a certificate confirming the amount of its Break Costs or Fixed Rate Break Costs as the case may be.
9.3	Default Interest
(a)	If the Company fails to pay any amount payable by it under a Finance Document (other than any Hedging Contract) on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent (2%) per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan for successive Interest Periods. Any interest accruing under this Clause 9.3 (Default Interest) shall be immediately payable by the Company on demand by the Global Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be two per cent. (2%) per annum higher than the rate which would have applied if the Unpaid Sum had not become due.
(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the overdue amount at the end of each Interest Period applicable to that Undue Sum but will remain immediately due and payable.
9.4	Fixed Rate Loans
(a)	Subject to Clause 9.4(d) (Fixed Rate Loans), the Company and the Global Agent (acting on the instructions of the Lenders) may on one occasion only agree to convert the interest rate agreed in respect of all Loans pursuant to Clause 9.1 (Interest) to a fixed interest rate (the “Fixed

Interest Rate”) provided that such conversion is in respect of all Loans under each Facility. The Company and the Global Agent may exercise such right by no later than one (1) month prior to the end of an Interest Period, and not earlier than the last Disbursement Date whereby the Facilities are drawn down in full, and such conversion shall take effect on the next occurring Interest Payment Date.

(b)	The Company shall pay the Fixed Interest Rate as determined in accordance with Clause 9.5 (Fixed Rate Basis) for each Interest Period following the conversion to the Fixed Interest Rate in accordance with Clause 9.4(a) (Fixed Rate Loans).

(c)	The Company shall on the date of the conversion pursuant to Clause 9.4(a) (Fixed Rate Loans) pay to the Global Agent for the account of each Lender a fee computed at a rate of 0.25% of the amount of that Lender’s Loans which have been converted into Fixed Rate Loans.

(d)	If the Company and the DEG B Lenders are unable to agree to convert the interest rate in respect of the DEG B Loans to a Fixed Interest Rate, the conversion to the Fixed Interest Rate in accordance with Clause 9.4(a) (Fixed Rate Loans) shall take effect in respect of all Loans other than the DEG B Loans.
9.5	Fixed Rate Basis

The rate of interest on the participation of each Lender in a Fixed Rate Loan for each interest period commencing after the date of fixing in accordance with Clause 9.4 (Fixed Rate Loans) above, and continuing for a period up to the Final Repayment Date, shall be the rate determined by the Global Agent (instructed by the Lenders) to be the aggregate of:
(a)	the Margin;

(b)	the applicable Fixed Interest Rate; and

(c)	the Mandatory Cost, if any, applicable to the Lender’s participation in the Fixed Rate Loan.
9.6	Absence of quotations

Subject to Clause 9.7 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11:00 am London time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations for obtaining funding of the remaining Reference Banks.

9.7	Market disruption
(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on a Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;

(ii)	the rate notified to the Global Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to the Lender’s participation in the Loan.
9.8	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Global Agent (acting on the instructions of the Lenders) or the Company so requires, the Global Agent (acting on the instructions of the Lenders) and the Company shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing on a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of the Global Agent and the Company, be binding on all Parties.
10	FEES

10.1	Global Agency Fee

The Company shall pay to the Global Agent (for its own account) a fee in the amount and at the times agreed in the Fee Letter entered or to be entered into between the Company and the Global Agent.

10.2	Front-end Fees

The Company shall pay to the Global Agent (for the account of each of the Lenders) a front-end fee in the amount and at the times agreed in the relevant Loan Agreement between the Company and the relevant Lender.

10.3	Commitment Fees

The Company shall pay to the Global Agent (for the account of each of the Lenders), the commitment fees due from the Company under each of the Facilities in accordance with the relevant Loan Agreement.

10.4	Security Agents’ Fees

The Company shall pay to each of the Offshore Security Agent and the Onshore Security Agent a fee in the amount and at the times agreed in the Fee Letters entered or to be entered into between the Company and the Offshore Security Agent and the Onshore Security Agent respectively.

10.5	Account Banks’ Fees

The Company shall pay to the Offshore Account Bank a fee in the amount and at the times agreed in the Fee Letters entered or to be entered into between the Company and the Offshore Account Bank.

10.6	Monitoring Fees

The Company shall pay to the Global Agent for the account of the DEG A Lender, the DEG B Lender, the DEG C Lender and the Proparco A Lender a fee equal to US$10,000 per annum in arrears for each such Lender payable on the second Interest Payment Date in each year.

11	TAXES

11.1	Gross-up
(a)	All payments by the Company under the Finance Documents shall be made free and clear of and without any Tax Deduction, except to the extent that a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that it must make a Tax Deduction (or that there is a change in the rate or the basis of any Tax Deduction) notify the Global Agent accordingly. Similarly, a Lender shall promptly notify the Global Agent on becoming so aware in respect of a payment payable to that Lender. If the Global Agent receives such notification from a Lender it shall promptly notify the Company and the other Lenders.

(c)	If any Tax Deduction is required by law to be made by the Company or the Global Agent the Company shall pay such additional amounts as may be necessary to ensure that the relevant Lender receives a net amount equal to the full amount which it would have received had payment no Tax Deduction been required.

(d)	If the Company is required to make a Tax Deduction, it must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within thirty (30) days of making either a Tax Deduction or a Tax Payment required in connection with a Tax Deduction, the Company must deliver to the Global Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.
11.2	Tax indemnity
(a)	Except as provided below, the Company must indemnify a Finance Party against any Liability which that Finance Party determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable or any payment deemed to be received or recoverable under a Finance Document provided that the Finance Party provides documentary evidence of the same to the extent such evidence is reasonably available.

(b)	Paragraph (a) above does not apply with respect to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:
(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	Paragraph (a) above does not apply to the extent a Liability:
(i)	is compensated for by an increased payment under Clause 11.1 (Gross-up); or

(ii)	is otherwise compensated for under another clause to this Agreement.

(d)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

(e)	A Finance Party must, on receiving a payment from the Company under this Clause 11.2 (Tax Indemnity) notify the Global Agent.
11.3	Tax Credit

If the Company makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	it has obtained, used and retained that Tax Credit,

(c)	the Finance Party must pay an amount to the Company which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in if the Tax Payment had not been required to be made by the Company.
11.4	Stamp taxes

The Company must pay and indemnify each Finance Party within ten (10) days of demand against any Liability that Finance Party incurs in relation to all stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into of a Transfer Certificate.

11.5	Value added taxes
(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party must pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)	If VAT is chargeable by reference to any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), the relevant Party must also pay to the Supplier (in addition to and at the same time as paying that amount) an amount equal to the amount of VAT. The Recipient must promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of those costs or expenses but only to the extent that the relevant Finance Party (acting reasonably) determines that neither it nor any member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.
12	INCREASED COSTS

12.1	Increased Costs
(a)	Subject to Clause 12.3 (Exceptions) the Company shall, within ten (10) days of a demand by the Global Agent (acting on the instructions of the Lenders), pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any Affiliate of such Finance Party as a result of:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation made after the date of this Agreement.
(b)	In this Agreement, “Increased Costs” means:
(i)	a reduction in the rate of return from the relevant Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

12.2	Increased Cost Claims
(a)	A Finance Party intending to make a claim pursuant to Clause 12 (Increased Costs) shall notify the Company and the Global Agent of the event giving rise to the claim, setting out in reasonable detail the basis for such claims. Upon receipt of such notification, the Global Agent shall notify all of the Lenders of such claim.

(b)	Each Finance Party shall, as soon as practicable but in any event within no more than ten (10) days after a demand by the Global Agent or the Company, provide a certificate confirming the amount of its Increased Costs, together with all the supporting information as the Company or the Global Agent may reasonably require.
12.3	Exceptions

Clause 12.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(a)	compensated for by a Tax Payment;

(b)	attributable to a Tax Deduction required by law to be made by the Company;

(c)	attributable to the breach of any law by the relevant Finance Party;

(d)	compensated for by the payment of a Mandatory Cost; or

(e)	attributable to the willful breach by the relevant Finance Party or its affiliates of any law or regulation.
13	OTHER INDEMNITIES

13.1	Currency Indemnity
(a)	If any sum due from the Company under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against the Company; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Company shall as an independent obligation, within ten (10) days of demand by the Global Agent or any Finance Party, indemnify each

Finance Party to whom that Sum is due against any Liability arising out of or as a result of the conversion including any discrepancy between:
(A)	the rate of exchange used to convert that Sum from the First Currency into the Second Currency; and

(B)	the rate or rates of exchange available to that Person at the time of its receipt of that Sum.
(b)	The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
13.2	Other Indemnities
(a)	The Company shall, within ten (10) days of the first demand of the Global Agent or any Finance Party, indemnify each Finance Party against any documented and evidenced Liability incurred by that Finance Party as a direct result of:
(i)	the occurrence of any Default and any costs incurred by any of the Finance Parties in investigating or attending any meetings to consider any Default;

(ii)	a failure by the Company to pay any amount due under a Finance Document on its due date, or any amounts payable to the Global Agent, a Security Agent or an Account Bank, by any Finance Party on the Company’s behalf where the Company has failed to pay such premiums, fees or other amounts;

(iii)	funding, or making arrangements to fund, a Loan or, as applicable, its participation therein requested by a Company in a Drawdown Request but not made by reason of the operation of any one or more of the provisions of the Finance Documents (other than by reason of default or negligence by that Finance Party alone);

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Company; or

(v)	any environmental and social claim in respect of the Company or the Project.
(b)	The Company must indemnify the Global Agent against any documented and evidenced Liability incurred by the Global Agent as a result of:
(i)	investigating any event which the Global Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice which the Global Agent reasonably believes to be genuine, correct and appropriately authorised.
13.3	Additional Indemnities in Favour of Global Agent and the Security Agents
(a)	The Company shall (promptly upon the written demand of such Person) pay to the Global Agent or either of the Security Agents, an amount equal to the Liability which has or will be suffered for or on account of any Tax payable by that Person in connection with the Finance Documents.

(b)	Where any payments are due under any of the Finance Documents to the Global Agent or either of the Security Agents, the Company shall make all such payments without any Tax Deduction, unless such Tax Deduction is required by law and if such a Tax Deduction is required by law to be made by the Company:
(i)	the Company shall promptly upon becoming aware that it is required to make such a Tax Deduction, notify the relevant Person accordingly;

(ii)	the amount due from the Company shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required;

(iii)	the Company shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law; and

(iv)	within thirty (30) days of making such a Tax Deduction, the Company shall deliver to the Person entitled to the payment evidence reasonably satisfactory to that Person that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.
14	MITIGATION BY THE FINANCE PARTIES

14.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Company, take reasonable steps to mitigate any circumstances which arise and which result or would result in:
(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	any amount becoming payable under or pursuant to, or cancelled pursuant to Clause 8.1 (Mandatory prepayment due to Illegality); or

(iii)	that Finance Party incurring any costs of complying with the minimum reserve requirements of the European Central Bank, including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Company under the Finance Documents.
14.2	Limitation of Liability
(a)	The Company shall indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under this Clause 14 (Mitigation by the Finance Parties).

(b)	A Finance Party is not obliged to take any steps under this Clause 14 (Mitigation by the Finance Parties) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
15	COSTS AND EXPENSES

15.1	Transaction Expenses

The Company shall, promptly following receipt of an invoice for such amount, along with reasonable details as to the nature and calculations of such amount, pay to any Finance Party the amount of all costs, fees and expenses (including, without limitation, out-of-pocket expenses (including any incurred by any participant) and all fees and expenses of the Lenders’ External Advisers (subject to any fee arrangements pursuant to the respective terms of engagement)) reasonably incurred by any of them in connection with the negotiation, preparation, printing, and execution of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed prior to, on or after the date of this Agreement.
15.2	Amendment Costs

If the Company requests any amendment or waiver of any of the terms of any Finance Document, or any consent thereunder, the Company shall, promptly, following receipt of an invoice for such amount from the Global Agent or any Finance Party, along with reasonable details as to the nature and calculations of such amount, reimburse each Finance Party for the amount of all costs and expenses (including, without limitation, out-of-pocket expenses and all fees and expenses of the Lenders’ External Advisers (subject to any fee arrangements pursuant to the respective terms of engagement)) reasonably incurred by any Finance Party in responding to, evaluating, negotiating or complying with that request or requirement.

15.3	Enforcement Costs

The Company shall on first demand, following receipt of an invoice for such amount, along with reasonable details as to the nature and calculations of such amount, pay to each Finance Party the amount of all costs and expenses (including, without limitation, out-of-pocket expenses and all fees and expenses of the Lenders’ External Advisers) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

15.4	Advisors

The Company shall promptly, following receipt of an invoice for such amount, along with reasonable details as to the nature and calculations of such amount, and subject, in each case, to any specific fee arrangement agreed by the Global Agent (acting on the instructions of the Lenders) with the Company in respect thereof, pay to such Person the amount of all costs, fees and expenses owed to each of the Lenders’ External Advisers and to the extent that any Finance Party has paid any such costs, fees or expenses, promptly on demand following receipt of an invoice for such amount, along with reasonable details as to the nature and calculations of such amount, reimburse such Finance Party for the same.

16	FINANCIAL REPORTS

16.1	Financial Information

The Company shall:
(a)	Quarterly Information: as soon as available, but in any event within forty five (45) days after the end of each quarter of each Financial Year, deliver to the Global Agent:
(i)	a copy of the complete unaudited financial statements for such quarter for the Company substantially in the form set out in Schedule 19 (Form of Financial Statements);

(ii)	a statement of all transactions (other than transactions specifically contemplated under the Principal Documents) between the Company and any Affiliate, and a certification by the chief financial officer of the Company that those transactions were on no worse terms as could be achieved on an arm’s-length basis;

(iii)	a report on any internal or external factors materially affecting or which might materially affect the Company’s business and operations or its financial condition; and

(iv)	in respect of the second and fourth quarters in each Financial Year only, a Compliance Certificate certifying the ratios at the latest Calculation Date and stating the amount in the Debt Service Reserve Account and the Well Drilling Reserve Account.
(b)	Annual Information: as soon as available, but in any event within one hundred and twenty (120) days after the end of each Financial Year deliver to the Global Agent a copy of its complete and audited financial statements together with the Auditors’ audit report on them (and a copy of any management letter to the extent delivered by the Auditors and/or other communication from the Auditors) for that Financial Year:
(i)	commenting, with respect to that Financial Year, on, among other things, the adequacy of the Company’s financial control procedures, accounting systems and management information system; and

(ii)	a report from the Auditors certifying that, on the basis of its audit of such financial statements, the Company was in compliance with the covenants contained in Clauses 24.1(r) (Ratios) as of the end of that Financial Year or, as the case may be, detailing any non-compliance.
16.2	Requirements as to Financial Statements

The Company shall ensure that:
(a)	each set of financial statements delivered pursuant to Clause 16.1(a) (Financial Information) shall be:
(i)	substantially in the form set out in Schedule 19 (Form of Financial Statements);

(ii)	prepared in accordance with the Accounting Principles consistently applied subject to customary year end adjustments and absence of footnotes; and

(iii)	certified by an Authorised Representative of the Company as giving a true and fair view of its financial condition as at the end of the period to which those financial statements relate and of the results of its operations during such period;

(b)	each set of financial statements delivered pursuant to Clause 16.1(b) (Financial Information), provides separately for the Kenyan branch of the Company and has been audited by the Auditors or another internationally recognised firm of independent auditors acceptable to the Global Agent (acting on the instructions of the Lenders); and

(c)	each set of financial statements or information and other information delivered pursuant to paragraphs (a) or (b) of Clause 16.1 (Financial Information) is prepared in the English language or is accompanied by an English translation certified by an Authorised Representative of the Person making or delivering the same as being a true and accurate translation thereof.
16.3	Change to Accounting Policies
(a)	If at any time (and whether or not as a result of any change in law or accounting practice) the Company changes or proposes to change (which change is not manifestly immaterial) the accounting policies upon which its financial statements are prepared, then:
(i)	the Company shall, as soon as reasonably practicable, notify the Global Agent of such change or proposed change;

(ii)	the Company and the Global Agent (acting on the instructions of all the Lenders) shall enter into negotiations in good faith with a view to agreeing:
(A)	whether or not such change or proposed change to such accounting policies could reasonably be expected to result in any material alteration in the commercial effect of any of the terms of the Finance Documents; and

(B)	if so, any amendments to the Finance Documents which may be necessary in order to ensure that such change or proposed change to the accounting policies does not result in any material alteration in the commercial effect of such terms, and, if any such amendments are agreed and approved by the Company and the Global Agent (acting on the instructions of all the Lenders), they shall take effect and be binding upon each of the parties hereto in accordance with their terms; and

(iii)	unless and until the Company and the Global Agent (acting on the instructions of all the Lenders) reach agreement in accordance with paragraph (b) above, the Company shall use all reasonable endeavours to ensure that all financial statements delivered pursuant to Clause 16.1 (Financial Information) shall contain a description of such change and the adjustments which would be required to be made to such financial statements so that such financial statements reflect the accounting policies before such change or proposed change was made.
(b)	A change from GAAP to IFRS is hereby agreed by the Finance Parties provided that the Company shall in the Financial Year in which such change occurs provide financial statements pursuant to Clause 16.1 (Financial Information) which contain a description of such change and the adjustments which would be required to be made to such financial statements so that such financial statements reflect the accounting policies before such change or proposed change was made.
17	REPORTING REQUIREMENTS

17.1	Reporting Requirements

The Company shall:
(a)	Operating Report:
(i)	during the Defects Liability Period no later than thirty (30) days after the end of each quarter, deliver an Operating Report to the Global Agent with a copy to the Lenders’ Engineer (in respect of which the Lenders’ Engineer will provide his comments to the Global Agent) ; and

(ii)	following the Defects Liability Period, no later than thirty (30) days after the end of each Interest Payment Date deliver an Operating Report to the Global Agent.
(b)	Annual Environmental and Social Monitoring Report: on an annual basis, but in no event later than thirty (30) days after the end of each Financial Year, deliver to the Global Agent an Annual Environmental and Social Monitoring Report confirming compliance with the Environmental and Social Requirements or, as the case may be, detailing any non-compliance and setting out the action being taken to ensure compliance.

(c)	Accidents: as soon as possible, but no later than five (5) days after becoming aware of its occurrence, notify the Global Agent of any incident or accident which has occurred in connection with any aspect of the Project and which has or may reasonably be expected to have an adverse effect on the environment, health or safety, including explosions, spills or workplace accidents which result in death, serious injury or major pollution, specifying, in each case the nature of the incident or accident, to the extent available or known at that time, the impacts on or off the Site arising or likely to arise therefrom and the measures the Company is taking or plans to take to address those impacts; and keep the Global Agent informed of the on-going implementation of those measures.

(d)	Shareholders’ Meetings: give notice to the Global Agent, concurrently with the Company’s notification to the Shareholder(s), of any meeting of the Shareholders (if any), such notice to include the agenda of the meeting; and, as soon as available, deliver to the Global Agent a copy of:
(i)	all notices, reports and other communications of the Company to the Shareholder(s), whether any such communication has been made on an individual basis or by way of publication in a newspaper or other communication medium; and

(ii)	the minutes of all Shareholders meetings (if any).
(e)	Material change: promptly notify the Global Agent of any proposed material change by a Major Project Party in its obligations under any Principal Document, in the nature or scope of the Project or the business or operations of the Company.

(f)	Litigation or proceedings: promptly upon becoming aware of any litigation or administrative proceedings commenced or threatened against the Company before any Authority or arbitral body which has resulted in or may reasonably be expected to result in a Material Adverse Effect, notify the Global Agent of that event specifying the nature of that litigation or those proceedings and the steps the Company is taking or proposes to take with respect thereto.

(g)	Notification of Default: promptly, upon the occurrence of a Default, notify:
(i)	the Global Agent; and

(ii)	each of the Security Agents,
in each case specifying the nature of that Default and any steps the Company is taking to remedy it.
(h)	Insurance Information: at the times required under Schedule 12 (Insurance Requirements), provide to the Global Agent copies of the insurance certificates and other information referred to in Schedule 12 (Insurance Requirements).

(i)	Project Information: promptly provide to the Global Agent:
(i)	details of any Force Majeure Event under any of the Project Documents or Change in Law (as defined in the PPA) or any Political Event or any claim by any party thereto alleging that a

Force Majeure Event or Change in Law thereunder has occurred (together with detailed supporting statements as to the status of any Force Majeure Event or Change in Law claims, including compensation payable or other relief therefrom);

(ii)	copies of any material notices given to or received from, and any other material communications with, any party to any of the Principal Documents with respect to that document including the Planned Maintenance Programme (as defined in the PPA); and

(iii)	any material deviation from the conditions of applicable Authorisations.
(j)	Other Information: promptly provide any other information as the Global Agent (acting on the instructions of the Lenders, acting reasonably) from time to time requests about the Company, its assets and the Project.

(k)	KYC: if any change in any law or regulation, any change in the status of the Company, or a proposed assignment or transfer by a Lender of any of its rights and obligations under the Finance Documents to a party that is not a Lender prior to such assignment or transfer, obliges any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall as soon as reasonably practical upon the request of any Lender supply such documentation and other evidence (including that relating to the Shareholder or the Sponsor) as is requested.

(l)	Amendments to the Environmental Impact Assessment and Environmental and Social Management Plan: provide copies of any any amendment or supplement to the Environmental Impact Assessment or any part of the Environmental and Social Management Plan amended or supplemented in accordance with Clause 25.1(x) (Amendments to the Environmental Impact Assessment and Environmental and Social Management Plan).
17.2	Form of Reports

Each of the reports and reviews provided under paragraphs (a) to (k) of Clause 17.1 (Reporting Requirements) shall be substantially in the form of the relevant Schedule or, if not provided in a Schedule, in a form satisfactory to the Global Agent (acting on the instructions of the Lenders, acting reasonably).

17.3	Accuracy and Completeness

If the Global Agent (acting on the instruction of the Lenders (acting reasonably)), or a Lender or the Insurance Advisor (acting reasonably), as the case may be, is of the opinion that a Project Report provided pursuant to Clause 17.1 (Reporting Requirements) is not correct, complete, accurate and up-to-date, the Global Agent

(acting on the instruction of the Lenders (acting reasonably)), a Lender or the Insurance Advisor (acting reasonably), as the case may be, may request all such further information as it reasonably requires to satisfy itself as to such Project Report and shall also be entitled to re-submit such Project Report to the Company for amendment in accordance with the instructions of the Global Agent (acting on the instruction of the Lenders (acting reasonably)), a Lender (acting reasonably) or the Insurance Advisor (acting reasonably), as the case may be. If the Company does not agree with the analysis of the Global Agent (acting on the instruction of the Lenders (acting reasonably)), a Lender or the Insurance Advisor, as the case may be, the Company and the Global Agent (acting on the instructions of the Lenders) shall discuss such amendments in good faith for fourteen (14) days from the notification by the Global Agent (acting on the instruction of the Lenders), a Lender or Insurance Advisor as the case may be, after which period either the Company or the Global Agent (acting on the instructions of the Lenders) may refer the same to the determination of the Expert in accordance with the provisions of Clause 21 (Expert).

18	OPERATING BUDGETS

18.1	Operating Budgets

The Company shall deliver to the Global Agent no later than sixty (60) days before the beginning of each Financial Year, its Operating Budget for the next Financial Year, which Operating Budget shall include:
(a)	details of major or extraordinary maintenance forecasted to be required in the Financial Year;

(b)	a comparison of the proposed Operating Budget against:
(i)	in respect of the second Operating Budget only, the Initial Operating Budget;

(ii)	the immediately preceding Financial Year (if any); and

(iii)	the Base Case projections.
18.2	Increase in Operating Budget
(a)	The Operating Budget for any Financial Year will become effective automatically if the aggregate expense amount reflected in the Operating Budget for any Financial Year does not exceed by more than ten percent (10%) the budgeted aggregate Operating Cost reflected in the Base Case for such year, such amount to be adjusted for the actual inflation rate to date; provided, however, that the aggregate cumulative increase in the Operating Budget over the life of the Project (excluding the projected escalation in the Base Case as adjusted for actual inflation) shall not exceed 110% of the Initial Operating Budget.

(b)	Any increase in the Operating Budget in excess of the amount permitted pursuant to Clause 18.2(a) (Increase in Operating Budget) shall be subject to the consent of the Global Agent (acting on the instructions of the Lenders, acting reasonably and following consultation with the Lenders’ Engineer if required) and any failure to agree such Operating Budget within fourteen (14) days shall be submitted to an Expert for determination in accordance with Clause 21 (Expert).
19	FINANCIAL CALCULATIONS

19.1	Economic and Financial Assumptions
(a)	Unless the Company shall, no later than twenty-one (21) days prior to each Calculation Date, deliver to the Global Agent for approval by the Lenders a notice specifying any changes to the Economic and Financial Assumptions for each Calculation Period to be used in any Financial Test to be prepared hereunder with respect to such Calculation Date, the prevailing Economic and Financial Assumptions shall continue to apply.

(b)	If any Economic and Financial Assumptions are changed under paragraph (a), the Company shall update the Financial Model to reflect such changes.
19.2	Technical Assumptions
(a)	Unless the Company shall, no later than twenty-one (21) days prior to each Calculation Date, deliver to the Global Agent for approval by the Global Agent (acting on the instructions of the Lenders in consultation with the Lenders’ Engineer) a notice specifying any changes to the Technical Assumptions for each Calculation Period to be used in any Financial Test to be prepared hereunder with respect to such Calculation Date, the prevailing Technical Assumptions shall continue to apply.

(b)	If any Technical Assumptions are changed under paragraph (a), the Company shall update the Financial Model to reflect such changes.
19.3	Preparation of Financial Test

Each Financial Test shall be delivered to the Global Agent no later than five (5) days after the Calculation Date in respect of each Calculation Period and shall:
(a)	be prepared by the Company using the Financial Model on the basis of:
(i)	either:

(A)	the Economic and Financial Assumptions included in the Financial Model; or

(B)	any new Economic and Financial Assumptions specified by the Company pursuant to Clause 19.1 (Economic and Financial Assumptions) and agreed with the Global Agent (acting on the instructions of the Lenders, acting reasonably) relating to such Financial Test and applicable in respect of each Calculation Period;
(ii)	either:
(A)	the Technical Assumptions included in the Financial Model; or

(B)	any Technical Assumptions provided by the Company pursuant to Clause 19.2 (Technical Assumptions) and agreed with the Global Agent (acting on the instructions of the Lenders in consultation with the Lenders’ Engineer, acting reasonably) relating to such Financial Test; and
(iii)	such other assumptions as may be agreed by the Global Agent (acting on the instructions of the Lenders) and the Company from time to time;
(b)	set out a summary or a projection, as applicable, for each relevant Calculation Period, of:
(i)	Project Revenues actually received during the relevant Calculation Period or forecasted to be received during the following two Calculation Periods;

(ii)	Operating Costs actually paid during the relevant Calculation Period or forecasted to fall due during the following two Calculation Periods;
(c)	set out a projection of the amount of the Current Debt Service Amount which will be outstanding at the end of each Calculation Period and the amount of any credit balance in each of the Project Accounts at the commencement of each Calculation Period;

(d)	set out a calculation of:
(i)	the Debt Service Cover Ratios for the current Calculation Period and for the Calculation Period immediately preceding the current Calculation Period; and

(ii)	the Projected Debt Service Cover Ratio for the following two (2) Calculation Periods; and

(iii)	the Equity to Total Assets Ratio on the Calculation Date; and

(iv)	the Debt to Equity Ratio on the Calculation Date; and
(e)	be accompanied by a Compliance Certificate.
19.4	Interim Financial Tests

At any time that a Drawdown Request is submitted under Clause 5.5 (True-Up Disbursement) or if the Global Agent has reason to believe that a Default has occurred and is continuing, the Global Agent may request the Company to prepare a Financial Test (an “Interim Financial Test”) on a date falling not less than twenty-one (21) days after the delivery of such request to the Company, in the manner set out in Clause 19.5 (Calculation of Interim Financial Tests).

19.5	Calculation of Interim Financial Tests
(a)	Each Interim Financial Test shall be prepared by the Company using the Financial Model on the basis of the Assumptions used for the calculation of the most recent Financial Test, updated as may be necessary to reflect conditions prevailing at the time of calculation as agreed by the Company and the Global Agent (acting on the instructions of the Lenders (and if not agreed, as determined by an Expert pursuant to Clause 21 (Expert) not less than seven (7) days before the date on which the Company prepares the relevant Interim Financial Test and for such purpose only,
(i)	“Financial Test” shall be construed as the Interim Financial Test,

(ii)	the Calculation Period for the current Interim Financial Test shall start on the previous Calculation Date and end on the date on which the Interim Financial Test is conducted; and (iii) the next Calculation Period shall commence on the date on which the Interim Financial Test is conducted and end on the next Calculation Date, the Company will provide Economic and Financial Assumptions in accordance with Clause 19.1 (Economic and Financial Assumptions) and the Company will provide Technical Assumptions in accordance with Clause 19.2 (Technical Assumptions).

(b)	Each Interim Financial Test prepared in accordance with paragraph (a) above shall set out the information referred to in paragraphs (b), (c) and (d) of Clause 19.3 (Preparation of Financial Tests).

19.6	Changes Required by Lenders

If in relation to the preparation of a Financial Test, the Global Agent (acting on the instructions of the Lenders, acting reasonably) disagrees with any calculation or any data used or rejects the Company’s application of any Assumptions or any change is required by the Global Agent (acting on the instructions of the Lenders acting reasonably and in relation to any Technical Assumptions, after consultation with, and if so notified by the Global Agent through, the Lenders’ Engineer), it shall promptly so notify the Company and the Lenders’ Engineer together with reasonable details as to the basis of its objection. If the Company agrees such changes within seven (7) days of receipt thereof, the Company will prepare a revised proposed Financial Test (which shall then become the Financial Test for the relevant Calculation Period) and deliver a copy of the same to the Global Agent. The Parties shall use reasonable endeavours to agree to such changes amicably, but in the event such changes are not agreed within seven (7) days of receipt by the Company of such a notice of objection, then such changes may be referred by the Company or the Global Agent (acting on the instructions of the Lenders) to an Expert in accordance with Clause 21 (Expert).

19.7	Revised Financial Test

In the event that any dispute is referred to an Expert, the Company shall prepare a revised Financial Test for the relevant Calculation Period following determination by the Expert incorporating the determination by the Expert and such revised forecast shall become the Financial Test for the relevant Calculation Period.

19.8	Prevailing Assumptions

In the event that any dispute relating to the preparation of a Financial Test or the Assumptions relating thereto is referred to an Expert, the Assumptions shall prevail until the dispute is resolved in accordance with Clause 21 (Expert) and shall, if required, be the basis for the relevant Financial Test.

19.9	Equity Cure
(a)	If the Debt Service Cover Ratio and/or Projected Debt Service Ratio for a Calculation Period required under Clause 24.1(r) (Ratios) (the “Relevant Financial Covenants”) are not met, the Company may elect to treat any Cure Amount received either during the relevant Calculation Period it is received by it or on or prior to the date falling twenty-one (21) days after the date on which the Financial Test is conducted, as included in Cashflow Available for Debt Service or Projected Cashflow Available for Debt Service (as the case may be) (without double counting) for the purposes of calculating the Relevant Financial Covenants. If, after including the Cure Amount and its application in the calculations, the requirements of the Relevant Financial Covenants are met, there shall be deemed to have been no breach of the Relevant Financial Covenants and any resulting Default shall be deemed remedied and waived for that relevant Calculation Period.

(b)	Any Cure Amount where elected under Clause 19.9(a) (Equity Cure) shall be paid by the Shareholder or Sponsor as Shareholder Debt into the Offshore Revenue Account, treated as, and included in, Cashflow Available for Debt Service or Projected Cashflow Available for Debt Service (as the case may be) for each relevant Calculation Period.

(c)	The Company may not exercise the right to cure under Clause 19.9(a) (Equity Cure) on more than 2 occasions in any period of 6 consecutive Calculation Periods.

(d)	Unless otherwise provided pursuant to this Agreement, prior to electing to treat a Cure Amount as Cashflow Available for Debt Service or Projected Cashflow Available for Debt Service (as the case may be), the Company shall deliver to the Global Agent a certificate signed by an Authorised Representative of the Company) setting out the reasons for the breach of any Relevant Financial Covenant and the nature of the remedial action being taken, confirming that on the basis of the Company’s current financial projections (taking into account the Cure Amount) the Relevant Financial Covenants will be complied with and including a revised Financial Test demonstrating such compliance.
20	FINANCIAL MODEL

20.1	Amendments to the Financial Model
(a)	Except as required under Clause 19.1 (Economic and Financial Assumptions) or 19.2 (Technical Assumptions), the Company shall not make any changes to the Financial Model except with the consent of the Global Agent (acting on the instructions of the Lenders) or where the Company is obligated to re-test the Financial Model on each Calculation Date. The Global Agent (acting on the instructions of the Lenders, acting reasonably) may make proposals with regard to amendments to the Financial Model which it believes in good faith are required for the purpose of:
(i)	correcting any manifest error in the form or structure of the Financial Model; or

(ii)	taking into account further Assumptions which it reasonably considers should be incorporated into the Financial Model so that the accuracy of any Financial Test may be improved or maintained.

(b)	Following any changes under Clause 20.1(a) (Amendments to the Financing Model) to the Financial Model, the Global Agent may (on the instructions of the Global Agent) request an audit of the Financial Model by the Financial Model Auditor.
20.2	Resolution of Disputes

If the Global Agent (acting on the instructions of the Lenders, acting reasonably) and the Company are unable to agree on the required changes to the Financial Model within fourteen (14) days from the date on which such changes were proposed, then either the Company or the Global Agent (acting on the instructions of the Lenders) may thereafter refer the same to determination by the Expert in accordance with the provisions of Clause 21 (Expert).

20.3	Custody of the Financial Model

Each of the Global Agent and the Company will hold a copy of the Financial Model and undertake to ensure that any amendments to the Financial Model agreed pursuant to Clause 20.1 (Amendments to the Financial Model) are reflected in the Financial Model in their custody as soon as reasonably practicable.

20.4	Conflict

Unless the Company and the Global Agent (acting on the instructions of the Lenders) otherwise agree, where the manner of preparing any Financial Test or determining any calculation to be included therein under the Financial Model differs from the provisions of this Agreement, this Agreement will prevail.

21	EXPERT

21.1	Appointment of Expert

Where any provision of this Agreement provides for the resolution of a dispute by the Expert, the Expert means:
(a)	in respect of Technical Assumptions, Stone & Webster Management Consultants, Inc and /or GeothermEx as applicable;

(b)	in respect of Assumptions relating to Tax, PriceWaterhouseCoopers, Kenya; and

(c)	in respect of the Financial Model, Ernst & Young, London,
or, in each other case, means a Person having appropriate expertise with respect to, but no interest in the outcome of, the matter referred to him and who shall be nominated by the Global Agent (acting on the instructions of the Lenders) and the Company or, if the Global Agent (acting on the instructions of the Lenders) and the Company fail to agree within seven (7) days, the Expert shall be nominated and appointed by the Appointing Body.

21.2	Conflicting Interest

Any Person appointed as an Expert under Clause 21.1 (Appointment of Expert) shall, prior to the date of such appointment, have provided in writing to the Company and the Global Agent the following:
(a)	a confirmation (such confirmation to be in form and substance satisfactory to the Global Agent (acting on the instructions of the Lenders)) and the Company that the Expert has not acted for any Party or an Affiliate thereof during the prior three (3) years as an expert (unless each of the Company and the Global Agent (acting on the instructions of the Lenders) waives this requirement);

(b)	either:
(i)	a confirmation (such confirmation to be in form and substance satisfactory to the Global Agent (acting on the instructions of the Lenders)) that such Person has no conflict in acting as an Expert; or

(ii)	disclosure of any interest or duty he has or may have which conflicts or may conflict with his function under such appointment;
(c)	a confirmation (such confirmation to be in form and substance satisfactory to the Global Agent (acting on the instructions of the Lenders)) and the Company that such Person has no interest in the outcome of the matter referred to the Expert and that the Expert will remain neutral and impartial at all times when considering such referral; and

(d)	an undertaking to disclose any interest or duty which may be subsequently incurred prior to the date of its determination which may give rise to a conflict with its acting as an Expert in such matter.
21.3	Expert’s Terms of Reference

The Expert shall be given terms of reference by the Global Agent (acting on the instructions of the Lenders), the Lenders’ Engineer and the Company stating the reason for which the relevant referral is being made to him. The Company and the Global Agent (acting on the instructions of the Lenders) may provide the Expert with whatever supporting evidence they think appropriate and shall provide the Expert with such supporting evidence as is requested by the Expert. All information and data submitted by a Party (or its agents or representatives, including the Lenders’ Engineer) as confidential shall be treated as such by the Expert and the other Parties involved in the dispute.

21.4	Determination by Expert

The Expert shall not be bound to choose either any proposal made by the Company or any made by the Global Agent but shall be free to make his own reasonable determination of the point referred to him.

21.5	Expert not Arbitrator

The Expert shall act as an expert in determining the matter referred to him and not as an arbitrator and any law relating to arbitration shall not apply to such Expert or its determination or the procedure by which the Expert makes its determination.

21.6	Expert’s Decision
(a)	The Expert will be required to give his decision as soon as practicable and, in any event, by the date which is twenty-one (21) days after the date of receipt of his terms of reference referred to in Clause 21.3 (Expert’s Terms of Reference).

(b)	The determination of the Expert shall be made in writing setting out the reasons for such determination.

(c)	The Expert’s decision shall be on the basis that (i) in the case of a Financial Test, the Assumptions are reasonable taking into account the nature of the financing and the obligations of the Company under the Principal Documents and (ii) in the case of the Financial Model, that model incorporates data, projections and assumptions which are reasonable taking into account the right and obligations of the Company under the Principal Documents.

(d)	The Expert’s determination shall (save in the case of manifest error, fraud or failure by the Expert to disclose any relevant conflict of interest pursuant to Clause 21.2 (Conflicting Interest)) be final and binding on all the Parties hereto and shall be used, as relevant, in the Financial Model, Financial Test, Project Reports and Operating Budgets.
21.7	Revised Financial Test/Operating Budget

Once the Expert has reached a decision, the Company will if necessary prepare, as applicable, a revised Financial Test, Project Report, Financial Model or Operating Budget (including the Expert’s determination of any disputed Assumptions).

21.8	Costs

The costs of any reference to the Expert and the costs incurred in giving effect to any agreed revisions to, as the case may be, any Financial Test, the Financial Model, Project Reports and Operating Budgets will be borne by the Company.

22	INSURANCES

22.1	Insurance Requirements

The Company shall obtain and maintain, or cause to be obtained and maintained at all times until the Final Termination Date, insurance and/or reinsurance in respect of the Project that complies with the requirements of Schedule 12 (Insurance Requirements) and otherwise complies with its obligations under Schedule 12 (Insurance Requirements).

23	REPRESENTATIONS AND WARRANTIES

23.1	Representations and Warranties

Except as otherwise disclosed by the Company in writing and acknowledged by the Global Agent on or prior to the date hereof, the Company represents and warrants to each of the Finance Parties on the date of this Agreement that:
(a)	Incorporation: the Company is a company limited by shares and duly incorporated and validly existing under the laws of the Cayman Islands and duly registered as a foreign company having a place of business in the Republic of Kenya in accordance with Part X of the Kenyan Companies Act and has the corporate power to own its assets, conduct its business as presently conducted or proposed to be conducted and to enter into, and comply with its obligations under, the Principal Documents to which it is a party or will, in the case of any Principal Document to which it is a party not executed as at the date of this Agreement, when that Principal Document is executed, have the corporate power to enter into, and comply with its obligations under, that Principal Document;

(b)	Binding Obligation: subject to the Legal Reservations, each Principal Document to which the Company is a party has been, or will be, duly authorised and executed by the Company and the obligations expressed to be assumed by it thereunder constitutes, or will, when executed, constitute, a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium, liquidation, winding-up or other similar laws of general applicability affecting the enforcement of creditors’ rights generally;

(c)	No Conflict: neither the making of any Principal Document to which the Company is a party nor the compliance with its terms:
(i)	will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which the Company is a party or by which it is bound; or

(ii)	will violate any of the terms or provisions of the Company’s Charter Documents or laws applicable to the Company; or

(iii)	will violate any Authorisation or other rule or regulation applicable to the Company, other than to the extent that, in respect of paragraphs (i) and (iii) only, no Material Adverse Effect results or would be reasonably likely to result;

(d)	Authorisations:
(i)	the Authorisations listed in Schedule 15 (Authorisations) represent all the Authorisations needed by the Company to conduct its business, carry out the Project and execute, and comply with its obligations under, this Agreement and each of the other Principal Documents to which it is a party;

(ii)	all Authorisations specified in Schedule 15 (Authorisations) have been obtained and are in full force and effect other than any Authorisation not currently required by law or under the Principal Documents;
(e)	Assets and Intellectual Property: it has good title to, or freedom to use in accordance with applicable law:
(i)	the Site;

(ii)	all other assets (including, without limitation, all material Intellectual Property) necessary from time to time to build and operate (or will have such assets at any time before they are necessary to build and operate) the Project in accordance with the Project Documents, free from any Lien other than Permitted Liens;

(f)	Charter Documents: the Company’s Charter Documents have not been amended since the date of those provided pursuant to Clause 4 (Conditions);

(g)	No Immunity: neither the Company nor any of its property enjoys any right of immunity from set-off, suit, execution attachment or other legal process with respect to its assets or itself;

(h)	Governing Law and Judgments: subject to the Legal Reservations, in any proceedings taken in its jurisdiction of incorporation in relation to any of the Principal Documents expressed to be governed by English law, the choice of English law as the governing law of those Principal Documents and any judgment obtained in England will be recognised and enforced;

(i)	No Material Adverse Effect: to the best of the Company’s knowledge and belief, after due enquiry, since the date of this Agreement no event or circumstance has occurred which has resulted in a Material Adverse Effect which is continuing;

(j)	Other Obligations of Company: the Company has not undertaken or agreed to undertake any substantial obligation other than its obligations under the Principal Documents to which it is a party;

(k)	Financial Statements: the most recent financial statements of the Company delivered to the Global Agent pursuant to the provisions of this Agreement (if any) have been prepared in accordance with the Accounting Principles, and give a true and fair view of the financial condition of the Company as of the date as of which they were prepared and the results of the Company’s operations during the period then ended;

(l)	No Other Contracts: the Company is not a party to, or committed to enter into, any contract other than the Principal Documents to which it is party or other contracts permitted under Clause 25.1(q) (Contracts);

(m)	No Liens: the Company has no outstanding Lien on any of its assets other than Permitted Liens, and no contracts or arrangements, conditional or unconditional, exist for the creation by the Company of any Lien, except for Permitted Liens;

(n)	Taxes: all Tax returns and reports of the Company required by law to be filed have been duly filed and all Taxes, obligations, fees and other governmental charges upon the Company, or its properties, or its income or assets, which are due and payable or to be withheld, have been paid or withheld, other than those presently payable without penalty or interest or which are being contested in good faith and in respect of which appropriate reserves have been made in accordance with the Accounting Principles to the extent required;

(o)	No Litigation: the Company is not engaged in nor, to the best of its knowledge after due enquiry, threatened in writing by, any litigation, arbitration or administrative proceedings which, if determined in a manner adverse to the Company by a final non-appealable judgment or decision of a court, arbitral tribunal or administrative or other body would result in or could reasonably be expected to result in a Material Adverse Effect;

(p)	No Violation: to the best of its knowledge and belief, the Company is not in violation of any applicable law or regulation;

(q)	No Adverse Judgment: no judgment or order has been issued which has resulted, or would result, in a Material Adverse Effect;

(r)	Environmental and Social:
(i)	to the best of its knowledge, after due enquiry, the baseline assumptions contained in the Environmental Impact Assessment accurately reflects the baseline environmental and social conditions at the Site and any surrounding areas which the Environmental Impact Assessment may impact;

(ii)	to the best of its knowledge, after due enquiry, the Environmental and Social Management Plan contains all measures and actions to achieve ongoing compliance with the Environmental and Social Requirements;

(iii)	to the best of its knowledge, after due enquiry, the Company is in compliance with:
(A)	all Environmental Laws;

(B)	the Environmental and Social Management Plan; and

(C)	in all material respects with the remaining Environmental and Social Requirements in accordance with Clause 24.1(h) (Compliance with Environmental and Social Requirements);
(iv)	the Company has not received nor is aware of any existing or threatened complaint, order, directive, claim, citation or notice from any Authority or any material written communication from any person with respect to its non-compliance with any aspect of the Environmental and Social Requirements nor is it aware of any facts, circumstances or occurrences that could reasonably be expected to give rise to such claims or communications;

(v)	to the best of its knowledge and belief, after due inquiry, there is not now, and has not since the date of the Company’s occupation of the Site, any:
(A)	toxic or hazardous waste or substances generated, used, treated, released, stored, recycled or disposed of (other than as is required in order to carry out a geothermal power project such as the Project in accordance with Prudent Utility Practices);

(B)	evidence of soil or groundwater contamination;

(C)	underground storage tanks;

(D)	asbestos;

(E)	polychlorinated biphenyls; or

(F)	persistent organic pollutants listed under the Stockholm Convention;
(s)	Plant Performance: the Plant to the best of the Company’s knowledge and belief after due enquiry, is capable of fulfilling the Technical Assumptions contained in the Base Case provided that no representation or warranty is made or given as to the quality, quantity, sufficiency or adequacy of the geothermal resource, steam or otherwise, for any purpose whatsoever;

(t)	No Change in Taxes: since the date of the report provided to the Global Agent by the Auditors and Company’s Kenyan Counsel pursuant to Clause 4 (Conditions) and as described in Part 1 of Schedule 2 (Conditions of the First Disbursement), there has been no change in the Tax treatment of the Company, which has resulted in or may reasonably be expected to result in any Material Adverse Effect;

(u)	Ownership and Capitalisation: as at the date of this Agreement, the authorised share capital of the Company is US$50,000 divided into 50,000 shares of par value of US$1.00 each and one hundred per cent (100%) of the issued share capital of the Company is legally and beneficially owned by the Shareholder;

(v)	Formalities: under the laws of Kenya or the Cayman Islands it is not required for any purpose that any Principal Document be filed, recorded, or enrolled with any court or other authority in Kenya or the Cayman Islands (subject to the completion of any registration procedures in relation to the Security Documents within the permitted periods for registration (which have not expired));

(w)	Pari Passu Ranking: the payment obligations of the Company under the Finance Documents will rank at least pari passu with the claims of all its other unsecured payment obligations except for obligations mandatorily preferred by law applying to companies generally;

(x)	Stamp and Other Duties: as at the date of this Agreement, except for:
(i)	registration fees payable (in respect of the Kenyan Security Documents); and

(ii)	stamp duty in respect of:

(A)	the Kenyan Debenture at a rate as of the date of this Agreement of 0.2% of the principal amount secured;

(B)	each other Kenyan Security Document with fixed duty, as of the date of this Agreement, of K.Sh 5;

(C)	each of the other Principal Documents executed as a deed, with fixed duty as of the date of this Agreement of K.Sh 200; and

(D)	each of the other Project Documents and this Agreement with fixed duty as of the date of this Agreement of K.Sh 100, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation or Kenya in respect of any Principal Document.

(y)	No Deduction or Withholding: under the laws of Kenya or the Cayman Islands as are in force at Financial Close it will not be required to make any deduction or withholding, for or on account of Tax or otherwise, from any payment it may make in relation to the Loans;

(z)	No Default: no Default has occurred and is continuing or will result from the entry into, or the performance of any transaction contemplated by, any Finance Document;

(aa)	Security: upon execution of the Security Documents and proper registration thereof, the Security will constitute valid, fully perfected first-priority security over the assets, rights and revenues which are the subject of the Security as security for the obligation(s) expressed to be thereby secured and ranking ahead of all other claims other than Permitted Liens and other than obligations mandatorily preferred by law applying to companies generally;

(bb)	Insurances: all insurances and reinsurances which are required to be in place in accordance with Schedule 12 (Insurance Requirements) or by the terms of any Principal Document are in place and are in full force and effect;

(cc)	Project Documents:
(i)	the Project Documents are each in full force and effect and there is no default (howsoever described) or Political Event existing thereunder, except for defaults which could not result in a Material Adverse Effect;

(ii)	the copies of the Project Documents provided to the Global Agent pursuant to Clause 4 (Conditions) are accurate and complete copies of the executed originals thereof; and

(iii)	there have been no changes or amendments to the Project Documents other than those permitted pursuant to Clause 25.1(t) (Project Documents);
(dd)	Base Case and Financial Model: the Assumptions used in the preparation of the Base Case and the Financial Model were made in good faith and were reasonable at the time made;

(ee)	Information Memorandum: the Information Memorandum relating to the Company and the Project was true and accurate in all material respects and did not contain any information which is misleading in any material respect nor did it omit any information the omission of which made the information contained in it misleading in any material respect except that no representation is made with respect to any projections and other forward-looking statements contained in the Information Memorandum other than that they were prepared in good faith and which the Company believes to be reasonable;

(ff)	Corporate Structure: as at the date of this Agreement, the structure of all shareholdings in the Shareholder and all Shareholdings in the Company is as set out in the Corporate Structure Chart;

(gg)	Prohibited Acts: the Company has not committed, and no person to its present knowledge has committed, any Prohibited Act. For the purposes of this paragraph (hh), the knowledge of any member of the board of directors of the Company shall be deemed the knowledge of the Company;

(hh)	No illicit origin of funds:
(i)	neither its shareholder capital nor any other funds for the financing of the Project are of illicit origins with regard to the domestic law of the Company’s nation state or French law and, in particular, this list being non-exhaustive, is not related to drug trafficking, fraud related to the financial interests of the European Union, corruption, bribery, organised crime, criminal activities or terrorism; and

(ii)	the negotiation, signing and execution of the Finance Documents have not and will not give rise to any Extraordinary Commercial Costs.
(ii)	Utilities: utilities services will be available for start-up of the Plant;

(jj)	Use of Proceeds: the proceeds of each Disbursement have been and shall be used in accordance with Clause 3.1 (Purpose);

(kk)	No Other Assets: the Company has no material assets in a jurisdiction other than Kenya (other than the Offshore Project Accounts); and

(ll)	No Omission: to the best of the Company’s knowledge and belief, having made due enquiry, none of the representations and warranties in this Clause 23.1 (Representations and Warranties) omits any matter the omission of which makes any of such representations and warranties misleading.
23.2	Lenders’ Reliance

The Company acknowledges that it makes the representations and warranties in Clause 23.1 (Representations and Warranties) with the intention of inducing each of the Finance Parties (and each participant in any Facility) to enter into this Agreement and the other Finance Documents and that each of the Finance Parties (and each participant in any Facility) enters into this Agreement and the other Finance Documents on the basis of, and in full reliance on, each of such representations and warranties.

23.3	Repetition

Save in respect of matters notified in writing to and approved by the Global Agent (acting on the instructions of the Lenders) and except as provided in paragraph (b) below, each representation is made on the date of this Agreement and shall be deemed to be repeated (by reference to the facts and circumstances then subsisting except where express reference is made to matters subsisting on a particular date) on:
(a)	the date of each Drawdown Request;

(b)	each Disbursement Date both before and after giving effect to the relevant Disbursement; and

(c)	the first day of each Interest Period,
provided, however, that the representations set out in paragraphs (s) (Plant Performance), (v) (Formalities), (x) (Stamp and Other Duties), (y) (No Deduction or Withholding), (aa) (Security), (dd) (Base Case and Financial Model), (ee) (Information Memorandum) and (ii) (Utilities) of this Clause 23.1 (Representations and Warranties) shall only be made on the date of this Agreement and shall not be, and shall not be deemed to be, repeated on any of the dates referred to in paragraphs (a), (b) or (c) of this Clause 23.3 (Repetition).

24	AFFIRMATIVE COVENANTS

24.1	Affirmative Covenants

The Company undertakes to each Finance Party that it shall comply with the following affirmative covenants at all times prior to the Final Termination Date, other than with the consent of the Lenders:
(a)	Preservation of rights: take all actions necessary to preserve its existence and its corporate rights, franchises, licences and patents;

(b)	Conduct of Business: carry out the Project and conduct its business with due diligence and efficiency and in accordance with:
(i)	all applicable laws;

(ii)	Prudent Utility Practices;

(iii)	sound engineering, financial and business practices;

(iv)	the then current Operating Budget; and

(v)	the Principal Documents;
(c)	Application of Financing: cause the financing specified in the Financial Plan to be applied exclusively as permitted by Clause 3.1 (Purpose);

(d)	Accounting Systems: install prior to Financial Close and thereafter maintain an accounting and cost control system, management information system and books of account and other records, which together adequately reflect truly and fairly the financial condition of the Company and the results of its operations in conformity with the Accounting Principles;

(e)	Auditors: appoint and maintain at all times a reputable international firm of internationally recognised independent public accountants acceptable to the Global Agent (acting on the instructions of the Lenders) as the Auditors;

(f)	Communication with Auditors:
(i)	irrevocably authorise the Auditors (whose fees and expenses shall be for the account of the Company) to:
(A)	respond directly to communications (oral or written) from the Global Agent at any time regarding the Company’s accounts and operations; and

(B)	allow each of the Finance Parties to rely on all audits of any financial statements prepared by it which the Company is required to provide copies of to the Global Agent pursuant any of the Finance Documents, provided that the Global Agent shall provide the Company with copies of its communications to the Auditors, including notices and requests for information (or in the case of oral communications, confirmation as to the nature of such communications), and will provide the Company with the opportunity to participate in discussions or meetings except where, in the reasonable opinion of the Global Agent (acting on the instructions of the Lenders) (as the case may be), timing does not so permit or its rights or interests are prejudiced or placed in jeopardy by permitting such participation; and

(ii)	provide to the Global Agent a copy of that authorisation, and, no later than thirty (30) days after any change in Auditors, issue a similar authorisation to the new Auditors and provide a copy thereof to the Global Agent; and

(iii)	procure that the Auditors provide an acknowledgement to the Global Agent of their acceptance of the terms of such authorisation in a form acceptable to the Global Agent (acting on the instructions of the Lenders) and addressed to the Global Agent;
(g)	Access and Inspection:
(i)	permit a maximum of two (2) representatives of each Lender (who may be accompanied by representatives of any competent body of the European Community) and, in respect of paragraph (A) below only, any representatives of the shareholders of each Lender or Participant (provided the costs and expenses of such representatives of the shareholders are for the account of the Lender or Participant) at reasonable times and on reasonable prior written notice (and provide the representatives with all necessary assistance) to:
(A)	visit the Site, installations and works comprising the Project;

(B)	conduct such checks as they may reasonably wish;

(C)	in the case of the representatives of the Lenders only, have access to the Company’s books of account, technical and statistical data, records and other data (and to take copies of any such material); and

(D)	in the case of the representatives of the Lenders only, have access to those employees, contractors and agents of the Company who have or may have knowledge of matters with respect to the Project and as to which the Lenders seek information,
(ii)	permit the Lenders’ Engineer prior to the end of the Defects Liability Period to visit the Site, installations and works comprising the Project in order to carry out appropriate inspections to ascertain whether there is any potential claim to be made against the Contractor under the Construction Warranty Agreement, subject in all cases under paragraphs (i) and (ii) above to compliance by the Lenders and any other visitors accompanying the Lenders during such site visits with all applicable social and environmental, health and safety rules and regulations and all applicable Company policies and procedures (including in respect of confidentiality).
(h)	Compliance with Environmental and Social Requirements: through its employees, agents, contractors and subcontractors, operate, maintain, implement and monitor the Project in compliance with all Environmental and Social Requirements and the Environmental and Social Management Plan, provided that if there is a material change in the IFC Performance Standards after the date of this Agreement, the Company and the Lenders shall meet and negotiate in good faith whether and how the Company will be required to comply with such change (if there is no agreement, no Default shall occur in respect of this paragraph if the Company fails to comply with the relevant change).

(i)	Authorisations:
(i)	obtain and maintain, or cause to be obtained and maintained, in full force and effect (or where appropriate, promptly renew in a timely manner) all necessary Authorisations, including the Authorisations specified in Schedule 15 (Authorisations), required with respect to:
(A)	the then current stage of implementation of the Project;

(B)	the due authorisation, execution, delivery and performance of any Principal Document;

(C)	the continuing legality, validity, binding effect or enforceability of any Principal Document; and

(D)	the Company’s business and operations, including all requisite governmental and Central Bank Authorisations necessary to assure the availability and offshore remittance of foreign currency to enable the Company to perform all of its obligations under the Project Accounts Agreement and other Principal Documents in accordance with their respective terms, and
(ii)	perform and observe all the conditions and instructions contained in or imposed by any such Authorisations;
(j)	Further Assurance: from time to time, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such further instruments as may reasonably be requested by the Global Agent for perfecting or maintaining in full force and effect the Security (including security in respect of the CER Documents) or for re-registering the Security in respect of after acquired property or otherwise complying with the Company’s obligations in respect of the Security;

(k)	Project Documents:
(i)	perform its obligations under the Principal Documents and in relation to the Site;

(ii)	enforce all warranties, guarantees and indemnities and exercise all rights and remedies available to it under or in connection with the Principal Documents (including the Construction Warranty Agreement) with due diligence and in accordance with prudent practices including making any claim pursuant to the KPLC Letter of Credit promptly and, in any event, within the 30-day period provided to make such a claim in accordance with the PPA, each in accordance with Prudent Utility Practices.

(l)	Insurances: obtain and maintain the insurances and reinsurances in accordance with Schedule 12 (Insurance Requirements);

(m)	Hedging:
(i)	comply at all times with the Hedging Policy and Hedging Programme.

(ii)	Any Hedging Contracts must at all times:
(A)	be with a counterparty selected in accordance with the Hedging Policy), who has acceded to the Security Trust and Intercreditor Deed;

(B)	be in compliance with the Hedging Policy;

(C)	provide for “two way payments” (under the 1992 Standard ISDA Agreement) or payments under the “second method” (under the 2002 Standard ISDA Agreement) on a termination of a hedging transaction;

(D)	be based on either the 1992 or 2002 standard ISDA Agreement; and

(E)	be assigned to or otherwise secured in favour of, and in a manner acceptable to, the Global Agent (acting on the instructions of the Lenders).
(iii)	If, at any time, the notional principal amount of the Hedging Contracts, exceeds 100% of the aggregate amount of the Loans at that time, the Company must, at the request of the Global Agent (acting on the instructions of the Lenders), reduce the notional principal amount of the Hedging Contracts by an amount and in a manner satisfactory to the Majority Lenders to reflect the aggregate amount of Loans then outstanding.

(iv)	The Company must comply with the terms of the Hedging Contracts and must not, without the consent of the Global Agent (acting on the instructions of the Lenders), materially amend, change or waive the terms or agree to any assignment or transfer of all or any part of any Hedging Contract other than in accordance with the Hedging Policy.

(v)	The Company may only terminate or close out all or any part of any Hedging Contract:
(A)	if after such termination or close out it would be in compliance with paragraph (iii) above;

(B)	if it becomes illegal for it to continue to comply with its obligations under that Hedging Contract;

(C)	if the Loans and all other amounts outstanding under the Finance Documents have been unconditionally and irrevocably paid and discharged in full; or

(D)	with the consent of the Global Agent (acting on the instructions of the Lenders).
(n)	Retention of Records: retain, in a single location, for inspection by or on behalf of the Lenders:
(i)	during six (6) years from the conclusion of each contract financed by means of the Loans, the full terms of the contract itself, as well as all material documents pertaining to the procurement process and to the execution of the contract, and

(ii)	the contractual documents that the EPC Contractor is obliged to retain; and

(iii)	until at least one (1) year after the Project Completion Date all records (including payroll records, invoices, bills and receipts) evidencing expenditure on account of the Project;
(o)	Site Property:
(i)	obtain and maintain all rights needed for the Project with respect to the Site; and

(ii)	obtain and maintain all other necessary easements, rights of way, way-leaves, rights and utilities in relation to the Site which are or become necessary for the carrying out of the Project;
(p)	Operation of the Plant: operate and maintain the Plant:
(i)	in accordance with Environmental and Social Requirements;

(ii)	in a safe and efficient manner;

(iii)	in accordance with the requirements of the Project Documents; and

(iv)	in accordance with Prudent Utility Practices;
(q)	PPA Default: if so required by the Global Agent (acting on the instructions of the Lenders):
(i)	give a notice to the Offtaker under Clause 16.4 (Remedial Procedures) of the PPA or Clause 16.5 (Termination) of the PPA of the occurrence of an Offtaker default pursuant to the provisions of the PPA; or

(ii)	give a Political Event Notice (as defined in the GOK Letter) to GOK under paragraph 10(b) (Political Events) of the GOK Letter of the occurrence of a Political Event;
(r)	Ratios:
(i)	subject to Clause 19.9 (Equity Cure), maintain for each Calculation Period:
(A)	a Debt Service Cover Ratio; and

(B)	a Projected Debt Service Cover Ratio,

in each case of not less than 1.15;
(ii)	maintain a Debt to Equity Ratio which does not exceed 3.0:1; and

(iii)	maintain an Equity to Total Assets Ratio of not less than 0.25;
(s)	Pari Passu Ranking: procure that its payment obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured payment obligations, except for the obligations mandatorily preferred by law applying to companies generally;

(t)	Cooperation with Advisers: cooperate and provide each of the Lenders’ External Advisers with all such support and assistance as is reasonably necessary in order to enable such Person to diligently perform its duties;

(u)	Project Accounts: promptly establish and maintain at all times all Project Accounts in accordance with the Project Accounts Agreement;

(v)	Compliance with Laws: comply with all laws and regulations;

(w)	Intellectual Property Rights: obtain and maintain all material Intellectual Property required by the Company in relation to the Project and renew or replace (on reasonable commercial terms) any such material Intellectual Property which has expired, lapsed or been terminated within thirty (30) days of becoming aware of such expiry, lapse or termination;

(x)	Payment of Taxes: promptly pay all Taxes when due (or within any applicable grace period prescribed by law), except when such Taxes are being contested in good faith by the Company and the Company has set aside reserves for such Taxes as and to the extent required by the Accounting Principles;

(y)	Prohibited Acts:
(i)	take such action as the Global Agent (acting on the instructions of the Lenders) shall reasonably request to:
(A)	investigate and/or terminate any alleged or suspected Prohibited Act;

(B)	if applicable, inform the Global Agent of the measures taken to seek damages from the Person(s) responsible for any material loss resulting from any such Prohibited Act, and

(C)	reasonably facilitate any investigation that the Lenders may make concerning any such Prohibited Act;

(ii)	inform the Global Agent if it should become aware of any fact or information suggestive of the committing of any Prohibited Act;
(z)	Anti money laundering:
(i)	inform the Global Agent:
(A)	of all amendments to its statutes, memorandum, articles or other constitutional documents which the law stipulates must be published;

(B)	of all transactions which would entail a change in ownership relating to 5% or more of its capital or a change in its Control, either directly or indirectly;

(C)	without undue delay if the Company obtains information which gives rise to suspicions regarding the illicit nature, with regard to the domestic law of the Company or French law, of funds used in the acquisition of its shareholder capital and, in particular but without limitation, if such funds could relate to drug trafficking, fraud related to the financial interests of the European Union, corruption, bribery, organised crime, criminal activities or terrorism; and
(ii)	request from the bank charged with carrying out the transfers that the bank correctly records the following information in any funds transfer messages:
(A)	the instructing party’s name, address and account numbers (IBAN and SWIFT);

(B)	bank and bank address of the instructing party; and

(C)	Project name and agreement number for the payment,
it being agreed by the Parties that the provisions of the Project Accounts Agreement and any standing instructions given to the Offshore Accounts Bank and/or the Onshore Accounts Bank thereunder shall constitute satisfaction of this paragraph (z).
(aa)	Structure chart: if there are any changes to the shareholdings which represent a change of 5% or more in the shareholding of the companies shown in the Corporate Structure Chart after the date hereof (provided that no such change shall occur unless permitted under the Finance Documents) it shall within thirty (30) days of such change in shareholding, notify the Global Agent and within a further thirty (30) days provide to the Global Agent an amended version of the Corporate Structure Chart;

(bb)	No illicit origin of funds: ensure that:
(i)	neither its shareholder capital or the funds financing the Project are of illicit origins with regard to the domestic law of the Company’s nation state or French law and, in particular, this list being non-exhaustive, are not related to drug trafficking, fraud related to the financial interests of the European Union, corruption, bribery, organised crime, criminal activities or terrorism; and

(ii)	the negotiation, signing and execution of the Finance Documents have not and will not give rise to any Extraordinary Commercial Expenses;
(cc)	HIV Protective Measures: implement workplace policies and guidelines in accordance with Schedule 14 (HIV Protective Measures); and

(dd)	CER Documents: ensure that all revenues generated under any CER Documents are paid to the Company into the Offshore Revenue Account in accordance with the Project Accounts Agreement.
25	NEGATIVE COVENANTS

25.1	Negative Covenants

The Company undertakes to each Finance Party that it will not, prior to the Final Termination Date, other than with the consent of the Global Agent (acting on the instructions of the Lenders):
(a)	Distributions: declare or pay any Distribution except with monies standing to the credit of the Equity Distribution Account on or after the relevant Repayment Date in accordance with the Project Accounts Agreement;

(b)	Transfers to Equity Distribution Account: request any Transfer to be made to the Equity Distribution Account, make any such Transfer or permit any such Transfer to be made unless:
(i)	subject to Clause 25.1(b)(v) (Transfer to Equity Distribution Account), the proposed Transfer occurs after the First Repayment Date;

(ii)	the Company, on the proposed Distribution Date, certifies to the Global Agent in writing, in the form attached as Schedule 13 (Form of Equity Distribution Transfer Certificate) (“Equity Distribution Transfer Certificate”), that:
(A)	other than in respect of a Transfer pursuant to paragraph (v) below, the proposed Distribution Date is on or follows a

Repayment Date (or such later date in the event that a Transfer to the Equity Distribution Account is delayed pursuant to paragraph (ii)(B) below);

(B)	no Default has occurred and is continuing or will occur as a result of the proposed Transfer; and

(C)	Financial Test delivered pursuant to paragraph (iv) below has been finally determined and agreed;
(iii)	the Global Agent (acting on the instructions of the Lenders) has confirmed in writing that no Default has occurred and is continuing or will occur as a result of the proposed Transfer provided that if no such notice is received by the Company within seven (7) Business Days, the Global Agent and the Lenders shall be deemed to have consented to such Transfer (subject to the satisfaction of the remaining provisions of this Clause 25.1(b) (Transfers to Equity Distribution Account));

(iv)	in accordance with Clause 19 (Financial Calculations), the Company delivers to the Global Agent a Financial Test (in respect of the Calculation Date on or after which such proposed Distribution Date will fall), prepared in accordance with Clause 19 (Financial Tests), which demonstrates that, as at the proposed Distribution Date:
(A)	the Debt Service Cover Ratio in respect of the Calculation Period immediately preceding such proposed Distribution Date will not be less than 1.3 and after making the proposed Transfer to the Equity Distribution Account will not be less than 1.15;

(B)	the Projected Debt Service Cover Ratio in respect of the two (2) Calculation Periods immediately following such proposed Distribution Date, calculated before and after making the proposed Transfer to the Equity Distribution Account, will not be less than 1.3;

(C)	the Equity to Total Assets Ratio in respect of the Calculation Period immediately preceding such proposed Distribution Date, calculated before and after making the proposed Transfer to the Equity Distribution Account, will not be less than 0.25 and the two (2) Calculation Periods immediately following such proposed Distribution Date will not be less than 0.25;

(D)	the Debt to Equity Ratio, calculated before and after making the proposed Transfer to the Equity Distribution Account, will not exceed 3.0:1;
provided that if the Financial Test demonstrates compliance with the above, the Company may then Transfer such amount to the Equity Distribution Account which (as demonstrated by the above Financial Test and evidenced by the relevant Equity Distribution Transfer Certificate), after making such Transfer, would result in a Debt Service Cover Ratio under paragraph (A) above of no less than 1.15 (and otherwise satisfy paragraphs (B), (C) and (D)).

(v)	in respect of any proposed Distribution, such Transfer may be made for an amount equal to 13/48 of the amount otherwise available for Distribution (such portion of the Distribution being an “EGF Distribution”) prior to the First Repayment Date provided that:
(A)	the provisions of paragraphs (ii) to (iv) (inclusive) are satisfied; and

(B)	the Transfer is only made in respect of the amount of the EGF Distribution.
(c)	Expenditure: in any Financial Year incur expenditures or commitments for expenditure other than in accordance with the Operating Budget except:
(i)	expenditures or commitments for expenditures for fixed or non-current assets; and/or

(ii)	in respect of community and/or educational projects,
up to an aggregate of five hundred thousand US Dollars (US$500,000);

(d)	Further Indebtedness: incur, assume or permit to exist any Debt except:
(i)	the Loans;

(ii)	indebtedness arising from the Hedging Programme other than Hedging Termination Costs;

(iii)	Short-term Debt incurred in the ordinary course of business which is not secured with Project assets and which would not exceed at any one time outstanding the equivalent of five hundred thousand US Dollars (US$500,000);

(iv)	indebtedness provided by way of vendor financing or supplier credit of no more than 90 days in tenor up to a maximum outstanding at any one time of one million US Dollars (US$1,000,000);

(v)	indebtedness provided in the ordinary course of business by way of vendor financing or supplier credit of no more than six Months in tenor up to a maximum outstanding at any one time of two hundred and fifty thousand US Dollars (US$250,000); and

(vi)	indebtedness provided by way of Shareholder Debt;
(e)	Leases: enter into any agreement or arrangement to lease the use of any property or equipment of any kind, except:
(i)	the Land Agreements; and

(ii)	leases for equipment or other property with respect to which the aggregate lease payments do not exceed the equivalent of five hundred thousand US Dollars (US$500,000) in any Financial Year;
(f)	Derivative Transactions: enter into any Derivative Transaction or assume the obligations of any party to any Derivative Transaction other than the Hedging Contracts in accordance with the Hedging Programme or pursuant to any CER Documents;

(g)	Guarantees: enter into any agreement or arrangement to guarantee or, in any way or under any condition, assume or become obligated for all or any part of any financial or other obligation of another Person except pursuant to any CER Documents;

(h)	Liens: create or permit to exist any Lien on any property, revenues or other immovable and movable assets (including receivables), present or future, of the Company, except for Permitted Liens.

(i)	Commercial Transactions: enter into any transaction except in the ordinary course of business on the basis of arm’s-length arrangements (including transactions whereby the Company might pay more than the ordinary commercial price for any purchase or might receive less than the full commercial price (subject to normal trade discounts) for its products);

(j)	Income Sharing: form, acquire, organise or establish any partnerships, joint ventures, cooperatives, profit-sharing or royalty arrangements or other similar arrangement whereby the Company’s income or profits are, or might be, shared with any other Person other than pursuant to a Project Document or the Oserian Contract;

(k)	No Subsidiaries: form, acquire, organise or establish any Subsidiary;

(l)	Management Contracts: enter into any management contract or similar arrangement whereby its business or operations are managed by any other person (except as contemplated by the Principal Documents);

(m)	Loans and Investments: make or permit to exist loans or advances to, or deposits with other Persons or investments in any Person in excess of an aggregate amount equivalent to five hundred thousand US Dollars (US$500,000) outstanding at any one time except deposits made with the Account Banks in accordance with the Project Accounts Agreement and except any Permitted Investments;

(n)	Change to Charter Documents: change (and shall procure that no other Person shall change) its Charter Documents in any material respect or in a manner that might impair or prejudice its ability to perform its obligations under this Agreement and any other Principal Document to which it is a party;

(o)	Financial Year: change its Financial Year unless required by applicable law;

(p)	Change in Project or Business: change the nature or scope of the Project or change the nature of its business or operations;

(q)	Contracts: enter into (or permit the entry into force of) any contract except:
(i)	the Principal Documents;

(ii)	any contracts required or permitted under the Principal Documents; or

(iii)	any other contracts entered into in relation to the Project:
(A)	in the ordinary course of business;

(B)	on terms that are at least as favourable to the Company as those available on the basis of arm’s-length arrangements;

(C)	which do not require expenditure in excess of the applicable Annual Operating Budget or dedicated reserves; and

(D)	do not expose the Company to a Liability in excess of that contemplated by the applicable Annual Operating Budget; or
(iv)	any CER Document; or

(v)	any power purchase agreement in form and substance satisfactory to the Global Agent (acting on the instructions of all the Lenders) provided that the Company also enters into appropriate Security Documents and a Direct Agreement in respect of such power purchase agreement;
(r)	Disposal of Assets: sell, transfer, lease or otherwise dispose of all or a substantial part of its assets (whether voluntarily or involuntarily and in a single transaction or in a series of transactions, related or otherwise) other than:
(i)	assets having a value less than two hundred and fifty US Dollars (US$250,000) in aggregate;

(ii)	in the ordinary course of business;

(iii)	the disposal of surplus or obsolete assets;

(iv)	the sale of Certified Emission Reduction Certificates under any CER Documents;

(v)	sales of capacity and electricity in accordance with the PPA; or

(vi)	Transfers of cash to or from the Project Accounts in accordance with this Agreement and the Project Accounts Agreement;
(s)	Merger; Reorganisation: undertake or permit any mergers, consolidations, amalgamations, demergers, spin-offs or reorganisations of any kind;

(t)	Project Documents: terminate, amend or grant any waiver in respect of any provision of any Project Document to which it is a party except where the effect of such an amendment or a grant of any waiver would have only an immaterial impact upon the Company and the Project, provided, however, that:
(i)	the Company shall provide reasonable advance notice to the Global Agent of any such amendment or grant of a waiver; and

(ii)	notwithstanding the foregoing, no modification, waiver or amendment shall be made to the provisions under the PPA relating to the calculation or payment of the Capacity Payments or the Energy Charges (or anything relating thereto);
(u)	Accounts:
(i)	either open or maintain any bank accounts other than the Project Accounts; or

(ii)	either open or maintain any accounts in Kenya other than with the Onshore Account Bank; or

(iii)	Transfer any funds out of any Project Account except in accordance with the Project Accounts Agreement;
(v)	Assignment and Transfer: assign or transfer any of its rights and obligations under, or consent to the assignment or transfer of any rights and obligations of any other party to, any Project Document, other than as part of the Security or in respect of any assignment or transfer by KPLC to the Successor Entity;

(w)	Prohibited Acts: commit (or authorise or permit any Affiliate, Shareholder or any other Person acting on its behalf, with its consent or prior knowledge to commit) with respect to the Project or any Principal Document or any transaction contemplated thereunder, any Prohibited Act;

(x)	Amendments to the Environmental Impact Assessment and Environmental and Social Management Plan: approve any amendment or supplement to the Environmental Impact Assessment or any part of the Environmental and Social Management Plan, unless the amendment is made in accordance with the Environmental and Social Requirements;

(y)	Abandonment: abandon or agree to abandon the Project or commit any action or inaction which would give rise to an abandonment of the Project pursuant to the PPA;

(z)	Blocked persons and embargoes:
(i)	enter into business relationships with specially designated nationals and blocked persons or entities maintained on the relevant lists by the United Nations, the European Union, Germany or France in relation to embargoes or the fight against terrorism; or

(ii)	use any proceeds of any Loan or equity including the Base Equity Amount (or other funds), or otherwise enter into business, in relation to any sector or equipment under such embargoes; and
(aa)	Excluded Activities: make or permit the engagement in any of the activities referred to in Schedule 20 (Excluded Activities).

26	EVENTS OF DEFAULT
26.1	Events of Default
It shall be an Event of Default if any of the following occur (unless waived by the Global Agent with the consent of the Majority Lenders or of all of the Lenders, as the case may be, in accordance with Clause 37 (Amendments and Waivers)):
(a)	Failure to Pay: the Company fails to pay when due any part of the principal, or of the interest on, any of the Loans or any other monies falling due under any of the Finance Documents when due unless:
(i)	its failure to pay is caused by:
(A)	administrative or technical error; or

(B)	a Disruption Event; and
(ii)	payment is made within three (3) Business Days of its due date;
(b)	Other Failure to Pay:
(i)	the Offtaker fails to pay any amounts due under the PPA or fails to renew or replenish the KPLC Letter of Credit in the time and to the amount as required pursuant to the KPLC Security Agreement to the extent that the cash available from a draw under such KPLC Letter of Credit prior to its termination is no longer available in full; or

(ii)	GOK fails to pay any amounts due under the GOK Letter; or

(iii)	the Sponsor fails to pay any amounts due under the Construction Warranty Agreement; or

(iv)	the Standby Operator fails to pay any amounts due under the Standby O&M Agreement (if any), unless such failure to pay is remedied by the GOK or the Offtaker or the Sponsor within the applicable grace periods provided in the PPA or the GOK Letter or the Construction Warranty Agreement as applicable;
(c)	Cross Default: the Company, the Standby Operator or the Sponsor fails to pay any indebtedness in an aggregate amount of one hundred thousand US Dollars (US$100,000) in respect of the Company and ten million US Dollars (US$10,000,000) in respect of the Standby Operator or the Sponsor (other than the Loans), and any such failure continues for more than any applicable period of grace or any such indebtedness becomes prematurely due and payable (other than as a result of any voluntary prepayment or mandatory prepayment that is not as a result of an Event of Default) or is placed on demand; provided, however, that it shall not be a Default or Event of Default under this Clause 26.1 (c) (Cross Default) in respect of the Standby Operator so long as an alternative entity acceptable to the Global Agent (acting on the instructions of the Lenders, acting reasonably) within the Control of Ormat Technologies and with technical and financial capability no worse than the Standby Operator (the “Substitute Standby Operator”) has assumed the obligations and liabilities of the Standby Operator under the Standby O&M Agreement within thirty (30) days of the relevant failure to pay (in which case this paragraph (c) shall apply to such Substitute Standby Operator).
(d)	Compliance with Obligations by the Company:
(i)	subject to paragraph (ii) and (iii) and Clause 26.3 (Expropriation or Bankruptcy) below, the Company fails to comply with any of its obligations under this Agreement or any other Finance Document (other than for the payment of the principal of, or interest on, the Loans or any other loan from any of the Lenders to the Company or in respect of the making (actual or deemed) of any representation or warranty) and any such failure continues:
(A)	subject to paragraph (B) and (C) below, for a period of thirty (30) days after the date of that failure provided that such thirty (30)-day period shall be extended by an additional thirty (30) days if:
(I)	the Company commenced remedial action as soon as reasonably practicable after such failure;

(II)	the Company has continued to pursue a remedy properly and diligently to the satisfaction of the Global Agent (acting on the instructions of the Lenders); and

(III)	such remedy is reasonably likely to be effective within such additional thirty (30) day period; or
(B)	in respect of its obligations under Clause 24.1(u) (Project Accounts) and Clause 25.1(a) (Distributions), for a period of five (5) days after the date of such failure; or

(C)	in the case of the Company’s failure to perform or observe any term, covenant or agreement which expressly requires that any Finance Party be satisfied with such performance or observance or otherwise exercise its discretion, for a period of thirty (30) days (or such longer period agreed by the Global Agent (acting on the instructions of the Lenders)) after notice by a Finance Party of any failure by the Company to so perform or observe provided that such thirty (30)-day period shall be extended by an additional thirty (30) days if:
(I)	the Company commenced remedial action as soon as reasonably practicable after such failure;

(II)	the Company has continued to pursue a remedy properly and diligently to the satisfaction of the Global Agent (acting on the instructions of the Lenders); and

(III)	such remedy is reasonably likely to be effective within such additional thirty (30) day period;
(ii)	the Company fails to comply with its obligations under Clause 24.1(a) (Preservation of rights), Clause 24.1(c) (Application of Financing), Clause 24.1(y) (Prohibited Acts), Clause 24.1(z) (Anti money laundering), Clause 24.1(aa) (Structure Chart) or Clause 24.1(bb) (No illicit origin of funds), Clause 25.1(w) (Prohibited Acts) or Clause 25.1(z) (Blocked Persons and Embargoes); and

(iii)	the Company fails to comply with its obligations under Clause 24.1(r) (Ratios) subject to the right to cure such failure in accordance with Clause 19.9 (Equity Cure);
(e)	Compliance with Obligations by a Major Project Party:
(i)	any Major Project Party fails to comply with any obligations not otherwise provided for or referred to in this Clause 26 (Events of Default) (including payment obligations) under any of the Principal Documents to which it is a party and such non-compliance has or could reasonably be expected to have a Material Adverse Effect; or

(ii)	Ormat Technologies Inc. fails to comply with any obligations under any Finance Document to which it is party, and such non-compliance has or could reasonably be expected to have a Material Adverse Effect unless such non-compliance is remedied within any grace or cure period under the applicable Principal Document;
(f)	Misrepresentation: a representation, warranty or statement made or repeated pursuant to Clause 23 (Representations and Warranties) or in connection with any Finance Document (or in any document delivered by or on behalf of the Company, including any Drawdown Request, or by or on behalf of the Sponsor or the Shareholder, under or in connection with any Finance Document), is incorrect in any material respect when made or deemed to be made or repeated and, except in relation to Clause 23(gg) (Prohibited Acts) and Clause 23(hh) (No illicit origin of funds) or where such misrepresentation results from fraud, wilful default or negligence, has a Material Adverse Effect at the time of discovery or publication;
(g)	Ownership:
(i)	the Sponsor fails to maintain, directly or indirectly at least 51% of the legal and beneficial ownership interest of the Company and/or fails to Control the Company;

(ii)	the Shareholder fails to maintain, directly or indirectly no less than 100% of the Shares and the legal and beneficial ownership interest of the Company and/or fails to Control the Company provided that the Shareholder may transfer Shares and the legal and beneficial ownership interest to a Permitted Investor in accordance with the Finance Documents;

(iii)	Ormat Technologies Inc fails to Control the Company; or

(iv)
(A)	any Shares are issued, redeemed, transferred, encumbered in any way or otherwise disposed of; or

(B)	the Charter Documents of the Company are amended,
in each case in a manner not permitted by the Finance Documents;
(h)	Expropriation: any Authority condemns, nationalises, seizes, or otherwise expropriates all or any substantial part of the property, Shares or other assets of the Company, or shall have assumed custody or control of such property or other assets or of the business or operations of the Company, or shall have taken any action for the dissolution or disestablishment of the Company, or any action that would prevent the Company or its officers from carrying on its business or operations or prevent any of the parties to any of the Principal Documents from performing their respective obligations thereunder;
(i)	Judgment entered: there shall have been entered against the Company a final judgment, decree or order for the payment of money in excess of one hundred thousand US Dollars (US$100,000), which judgment shall remain unpaid for thirty (30) days after it shall have become final and non-appealable;

(j)	Attachments: any attachment (whether in aid of execution or otherwise) shall be made on any of the Company’s assets with a value in excess of one hundred thousand US Dollars (US$100,000) and the same shall not be released or bonded within thirty (30) days after the date on which the attachment is made;
(k)	Insolvency: any of the Company, the Shareholder, the Sponsor, the Standby Operator or the Offtaker:
(i)	takes any step (including petition, giving notice to convene or convening a meeting) for the purpose of making, or proposes or enters into, any arrangement, assignment or composition with or for the benefit of its creditors;

(ii)	ceases or threatens to cease to carry on its business or any substantial part of its business; or

(iii)	is unable to pay its debts as they fall due or otherwise becomes insolvent, save that no Event of Default will occur under this paragraph (k) in respect of the Standby Operator if the Standby Operator’s obligations and liabilities under the Standby O&M have been assumed by the Substitute Standby Operator within thirty (30) days (in which case this paragraph (k) shall apply to such Substitute Standby Operator).
(l)	Winding Up: an order is made or an effective resolution passed or analogous proceedings taken for the winding up, bankruptcy or dissolution of any of the Company, the Shareholder, the Sponsor, the Standby Operator or the Offtaker or a petition is presented or analogous proceedings taken for the winding up or dissolution of the Company, the Standby Operator, the Shareholder, the Offtaker, the Sponsor, by any Person and is not withdrawn or dismissed within sixty (60) days of the date of filing thereof save that no Event of Default will occur under this paragraph (l) in respect of the Standby Operator if the Standby Operator’s obligations and liabilities under the Standby O&M have been assumed by the Substitute Standby Operator within thirty (30) days (in which case this paragraph (l) shall apply to such Substitute Standby Operator);

(m)	Appointment of Officer: any encumbrancer lawfully takes possession, or a liquidator, judicial custodian, receiver, administrative receiver or trustee or any analogous officer is appointed, of the whole or any material part of the undertaking or assets of any of the Company, the Sponsor, the Shareholder, the Standby Operator or the Offtaker save that no Event of Default will occur under this paragraph (m) in respect of the Standby Operator if the Standby Operator’s obligations and liabilities under the Standby O&M have been assumed by the Substitute Standby Operator within thirty (30) days (in which case this paragraph (m) shall apply to such Substitute Standby Operator);
(n)	Analogous Events: any other event occurs which under any applicable law would have an effect analogous to any of those events listed in Clause 26.1(k) (Insolvency), Clause 26.1(l) (Winding Up) and Clause 26.1(m) (Appointment of Officer) save that no Event of Default will occur under this paragraph (n) in respect of the Standby Operator if the Standby Operator’s obligations and liabilities under the Standby O&M have been assumed by the Substitute Standby Operator within thirty (30) days (in which case this paragraph (n) shall apply to such Substitute Standby Operator);
(o)	Authorisations: any Authorisation necessary for the Company to perform and observe its obligations under any Principal Document:
(i)	is not obtained when required or is amended (without the Lenders’ consent) and such failure to obtain or such amendment has or is reasonably likely to have a Material Adverse Effect; or

(ii)	in respect of the remittance to the Lenders or their respective assigns in US Dollars of any amount payable under any Finance Document, is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, and is not restored or reinstated within thirty (30) days of notice by the Global Agent to the Company requiring that restoration or reinstatement; or

(iii)	subject to paragraph (ii) above, is rescinded, terminated, lapses or otherwise ceases to be in full force and effect, and is not restored or reinstated within thirty (30) days of notice by the Global Agent to the Company requiring that restoration or reinstatement and such failure to restore or reinstate has or is reasonably likely to have a Material Adverse Effect;
(p)	Security Documents: any Security Document, any of their respective provisions or the Security:
(i)	is revoked, terminated or ceases to be in full force and effect or ceases or fails to provide the Security or the priority of security intended or the Security was not validly created as intended under the relevant Security Document;

(ii)	becomes unlawful or is declared void; or

(iii)	is repudiated or its validity or the enforceability of any of its provisions is at any time challenged by any Person and any such repudiation or challenge continues for a period of thirty (30) days, provided such period shall terminate if and when such repudiation or challenge becomes effective, unless, in each case, the Company can satisfy the Global Agent (acting on the instructions of the Lenders) within ten (10) days of such occurrence that such occurrence has not resulted in a Material Adverse Effect;
(q)	Principal Documents: without prejudice to Clause 26.1(e) (Compliance with Obligations by a Major Project Party) or the rights of the Lenders under Clause 24.1(q) (PPA Default) and without prejudice to Clause 26.1(p) (Security Documents):
(i)	the termination, amendment or grant of any waiver in respect of any material provision of any of the Principal Documents to which it is a party other than as is permitted pursuant to the Finance Documents; or

(ii)	the performance of the obligations under any Principal Document becomes unlawful or any Principal Document is repudiated; or

(iii)	the validity or the enforceability of any of the provisions of the Principal Documents is at any time challenged by any Person and any such challenge continues for a period of thirty (30) days, provided such period shall terminate if and when such challenge becomes effective, unless, in each case, the Company can satisfy the Global Agent (acting on the instructions of the Lenders) within ten (10) days of such occurrence that such occurrence has not resulted in a Material Adverse Effect;
(r)	Currency and Project Accounts: the Company loses the legal right to purchase US Dollars or to remit such currency outside of Kenya or the Cayman Islands to pay amounts due under the Finance Documents or any other Principal Document;

(s)	Abandonment:
(i)	the Company abandons the Project; or

(ii)	ceases to perform its operations and maintenance services in respect of the Plant for a continuous period in excess of thirty (30) days in any year other than as a result of a Force Majeure Event or for periods which in aggregate exceed sixty (60) days other than as a result of a Force Majeure Event;
(t)	Insurances: subject to the terms of Schedule 12 (Insurance Requirements), any of the insurances or reinsurances is not maintained,

avoided or an insurer is entitled to avoid liability under a policy relating to any Insurances or Reinsurances;
(u)	Loss of Project: the Plant is damaged or destroyed such that a total loss occurs and, within one hundred and eighty (180) days, the Insurance Proceeds are not applied to reinstatement or repair in accordance with Clause 8.2 (Mandatory Prepayment of Insurance Proceeds and Compensation Proceeds) or have not been applied to prepayment in accordance with Clause 8.2 (Mandatory prepayment of Insurance Proceeds and Compensation Proceeds).

(v)	Material Adverse Effect: any event or circumstance occurs or series of events occur which has a Material Adverse Effect;

(w)	Prohibited Acts: the Company commits (or authorises or permits any Affiliate, Shareholder or any other person acting on its behalf to commit) with respect to the Project or any transaction contemplated by the Project Documents, any Prohibited Act;

(x)	Anti-money Laundering: the Company is in default in the due performance of any of its obligations under Clause 24.1(y) (Prohibited Acts), Clause 24(z) (Anti money laundering), Clause 24(bb) (No illicit origin of funds) or Clause 25(z) (Blocked persons and embargoes);

(y)	Required Balances: failure to fund the Debt Service Reserve Account or the Well Drilling Reserve Account or to maintain the Required Debt Service Reserve Amount or the Required Well Drilling Reserve Amount in accordance with the Project Accounts Agreement; and

(z)	Certain Events: the occurrence of a Political Event or Force Majeure Event which has a Material Adverse Effect or a MIGA Event.
26.2	Remedies on an Event of Default
Upon the occurrence of and during the continuance of an Event of Default, the Majority Lenders may declare an Event of Default and accelerate the Loans, and exercise any or all remedies set out under the Finance Documents, including the following:
(a)	cancel or suspend the commitments of the Lender or Lenders under the applicable Loan Agreements and this Agreement;

(b)	declare the principal amount of the Loans together with accrued interest thereon and any other outstanding amounts under the relevant Loan Agreements and this Agreement to be immediately due and payable or repayable on demand;

(c)	cancel or suspend further Disbursements;

(d)	exercise, or cause either Security Agent to exercise, any and all rights of a secured creditor (subject to the Security Trust and Intercreditor Deed) with respect to the Project, the Company, the Sponsor and any other relevant party under the Finance Documents and the Security Documents; or

(e)	exercise all other rights available to any of the Finance Parties under the Finance Documents;
26.3	Expropriation or Bankruptcy
Upon the occurrence of an Event of Default of the type described in Clauses 26.1(h) (Expropriation), 26.1(k) (Insolvency), 26.1(l) (Winding-Up), 26.1(m) (Appointment of Officer) or 26.1(n) (Analogous Events), the Loans, all interest accrued on them and any other amounts payable under this Agreement or the Loan Agreements will become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which the Company waives.
27	CHANGES TO LENDERS
27.1	Assignments and Transfers by the Lenders
Subject to the provisions of the relevant Loan Agreement, a Lender may:
(a)	assign any of its rights;

(b)	transfer by novation any of its rights and obligations; or

(c)	participate or sub-participate any of its Available Commitment or its share of any outstanding Loans, to another bank or financial institution (in the case of assignments and transfers by novation, such bank or financial institution being the “New Lender”), in each case, provided that such transfer, assignment, participation or sub-participation of any portion of the Lender’s Available Commitment or its share of the outstanding Loans under any Facility shall be made in accordance with the provisions of:
(i)	the Security Trust and Intercreditor Deed;

(ii)	the relevant Loan Agreement; and

(iii)	this Clause 27 (Changes to Lenders).
27.2	Procedure for Assignment or Transfer
(a)	Subject to Clause 27.1 (Assignments and Transfers by the Lenders) and the conditions of the Security Trust and Intercreditor Deed and the relevant Loan Agreement, an assignment will only be effective on receipt by the Global Agent of written confirmation from the New Lender, such confirmation to be in the form set out in Schedule 5 (Form of Accession Letter), that the New Lender will be bound by the obligations of the Finance Documents and will assume the same obligations to the other Finance Parties as it would have been under if it were an Original Lender.
(b)	Subject to Clause 27.1 (Assignments and Transfers by the Lenders) and the conditions of the Security Trust and Intercreditor Deed and the relevant Loan Agreement, a transfer will only be effective on:
(i)	receipt by the Global Agent of a Transfer Certificate, together with duly executed accession documents, pursuant to which the New Lender has acceded to the Security Trust and Intercreditor Deed and such other documents as are necessary to enable the New Lender to assume all of the rights and obligations of the Lender under the Finance Documents;

(ii)	execution by the Global Agent of the Transfer Certificate, which it shall execute as soon as reasonably practicable after receipt of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement; and

(iii)	receipt of the consent of the Company for an assignment or transfer by a Lender, unless the assignment or transfer is to another existing Lender or an Affiliate of a Lender or a Default has occurred and is continuing and provided that:
(A)	the consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed;

(B)	the Company will be deemed to have given its consent seven (7) days after the Lender has requested it unless consent is expressly refused by the Company within that time; and

(C)	the consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.
(c)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to make a payment to the New Lender or Lender acting through its new

Facility Office under Clause 11.1 (Gross-up) or Clause 11.2 (Tax Indemnity) or Clause 12 (Increased Costs),
then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.
(d)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Lender transfers by novation any of its rights and obligations under the Finance Documents, the Company and the Lender shall be released from further obligations towards one another in respect of such rights and obligations under the Finance Documents and their respective rights against one another shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	the Company and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Company and the New Lender have assumed and/or acquired the same in place of the Company and the Lender;

(iii)	the New Lender and the other Finance Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Lender and the other Parties hereto shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Lender shall become a Party as a “Lender”.
27.3	Copy of Transfer Certificate to Company
The Global Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.
27.4	Limitation of Responsibility of Lenders
(a)	Unless expressly agreed to the contrary, a Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Principal Documents or any other documents;

(ii)	the financial condition of any Major Project Party;

(iii)	the performance and observance by any Major Project Party of its obligations under the Principal Documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Principal Documents, and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Major Project Party and its related entities in connection with its participation in the Principal Documents and has not relied exclusively on any information provided to it by the Lender in connection with any Principal Documents; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Major Project Party and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Available Commitment under any Loan Agreement is in force.
(c)	Nothing in any Finance Document obliges a Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 27 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Major Project Party of its obligations under the Principal Documents or otherwise.
27.5	Assignment or transfer fee
The New Lender shall (unless such New Lender is an Original Participant), on the date upon which an assignment or transfer takes effect, pay to the Global Agent (for its own account) a fee of two thousand five hundred US Dollars (US$2,500).
28	ASSIGNMENTS AND TRANSFERS BY THE PARTIES
No Party may assign any of its rights or transfer any of its rights or obligations under the Finance Documents other than as expressly permitted herein or therein.

29	AGENCY PROVISIONS
29.1	Appointment and Duties of the Global Agent
(a)	Each of the other Finance Parties appoints the Global Agent to act as its agent under and in accordance with the terms of the Finance Documents for the purposes set out in the Finance Documents and to enter into the Finance Documents to which it will be a party in such capacity and irrevocably authorise it on their behalf to perform the duties and to exercise the rights and powers that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights and powers.

(b)	The Global Agent may not begin any legal action or proceeding in the name of a Finance Party (other than itself) without that Finance Party’s consent.

(c)	The Global Agent has only those duties which are expressly specified in the Finance Documents.

(d)	The Global Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
29.2	Relationship
(a)	The relationship between the Global Agent and the Finance Parties is that of principal and agent only. Nothing in this Agreement makes the Global Agent a trustee or fiduciary for any other Person and the Global Agent need not hold in trust any moneys paid to it for a Person or be liable to account for interest on those moneys except to the extent expressly stated in the Finance Documents.

(b)	The Global Agent shall not in any respect be the agent of the Company by virtue of this Agreement and the Global Agent shall not be bound to account to any Finance Party or the Company for any sum or the profit element of any sum received by it for its own account.

(c)	The Global Agent shall not be liable to the Company for any breach by any other Finance Party of any Finance Documents or be liable to any other Finance Party for any breach by the Company of the Finance Documents.
29.3	Delegation
The Global Agent may act through its personnel and through agents selected with due care.

29.4	Directions
(a)	Where the terms of a Finance Document require the Global Agent or “the Global Agent (acting on behalf of the Lenders)” or “Global Agent (acting on the instructions of the Lenders)” to give its consent or approval to any event, matter or thing or to make any determination or to exercise any duty, right, power or discretion, then:
(i)	subject to paragraph (ii) below, if the relevant Finance Document specifies that the Global Agent is required to give its consent or approval to that event, matter or thing, then the Global Agent will give its consent or approval to that event, matter or thing only if the Majority Lenders instruct the Global Agent that they are satisfied that those specified conditions have been satisfied;

(ii)	if the relevant consent or approval to that event, matter or thing or determination or exercise of duty, right, power or discretion is in respect of an amendment or waiver under Clause 37.2 (Exceptions), then the Global Agent will give its consent or approval to that event, matter or thing in accordance with Clause 37.2 (Exceptions), provided that the Global Agent may at all times, whether or not so directed, take such action in respect of any right, power or discretion which is personal to the Global Agent or is to preserve or protect the Global Agent’s position or is of a purely administrative nature.
(b)	The Global Agent is fully protected and shall incur no Liability if it acts on the instructions of the Majority Lenders or, where required all of the Lenders, in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. The Global Agent shall be entitled to seek clarification from the Majority Lenders with regard to such instructions where the Global Agent reasonably determines that clarification is required and may in its discretion elect not to act pending receipt of such clarification to its satisfaction from the Majority Lenders.

(c)	In the absence of instructions, the Global Agent shall not be obliged to act (and shall have no Liability for any failure to act) but may act or refrain from acting as it considers to be in the best interests of all the Lenders.

(d)	The Global Agent may refrain from acting (and shall incur no Liability) in accordance with the instructions of the Majority Lenders (or, if appropriate, all of the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any Liability which it may incur in complying with those instructions.

(e)	The Global Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document, unless the legal or arbitration proceedings relate to:
(i)	the perfection, preservation or protection of rights under the Security Documents; or

(ii)	the enforcement of any Security Document.
29.5	Business with the Group
The Global Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Major Project Party.
29.6	Default
(a)	The Global Agent may assume (unless it has received notice to the contrary in its capacity as such) that:
(i)	no Default or Material Adverse Effect has occurred; and

(ii)	any right, power, authority or discretion vested in any Finance Party has not been exercised.
(b)	The Global Agent is not obliged to monitor or enquire whether a Default has occurred. The Global Agent is not deemed to have knowledge of the occurrence of a Default.

(c)	If the Global Agent:
(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default;

(ii)	receives notice from a Party of a Force Majeure Event; or

(iii)	is aware of the non-payment of any principal, interest or any fee payable to a Finance Party (other than the Global Agent) or the Arranger) under this Agreement, it must promptly, within 3 days, notify the other Finance Parties.
29.7	Responsibility
(a)	No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:
(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents including:
(A)	the financial condition, status and nature of each Major Project Party;

(B)	the legality, validity, effectiveness, adequacy or enforceability of any Principal Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Principal Document;

(C)	whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Principal Document, the transactions contemplated by the Principal Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Principal Document; and

(D)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by any Agent, any Party or by any other person under or in connection with any Principal Document, the transactions contemplated by the Principal Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Principal Document.
(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document or agreement entered into in anticipation of or in connection with any Finance Document.
(d)	No Administrative Party is responsible for:
(i)	the right or title of any person in or to, or the value of, or sufficiency of any part of the security created by the Security Documents;

(ii)	the priority of any security created by the Security Documents; or

(iii)	the existence of any other Security Interest affecting any asset secured under a Security Document.
29.8	Information
(a)	If the Global Agent receives an original or copy document on behalf of another Person pursuant to the Finance Documents, it must promptly forward to the relevant Person that original or copy document provided that in respect of any Equity Distribution Transfer Certificate, the Global Agent must forward such Equity Distribution Transfer Certificate to the Lenders on the Business Day following receipt or the second Business Day following receipt if the Equity Distribution Transfer Certificate was received after normal business hours.

(b)	The Global Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Global Agent has no duty:
(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Major Project Party or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement;

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Major Project Party; or

(iii)	to monitor or supervise or make any investigation of the performance or observance by any party to a Finance Document of such party’s obligations under any Finance Documents.
(d)	In acting as the Global Agent, the Global Agent will be regarded as acting through its agency division which will be treated as a separate entity from its other divisions and departments. Any information acquired by the Global Agent which, in its sole opinion and its absolute discretion, is acquired by another division or department or otherwise than in its capacity as the Global Agent may be treated as confidential by the Global Agent (in accordance with any applicable law, regulation, confidentiality undertaking or applicable internal confidentiality requirements of the Global Agent) and will not be treated as information possessed by the Global Agent in its capacity as such.

(e)	The Global Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of the Company solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	The Company irrevocably authorises the Global Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Global Agent.
29.9	Reliance
The Global Agent may:
(a)	rely and act on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper Person;

(b)	rely and act on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	assume, unless the context otherwise requires, that any communication made by the Company is made on behalf of and with the consent and knowledge of the Company; and

(d)	engage, pay for (to be reimbursed pursuant to Clause 15.4 (Advisors), Clause 13 (Other Indemnities) or Clause 29.14 (Lenders’ Indemnity to the Global Agent) and rely and act on the opinion or advice of professional advisors selected by it with due care (including Lenders’ External Advisers or other professional advisers representing a Party other than the Global Agent).
29.10	Exclusion of Liability
(a)	Without limiting paragraph (b) below, the Global Agent will incur no Liability for any action taken by it under or in connection with any Principal Document, unless directly caused by its gross negligence or willful misconduct.

(b)	No Party (other than the relevant Administrative Party) may take any proceedings against any officer, employee or agent of an Administrative Party in respect of any claim it might have against an Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of an Administrative Party may rely on this Clause 29 (Agency Provisions) and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	The Global Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Global Agent if the Global Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Global Agent for that purpose.

(d)	Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(e)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.
29.11	Compliance
Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion:
(a)	constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation; or

(b)	cause it to expend or risk its own funds if it has reasonable grounds for believing the repayment of such funds or adequate indemnity in respect thereof is not assured to it.
29.12	Relationship with Lenders
(a)	The Global Agent may treat each Lender as a Lender, entitled to payments under this Agreement and any relevant Loan Agreement and as acting through its Facility Office(s) until it has received not less than seven (7) days’ prior notice from that Lender to the contrary.

(b)	The Global Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Global Agent must keep a record of all the Parties to this Agreement (and each Loan Agreement) and supply any other Party to this Agreement with a copy of the record on request. The record will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

29.13	Individual position of an Administrative Party
(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:
(i)	carry on any business with any Major Project Party or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Major Project Party or its related entities.
29.14	Lenders’ Indemnity to the Global Agent
(a)	Without limiting the liability of the Company under any Finance Document, each Lender shall indemnify the Global Agent, within ten (10) days of demand, for that Lender’s Pro Rata Share of any Liability incurred by the Global Agent (other than by reason of the Global Agent’s gross negligence or willful misconduct) in acting as the Global Agent under the Finance Documents (unless the Global Agent has been reimbursed in full by the Company pursuant to a Finance Document).

(b)	If a Finance Party owes an amount to the Global Agent under the Finance Documents, the Global Agent may after giving notice to that Finance Party:
(i)	deduct from any amount received by it for that Finance Party any amount due to the Global Agent from that Finance Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount, and that Finance Party will be regarded as having received the amount so deducted.
(c)	The provisions of this Clause 29.14 (Lenders’ Indemnity to the Global Agent) shall continue in full force and effect not withstanding termination of this Agreement or the retirement or removal of the Global Agent in accordance with Clause 30.3(a) (Rights and Obligations).

29.15	Notice period
Where this Agreement specifies a minimum period of notice to be given to the Global Agent, the Global Agent may, following consultation with all the Lenders, accept a shorter notice period.
30	RESIGNATION AND REMOVAL OF AGENTS
30.1	Resignation and Removal of the Global Agent
The Global Agent may resign its appointment under the Finance Documents at any time without assigning any reason therefor and the Majority Lenders may remove the Global Agent by giving not less than thirty (30) days’ prior notice to that effect to each of the other Parties hereto provided that no such resignation or, as the case may be, removal shall be effective until:
(a)	a successor for the Global Agent is appointed in accordance with the succeeding provisions of this Clause 30.1 (Resignation and Removal of the Global Agent) and Clause 30.2 (Replacement of Global Agent);

(b)	the resigning Global Agent has transferred to its successor all of the rights and obligations in its capacity as Global Agent under the Finance Documents; and

(c)	the successor for such Global Agent has executed and delivered to each of the other Agents and the Company, an Accession Letter in the form, or substantially in the form, set out in Schedule 5 (Form of Accession Letter) and has executed and delivered a deed of accession to the Security Trust and Intercreditor Deed.
30.2	Replacement of the Global Agent
If the Global Agent gives notice of its resignation, or if the Majority Lenders give to the Global Agent notice of removal pursuant to Clause 30.1 (Resignation and Removal of Global Agent), then any reputable and experienced bank or other financial institution which is an internationally recognised institution experienced in acting in a similar capacity and which is approved by the Majority Lenders and the Company (such approval not to be unreasonably withheld or delayed) may be appointed as a successor to the Global Agent by the Majority Lenders, during the period of such notice but, if no such successor is so appointed, then the Global Agent may appoint such a successor itself provided such successor meets the criteria set out in this Clause 30.2 (Replacement of the Global Agent).

30.3	Rights and Obligations
If a successor to any Global Agent is appointed under the provisions of Clause 30.1 (Resignation and Removal of the Global Agent) or Clause 30.2 (Replacement of the Global Agent) then:
(a)	the retiring Global Agent shall be discharged from any further obligation hereunder (without prejudice to any accrued Liabilities) but with the benefit of this Clause 30.3 (Rights and Obligations) and Clause 29.14 (Lenders’ Indemnity to the Global Agent);

(b)	its successor and each of the other parties to the Finance Documents shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party thereto; and

(c)	the resigning Global Agent shall, at the cost of the Company, make available or deliver to the successor Agent all papers and records relating to its role as Global Agent under the Finance Documents.
31	DISCLOSURE OF INFORMATION
31.1	Disclosure by Finance Parties
(a)	Each of the Finance Parties shall have the right, but not the obligation, to disclose any Principal Documents or any records or information about such Principal Documents or about the Company, any Major Project Party or the Project:
(i)	to any other Finance Party or any employees, officers, fund managers, directors or agents thereof;

(ii)	to any Person to whom information may be required to be disclosed by any applicable law or regulation;

(iii)	in connection with any legal or arbitration proceedings;

(iv)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(v)	to any rating agency;

(vi)	to any member of the KfW Bankengruppe, employees, officers, fund managers, directors, bodies or agents thereof subject to the confidentiality agreement with the Company dated 5 December 2008;

(vii)	if such Finance Party is a member of AFD, to AFD subject to the confidentiality letter from Proparco to the Sponsor dated 29 August 2007;

(viii)	any of its professional advisers or any professional adviser to any Person specified in paragraphs (i) to (vii) above (including, without limitation, any legal adviser, insurance adviser, auditor, financial adviser, technical adviser or other Project adviser) that is appointed with consent of the Company and subject to a Confidentiality Undertaking (unless confidentiality is implied by law or regulation);

(ix)	in the case of DEG, it may disclose all and any information relating the Company and the Project to the Financing Partners and their respective representatives, fund managers and advisers subject to the confidentiality agreement with the Company dated 13 August 2007 (the “DEG Letter”) (and this Clause 31 (Disclosure of Information) shall be an authority to disclose under paragraph 5(d) of the DEG Letter);

(x)	subject to the DEG Letter, DEG may disclose all and any information relating to the Company and the Project to the relevant Participants and the Participants may disclose such information to their respective employees, officers, directors, representatives, fund managers and advisers and, in respect of EAIF only, EAIF may disclose such information to any existing or potential lender to, or investor in, EAIF provided a Confidentiality Undertaking is entered into;

(xi)	to the extent allowed under paragraph (b) below and in accordance therewith; or

(xii)	to any other Person with the prior written consent of the Company.
(b)	Notwithstanding paragraph (a) above, any Lender may disclose to any of its Affiliates and any other Person:
(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Company, any information about the Company and the Principal Documents as that Lender shall consider appropriate if, in relation to paragraphs (i) and (ii)

above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.
(c)	With reference to the above information under paragraphs (a) and (b), the Company hereby consents to the transfer of such information by any members of the KfW Bankengruppe:
(i)	for the purposes of central corporate risk management and standardised controlling and, to such extent, expressly release DEG from banking secrecy rules, the provisions of the Federal Data Protection Law (“Bundesdatensschutzgesetz”) and any separately concluded confidentiality agreement as between members of the KfW Bankengruppe; and

(ii)	as a result of any legal, judicial or regulatory requirements; and

(iii)	to the government of the Federal Republic of Germany.
31.2	Disclosure by the Company
The Company will keep the terms and conditions of the Finance Documents confidential and shall not, without the prior written consent of the Global Agent (acting on the instructions of the Lenders, acting reasonably), disclose any of such terms and conditions, except as required by:
(a)	law or regulation, including, without limitation, securities laws and the rules and regulations of any stock exchange on which securities of any Affiliate of the Company are listed;

(b)	order or decision of any court having jurisdiction over the Company or any of its Affiliates; or

(c)	as may be required by any Authority having authority over the Company or any of its Affiliates.
32	CONDUCT OF BUSINESS BY THE FINANCE PARTIES
No provision of any Finance Document will:
(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computations in respect of Tax.

33	PAYMENT MECHANICS
33.1	Payments to Lenders and the Company

On each date on which the Company or a Lender is required to make a payment under a Finance Document, the Company or the Lender, as the case may be, shall make the same available to the Global Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by such Person as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
33.2	Distributions by the Global Agent

Each payment received by the Global Agent under the Finance Documents for another Party shall, subject to Clause 33.3 (Clawback), be made available as soon as practicable after receipt by the Global Agent to the Party entitled to receive payment in accordance with the Finance Documents (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Global Agent by not less than seven (7) days notice.
33.3	Clawback
(a)	Where a sum is to be paid to a Global Agent under the relevant Finance Documents for the account of another Lender, Participant or KfW, the Global Agent is not obliged to pay that sum to that Person (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Global Agent pays an amount to such Person and it proves to be the case that the Global Agent had not actually received that amount, then such Person to whom that amount (or the proceeds of any related exchange contract) was paid by the Global Agent shall on demand refund the same to the Global Agent together with interest on that amount from the date of payment to the date of receipt by the Global Agent, calculated by the Global Agent to reflect its cost of funds.
33.4	No Set-Off by the Company
(a)	All payments to be made by the Company under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(b)	Paragraph (a) above does not apply to any payment netting provisions contained in a Hedging Contract entered into in accordance with this Agreement.

33.5	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same month (if there is one) or the immediately preceding Business Day (if there is not) except for any payment due on the Final Repayment Date under any Facility which, if such date is not a Business Day, shall always be payable on the preceding Business Day.

(b)	During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
33.6	Currency of Account
(a)	Subject to paragraph (b) below, US Dollars are the currency of account and payment for any sum due from the Company under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
33.7	Change of Currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Global Agent (after consultation with the Company and any affected Finance Party); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Global Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Global Agent (acting on the instructions of the Lenders) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

33.8	Partial payments
(a)	If the Global Agent receives a payment insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Global Agent must apply that payment towards the obligations of the Company under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	second, in or towards payment pro rata of any accrued interest or fees due but unpaid under this Agreement;

(iii)	third, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourth, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Global Agent must, if so directed by the Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	This Clause 33.8 (Partial payments) will override any appropriation made by the Company.
33.9	Disruption to payment systems
(a)	If the Global Agent (acting on the instructions of the Lenders) determines that a Disruption Event has occurred or the Company notifies the Global Agent that a Disruption Event has occurred, the Global Agent:
(i)	may, and must if requested by the Company, enter into discussions with the Company for a period of not more than five (5) days with a view to agreeing any changes to the operation or administration of the Facilities (“changes”) as the Global Agent (acting on the instructions of the Lenders) may decide is necessary;

(ii)	is not obliged to enter into discussions with the Company in relation to any changes if, in its opinion, it is not practicable so to do and has no obligation to agree to any changes;

(iii)	may consult with the Finance Parties in relation to any changes but is not obliged so to do if, in its opinion, it is not practicable in the circumstances; and

(iv)	must notify the Finance Parties of any changes agreed under this Clause 33.9 (Disruption to payment systems).
(b)	Any agreement between the Global Agent (acting on the instructions of the Lenders) and the Company will be, (whether or not it is finally determined that a Disruption Event has occurred), binding on the Parties notwithstanding the provisions of Clause 37 (Amendments and Waivers).

(c)	If the Global Agent makes any payment to any person in respect of a Liability incurred as a result of taking or not taking any action under this Clause 33.9 (Disruption to payment systems), the amount of that payment is an amount in respect of which each Lender must indemnify the Global Agent for that Lender’s Pro Rata Share of any Liability incurred by the Global Agent under this Clause 33.9 (Disruption to payment systems) (unless the Global Agent has been reimbursed by the Company under a Finance Document) unless such payment was made as a result of the Global Agent’s fraud, gross negligence or willful misconduct.
33.10	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three (3) Business Days of demand by the relevant Finance Party.
34	NOTICES
34.1	Communications in Writing
(a)	Any notifications or other communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter or to the extent agreed by the Parties making and receiving the communications, by email or any other electronic communication.

(b)	Unless otherwise provided herein or in any other Finance Document, notices, reports and other written communications to be given to the Global Agent and/or the Lenders, shall be given and made available in such number of copies as the Global Agent has previously notified (including by written standing instructions) to the issuing Party to be sufficient in respect of such notice, report or other written communication, provided that in the absence of such previous notification by the Global Agent or the Lenders, one copy shall be deemed to be sufficient.

(c)	For the purposes of the Finance Documents, an electronic communication will be treated as communication in writing provided the Parties making and receiving the electronic communication have agreed to use such communication under paragraph (a) above.

(d)	In no event shall the Global Agent or the Security Agents be liable for any Liability arising from it receiving or transmitting any instruction from any party via any non-secure method of transmission or communication, such as, but without limitation, by facsimile or e-mail. The Finance Parties accept that some methods of communication are not secure and the Global Agent and the Security Agents shall incur no Liability for receiving instructions, notices or communications via any such non-secure method. Each of the Global Agent and the Security Agents are authorised to comply with and rely upon any such notice, instruction or other communications believed by it to have been sent to given by the relevant party.
34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is provided below.
(a)	The contact details of the Company for this purpose are:

Address: Off Moi South Lake Road, Hellsgate National Park, P.O. Box 1566-20117, Naivasha, Kenya.

Fax: +254 (0) 50 50668

Attention: Mr. Earnest Sayi Mabwa

With a copy to: OrPower4 Inc. c/o Ormat Nevada Inc., 6225 Neil Road, Reno, Nevada.

Attention: President

Fax: +1 775 356 9039
(b)	The contact details of the Global Agent for this purpose are:

Address: DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH, Kämmergasse 22, 50676 Köln, Germany.

Fax: +49 221 4986 1106

Attention: Portfolio Management, Africa

(c)	The contact details of the Onshore Security Agent for this purpose are as set out in the relevant Agent Deed of Accession entered into pursuant to paragraph 23 (Accession of Offshore and Onshore Security Agents) of Part 1 of Schedule 2 (Conditions of Disbursement).

(d)	The contact details of the Offshore Security Agent for this purpose are:

Address: One Canada Square, London, E14 5AL.

Fax: +44 207 964 2533

Attention: Trustee Administration Manager

(e)	The contact details of the DEG “A” Lender for this purpose are:

Address: DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH, Kämmergasse 22, 50676 Köln, Germany.

Fax: +49 221 4986 1106

Attention: Portfolio Management, Africa

(f)	The contact details of the DEG “B” Lender for this purpose are:

Address: DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH, Kämmergasse 22, 50676 Köln, Germany.

Fax: +49 221 4986 1106

Attention: Portfolio Management, Africa

(g)	The contact details of the DEG “C” Lender for this purpose are:

Address: DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH, Kämmergasse 22, 50676 Köln, Germany.

Fax: +49 221 4986 1106

Attention: Portfolio Management, Africa

(h)	The contact details of the Proparco “A” Lender for this purpose are:

Address: Proparco, 5, rue Roland Barthes, 75598 Paris Cedex 12, France

Fax: +33 1 53 44 42 94

Attention: Direction des Engagements, M. Guillaume Barberousse.
34.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when a fax confirmation is received; or

(ii)	if by email or any other electronic communication, when received in legible form; or

(iii)	if delivered in person, at the time of delivery; or

(iv)	if by way of letter, when it has been left at the relevant address or seven (7) days after being sent by international courier prepaid in an envelope addressed to it at that address;
and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to any Agent will be effective only when actually received by that Agent and then only if it is expressly marked for the attention of the department or officer or that Agent identified in Clause 34.2 (Addresses) (or any substitute department or officer as that Agent shall specify for this purpose).

(c)	All notices from or to the Company shall be sent through the Global Agent (except where the contrary is expressly set out herein).
34.4	Use of websites
(a)	Except as provided below, either the Company or the Global Agent may deliver any information under this Agreement to any other Party or Lender by posting it on to an electronic website if:
(i)	the Global Agent and the Lenders agree;

(ii)	an electronic website is designated for this purpose;

(iii)	each other Party for whom the website is intended is notified of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Company and the Global Agent (acting on the instructions of the Lenders).
(b)	The Company shall, promptly upon becoming aware of its occurrence, notify the Global Agent if:
(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.
If the circumstances in paragraphs (c)(i) or (ii) above occur, the Company shall supply any information required under this Agreement in paper form until the Global Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.
34.5	Notification of Address, Fax number
(a)	Any Party may change its contact details by giving seven (7) days written notice to the Global Agent or (in the case of the Global Agent) to the other Parties.

(b)	Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to paragraph (a) above or changing its own address or fax number, the Global Agent shall notify the other Parties.
34.6	English Language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Global Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
35	CALCULATIONS AND CERTIFICATES
35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.
35.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day Count Convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days.
36	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
37	AMENDMENTS AND WAIVERS
37.1	Procedure
(a)	Except as provided in this Clause, any term of the Finance Documents (other than any Hedging Contract) may be amended or waived with the agreement of the Company and the Majority Lenders. The Global Agent may or, in the case of an amendment or waiver of a Finance Document, a Security Agent shall (if instructed to do so by the Global Agent (acting on the instructions of the Lenders)), effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Global Agent must promptly notify the other Finance Parties of any amendment or waiver effected by it or a Security Agent under paragraph (a) above. Any such amendment or waiver is binding on all the Finance Parties.
37.2	Exceptions
(a)	An amendment or waiver which relates to:
(i)	the definitions of Majority Lenders in Clause 1.1 (Definitions);

(ii)	the purpose for which the Loans may be used;

(iii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iv)	a reduction in the interest rate or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(v)	an increase in, or an extension of, a Commitment or the Total Commitments;

(vi)	a release of the Company or any other Major Project Party;

(vii)	a release of any security created under or pursuant to any Security Document;

(viii)	a term of a Finance Document which expressly requires the consent of each Lender;

(ix)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents;

(x)	the definition of Environmental and Social Requirements and any provision relating thereto;

(xi)	the definition of Reference Banks;

(xii)	the definition of Project Completion Date;

(xiii)	the Direct Agreements;

(xiv)	the Accounting Principles;

(xv)	Clause 23.1(gg) (Prohibited Acts);

(xvi)	Clause 23.1(hh) (No illicit origin of funds);

(xvii)	Clause 24.1(y) (Prohibited Acts);

(xviii)	Clause 24.1(z) (Anti-money laundering);

(xix)	Clause 24.1(bb) (No illicit origin of funds);

(xx)	Clause 24.1(cc) (HIV Protective Measures);

(xxi)	Clause 25.1(b) (Transfers to Equity Distribution Account);

(xxii)	Clause 25.1 (x) (Amendments to the Environmental Impact Assessment and Environmental and Social Management Plan);

(xxiii)	Clause 25.1(w) (Prohibited Acts);

(xxiv)	Clause 25.1(z) (Blocked Person and Embargoes);

(xxv)	Clause 26.1(u) (Loss of Project);

(xxvi)	Clause 26.1(w) (Prohibited Acts);

(xxvii)	Clause 26.1(x) (Anti-money laundering);

(xxviii)	this Clause,
may only be made with the consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Company.
37.3	Waivers and remedies cumulative
(a)	The rights of each Finance Party under the Finance Documents:
(i)	may be exercised as often as necessary;

(ii)	are cumulative and not exclusive of its rights under the general law; and

(iii)	may be waived only in writing and specifically.
(b)	No course of dealing, nor failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver.
38	TERMINATION

This Agreement shall be in full force and effect from the date hereof until the Final Termination Date.
39	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.
40	GOVERNING LAW

This Agreement and any non-contractual rights arising out of or in connection with this Agreement shall be governed by English law.

41	ENFORCEMENT

41.1	Jurisdiction
(a)	Except as otherwise provided in any of the Security Documents and subject to the Company’s right to propose arbitration pursuant to Clause 41.2 (Arbitration) and the Lenders’ option to agree to such proposal, or to initiate arbitration pursuant to Clause 41.2 (Arbitration), the Parties agree that the courts of England shall have exclusive jurisdiction to resolve any dispute arising out of or in connection with the Finance Documents (including a dispute regarding the existence, breach, validity or termination of this Agreement or any of the Finance Documents) (a “Dispute”).

(b)	The Parties agree that English law shall govern the determination of any Dispute regardless of the jurisdiction in which the Dispute is heard.
41.2	Arbitration
(a)	Prior to the commencement of any legal proceedings by the Company (other than Interim Proceedings) in the courts of England in respect of a Dispute the Company shall give prior notice to the Lenders, and the Lenders acting unanimously shall indicate to the Company in writing within fifteen (15) days of receipt of such notice from the Company, whether that Dispute shall instead be resolved by arbitration pursuant to this Clause 41.2 (Arbitration), provided that this Clause 41.2 (Arbitration) shall not prejudice the right of the Lenders to commence arbitration in respect of a Dispute by giving prior notice to the Company. If the Lenders notify the Company that the Dispute is to be resolved by arbitration, to which the Company shall not object, the following provisions shall apply. For the avoidance of doubt, the Company shall not be required to give notice pursuant to this Clause prior to the commencement of Interim Proceedings.

(b)	Any arbitration commenced in respect of a Dispute shall be resolved in accordance with the rules of the United Nations Commission on International Trade Law (“UNCITRAL”), which rules are deemed to be incorporated by reference into this Clause save as modified by this Agreement. In any such arbitration:
(i)	the appointing authority shall be the London Court of International Arbitration (the “LCIA”);

(ii)	the language to be used in the arbitration shall be English;

(iii)	the place and seat of the arbitration shall be London, England; and

(iv)	the number of arbitrators shall be three. For the purpose of Article 7 of the UNCITRAL Rules, where there are multiple parties, whether as claimant or as respondent, the claimants shall act and be treated, jointly, as ‘a party’ and the respondents shall act and be treated, jointly, as ‘a party’.
(c)	In any arbitration commenced pursuant to this Clause 41.2 (Arbitration):
(i)	the Parties hereby waive any rights under the Arbitration Act 1996 (UK) to seek determination of a preliminary point of law by the courts of England; and

(ii)	subject to the terms of any arbitration agreement agreed between the Parties and the provisions of the UNCITRAL Arbitration Rules, the Company shall be entitled to seek only from the Arbitral Tribunal, but not from any judicial authority, any interim measures of protection or pre-award relief (other than any relief sought through Interim Proceedings) against any of the Finance Parties. Until the Arbitral Tribunal has been constituted, the Company shall be entitled to institute Interim Proceedings in the courts of England.
(d)	In any arbitral proceeding, the certificate of a Finance Party as to any amount due to that Finance Party under any Finance Document shall be prima facie evidence of such amount.
41.3	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, the Company:
(a)	irrevocably appoints Chadbourne & Parke MNP of Regis House, 45 King William Street, London EC4R 9AN as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the Company of the process will not invalidate the proceedings concerned;

(c)	undertakes that as long as any of the Finance Documents remains in force, the Company shall maintain a duly appointed and authorised agent to receive for and on its behalf service of the writ of summons or other legal process in any action, suit or proceeding brought by any Finance Party in the courts of England with respect to each of the Finance Documents and shall keep the Global Agent advised of the identity and location of such agent; and

(d)	irrevocably consents, if for any reason the Company’s authorized agent for service of process of summons, complaint and other legal process in any action, suit or proceeding is not present in England, to service of such papers being made out of those courts by mailing copies of the papers by registered air mail, postage prepaid, to the Company at its address specified pursuant to Clause 34 (Notices). In such a case, any Finance Party shall also send by facsimile, or have sent by facsimile, a copy of the papers to the Company.
41.4	Waiver
(a)	To the extent that the Company may be entitled in any jurisdiction to claim for itself or its assets immunity with respect to its obligations under this Agreement or any other Finance Document from any suit, execution, attachment (whether provisional or final, in aid of execution, before judgment or otherwise) or other legal process or to the extent that in any jurisdiction that immunity (whether or not claimed), may be attributed to it or its assets, the Company irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent now or in the future permitted by the laws of such jurisdiction.

(b)	To the extent that the Company may, in any suit, action or proceeding brought in any of the courts referred to in Clause 41.1 (Jurisdiction) or a court of Kenya, Cayman Islands or elsewhere arising out of or in connection with this Agreement or any other Finance Document to which the Company is a party, be entitled to the benefit of any provision of law requiring any Finance Party in such suit, action or proceeding to post security for the costs of the Company, or to post a bond or to take similar action, the Company hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of England, Cayman Islands or Kenya or, as the case may be, the jurisdiction in which such court is located.

(c)	Each Party waives any right it may have to a jury trial of any claim or cause of action in connection with any Finance Documents or any transaction contemplated by any Finance Document. This Agreement may be filed as a written consent to trial by court.
42	ENTIRE AGREEMENT

This Agreement, together with the other Finance Documents to which some or all of the Parties are party, constitutes the entire agreement between the Parties and all prior responsibilities, negotiations and undertakings shall be excluded from any construction of this Agreement.
IN WITNESS WHEREOF, the Parties have entered into this Agreement on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Lenders

Facility	Original Lender	Commitment (US$)
DEG “A” Facility:	DEG- Deutsche Investitions- und Entwicklungsgesellschaft mbH	60,000,000

DEG “B” Facility:	DEG- Deutsche Investitions- und Entwicklungsgesellschaft mbH	15,000,000

DEG “C” Facility:	DEG- Deutsche Investitions- und Entwicklungsgesellschaft mbH	15,000,000

Proparco “A” Facility:	Société de Promotion et de Participation pour la Coopération Economique	15,000,000
The Participants and EFP

		Amount of
		Participation (US$)
		as at date of
Facility	Party as at date of Agreement	Agreement
DEG “A” Facility:	KfW	20,000,000

DEG “A” Facility	EFP	20,000,000

DEG “B” Facility:	Emerging Africa Infrastructure Fund Limited	15,000,000

DEG “C” Facility:	Nederlandse Financierings Maatschappij voor Ontwikkelingslanden N.V.	15,000,000

SCHEDULE 2
Conditions of Disbursement
Part 1
Conditions of the First Disbursement
1	Corporate Authority
(a)	In relation to each of the Company, the Sponsor, the Shareholder, the Standby Operator and the Offtaker (the “Relevant Parties”), copies of the most recent Charter Documents of each such Person and any other evidence that it is duly incorporated, validly existing, qualified and duly licensed to do business in its jurisdiction (where qualification and/or licensing is necessary) along with a certification by an Authorised Representative of such Person that such are true, complete and accurate copies and that such Charter Documents and other evidence (if any) are in full force and effect;

(b)	In relation to each Relevant Party:
(i)	copies, certified as true, complete and accurate copies by an Authorised Representative of such Person, of the resolutions of the board or unanimous written consents of the Directors, or such other corporate authorisation or resolution of each such Person, as is necessary in that Person’s jurisdiction of incorporation to approve its execution, delivery and performance of each of the Principal Documents to which it is expressed to be a party and (in each case) authorising a named Person or Persons to execute and deliver each such document and any documents to be delivered by it pursuant thereto; and

(ii)	a Certificate of Incumbency for each Person named in the relevant resolutions and authorisations referred to in (i) above (which shall include a specimen signature of such named Person); and
(c)	In relation to the Company, a certificate stating that borrowing the Total Commitments would not cause any borrowing or similar limit to be exceeded and that all conditions to disbursement have been satisfied.
2	Finance Documents and Security Documents
(a)	A duly executed original of each of the Finance Documents;

(b)	Evidence that each of the Security Documents which are required to be filed, recorded, stamped and/or registered in order to fully perfect the

Security created thereunder has been duly filed, recorded, stamped and/or registered, as applicable;

(c)	Evidence that the Security has been duly created and perfected as first priority security interests as contemplated and intended under the Security Documents in all assets and rights of the Company and in any other assets or rights of any other Persons which are expressed to be subject to the Security Documents (subject to Permitted Liens and exceptions or limitations acceptable to the Global Agent (acting on the instructions of the Lenders) as set out in the legal opinions required pursuant to Paragraph 8 below);

(d)	Certified copies of acknowledgements of the assignment effected under the Offshore Debenture and the Onshore Debenture from all of the Company’s counter-parties under the Project Documents or the assignments effected pursuant to the Reinsurance Assignment Agreement;

(e)	Evidence that:
(i)	all conditions to the effectiveness of such Finance Documents have been satisfied (except for the condition that this Agreement shall have become unconditional and fully effective, if that is a condition of any of those agreements);

(ii)	all share certificates (if any) in respect of the Charged Shares shall have been delivered to the Offshore Security Agent pursuant to the Cayman Share Charge, together with executed and undated share transfer forms or stock powers with the relevant holder of the Charged Shares’ signature thereon duly verified;

(iii)	evidence that the restrictions imposed on each of the Company, the Shareholder and the Sponsor under Clause 3 (Share Retention) of the Share Retention Agreement have been recorded in the register of shareholders of each of the Company, Ormat Technologies Inc and the Sponsor and noted on the share certificates issued by it to the relevant shareholder; and

(iv)	all Taxes, fees and stamp duty payable in connection with the execution, delivery, filing and registration of each of the Security Documents has been paid.
3	Project Documents
(a)	A copy, certified as a true, complete and accurate copy by an Authorised Representative of the Company of each Project Document, executed by all parties thereto, and evidence that any Project Document or interest created or arising thereunder required to be filed, recorded, stamped and/or registered in order for such Project Document to enter into full force and effect has been duly filed, recorded, stamped and/or registered, as applicable;

(b)	A certification from an Authorised Representative of the Company that all conditions precedent to the effectiveness of each Project Document have been satisfied (and not waived by the parties thereto), other than any condition precedent to any Project Document requiring that this Agreement or any Loan Agreement is in full force and effect;

(c)	A certification from an Authorised Representative of the Company that each Principal Document is in full force and effect and that the Company is not, and to the best of its knowledge after due enquiry, no other party to such Principal Document is or, but for the passage of time or giving of notice or both will be, in material breach or default of any obligation thereunder.
4	Project Costs

A Project Costs Report countersigned by the Lenders’ Engineer in the form set out in Schedule 23 (Form of Project Costs Report) in respect of Project Costs incurred up to the Financial Close, which have either:
(a)	been capitalised into equity (as part of the Base Equity Amount); or

(b)	are otherwise reflected in the Project Costs Report proposed to be repaid or refunded with the proceeds of the first Disbursement pursuant to Clause 5.5 (True-up Disbursement);
5	Authorisations
(a)	All Authorisations listed in Schedule 15 (Authorisations) other than any Authorisation not required by law or under the Principal Documents as at the proposed Disbursement Date; and

(b)	Any other Authorisations and approvals necessary for the transfer and remittance to the Lenders or their respective assignees in US Dollars of all monies payable in respect of the Finance Documents at the times and in the manner contemplated therein, each certified as true, complete and accurate by an Authorised Representative of the Company, which Authorisations shall be in full force and effect, final and non-appealable.
6	Financial Model and Base Case
(a)	A copy of the Financial Model on computer disc;

(b)	The Base Case prepared utilising the Financial Model, agreed between the Company and the Global Agent (acting on the instructions of the Lenders), demonstrating a Projected Debt Service Cover Ratio in respect of each Calculation Period of not less than 1.3, a Debt to Equity Ratio which does not exceed 3.0:1 and an Equity to Total Assets Ratio of not less than 0.25; and

(c)	An audit report from the Financial Model Auditor addressed to the Company and the Finance Parties, regarding the Financial Model.
7	Project Accounts
(a)	Each of the Project Accounts has been opened with the relevant Account Bank and, to the extent required under the terms of any Finance Document, the Required Debt Service Reserve Amount and the Required Well Drilling Reserve Amount has been maintained;

(b)	To the extent not included in the Project Accounts Agreement, irrevocable instructions shall have been given by the Company to each of the Account Banks, instructing each such Person to operate each of the Project Accounts opened with them in accordance with the requirements of the Project Accounts Agreement, respectively;

(c)	Copy of the operating procedures (if any) for the Project Accounts as referred to in Clause 2.5(b) (Operation of Project Accounts) of the Project Accounts Agreement.
8	Legal Opinions

The following legal opinions addressed to the Finance Parties (with a reliance letter for the benefit of each Participant and KfW):
(a)	from Company’s Legal Counsel, in relation to the Finance Documents governed by English law;

(b)	from Cayman legal advisers to the Company and the Shareholder, in relation to, inter alia, the following matters:
(i)	the organisation, existence and corporate structure of the Company (including the Company’s authorised share capital upon or subsequent to the making of the True-Up Disbursement) and the Shareholder;

(ii)	that, subject to the Legal Reservations, the Principal Documents to which the Company or the Shareholder (or both) is party were duly authorised and validly executed and the obligations of the Company or the Shareholder (as the case may be) created thereunder constitute the legal, valid, binding and enforceable obligations of the Company or the Shareholder (as the case may be);
(c)	from Lenders’ Cayman Counsel in relation to the Finance Documents governed by Cayman law;

(d)	from Lenders’ Kenyan Counsel in relation to the Kenyan legal aspects of the Principal Documents governed by Kenyan law and a separate concurring opinion by the Company’s Kenyan Counsel or other Kenyan legal counsel acceptable to the Global Agent (acting on the instructions of the Lenders) in relation to, inter alia, the following matters:
(i)	the organisation, existence and corporate structure of the Company (including the Company’s authorised share capital upon or subsequent to the making of the True-Up Disbursement) and KPLC;

(ii)	that the Principal Documents to which the Company, KPLC or GOK is a party were duly authorised and validly executed and the obligations of the Company, KPLC or GOK created thereunder constitute the legal, valid, binding and enforceable obligations of the Company, KPLC or GOK;

(iii)	that if each of the Principal Documents currently governed by a law other than Kenya (including the Hedging Contracts) were validly expressed to be governed by Kenyan law or if the laws of Kenya were validly held by a court to be the governing law of such documents, then such documents would constitute the legal, valid, and binding obligations of the Company enforceable in accordance with their respective terms under the laws of Kenya;
(e)	from Lenders’ Legal Counsel, in relation to the English law aspects of the Finance Documents governed by English law;

(f)	from Lenders’ New York Counsel, in relation to the New York law aspects of the Finance Documents governed by New York law;

(g)	from the Company’s Kenyan Counsel, regarding the tax assumptions contained in the Financial Model, depreciation of fixed assets and amortisation of assets in Kenya; and

(h)	from such other counsel to Major Project Parties (other than the Governmental Parties), concerning the execution and validity of Principal Documents to which they are party and the binding and enforceable nature of obligations thereunder, as the Global Agent (acting on the instructions of the Lenders) may reasonably require.

9	Appointment of Process Agent

Arrangements for the appointment of (and acceptance of such appointment by) a Person or Persons acceptable to each of the Lenders to act as the agent of each of the parties (other than any Finance Party) to any Finance Document for the service of process in England, Kenya, and such other jurisdictions as the Global Agent (acting on the instructions of the Lenders) may reasonably require, in connection with the Finance Documents.
10	Insurances

Evidence that the following shall have taken place:
(a)	The Offshore Security Agent will be named as sole loss payee with respect to the insurances and any reinsurances, and, with respect to any Global Policies only, first loss payee as their interests may appear with respect to these assets and each of the Lenders, the Global Agent and the Security Agents will be named as additional insureds with respect to the Company’s liability insurance policies;

(b)	Each of the Lenders shall have received confirmation that all of the insurances and reinsurances, if any required to be in place prior to the Full Commercial Operation Date have been arranged and are in place and the Global Agent shall have received certified copies of the insurance policies of such insurances or reinsurances (as applicable), including a letter from the Company’s insurance broker substantially in the form of Exhibit C of Schedule 12 (Insurance Requirements) confirming that such insurances or reinsurances (as applicable) are in full force and effect and all premiums then due and payable under those insurances or reinsurances (as applicable) have been paid or are not in arrears.
11	Environmental
(a)	The Environmental Impact Assessment.

(b)	The Environmental and Social Management Plan.

(c)	A certificate from the Company certifying that appropriate management measures and other actions necessary to ensure that the Company, its employees, agents, contractors and subcontractors will perform work related to the site property in compliance with the Environmental and Social Requirements.
12	Auditors; Accounting System; Financial Reports
(a)	Evidence that arrangements have been implemented for:

(i)	the installation of accounting, management information and cost control systems for the Company in accordance with Clause 24.1(d) (Accounting Systems); and

(ii)	the appointment of the Auditors (whose fees and expenses shall be for the account of the Company) in accordance with Clause 24.1(e) (Auditors).
(b)	A copy of the authorisation to the Auditors and the acknowledgement by the Auditors to the Global Agent, in each case as referred to in Clause 24.1(f) (Communication with Auditors);

(c)	Audited annual financial statements for the Company (both the Cayman Islands and for the Kenyan branch) for 2007 and up to 30 June 2008 and unaudited quarterly financial statements for the Company for all completed quarters following 30 June 2008 and prior to the date of the Financial Close, together with a certificate of an Authorised Representative of the Company certifying that no Material Adverse Effect has occurred since the date of the last audited financial statements; and

(d)	A letter pursuant to which the Sponsor and Ormat Technologies Inc each agrees to provide to the Global Agent its audited annual financial statements for each of 2005, 2006 and 2007 and the unaudited quarterly financial statements for the Sponsor for all completed quarters of 2008.
13	Project Completion

A certificate from the Company confirming it has achieved the Project Completion Date and the Lenders’ Engineer shall have counter-signed the certificate to confirm their agreement.
14	Reports
(a)	A report from the Lenders’ Engineer, regarding, inter alia, technical feasibility, the design specifications and milestones, the performance tests and completion undertakings, a detailed breakdown of Project Costs and the construction budget (including an opinion that these are reasonable for the Project), the payment/disbursement schedules, the operating performance assumptions, the Standby O&M Agreement, the interconnection and transmission facilities, geothermal assumptions and steam reservoir, the condition of the Plant;

(b)	A report from the Insurance Advisor regarding the insurances and reinsurances;

(c)	A tax opinion from PricewaterhouseCoopers, Kenya, or another firm of accountants licensed to practice in Kenya and acceptable to each of the Lenders, regarding the tax assumptions contained in the Financial Model, depreciation of fixed assets and amortisation of assets in Kenya, withholding tax payable on interest and application of interest payable on the Loans with the funds being applied under this Agreement being deemed to be advanced to a branch of the borrower in Kenya, and any other matters requested by any of the Lenders; and

(d)	A report from the Market Consultant.
15	Land

A title report, extract from the relevant register or such other documentation as is necessary to ensure that the Company has valid title, or other valid and subsisting rights, to the Site entitling the Company to quiet enjoyment and use of such area (for the purpose of performing its obligations under the Project Documents), free and clear of any material adverse rights.
16	Payment of fees

The Company shall have paid all front-end fees and other fees then due and payable (including any outstanding mandate fees due to any Lender) and other amounts owed to the Lenders, including, without limitation, the fees and expenses then owing in relation to the Lenders’ External Advisers.
17	Hedging Policy

A copy of the Hedging Policy.
18	Participation Agreements
(a)	DEG shall have entered into a risk participation agreement with KfW in form and substance satisfactory to KfW.

(b)	DEG shall have entered into Participation Agreements with Participants for the acquisition by them of Participations in an aggregate amount equal to the full amount of the DEG “B” Facility and the DEG “C” Facility and those Participation Agreements are in full force and effect.
19	Operating Budget

The Initial Operating Budget for the first year following the Project Completion Date in form and substance satisfactory to the Lenders’ Engineer acting reasonably.
20	MIGA contract

The Contract of Guarantee dated 18 December 18 2007 between MIGA and the Shareholder against certain non-commercial risks relating to the Shareholder’s equity investment in the Company.

21	Powers of Attorney

Registration of a power of attorney granted by each signatory to this Agreement and the Kenyan Debenture at the Registry of Documents in Nairobi, Kenya in accordance with the Registration of Documents Act.
22	Equity
(a)	Copies of all shareholder and inter-company loan documents between the Company and any Affiliate thereof; and

(b)	Evidence that all funds advanced to the Company by an Affiliate have been capitalised into shares or shareholder/inter-company debt.
23	Accession of Offshore and Onshore Security Agents
(a)	Accession to this Agreement by the Onshore Security Agent by execution of an Agent Deed of Adherence;

(b)	Any amendments requested by the Onshore Security Agent prior to accession in accordance with paragraph (a) above and agreed with the Company and the Lenders are made to this Agreement by way of an amendment agreement (or other document) in form and substance satisfactory to the Global Agent (acting on the instructions of the Lenders); and

(c)	Registration of a power of attorney granted by the Onshore Security Agent in respect of this Agreement, the Agent Deed of Accession and the Kenyan Debenture at the Registry of Documents in Nairobi, Kenya in accordance with the Registration of Documents Act.

Part 2
Conditions of All Disbursements
1	Proceeds of Disbursement

A certificate from an Authorised Representative of the Company certifying that the proceeds of Disbursement are:
(a)	for a purpose permitted under Clause 3.1 (Purpose); and

(b)	intended to be used by the next Disbursement Date or within ninety (90) days of the Disbursement Date, whichever is the earlier.
2	No violation

After giving effect to that Disbursement, the Company would not be in violation of:
(a)	its Charter Documents;

(b)	any material provision contained in any Principal Document; or

(c)	any law, rule, regulation, Authorisation or agreement or other document binding on the Company directly or indirectly limiting or otherwise restricting the Company’s borrowing power or authority or its ability to borrow.
3	No Default

No Default is continuing or would result from the making of any proposed Disbursements.
4	No Material Adverse Effect

No Material Adverse Effect has occurred and the Company has provided a certificate of an Authorised Representative to this effect.
5	No other events
(a)	No Political Event, MIGA Event or Force Majeure Event has occurred and is continuing or would result from the making of any proposed Disbursements.

(b)	Any amounts owing from the Offtaker have been paid in full and there are no invoice or payment disputes outstanding.

(c)	The Lender KPLC Confirmation duly signed by the Global Agent.

6	Representations

The representations set out in Clause 23 (Representations and Warranties) and deemed repeated by the Company pursuant to Clause 23.3 (Repetition) are true in all material respects when made or deemed repeated (except for those representations which by their terms are expressed to relate only to a particular Disbursement or Disbursements or a particular date or dates, in which case such representation shall be true as to the relevant Disbursement(s) or as of such particular date(s)).
7	No notice of suspension of cancellation

No Lender or the Global Agent has issued a notice of suspension or cancellation in respect of a Loan or any Disbursement under Clause 4.5 (Suspension or Cancellation by Lenders).
8	Reports and Budgets

Any Project Reports or Operating Budgets or other information or certifications which are required to have been provided at the time of such Disbursement under the provisions of the Finance Documents have been provided to the relevant Persons.
9	Authorisations

All Authorisations (including those listed in Schedule 15 (Authorisations)) necessary for the then current stage of implementation of the Project shall have been obtained and shall be in full force and effect.
10	Legal Opinions

If reasonably requested by a Lender, legal opinion(s) on matters specific to that Disbursement shall have been rendered, in form and substance satisfactory to the Global Agent (acting on the instructions of the Lenders).
11	Fees

The Company shall have paid (or subject to the agreement of any Finance Party to whom any of the following amounts is then due and payable, each such Finance Party is satisfied that payment will be made from the first Disbursement of the Facilities or, if such amounts become due and payable subsequent to the first Disbursement, from the relevant Disbursement in respect of which such amounts become due and payable) all front-end fees and other fees then due and payable to any Finance Party and other amounts owed to any Finance Party, including the fees and expenses then owing in relation to any of the Lenders’ External Advisers.

12	Cotonou Agreement

The Company and the Project remain eligible for financing (under the Operational Guidelines of EFP) for the purposes of the Cotonou Agreement.
13	Project Accounts

The Debt Service Reserve Account and the Well Drilling Reserve Account are each funded to the extent then required pursuant to the Project Accounts Agreement.
14	Project Costs Report

To the extent that the proceeds of Disbursement are to be applied to a True-Up Disbursement, a Project Costs Report countersigned by the Lenders’ Engineer in the form set out in the Project Costs Report, which relates to the Project Costs incurred prior to Financial Close proposed to be capitalised into equity in the Company or repaid with the proceeds of that Disbursement in accordance with Clause 5.5 (True-up Disbursements). In respect of the first Disbursement and the Second Disbursement, this condition shall be satisfied by paragraph 4 of Part 1 of Schedule 2 and Clause 4.3(b) (Conditions of Second Disbursement) respectively.

SCHEDULE 3
Project Costs and Financial Plan
1	PROJECT COSTS

The estimated eligible cost of the Project is US$157.911 million, comprising Project Costs and fees, EPC costs, other construction and start-up related costs, contingencies, interest during construction and financing charges, as shown below:

		% of
Cost Components	US$ thousand	Project Cost
Project Administration and Development (incl. Contingencies)	3,605	2.3
8MW Power Plant EPC	17,685	11.2
EPC of Early Generation Additional Unit	6,680	4.2
Appraisal Program	8,500	5.4
Phase II EPC (including escalation)	97,000	61.4
Spare Parts & Special Tools	1,100	0.7
Financing Fees, Stamp Taxes, Etc.	4,025	2.5
Reimbursement of Interest During Construction on Sponsor advances prior to funding	3,816	2.4
Initial Debt Service Reserve Account	13,500	8.6
Initial Working Capital	2,000	1.3

TOTAL USES	157,911	100.0

2	FINANCIAL PLAN

The Project is expected to be financed in accordance with the following plan (the “Financial Plan”):

	US$ thousand
Equity and SHL:
Equity, subordinated shareholders’ loans and project cashflow expected post financing of both disbursements	52,911
Total Equity and SHL	52,911

		% of
		Senior Debt
Senior Debt:
A Loan: DEG	60	58
A Loan: Proparco	15	14
B Loan: DEG	15	14
C Loan: DEG	15	14
Total Senior Debt	105,000	100

SCHEDULE 4
Form of Transfer Certificate
To:	DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH, as Global Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:
RE: [Insert details relating to the relevant Loan Agreement] dated [               ] and the Common Terms Agreement dated [               ] between, inter alia, OrPower4 Inc. as Company, DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH and Société de Promotion et de Participation pour la Coopération Economique as Lenders and DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH as Global Agent (the “Common Terms Agreement”)
1	Capitalised terms have the meaning given to such terms in the Common Terms Agreement unless otherwise defined herein.

2	We refer to Clause 27.2 (Procedure for Assignment or Transfer) of the Common Terms Agreement:
(a)	This is a Transfer Certificate.

(b)	The Existing Lender transfers by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with the terms of the Common Terms Agreement.

(c)	The proposed Transfer Date is [ ].

(d)	On the Transfer Date the New Lender becomes:
(i)	party to the [relevant Loan Agreement] and the Common Terms Agreement as Lender; and

(ii)	party to the Security Trust and Intercreditor Deed.
(e)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 34.2 (Addresses) of the Common Terms Agreement are set out in the New Lender Schedule.
3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 27.4 (Limitation of Responsibility of Existing Lenders) of the Common Terms Agreement.

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

5	This Transfer Certificate is governed by English law.
THE SCHEDULE
Commitment, Rights and Obligations to be Transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is countersigned by the Global Agent and the Transfer Date is confirmed as [          ].

DEG — Deutsche Investitions- und Entwicklungsgesellschaft mbH as Global Agent
By:

SCHEDULE 5
Form of Accession Letter
To:	DEG — Deutsche Investitions- und Entwicklungsgesellschaft mbH, as Global Agent

From:	[ ]

Dated:
Dear Sirs
This Agreement dated [     ] is supplemental to a Common Terms Agreement dated [     ] between, inter alia, OrPower4 Inc. as Company, DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH and Société de Promotion et de Participation pour la Coopération Economique as Lenders and DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH as Global Agent (the “Common Terms Agreement”).
Words and expressions defined in the Common Terms Agreement have the same meaning when used in this Agreement.
[Name of New Lender] hereby agrees with each other Person who is or who becomes a Party to the Common Terms Agreement that with effect on and from the date hereof it will be bound by the obligations of and will benefit from, the Finance Documents as [state capacity of relevant New Party] as if it had been an Original Lender and Party to the Finance Documents in that capacity.
Address for notice of [Name of New Lender] for the purposes of Clause 34 (Notices) of the Common Terms Agreement is:
[     ]
This Agreement is governed by English law.
IN WITNESS WHEREOF, this agreement has been executed as a deed and is intended to be and is hereby delivered on the date first above written.

EXECUTED as a Deed	)

by [Name of New Party]	)

acting by [ ]	)

in the presence of:	)

Name:

Address:
Agreed and accepted by the Global Agent

DEG- Deutsche Investitions- und Entwicklungsgesellschaft mbH
by
Authorised Signatory

Address:
Fax No:
Attention:

SCHEDULE 6
Economic and Financial Assumptions
The Economic and Financial Assumptions are as set out in the Financial Model.

SCHEDULE 7
Technical Assumptions
The Technical Assumptions are as set out in the Financial Model.

SCHEDULE 8
Initial Operating Budget

From : January 1st 2009	To: December 31st 2009

(In US$ thousands)
	Annual	Comments

1. Operation & Maintenance Budget
1.1 Local salaries, outsourced labor and related benefits	550
1.2 Expatriates presence and HQ support	270
1.3 Spare Parts & Consumables PP and wellfield	500	(*) lower than running rate during warranty
1.4 Other / Misc.

Total O&M	1,320

2. General and Administration Budget
2.1 G&A and staff housing	400
2.2 Insurance: property, vehicles, BI and other non-PRI	700
2.3 Local Taxes	0	inc. in G&A
2.4 Other / Misc. G&A	350	inc. fees and expenses to lenders, IE, etc.

Total G&A Budget	1,450

3. Annual Capital Expenditure	(excluding draw on reserves)
3.1 Improvements to operators’ village	60
3.2 Vehicles	45
3.3 Monitoring and compliance equip.	70
3.4 Misc.	15

Total Annual Capex Budget	130

4. General / Misc.

4.1 General / Misc.	400

5. TOTAL OPERATING BUDGET FOR PERIOD(*)	3,300

Comparison data 1: Operating Budget for Previous Year	N/A	(incomparable — phase I only)
Comparison data 2: annualized performance for Previous Year	N/A	(incomparable — phase I only)

(*)	Excluding: deposits to well maintenance fund, political risk insurance premiums, royalty charges on revenue to KPLC, interest on debitory accounts (if any), hedging costs (if any) and CDM compliance if registered.
rev1 16Dec08

SCHEDULE 9
Form of Operating Report
Report Date:
Subject: Operating report for the period between [     ] and [     ]
Operating Report
The Company shall provide promptly to the Global Agent, not later than forty-five (45) days after the end of each quarter after the Project Completion Date, an Operating Report in respect of such period in line with the form below.
1	Generation Summary

Accumulated or Average
Item	For the period	During Calendar Year [ ]
Energy Sales (kWh)
Avg. Daily Generation (MW)
Availability (%)

	Operation al Hours	Periodical KWh
OEC	during Period	Generation	Periodical kW	YTD hr	YTD kWh	YTD kW
OEC-1
OEC-2
OEC-3
OEC-4
OEC-5
OEC-6
Total

Production Wells:

	Avg. Flow	Working Time
Well	(Ton/hr)	(Hr)
OW-301
A1
A2
A4
A5
B1
B7
B9
C2
Injection Wells:

	Working Time	Valve Open
Well	(Hr)	(%)
B1
OW-307
OW-401

Summary of Power Generation:

		During Reporting	Accumulated during
Indicator	Units	Period	Calendar Year
Power Plant Gross Generation	kWh	—	—
Aux. Load		—	—
Net Energy Sales		—	—
Average Power Delivered	MW
Capacity Factor __ MW	%	—	—
Availability Factor all OECs		—	—
Average Ambient Temperature	°C
2	Maintenance Summary

2.1	OEC Down Time

Definition: OEC is forced to stop while geothermal source flow and 220kV grid voltage are available.
•	Maintenance Hours:

Preventive ( hrs. total)	___ Hrs. down time registered
Corrective ( hrs. total)	___ Hrs. down time registered
2.2	Preventative Maintenance

Planned activities; done during forced down time from geothermal or grid conditions.

Total time of preventative maintenance: ___ Hrs.

2.3	Corrective Maintenance

			Duration	Total	Down
	Date	Corrective Maintenance Events	Hrs	Hrs	Time
Balance of Plant
OEC 1
OEC 2
OEC 3
OEC 4
OEC 5
OEC 6
Total
2.4	Maintenance Activities/Events Summary:

Power Grid:

Balance of Plant:

Wellfield and Gathering System:

Ongoing Upgrade/Improvement Projects:

OEC Units:

3	Environmental Compliance Status

[List here abnormal environmental parameters]

4	Power Plant Safety Monthly Status

[List here accidents resulting downtime, damage to property or injuries]

Event	Date
Last Annual Fire Fighting Course
Last CPR and first aid course
Last safety emergency response plan review
Last Safety meeting held

Contracted Plant Capacity (MW)
Date of Last Contracted Capacity Test

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
OEC 1
Operating Hours
Gross Generation (kWh)

OEC 2
Operating Hours
Gross Generation (kWh)

OEC 3
Operating Hours
Gross Generation (kWh)

OEC 4
Operating Hours
Gross Generation (kWh)

OEC 5
Operating Hours
Gross Generation (kWh)

OEC 6
Operating Hours

	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	YTD
Gross Generation (kWh)

Plant
Gross Generation (kWh)
Auxiliary Use (kWh)
Energy Sales (kWh)

Scheduled Maintenance (kWh)
Unscheduled Maintenance (kWh)

Maximum Load (kW)
Minimum Load (kW)
Average Load (kW)
Period Hours
Operating Hours
Total Plant Scheduled Maintenance Hours
Total Plant Unscheduled Maintenance Hours

Production (MWh)
Calculated Steam Usage (Ton)
Average Steam Temperature
Average Steam Pressure
Total Brine Usage (Ton)
Average Brine Temperature
Average Brine Pressure (bar g)

Injection
Total Injected (Ton)
Average Injectate Pressure (bar g)
Average Injectate Temperature

Average Ambient Temperature

Quarter Ending (end date)

Production Wells	Quarterly Data		Typical Monthly Values — Month 1 (month, year)
Hours
	operated	Cumulative	Wellhead
	this	total	pressure	Valve
Well	quarter	mass (Ton/Hr)	(barg)	open (%)
OW-301
A1
A2
A3
A4
A5
B1
B7
B9
C2
new well
new well

Injection Wells	Quarterly Data		Typical Monthly Values — Month 1 (month, year)
Cumulative total
	Hours operated this	mass injected	Average Injection	Wellhead pressure
Well	quarter	(Ton/Hr)	rate (Ton/Hr)	(barg)	Valve open (%)
B1
OW-307
OW-401
new well
new well
Chemical Sampling

Well	Date and type of analyses
OW-301
A1
A2
A3
A4
A5
B1
B7
B9
C2
new well
new well
production header

Well	Date and type of analyses
other location
B1
OW-307
OW-401
new well name
new well name
injection header
other location
TPS (and other) logs

Well	Date and type of log
OW-301
A1
A2
A3
A4
A5
B1
B7
B9
C2
new well name
new well name
B1
OW-307
OW-401
new well name
new well name

Enthalpy Test logs

Well	Date and type of log
OW-301
A1
A2
A3
A4
A5
B1
B7
B9
C2
new well name
new well name
B1
OW-307
OW-401
new well name
new well name
Remedial Well Work

Well	Date and description of operation
OW-301
A1
A2
A3
A4
A5
B1
B7
B9
C2
new well name
new well name
B1
OW-307
OW-401
new well name
new well name
5	Comparison Between Operating Budget and Actual Financial Performance

[Financial results for the Project to be compared to the Operating Budget in the form set out in the form below]

	Actual					Budget
	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total	Total
1. Operation & Maintenance Budget
1.1 Local salaries, outsourced labor and related benefits						550
1.2 Expatriates presence and HQ support						200
1.3 Spare Parts & Consumables PP and wellfield						500
1.4 Other / Misc.

Total O&M						1,150

2. General and Administration Budget
2.1 G&A and staff housing						400
2.2 Insurance: property, vehicles, BI and other non-PRI						700
2.3 Local Taxes						0
2.4 Other / Misc.						350

Total G&A Budget						1,450

3. Annual Capital Expenditure (excluding draw on reserves)
3.1 Improvements to operators’ village						60
3.2 Vehicles						45
3.3 Monitoring and compliance equip.						70
3.4 Misc.						15

Total Annual Capex Budget						130

4. Annual Contingency

4.1 Annual Contingency						400

5. TOTAL						3,300

Generation and Revenue	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Total
Budgeted Net Generation (kWh)
Actual Net Generation (kWh)
Budgeted Revenue
Invoiced Amounts

SCHEDULE 10
Form of Insurance Review
Part A
Changes
[Company to describe any material change in the risk exposure of the Project, the Company, its business or assets.]
Part B
Additional Insurances
[Company to provide copies of additional insurances or reinsurances as a result of changes described in Part A.]
Part C
Changes to Monetary Limits/Deductibles (if any)
[Company to describe any changes to existing insurances and reinsurances as a result of changes described in Part A.]
Part D
Other Relevant Information
[Company to provide any other relevant information it may deem necessary regarding the insurances and reinsurances, or as may reasonably be requested by the Global Agent (acting on the instructions of the Lenders) as a result of the relevant material changes.]

SCHEDULE 11
Repayment Schedule

		DEG “A” Facility	DEG “B” Facility	DEG “C” Facility	Proparco “A”	Total
Instalment	Repayment Date	(US$)	(US$)	(US$)	Facility (US$)	(US$)
1	15/12/09	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316
2	15/06/10	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316
3	15/12/10	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316
4	15/06/11	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316
5	15/12/11	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316
6	15/06/12	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316
7	15/12/12	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316
8	15/06/13	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316
9	15/12/13	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316
10	15/06/14	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316
11	15/12/14	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316
12	15/06/15	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316
13	15/12/15	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316
14	15/06/16	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316
15	15/12/16	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316
16	15/06/17	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316
17	15/12/17	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316
18	15/06/18	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316
19	15/12/18	3,157,894.74	789,473.68	789,473.68	789,473.68	5,526,316

SCHEDULE 12
Insurance Requirements
GENERAL
References in this Schedule to clauses, paragraphs and Exhibits shall be construed as references to the clauses of this Schedule and to paragraphs of, and Exhibits to, this Schedule unless the context otherwise requires.
1	INSURANCES TO BE EFFECTED

1.1	Insurances

Until the Final Termination Date, the Company shall effect and maintain, or cause to be effected and maintained, insurances in respect of the risks and in the amounts and with such other provisions specified in Exhibit A (Insurances). All such insurances (including any Global Policy) shall comply with the requirements of this Schedule.

1.2	Other Insurances

Without prejudice to the other provisions of this Schedule, until the Final Termination Date, the Company shall effect and maintain, or cause to be effected and maintained, any additional insurance not specified in Exhibit A which:
(a)	it is required to maintain by any applicable law or by the terms of the Project Documents; and

(b)	is required pursuant to Clause 4.1 (Additional Insurances) of this Schedule.
2	ADDITIONAL REQUIREMENTS RELATING TO INSURANCES

2.1	General Requirements
(a)	The Company shall procure that all insurances shall at all times:
(i)	be purchased by or on behalf of the Company and through agents approved in writing by the Global Agent (acting on the instructions of the Lenders), the approval of which shall not be unreasonably withheld or delayed) (for the avoidance of doubt, the Company’s agent as at the date of this Agreement (Chesterfield) and Beecher Carlson is hereby approved by the Global Agent (acting on the instructions of the Lenders));

(ii)	be placed and maintained with financially sound and reputable insurers and, where applicable, reinsurers, who, at all times, maintain an “A-X” rating by AM Best or “A-” rating by Standard & Poor’s Rating Services, or any other insurer and, where applicable, reinsurer, acceptable to the Global Agent (acting on the instructions of the Lenders), whose approval shall not be unreasonably withheld or delayed); provided, however, that the minimum ratings required above shall not apply to any local insurer or, if applicable local reinsurer;

(iii)	insure each of:
(A)	the Company;

(B)	the Finance Parties; and

(C)	in respect of third party liability, the directors, officers, employees and agents of the Finance Parties, in respect of their respective interests in the insured assets to the intent that the risks borne by the additional insured parties and required to be insured under the insurances should be transferred to the insurers thereof;

(iv)	have attached the endorsements specified in Exhibit B (Insurance Policy Endorsements);

(v)	at all times comply with the requirements and specifications of this Schedule or as otherwise agreed by the Global Agent.
(b)	The Company shall procure that no insurance is subject to any coverage exclusion or exception unless such exclusion or exception:
(i)	is specified within Exhibit A or otherwise in this Schedule as a permitted coverage exclusion or exception; or

(ii)	is a necessary standard exclusion or exception within the insurance industry for that type or size of risk covered by that insurance;

(iii)	previously approved in writing by the Global Agent (acting on the instructions of the Lenders) whose approval shall not be unreasonably withheld or delayed) (for the avoidance of doubt, the insurance specified in Exhibit A (Insurances), including the coverages, exclusions and exceptions thereto are hereby approved by the Global Agent acting on the instructions of the Lenders).

(c)	The Company acknowledges that it is solely responsible to ensure that every material circumstance which ought to be disclosed at any time to any insurer is fully and fairly disclosed to them without misrepresentation.

(d)	The Company shall not be obliged to procure or maintain, or cause the procurement or maintenance of, any insurance or reinsurance if it is not available on reasonable commercial terms (including reasonable premium) having regard to the type or size of risk covered by that insurance or reinsurance (the reasonableness of such terms and premiums to be confirmed by the Insurance Advisor). If not so available, the Company will seek to reduce hazard and minimise risk to the Project, promptly effect and maintain insurances on alternative terms approved in writing by the Global Agent (acting on the instructions of the Lenders, acting reasonably and following consultation with the Insurance Advisor, if necessary), provide the Global Agent with information on the position in the insurance market and, if so required by the Global Agent (acting on the instructions of the Lenders following consultation with the Insurance Advisor, if necessary), promptly effect revised insurances and reinsurances to include such terms as have become available on reasonable commercial terms (including reasonable premiums) having regard to the type or size of risk covered by that insurance or reinsurance (the reasonableness of such terms and premiums to be confirmed by the Insurance Advisor).
2.2	Policy Provisions

Each of the insurances and, where applicable, reinsurances required to be obtained pursuant to this Schedule 12 (Insurance Requirements) shall be in the English language and contain provisions to the effect that:
(a)	no policy can expire or be varied, cancelled or suspended by the Company or the insurer or the reinsurer (as applicable) for any reason (including failure to renew the policy or to pay the premium or any other amount) unless the relevant Security Agent and the Global Agent and, in the case of expiration or if cancellation or suspension is initiated by the insurer or the reinsurer (as applicable), the Company, receive at least twenty (20) days’ written notice in respect of non-payment or otherwise at least sixty (60) days’ written notice (or such lesser period as the Global Agent (acting on the instructions of the Lenders) may agree with respect to cancellation, suspension or termination in the event of war and kindred peril) prior to the effective date of termination, cancellation or suspension;

(b)	where relevant, all policy provisions (except those relating to limits of liability) shall operate as if they were a separate policy covering each insured party;

(c)	on every property insurance policy on the Company’s assets which are the subject of the Security and on every insurance policy for business interruption, the Onshore Security Agent is named as loss payee for any single claim in an amount equivalent to one million US Dollars (US$1,000,000) or more, or any series of claims arising with respect to the same event whose aggregate amount is the equivalent of one million US Dollars (US$1,000,000) or more;

(d)	where relevant, the insurers or the reinsurers (as applicable) waive all rights of recourse or subrogation, howsoever arising, against the Company and/or the Finance Parties and otherwise in accordance with the requirements of the Project Documents;

(e)	all provisions of each of the insurances and, where applicable, reinsurances conferring any right, protection or benefit to any Finance Party (including, without limitation, sole loss payee (as its interests may appear) and additional insured provisions, notice requirements, etc.) shall at all times remain in full force and in effect notwithstanding any act (including misrepresentation and non-disclosure) or failure to act on the part of the Company, its agents or employees; and

(f)	each of the insurances and, where applicable, reinsurances, other than the Global Policy, shall be assignable to the Offshore Security Agent for the benefit of the Finance Parties;
provided that none of the policies required pursuant to this Schedule 12 (Insurance Requirements) shall include any provision for self-insurance or any self-insured retention except to the extent of the deductibles specified in this Schedule 12 (Insurance Requirements) or the Global Agent (acting on the instructions of the Lenders) otherwise approves from time to time (which approval shall not be unreasonably withheld or delayed).

2.3	Global Policy Provisions
(a)	Any insurance that is listed in Exhibit A (Insurances) as a “Global Policy” (a “Global Policy”) shall comply with the requirements of this Schedule 12 and shall constitute either:
(i)	direct primary insurance for the Project, or

(ii)	become direct primary insurance for the Project upon the occurrence of any insurable event covered by such policy and the insolvency of the local insurer that is otherwise providing direct and primary insurance for such insurable event.

(b)	If for any reason the Company does not effect or maintain any insurance policy that is currently listed in Exhibit A (Insurances) as a Global Policy, the Company shall effect and maintain, or cause to be effected and maintained, reinsurance of its direct and primary local insurances with any reinsurer that meets the requirements of Clause 2.1(a) of this Schedule under a reinsurance policy that meets the applicable requirements of this Schedule 12.

(c)	The Company will assign its rights, benefits and interests in the Global Policy under the English Security Agreement.

(d)	Following the occurrence of an Event of Default:
(i)	the Company shall procure that any Global Policy then in place shall be replaced no later than the next renewal date of such Global Policy by an international reinsurance or reinsurances which meet the requirements of this Schedule 12; and

(ii)	no Global Policy shall be permitted to be in place without the consent of the Global Agent (acting on the instructions of the Lenders, following consultation with the Insurance Advisor, if required).
2.4	Reinsurances
(a)	To the extent required by Kenyan law, but not otherwise, the Company shall place and maintain insurances with a Kenyan insurer which (i) is authorised from time to time under Kenyan law to underwrite such risks, and (ii) is approved for the purpose by the Global Agent (acting on the instructions of the Lenders, the approval of which shall not be unreasonably withheld or delayed).

(b)	To the extent required to procure contracts of reinsurance in Kenya, but not otherwise, the company shall procure that any insurances underwritten by Kenyan insurers shall be reinsured with a Kenyan reinsurer which:
(i)	is authorised from time to time under Kenyan law to reinsure such risks, and

(ii)	is approved for the purpose by the Global Agent (acting on the instructions of the Lenders the approval of which shall not be unreasonably withheld or delayed),
(each reinsurance so placed, a “Local Reinsurance”).

The Local Reinsurances shall reinsure not less than such percentage as is required by law of each risk insured on an “as original” and fully back to back basis, shall contain provisions or an endorsement in the form set out in Part 2 of Exhibit B (Insurance Policy Endorsements), and shall otherwise comply with all applicable requirements of this Schedule.

(c)	Unless there is a Global Policy in full force and effect in accordance with Clause 2.3 (Global Policy Provisions) of this Schedule in respect of the risks insured by:
(i)	any insurance in Kenya (other than any risks reinsured under Local Reinsurance); and

(ii)	any Local Reinsurance,
the Company shall procure one or more project specific contract or reinsurance of those insurances and Local Reinsurances (the “Offshore Reinsurances”) is purchased and maintained in full force and effect throughout the period that the insurances are required by this Schedule to be maintained. The Offshore Reinsurances shall reinsure not less than (x) 95% of any risk under any insurance (other than any risks insured under Local Reinsurance and (y) 95% of each risk reinsured under the Local Reinsurances on an “as original” and fully back to back basis, shall contain provisions or an endorsement in the form set out in Part 3 of Exhibit B (Insurance Policy Endorsements), and shall comply with all requirements of this Schedule.
(d)	The Company shall procure that:
(i)	a Kenyan Reinsurance Assignment Agreement is entered into by each local insurer; and

(ii)	an English Reinsurance Assignment Agreement is entered into by each Kenyan reinsurer under the Offshore Reinsurances of any risk referred to in Clause 2.4(c) (Reinsurances), and in each case also by the Company and the relevant Security Agent.
(e)	Under the relevant Reinsurance Assignment Agreement each local insurer will assign all its rights, benefits and interests in the Local Reinsurances and each local reinsurer will assign its rights, benefits and interests in the Offshore Reinsurances, in each case as specified in the relevant Reinsurance Assignment Agreement. The Company shall procure that notice of assignment in the form specified in the Reinsurance Assignment Agreement shall be given promptly to every reinsurer and acknowledged by those reinsurers as specified therein.

(f)	The Company shall assign in favour of the Finance Parties, the Company’s rights, title and interest in the Reinsurance Assignment Agreement.
3	ADDITIONAL UNDERTAKINGS
3.1	General Undertakings

The Company undertakes to:
(a)	pay or procure the payment on a timely basis of all premiums as required by the terms of the insurances;

(b)	evidence promptly by the provision of original or true copy documents at the reasonable request of the Global Agent that the Company is in compliance with the requirements of this Schedule;

(c)	promptly provide to the Global Agent copies of all cover notes and policies (including endorsements) issued from time to time in relation to the insurances, and of all changes requested or effected thereto and, if so requested by the Global Agent, of placing slips and all documents disclosed or disclosable to the insurers of the insurances in respect of the placement and maintenance of the insurances and relating to claims notified or notifiable to insurers or the insurance brokers;

(d)	comply or procure compliance at all times with the terms and conditions of all insurances and to take all action within its power to procure that nothing is at any time done or suffered to be done whereby any insurance required to be maintained hereunder or under any Project Document may be impaired, suspended or rendered void or voidable in whole or in part, or any Insurance Proceeds become uncollectable in full;

(e)	procure that all insurances, and the procurement thereof, comply at all times with all applicable laws and regulations, and that all authorisations, consents and approvals required for the purchase and maintenance of the insurances on the basis provided in this Agreement are obtained and remain valid and applicable;

(f)	procure that no person shall have the benefit of any rights under or to enforce any insurance, except for persons identified as insured or additional named insured in Exhibit A and that no person other than the insurer(s) referred to in Clause 2.4(a) (Reinsurances) of this Schedule, and the Company and the relevant Security Agent shall have the benefit of any rights under or to enforce any Reinsurance;

(g)	forthwith notify the Insurers and the Global Agent of any increase or material change in any risk insured under any insurance;

(h)	not do or permit to be done anything in relation to the insurances which is likely adversely to affect the rights of the Finance Parties under the insurances or their interests (including security interests) in them;

(i)	notify the Global Agent immediately of any fact event or circumstance which has caused or may cause the Company to be in breach of any provision of this Schedule;

(j)	procure that each insurer under all of the insurances:
(i)	is promptly notified, in the case of the insurances, in the form of the notice of assignment set out in the Kenyan Debenture of the security interests created in favour of the Onshore Security Agent for the benefit of the Finance Parties under the Security in the Company’s title to, and rights, interest and benefits under, such policies and issues a notice of confirmation and acknowledgement or assignment, in the form set out in the Kenyan Debenture Debenture;

(ii)	notes on each such policy by way of endorsement the relevant Security Agent’s and the Finance Parties’ interest in that policy under the Security, such endorsement to be in form and substance satisfactory to the Global Agent (acting on the instructions of the Lenders); and

(iii)	acknowledges that no Finance Parties (as lenders and/or beneficiaries) under the relevant policy and the Security will be liable to the insurers or reinsurers for the payment of any insurance or reinsurance premiums nor for any other obligations of the Company; and
(k)	use its best efforts to ascertain that payments of reinsurance premiums under the reinsurances, if any, required to be maintained by the Company are paid in a timely manner and promptly inform the Global Agent and the Offshore Security Agent when it becomes aware that any such premiums have not been paid.
3.2	Reporting Requirements
(a)	The Company shall provide to the Global Agent the following:
(i)	as soon as possible after its occurrence, notice of any one event which entitles the insured parties to claim for an aggregate amount exceeding the equivalent of one million US Dollars (US$1,000,000) under any one or more insurance policies;

(ii)	within thirty (30) days after any insurance policy is issued to the Company or amended, a copy of that policy incorporating any loss payee or additional insured provisions required hereunder (unless that policy has already been provided to the Global Agent pursuant to Clause 4 (Conditions)) or Clause 3.1(b) or (c) (General Undertakings) of this Schedule;
(iii)	if there is any material change in the risk exposure of the Project, the Company, its business or assets within thirty (30) days of such change of which the Company is aware (or notice of such change from the Global Agent (acting on the instructions of the Lenders, acting reasonably) to the Company) the Company shall provide an Insurance Review together with a copy of any additional insurance obtained, or modification of any existing policy made as a result of that material change;

(iv)	not less than fourteen (14) days prior to the expiry date of any of the insurances or reinsurances (or, for insurance with multiple renewal dates, not less than ten (10) days prior to the expiry date of the policy on the principal asset), a certificate of renewal from the insurer, reinsurer, insurance broker or agent confirming the renewal of that policy and the renewal period, the premium, the amounts insured for each asset or item and any changes in terms or conditions from the policy’s issue date or last renewal, and confirmation from the insurer or reinsurer that provisions naming the relevant Finance Party or Finance Parties as loss payee or additional named insured, as applicable, remain in effect;

(v)	within thirty (30) days after the end of each Financial Year submit to the Global Agent a certificate from the Company’s insurers and/or insurance brokers (if any), confirming that all insurances and reinsurances are in full force and effect indicating the properties insured, amounts and risks covered, names of the beneficiaries, names of the insurers and any special features of the insurance policies in effect on the date of the relevant certificate; and

(vi)	such evidence of premium payment as the Global Agent may from time to time reasonably request.
3.3	Broker Undertaking Letter

The Company will procure that every insurance and reinsurance broker who effects any insurance writes a letter to the Global Agent in respect thereof in the form set out in Exhibit C (Broker’s Letter of Confirmation and Undertaking).

3.4	Files

The Company shall maintain intact its files (including all documents disclosed and correspondence in connection with the placement of the insurances and claims thereunder) until the Final Termination Date and (in the case of insurances) for any run off period specified in Part 3 of Exhibit A (Insurances), and shall give to the Global Agent all such information relating to the insurances as the Global Agent may reasonably request in writing.
4	CHANGES IN THE INSURANCES
4.1	Additional Insurances

Subject to Clause 2.1(d) (General Requirements) of this Schedule, the Company undertakes to purchase and maintain such additional insurance or wider cover and higher limits of cover under existing insurances that a prudent developer, owner or operator of the Project, its site and facilities would purchase and maintain, or as the Finance Parties may reasonably require in order to protect their own interests in relation to the Project, if such additional or wider cover at any time is or becomes available in the international insurance or reinsurance market on reasonable commercial terms, if there is (in the reasonable opinion of the Company or the Lenders) a material change in or material increase in the insurable risks relating to the Project. In determining whether a prudent developer, owner or operator of the Project would purchase such additional insurance regard shall be had to the scope of such insurance and its cost in the context of the finances of the Project.

4.2	Material variations in Cover

If any variation is proposed to be made to the terms of any insurance the Company shall give (or cause to be given) at least forty-five (45) days’ prior written notice thereof to the Global Agent. No variation to any insurance shall be effected or agreed by the Company until the Global Agent (acting on the instructions of the Lenders) notifies the Company in writing either that the variation is not prejudicial to the Finance Parties or is otherwise agreeable to the Global Agent (acting on the instructions of the Lenders). The Global Agent (acting on the instructions of the Lenders) will not unreasonably withhold or delay its agreement after obtaining any advice that it deems appropriate in considering the Company’s request.

For the purpose of this clause a variation includes (without limitation):
(a)	reduction to limits of cover or increase in deductible or an increase in excess or self insurance arrangements of ten percent (10%) or more from those set out herein;

(b)	adverse changes to risks insured, to coverage terms, and the inclusion of new exclusions or exceptions;

(c)	any cancellation, discontinuance, non-renewal or avoidance of any cover provided under any insurance;

(d)	any change which might have the effect of causing a breach by the Company of any obligation under this Agreement or a material breach under any other Principal Document.
5	NON COMPLIANCE WITH INSURANCE PROVISIONS
5.1	Global Agent Power to Insure

Subject to Clause 2.1(d) (General Requirements) of this Schedule, and any other exceptions provided in this Schedule, if at any time and for any reason any insurance is not in full force and effect on the terms or for the insured values required under this Schedule, then (without prejudice to any of the rights of any of the Finance Parties under the Finance Documents) the Global Agent (acting on the instructions of the Lenders) shall forthwith be entitled, at the cost and expense of the Company, to procure and pay for such insurance and reinsurance as the Company should have effected or procured pursuant to the terms hereof or at any time whilst such failure is continuing.
5.2	Minimising Hazard

If any required insurance is for any reason at any time not in force, the Company shall (without prejudice to any other obligations of the Company hereunder or under the Finance Documents) take or procure the taking of all such steps to minimise hazard which are within its power and which a prudent person in the position of the Company would take in the circumstances.

6	CLAIMS

6.1	Pursuing Claims against Insurers

The Company shall promptly notify to insurers any matter for which it may be entitled to claim under the insurances, and shall diligently pursue any claim.

6.2	Claims Conduct and Reporting

Subject to Clauses 6.3 (Larger Claims) of this Schedule and 6.4 (Rights following Event of Default) of this Schedule the Company shall have the sole conduct of its claims under the insurances arising out of any loss, but shall keep the Global Agent informed at semi-annual intervals of the notification and progress of any claim relating to a loss in excess of one million US Dollars (US$1,000,000)

(before any deductible or excess) and the application of the resulting Insurance Proceeds. That information shall identify for each claim under each insurance the type of claim, the Company’s claim reserve, the current status of that claim, and such further information relating to that claim as the Global Agent (acting on the instructions of the Lenders) may reasonably request.

6.3	Larger Claims

In respect of any loss where the actual or estimated totality of its claims arising is one million US Dollars (US$1,000,000) or more (before any deductible or excess) (other than with respect to third party liability) the Company shall not negotiate, compromise or settle any claim with respect to such loss without the written consent of the Global Agent (acting on the instructions of the Lenders), such consent not to be unreasonably withheld or delayed.

6.4	Rights following Event of Default

Notwithstanding any other provisions of Clauses 6 (Claims) of this Schedule and 7 (Insurance Proceeds) of this Schedule, in relation to claims under the insurances (other than as provided in Clause 7.2 (Pursuing Liability Claims) of this Schedule), if an Event of Default has occurred and is outstanding:
(a)	the Global Agent (acting on the instructions of the Lenders) shall have the right to take over sole conduct of the Company’s claims; and

(b)	the Global Agent (acting on the instructions of the Lenders) shall be entitled to require all Insurance Proceeds (including funds in the Insurance Proceeds Account) not required to be applied in accordance with the PPA, to be applied by the Company in accordance with the terms of the Finance Documents.
7	INSURANCE PROCEEDS

7.1	Insurance Proceeds Account

Save as otherwise provided in this Clause 7 (Insurance Proceeds) all Insurance Proceeds shall be paid into the Insurance Proceeds Account (as defined in the Project Accounts Agreement) except for the proceeds of business interruption insurance which shall be paid into the Offshore Revenue Account.

7.2	Pursuing Liability Claims

Clause 7.1 (Insurance Proceeds Account) does not apply to Insurance Proceeds paid in respect of liabilities of the Company for third party claims insured under the insurances to the extent that those Insurance Proceeds are applied directly to make payment to a third party.

7.3	Application of Insurance Proceeds

Subject to Clauses 6.4 (Rights following Event of Default) of this Schedule, the Company may withdraw Insurance Proceeds paid into the Insurance Proceeds Account in accordance with Clause 8.2 (Mandatory Prepayment of Insurance Proceeds and Compensation Proceeds) of this Agreement and the Project Accounts Agreement.

EXHIBIT A
INSURANCES
ALL-RISK PROPERTY DAMAGE & BUSINESS
INTERRUPTION- LOCAL POLICY

Local Carrier:	REAL Insurance Company Limited (Local Insurance Policy)

A. M. Best rating:	None

Policy Number:	BO 70406

Coverage Term:	May 30, 2008 to May 30, 2009

Limits of Insurance:	Property Damage: Amount equal to the replacement value of the Plant (US$114,000,000) less 50% of the amount standing to the credit of the Debt Service Reserve Account.

Business Interruption: Kshs equivalent of US$35.5m:

Machinery Breakdown: Amount equal to the replacement value of the Plant (US$114,000,000) less 50% of the amount standing to the credit of the Debt Service Reserve Account:

Machinery Breakdown Loss of Profits: Kshs equivalent of $35.5m:

Time Element Indemnity Period:	12 months

Deductibles:	Kshs 3,500,000	Property Damage
	60 days	Business Interruption
	Kshs 750,000	Machinery Breakdown
	60 days	Machinery Breakdown Loss of Profits

Named Insured:	OrPower4 and/or associated and/or affiliated and./or subsidiary and/or parent companies or corporations, and/or KPLC and /or Finance Parties for their respective rights

Additional Insureds:

Loss Payees:	Finance Parties to be Sole Loss Payee

Cancellation:	60 days

Key Exclusions:	Terrorism and Sabotage

Subrogation:	Waived in favor of the Finance Parties

Valuation:	Policy requires replacement value
ALL-RISK PROPERTY DAMAGE & BUSINESS
INTERRUPTION- GLOBAL POLICY

Carrier:	Assicurazioni Generali S.P.A.- DIC/DIL and also, the primary insurance for certain perils that are not required to be included in the local insurance policy but which the Company insures.

A. M. Best rating:	A+, XV

Policy Number:	BO 70034

Coverage Term:	May 30, 2008 to May 30, 2009

Limits of Insurance:	Property Damage : Amount equal to the replacement value of the Plant (US$114,000,000) less 50% of the amount standing to the credit of the Debt Service Reserve Account:

Business Interruption: US$35.5m:

Kenya:	Claims made in respect of assets other than the Olkaria III project in Kenya shall not reduce the insurance limits available for the Olkaria III project.

Key Sublimits:	Suppliers/customers/public utilities and denial of access for US$7,500,000

Included Terrorism and Sabotage $10,000,000

Earthquake/Flood/Wind/Volcanic Eruption to total value of the assets (with $100M sublimit, excluding assets in CA and HI)

Time Element Indemnity Period:	12 months

Deductibles:	US$150,000	Physical Damage, except
	US$225,000	Machinery Breakdown
	US$100,000	Terrorism
	5% of loss	Earthquake, Flood, Wind and Volcanic Eruption
(US$250,000 minimum)
	21 days	Business Interruption, except
	40 days	Machinery Breakdown Business Interruption
	14 days	Terrorism Business Interruption

Named Insured:	Ormat Industries, Ltd., and/or associated and/or affiliated and./or subsidiary and/or parent companies or corporations

Additional Insureds:	Included as per contractual agreement

Loss Payees:	Finance Parties to be First Loss Payee as respects their interests in this asset

Cancellation:	60 days

Key Endorsements:	None

Key Exclusions and Restrictions:	None apart from usual market practice policy exclusions

Key Extensions:	None

Subrogation:	Carrier agrees to waiver rights of subrogation in line with Insured’s contractual position

Misrepresentation & Fraud:	None included as per usual market practice policy exclusions

Errors or Omissions:	None included as per usual market practice policy exclusions

Other Insurance:	This policy serves as a difference in conditions cover for differences in limits/values where the local policy is more restrictive.

Valuation:	Policy requires replacement value

CONTROL OF WELL- GLOBAL POLICY

Carrier:	Several Lloyds Syndicates (Leader: Catlin Syndicate)- Corporate Insurance Policy which is not required to be written on local insurance paper)

A. M. Best rating:	A XV

Policy Number:	MB003407

Coverage Term:	March 1, 2008 effective date- March 1 2009

Limits of Insurance:	US$20,000,000 combined single limit US$1,000,000 care, custody and control per occurrence
LIABILITY INSURANCE- LOCAL POLICY

Carrier:	REAL Insurance Company Limited- Local Insurance Policy/Insurer

A. M. Best rating:	None

Policy Number:	BO 70406

Coverage Term:	May 30, 2008 to May 30, 2009

Limits of Liability:	Kshs equivalent of US$4,225,000 per occurrence but in the aggregate for Products Liability

Deductibles:	Kshs equivalent of US$125 or 10% of each claim, Nothing for bodily injury

Named Insured:	OrPower4 and/or associated and/or affiliated and./or subsidiary and/or parent companies or corporations, and/or KPLC and /or Finance Parties for their respective rights

Cancellation:	60 Days
LIABILITY INSURANCE- GLOBAL POLICY

Carrier:	Asicurazioni Generali- (Corporate Insurance Program, not required to be written on local insurance paper.)

A. M. Best rating:	A+, XV

Policy Number:	06FL00899000

Coverage Term:	30th May 2008 to 30th May 2009

Limits of Liability:	US$15,000,000

Self-Insured Retention:	US$25,000

Underlying Insurance:	Continental Casualty Company.

Named Insured:	Ormat Technologies Inc &/or Subsidiary &/or Associated Companies.

Cancellation:	90 Days.

Key Exclusions:	As per wording

Coverage:	Public Liability, Products, Pollution, Completed Operations, Advertising Liability plus Excess Auto Liability and Excess Employers Liability.
EXCESS TERRORISM- PROJECT SPECIFIC

Carrier:	Lloyd’s of London

A. M. Best rating:	A, XV

Policy Number:	TBA

Coverage Term:	17th June 2008-17th June 2009

Limits of Liability:	US$10,000,000

Self-Insured Retention:	Excess of US$10,000,000 per occurrence and in the aggregate

Underlying Deductibles	US$100,000 PD and 14 Days BI

Named Insured:	Ormat Technologies Inc &/or Subsidiary &/or Associated Companies.

Cancellation:	90 Days.

EXHIBIT B
INSURANCE POLICY ENDORSEMENTS
PART 1
(ENDORSEMENTS TO DIRECT INSURANCE POLICIES)
All policies of insurance shall contain the following provisions or endorsements:
1	Definitions used in this endorsement

In this endorsement it is agreed that:

“Global Agent” means DEG- Deutsche Investitions- und Entwicklungsgesellschaft mbH acting in that capacity for, and insuring the interests of, the Finance Parties, and includes its successors from time to time in that capacity.

“Company” means OrPower4 Inc.

“Finance Parties” are the banks, and other institutions who are additional insureds hereunder and are involved in providing funding, financing, financial accommodation and hedging facilities to the Company in relation to the Project. The phrase includes any assignee, transferee, successor or novated, replacement or additional creditor of or in relation to any of the foregoing.

“Insureds” means the Company and each of the Finance Parties severally.

“Onshore Security Agent” means the Person acting in that capacity under a Common Terms Agreement between the Company and the Finance Parties for, and insuring the interests of, the Finance Parties, and includes its successors from time to time.

“Project” means the design, development, financing, ownership, commissioning, completion, insurance, operation and maintenance of a 48 MW geothermal power plant operated by the Company in Kenya and the construction of all associated transmission and substation facilities and all related ancillary works on or off the site.

2	Acknowledgement of assignment

The Insurers acknowledge that they have been notified that the Company has assigned by way of first ranking security to the Finance Parties the benefit of this insurance and its interest and rights in its subject matter of this insurance, and confirm that they have not been notified of any other pledge or assignment of or security interest in the Company’s interest in this insurance.

3	Additional insurance of the Finance Parties

The Insurers acknowledge that the Finance Parties and (in respect of third party liabilities) their respective officers, directors, employees and assigns are each additional nsureds under this policy and that the premium specified in this policy provides consideration for their being additional insured parties. The Insurers waive any claim that they might otherwise have against any such additional insured party in respect of any premium payable in respect of this insurance.

4	Segregation of co-insureds’ cover

The Insurers agree that each of the Insureds shall for the purpose of this Policy be treated as an individually and separately insured party to the insurance contract, and each shall be separately insured from any other insured person in respect of its own insurable rights and interest provided that the total liability of the Insurers under each Part of this policy to all Insureds collectively shall not (unless the Policy specifically permits otherwise) exceed the limit of indemnity stated to be insured thereby. The liability of the Insurers under this Policy to any one Insured shall not be conditional upon the due observance and fulfilment by any other insured party of the terms and conditions of this Policy or of any contractual, pre-contractual or non-contractual duties imposed by law or contract upon that other insured party relating thereto, and shall not be affected by any failure in such observance or fulfilment by any such other insured party. Without prejudice to the protections afforded to the Insured by this endorsement, no one Insured represents or warrants the adequacy or accuracy of any information provided or representation made by or on behalf of any other Insured.

5	Scope of Disclosure

The Insurers acknowledge that there is no information which has been relied on or is required by Insurers in respect of their decision to co-insure the Finance Parties or their directors, officers, employees or agents. Non-disclosure or misrepresentation, negligence or breach by any one Insured (or its agent) shall not be attributable to any other insured party who did not directly and actively participate in that non-disclosure or misrepresentation knowing it to be such.

6	Limitation on Power to amend insurances

Each Insurer severally agrees that neither the sums insured nor the risks covered under this policy and any renewal of it by that Insurer will be reduced in any way, and that no deductible, excess or retention will be increased, without the prior written agreement of the Onshore Security Agent.

7	Waiver of Subrogation and Contribution Rights

The Insurers hereby waive all rights:
(a)	of subrogation or action howsoever arising which they may have or acquire arising out of any occurrence in respect of which any claim is admitted hereunder:
(i)	against any of the Finance Parties or their officers, directors, employees and agents; and

(ii)	against the Company until all its financial indebtedness to the Finance Parties has been discharged; and/or

(iii)	involving the exercise of rights or powers vested in the Company or any Finance Party (acting in any capacity) under or by virtue of any agreement relating to the Project; and
(b)	to reduce the amount payable under this policy by reason of the existence of any other contract of insurance covering the same risk, or to seek contribution from any other insurance effected by any of the Finance Parties.
8	Offset

The Insurers shall not be entitled to offset any sums payable to the Finance Parties against premium or other monies owing by the Company, nor any sums owing to the Company under this Policy against any monies owing by the Company under any other policy or contract.

9	Loss Payments

For the benefit of the Onshore Security Agent the insured parties irrevocably authorise and instruct the Insurer to pay, and the Insurer agrees to pay, all claims, return premiums, ex gratia settlements and any other monies payable to any of them, other than the Finance Parties, under or in relation to this contract to the Offshore Insurance Proceeds Account or to such other account as the Onshore Security Agent as loss payee may specify in writing, and that no instruction, whether by the Company or by any person other than the Onshore Security Agent, to make any payment to any other person or account shall be honoured by the Insurer unless given or countersigned by the Onshore Security Agent, or such other person as that Onshore Security Agent may notify to the Insurer in writing. All such payments shall be made by the Insurer without any deduction or set-off on any account or of any kind. A payment to the loss payee in accordance with this clause shall, to the extent of that payment, discharge the liability of the

Insurer to pay the Company or other claimant insured party. Any monies received by the Insurer from any facultative reinsurers of the risks insured under this policy shall be received and held by the Insurer in trust for the relevant claimant Insured. The arrangements in this clause shall continue to apply notwithstanding the liquidation or insolvency of the Company or the Insurer.

10	Notices by Insurers

The Insurers shall give to the Onshore Security Agent 15 days’ notice in writing in respect of any failure to pay any premium by the Company and otherwise at least 60 days notice in writing:
(a)	if any Insurer intends to cancel or suspend this insurance or any cover under this insurance for any reason;

(b)	before avoiding for non payment of any overdue premium in order to give an opportunity for that premium to be paid within the notice period;

(c)	of any act or omission or of any event of which the Insurer has knowledge and which the Insurer considers may invalidate or render unenforceable in whole or in part this insurance or any claim under it or which might entitle the Insurer to terminate, rescind or repudiate this policy in whole or part, or treat it as avoided, terminated or suspended, against any insured party; and

(d)	if they have not agreed to renew this Insurance at its next expiry date.
11	Service of notices

All notices or other communications under or in connection with this policy will be given in writing or by fax. Any such notice will be deemed to be given as follows:
(a)	if in writing, when delivered;

(b)	if by fax, on the date on which it is transmitted but only if (i) immediately after the transmission, the sender’s fax machine records the correct answerback (ii) the transmission date is a normal business day in the country of the recipient at the time of transmission and is recorded as received before 5.00 p.m. on that date in the recipient’s time zone, failing which it shall be deemed to be given on the next normal business day in the recipient’s country.
The address and fax number of the Onshore Security Agent for all notices under or in connection with this policy are those notified from time to time by the

Onshore Security Agent for this purpose to the Company. The initial address and fax number of the Onshore Security Agent are as follows:

The Onshore Security Agent:

[ ]

Address:

[ ]

Fax: [ ]

Attn: [ ]

12	Role of Onshore Security Agent

The Onshore Security Agent is not agent of any party other than the Finance Parties for receipt of any notice or any other purpose in relation to this insurance.

13	Governing Law

Notwithstanding any other provision of this contract, this contract shall be governed and interpreted in accordance with the applicable law governing the policy.

14	Enforceability

Each Insurer agrees:
(a)	that each provision of this clause as applicable to it is reasonable;

(b)	not to contest the enforceability of any such provision in any proceeding arising out of or in connection with this contract or its purported repudiation, avoidance or termination;

(c)	not to rely on any finding that any wider duty (including any pre-contractual or other non-contractual duty) was owed to Insurers than is expressed in this contract to be owed and that any such duty owed was breached (whether by any Insured or any agent of an Insured or any other person) to decline any claim or to repudiate, avoid or terminate this contract even such breach of duty was negligent;

(d)	that each such provision is severable from every other provision of this contract and is intended by it to be valid, binding and enforceable in accordance with its terms notwithstanding any purported repudiation, avoidance or termination;

(e)	that the provisions of this specifically negotiated endorsement override any inconsistent or incompatible provision elsewhere in the contract.
15	Amendments to the policy

The provisions of this contract of insurance (including this endorsement) may only be amended by written agreement between duly authorised representatives of the parties, such amendment to be endorsed on the contract policy.

16	This endorsement overrides

This endorsement overrides any conflicting provision in any policy to which it applies.

PART 2
(REINSURANCE POLICY ENDORSEMENTS
FOR REINSURANCE POLICIES IN KENYA)
To the extent that any reinsurance is required in accordance with Clause 2.4(a) (Reinsurances) of Schedule 12, all Local Reinsurances contain the following provisions or endorsements:
1	Definitions used in this endorsement

In this endorsement it is agreed that:

“Company” means OrPower4 Inc.

“Finance Parties” are the banks, and other institutions who are additional insureds hereunder and are involved in providing funding, financing, financial accommodation and hedging facilities to the Company in relation to the Project. The phrase includes any assignee, transferee, successor or novated, replacement or additional creditor of or in relation to any of the foregoing.

“Global Agent” means DEG- Deutsche Investitions- und Entwicklungsgesellschaft mbH acting in that capacity for, and insuring the interests of, the Finance Parties, and includes its successors from time to time in that capacity.

“Insurer” means the insurer or insurers from time to time reinsured under this policy of reinsurance.

“Insureds” means the Company and each of the Finance Parties severally.

“Onshore Security Agent” means the Person acting in that capacity under a Common Terms Agreement between the Company and the Finance Parties for, and insuring the interests of, the Finance Parties, and includes its successors from time to time.

“Project” means the design, development, financing, ownership, commissioning, completion, insurance, operation and maintenance of a 48 MW geothermal power plant operated by the Company in Kenya and construction of all associated transmission and substation facilities and all ancillary works on or off the site.

2	Acknowledgement of assignments

The Reinsurers acknowledge that they have been notified that (a) the Insurer has assigned to the Company absolutely the benefit of this reinsurance and its interest and rights in its subject matter (pursuant to a Reinsurance Assignment

Agreement), and confirm that the Reinsurers have not been notified of any other assignment or pledge of or security interest in the Insurer’s interest in this reinsurance; and that (b) the Company has assigned by way of first ranking security to the Onshore Security Agent (as agent for the Finance Parties) all its rights title and interest in the underlying Insurances reinsured hereby as well as the benefit of any Reinsurance Assignment Agreement.

3	Reinsurance premiums

The Insurer confirms that it has given irrevocable authority to the Company’s insurance broker, as agent of the Insurer, to pay reinsurance premiums direct to the Reinsurers. The Insurer acknowledges that this arrangement does not relieve it of liability for unpaid reinsurance premium. A payment of reinsurance premium in accordance with this arrangement shall, to the extent of its payment to the Reinsurers, discharge (a) the liability of the Company to pay premium to the insurers and (b) the liability of the Insurers to pay premium to the Reinsurers.

4	Scope of disclosure

The Reinsurers acknowledge for the benefit of the Insurer and the Insureds that there is no information which has been relied on or is required by Reinsurers in respect of their decision to reinsure in respect of the Insureds or their directors, officers, employees or agents.

5	Non-disclosure, misrepresentation and breach

Notwithstanding any other provisions of this policy, the Reinsurers agree for the benefit of the Insurer and the Insureds:
(a)	that no Insured or agent for the Insured owes any duty to disclose any information to the Reinsurers; and

(b)	not to reduce or amend the sums insured and/or the risks covered or increase the Insurer’s retention under this policy or any renewal of it by that Reinsurer without 45 days’ prior written notice to the Onshore Security Agent.
6	Reinsurance Claims Handling

The Insurer shall promptly notify to the lead Reinsurer (on behalf of all Reinsurers) all information of an event or circumstances which may give rise to a claim under this reinsurance policy (though bona fide late notification shall not prejudice the Insurer’s rights hereunder). The lead Reinsurer shall have the authority on behalf of both the Insurer and all Reinsurers to investigate adjust and agree any claim by an Insured against the Insurer and which may give rise to a claim hereunder. In the event that the lead Reinsurer agrees that any reinsured claim by the Company or the Onshore Security Agent (acting on behalf of the Finance Parties) should be settled or compromised, then that determination shall be binding on the Insurer; and shall likewise bind the Reinsurers to settle the Insurer’s reinsurance claim in accordance with the loss payment provisions of this policy. This Clause 6 (Reinsurance Claims Handling) shall be in accordance with the provisions of the claims control clause within the Reinsurance policy and in the event of any inconsistency the claims control clause shall prevail.

7	Currency

Any loss hereunder shall be settled and accounted for by the Reinsurers (pro rata to their respective shares, and taking account of the proportion of the underlying risk of the Insurer reinsured hereunder) in the same currency as the currency in which the loss has been properly claimed by an Insured, and applying the same exchange rate as was applied in calculating the Insurer’s liability to the Insured where the Insured’s loss has been converted into a different currency for the purpose of the claim against the Insurer.

8	Timing of claim payment obligation

The Reinsurers’ obligation to pay under this reinsurance and in accordance with the loss payment provisions of this policy arises when the ceding Insurer’s reinsured liability becomes payable (whether by agreement or compromise by the Insurer of a claim, court order or arbitral award) and is not dependant on the Insurer having actually paid a claim or settled a liability to the Company or the Onshore Security Agent (acting on behalf of the Finance Parties).

9	Loss Payments

The Insurer irrevocably authorises and instructs the Reinsurer to pay, and the Reinsurer agrees to pay, all claims, return premiums, ex gratia settlements and any other monies payable under or in relation to this contract to the account of the company to the Offshore Insurance Proceeds Account or to such other account as the Onshore Security Agent as loss payee may specify in writing, and that no instruction, whether by the Insurer or by any person other than the Onshore Security Agent, to make any payment to any other person or account shall be honoured by the Reinsurer unless given or countersigned by the Onshore Security Agent, or such other person as the Onshore Security Agent may notify to the Reinsurer in writing. All such payments shall be made by the Reinsurer without any deduction or set-off on any account or of any kind except deductions for any unpaid premiums. A payment to the loss payee in accordance with this provision shall, to the extent of that payment, discharge (a) the liability of the Reinsurer to pay the Insurer, and (b) the liability of the Insurer to the Insureds under the underlying insurance contract reinsured hereby. The arrangements in this clause shall continue to apply notwithstanding the liquidation or insolvency of the Insurer or the Reinsurer or the Company.

10	Waiver of subrogation

The Reinsurers hereby waive all rights of action that they may have or acquire by way of subrogation or otherwise howsoever (a) against any of the Insureds or their respective officers, directors, employees and agents or (b) involving the exercise of rights or powers vested in any Insureds (acting in any capacity) under or by virtue of any agreement relating to the Project.

11	Underlying Insureds not liable for reinsurance premiums

The Reinsurers acknowledge that none of the Insureds is liable for payment of any premium payable in respect of this reinsurance.

12	Offset

No Reinsurer shall be entitled to offset any sums payable to it by the Insurer or any Insured on any account whatsoever (other than premium outstanding from the Insurer in respect of this contract of reinsurance) against any amount payable by that Reinsurer under this reinsurance.

13	Notices by Reinsurers

Reinsurers shall give to the Onshore Security Agent at least 45 days notice in writing:
(a)	of any act or omission or of any event of which the Reinsurer has knowledge and which the Reinsurer considers would invalidate or render unenforceable in whole or in part this reinsurance or any claim under it or which might entitle the Reinsurer to terminate, rescind, repudiate or avoid this policy, or to treat it as terminated, or to exclude or decline any claim under it, in whole or part for any reason;

(b)	if they have not agreed to renew this Reinsurance policy at its next expiry date.
14	Service of notices

All notices or other communications under or in connection with this policy will be given in writing or by fax. Any such notice will be deemed to be given as follows:
(a)	if in writing, when delivered;

(b)	if by fax, on the date on which it is transmitted but only if (i) immediately after the transmission, the sender’s fax machine records the correct answerback (ii) the transmission date is a normal business day in the country of the recipient at the time of transmission and is recorded as received before 5.00 p.m. on that date in the recipient’s time zone, failing which it shall be deemed to be given on the next normal business day in the recipient’s country.
The address and fax number of the Onshore Security Agent for all notices under or in connection with this policy are those notified from time to time by the Onshore Security Agent for this purpose to the Company. The initial address and fax number of the Onshore Security Agent is as follows:

The Onshore Security Agent

Address: [ ]

Fax: [ ]

Attn: [ ]

15	Role of Onshore Security Agent

The Onshore Security Agent is not agent of any party other than the Finance Parties for receipt of any notice or any other purpose in relation to this reinsurance.

16	Direct Enforceability

It is agreed that the Insureds shall be entitled by virtue of the Contract (Rights of Third Parties) Act 1999 to enforce the benefit of paragraphs 4, 5, 10, 11 and 12 of this endorsement and to permit the Onshore Security Agent to enforce directly the benefit of paragraphs 9, 13, 15 and 18 of this endorsement.

17	Governing law and jurisdiction

Notwithstanding any other provision of this contract, this contract shall be governed by and interpreted in accordance with the applicable law governing the reinsurance policy.

18	Amendments to the policy

The provisions of this contract of insurance (including this endorsement) may only be amended by written agreement between duly authorised representatives of the parties, such amendment to be endorsed on the contract policy.

19	This endorsement overrides

This endorsement overrides any conflicting provision in any policy to which it applies.

PART 3
(REINSURANCE POLICY ENDORSEMENT
FOR OFFSHORE REINSURANCE POLICIES)
To the extent that any reinsurance is required in accordance with Clause 2.4(c) (Reinsurances) of Schedule 12, all Offshore Reinsurances contain the following provisions or endorsements:
1	Definitions used in this endorsement

In this endorsement it is agreed that:

“Company” means OrPower4 Inc.

“Global Agent” means DEG- Deutsche Investitions- und Entwicklungsgesellschaft mbH acting in that capacity for, and insuring the interests of, the Finance Parties, and includes its successors from time to time in that capacity.

“Insurer” means the insurer or insurers from time to time reinsured under this policy of reinsurance.

“Insureds” means the Company and the Offshore Security Agent severally.

“Offshore Security Agent” means BNY Corporate Trustee Services Limited, acting in that capacity under a Common Terms Agreement between the Company and the Finance Parties for, and insuring the interests of, the Finance Parties, and includes its successors from time to time in that capacity.

“Project” means the design, development, financing, ownership, commissioning, completion, insurance, operation and maintenance of a 48MW geothermal power plant operated by the Company in Kenya and construction of all associated transmission and substation facilities and all ancillary works on or off the site.

“Finance Parties” are the banks, and other institutions who are co-insureds hereunder and are involved in providing funding, financing, financial accommodation and hedging facilities to the Company in relation to the Project. The phrase includes any assignee, transferee, successor or novated, replacement or additional creditor of or in relation to any of the foregoing.

2	Acknowledgement of assignments

The Reinsurers acknowledge that they have been notified that (a) the Insurer has assigned to the Company absolutely the benefit of this reinsurance and its interest and rights in its subject matter (pursuant to a Reinsurance Assignment

Agreement), and confirm that the Reinsurers have not been notified of any other assignment or pledge of or security interest in the Insurer’s interest in this reinsurance; and that (b) the Company has assigned by way of first ranking security to the Offshore Security Agent all its rights title and interest in the underlying reinsurances and that (c) the Company has also assigned by way of first ranking security to the Offshore Security Agent all its rights title and interest in the underlying insurances reinsured hereby.

3	Reinsurance premiums

The Insurer confirms that it has given irrevocable authority to the Company’s insurance broker, as agent of the Insurer, to pay reinsurance premiums direct to the Reinsurers. The Insurer acknowledges that this arrangement does not relieve it of liability for unpaid reinsurance premium. A payment of reinsurance premium in accordance with this arrangement shall, to the extent of its payment to the Reinsurers, discharge (a) the liability of the Company to pay premium to the Insurers and (b) the liability of the Insurer to pay premium to the Reinsurers.

4	Scope of disclosure

The Reinsurers acknowledge for the benefit of the Insurer and the Insureds that there is no information which has been relied on or is required by the Reinsurers in respect of their decision to reinsure in respect of the Insureds or their directors, officers, employees or agents.

5	Non-disclosure, misrepresentation and breach

Notwithstanding any other provisions of this policy, the Reinsurers agree for the benefit of the Insurer and the Insureds:
(a)	that no Insured or agent for the Insured owes any duty to disclose any information to the Reinsurers; and

(b)	not to reduce or amend the sums insured and/or the risks covered or increase the Insurer’s retention under this policy or any renewal of it by that Reinsurer without 45 days’ prior written notice to the Offshore Security Agent.
6	Reinsurance Claims Handling

The Insurer shall promptly notify to the lead Reinsurer (on behalf of all Reinsurers) all information of an event or circumstances which may give rise to a claim under this reinsurance policy (though bona fide late notification shall not prejudice the Insurer’s rights hereunder). The lead Reinsurer shall have the authority on behalf of both the Insurer and all Reinsurers to investigate adjust and agree any claim by an Insured against the Insurer and which may give rise to a claim hereunder. In the event that the lead Reinsurer agrees that any reinsured claim by the Company or the Offshore Security Agent (acting on behalf of the Finance Parties) should be settled or compromised, then that determination shall be binding on the Insurer; and shall likewise bind the Reinsurers to settle the Insurer’s reinsurance claim in accordance with the loss payment provisions of this policy. This Clause 6 (Reinsurance Claims Handling) shall be in accordance with the provisions of the claims control clause within the Reinsurance policy and in the event of any inconsistency the claims control clause shall prevail.

7	Currency

Any loss hereunder shall be settled and accounted for by the Reinsurers (pro rata to their respective shares, and taking account of the proportion of the underlying risk of the Insurer reinsured hereunder) in the same currency as the currency in which the loss has been properly claimed by an Insured, and applying the same exchange rate as was applied in calculating the Insurer’s liability to the Insured where the Insured’s loss has been converted into a different currency for the purpose of the claim against the Insurer.

8	Timing of claim payment obligation

The Reinsurers’ obligation to pay under this reinsurance and in accordance with the loss payment provisions of this policy arises when the ceding Insurer’s reinsured liability becomes payable (whether by agreement or compromise by the Insurer of a claim, court order or arbitral award) and is not dependant on the Insurer having actually paid a claim or settled a liability to the Company or the Offshore Security Agent (acting on behalf of the Finance Parties).

9	Loss Payments

The Insurer irrevocably authorises and instructs the Reinsurer to pay, and the Reinsurer agrees to pay, all claims, return premiums and any other monies payable under or in relation to this contract to the account of the company to the Offshore Insurance Proceeds Account or to such other account as the Offshore Security Agent as loss payee may specify in writing, and that no instruction, whether by the Insurer or by any person other than the Offshore Security Agent, to make any payment to any other person or account shall be honoured by the Reinsurer unless given or countersigned by the Offshore Security Agent, or such other person as the Offshore Security Agent may notify to the Reinsurer in writing. All such payments shall be made by the Reinsurer without any deduction or set-off on any account or of any kind except deductions for any unpaid premiums. A payment to the loss payee in accordance with this provision shall, to the extent of that payment, discharge (a) the liability of the Reinsurer to pay the Insurer; and (b) the liability of the Insurer to the Insureds under the underlying insurance contract reinsured hereby. The arrangements in this clause shall continue to apply notwithstanding the liquidation or insolvency of the Insurer or the Reinsurer or the Company.

10	Waiver of subrogation

The Reinsurers hereby waive all rights of action that they may have or acquire by way of subrogation or otherwise howsoever:
(a)	against any of the Insureds or their respective officers, directors, employees and agents; or

(b)	involving the exercise of rights or powers vested in any Insureds (acting in any capacity) under or by virtue of any agreement relating to the Project.
11	Underlying Insureds not liable for reinsurance premiums

The Reinsurers acknowledge that none of the Insureds is liable for payment of any premium payable in respect of this reinsurance.

12	Offset

No Reinsurer shall be entitled to offset any sums payable to it by the Insurer or any Insured on any account whatsoever (other than premium outstanding from the Insurer in respect of this contract of reinsurance) against any amount payable by that Reinsurer under this reinsurance.

13	Notices by Reinsurers

Reinsurers shall give to the Offshore Security Agent at least 45 days notice in writing:
(a)	of any act or omission or of any event of which the Reinsurer has knowledge and which the Reinsurer considers would invalidate or render unenforceable in whole or in part this reinsurance or any claim under it or which might entitle the Reinsurer to terminate, rescind, repudiate or avoid this policy, or to treat it as terminated, or to exclude or decline any claim under it, in whole or part for any reason;

(b)	if they have not agreed to renew this Reinsurance policy at its next expiry date.

14	Service of notices

All notices or other communications under or in connection with this policy will be given in writing or by fax. Any such notice will be deemed to be given as follows:
(a)	if in writing, when delivered;

(b)	if by fax, on the date on which it is transmitted but only if (i) immediately after the transmission, the sender’s fax machine records the correct answerback (ii) the transmission date is a normal business day in the country of the recipient at the time of transmission and is recorded as received before 5.00 p.m. on that date in the recipient’s time zone, failing which it shall be deemed to be given on the next normal business day in the recipient’s country.
The address and fax number of the Offshore Security Agent for all notices under or in connection with this policy are those notified from time to time by the Offshore Security Agent for this purpose. The initial address and fax number of the Offshore Security Agent are as follows:

Address:	One Canada Square, London, E14 5AL.
Fax:	+44 207 964 2533
Attention:	Trustee Administration Manager
15	Role of Offshore Security Agent

The Offshore Security Agent is not agent of any party other than the Finance Parties for receipt of any notice or any other purpose in relation to this reinsurance.

16	Direct Enforceability

It is agreed that the Insureds shall be entitled by virtue of the Contract (Rights of Third Parties) Act 1999 to enforce the benefit of paragraphs 4, 5, 10, 11 and 12 of this endorsement and to permit the Offshore Security Agent to enforce directly the benefit of paragraphs 9, 13, 15 and 18 of this endorsement.

17	Governing law and jurisdiction

Notwithstanding any other provision of this contract, this contract of reinsurance and any non-contractual obligations arising out of or in connection with this contract of reinsurance is governed by and to be interpreted in accordance with

English law. Each Reinsurer party submits irrevocably to the jurisdiction of the English courts for the determination of any and all issues arising out of or in connection with this contract (including as to its validity and enforceability). Without prejudice to any other mode of service, each Reinsurer:
(a)	irrevocably appoints [ ] as its agent for service of process in relation to any proceedings before the English courts in connection with this contract;

(b)	agrees to maintain that agent for service of process in England for so long as any obligation is outstanding under this contact;

(c)	agrees that failure by a process agent to notify such Reinsurer of the service of any process will not invalidate the proceedings concerned; and

(d)	agrees that if the appointment of any person mentioned paragraph (a) above ceases to be effective, each Reinsurer shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Offshore Security Agent is entitled to appoint such person by notice to it.
18	Amendments to the policy

The provisions of this contract of insurance (including this endorsement) may only be amended by written agreement between duly authorised representatives of the parties, such amendment to be endorsed on the contract policy.

19	This endorsement overrides

This endorsement overrides any conflicting provision in any policy to which it applies.

EXHIBIT C
BROKERS’ LETTER OF CONFIRMATION AND UNDERTAKING
To: DEG- Deutsche Investitions- und Entwicklungsgesellschaft mbH (the “Global Agent”)
[date]
Dear Sirs,
1	In this letter:

“Company” means OrPower4 Inc.

“Common Terms Agreement” means the agreement entered into on or about the date of this letter, between inter alia the Company, the Global Agent, nd the Finance Parties in relation to the Project.

“Insurances” means each of those insurances and/or reinsurances (including any renewals or replacements of them) which the Company has agreed in the Common Terms Agreement to procure and maintain in relation to the Project and which are from time to time arranged by ourselves or by other companies within our group of companies.

“Insurer” means any person other than a Reinsurer who has insured a liability under any Insurances.

“Project” means the design, development, financing, ownership, commissioning, completion, insurance, operation and maintenance of a 48 MW geothermal power plant operated by the Company in Kenya and the construction of all associated transmission and substation facilities and all ancillary works on or off the site.

“Reinsurer” means any person who has reinsured a liability assumed by an Insurer of the Project.

2	We have placed the insurances summarised in Appendix A hereto.

3	Pursuant to instructions received from the Company, we confirm that:
(a)	to the best of our knowledge and belief, the insurances listed in Appendix A hereto are in full force and effect, and comply with the Company’s obligations under the Finance Documents;

(b)	we have disclosed to each Insurer and Reinsurer every material circumstance in relation to the Insurances which we, as agents to insure,

are required by law to disclose to them and no such information disclosed by us was known by us to be potentially inaccurate, incomplete or misleading.
4	We hereby undertake in respect of the interests of the Company and the Finance Parties in the Insurances arranged by us:
(a)	promptly when requested by the Company, to notify promptly to all insurers from time to time of the Insurances of the assignment to the Finance Parties of the Company’s rights under the Insurances and to the Insurance Proceeds and (where the Finance Parties have so required) of the assignment of the insurers rights and interest in the reinsurances to the Company in the form attached hereto and to use our reasonable efforts to secure their acknowledgement of receipt of such notices of assignment and by having the notices endorsed on the policies of Insurance, and to provide you with true copies of such notices, endorsements and acknowledgements;

(b)	to notify you as soon as reasonably practicable prior to the expiry of these Insurances if we have not received information regarding their renewal arrangements from the Company;

(b)	to hold all Insurance policies received by us to your order, free from any lien, if any, other than in respect of monies owing to us in respect of any Insurance or Reinsurance;

(c)	to pay promptly to insurers and, on behalf of Insurers, to reinsurers all premium received from the Company or for which we are liable in order to ensure that each Insurance is valid and enforceable in accordance with its terms;

(d)	to procure payment of any claim collected by us on behalf of the Company or the Finance Parties in accordance with the Loss Payment clause (if any) within any Insurance;

(e)	to inform you in writing immediately if we receive or give notice that we are to cease to act as insurance brokers to the Company or insurers for the purpose of arranging, maintaining and/or monitoring any Insurances previously arranged by us. Paragraphs (a) above to (d) above are subject to our continuing appointment as insurance brokers in relation to the Insurances concerned and the handling of claims in relation to them.
5	For the avoidance of doubt, all undertakings and other confirmations given in this letter relate solely to the insurances listed in Appendix A hereto. They do not apply to any other insurances and nothing in this letter should be taken as providing any undertakings or confirmations in relation to any insurance that ought to have been placed or may at some future date be placed by other brokers. Save as provided in the preceding paragraphs of this letter, and save insofar as we have given undertakings or assurances in this letter, it is to be understood by the Finance Parties that we have not acted as their agent and that accordingly they may not rely on any advice which we have given to the Company, and we do not represent that the Insurances are suitable or sufficient to meet the needs of the Finance Parties, who must take such steps and advice of their own as they consider necessary in order to protect their own position.
6	This letter has been prepared exclusively for the use of the addressee and the Finance Parties. No responsibility is accepted to any third party for the whole or any part of its contents and in the event that it is disclosed to a third party any and all liability howsoever arising to such third party is hereby expressly excluded. No person except the addressee, the Finance Parties, us and our directors and employees have any rights arising out of this letter under the Contracts (Rights of Third Parties) Act 1999.

7	Without prejudice to the preceding exclusion of liability our aggregate liability to any persons, companies or organisations who act in reliance on this letter for any and all matters arising from this letter and the contents thereof shall in any and all events be limited to the sum of US$5,000,000 even if we are negligent. We do not limit liability for our fraud, wilful misconduct or in respect of any liabilities which cannot lawfully be limited or excluded.

8	Please countersign and return a copy of this letter to indicate that you accept its terms, failing which you should not reply upon the contents of this letter and we disclaim any duty of care to you or the Finance Parties.

9	This letter is given by us on the instructions of the Company and with the Company’s full knowledge and consent as to its terms, as evidenced by the Company’s signature below.

10	This letter shall be governed by and construed in all respects in accordance with English law.

Yours faithfully
[Attachment: Appendix A: list of insurance and reinsurance arranged by the broker]

SCHEDULE 13
Form of Equity Distribution Transfer Certificate

To:	[Union Bank of California] as Offshore Account Bank.

Copy to:	DEG- Deutsche Investitions- und Entwicklungsgesellschaft mbH, as Global Agent.
Dear Sirs:
We refer to the Common Terms Agreement dated [          ] between, inter alia, OrPower4 Inc. as Company, DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH and Société de Promotion et de Participation pour la Coopération Economique as Lenders and DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH as Global Agent (the “Common Terms Agreement”) and the Project Accounts Agreement.
Terms defined in the Common Terms Agreement have the same meanings herein.
We, [          ], Authorised Representatives of OrPower4 Inc. (the “Company”) and duly authorised to give this certificate, hereby certify as follows:
1	The Company proposes to Transfer funds from the [Offshore Proceeds Account][1] [Offshore Revenue Account][2] to the Equity Distribution Account as follows:
(a)	Amount : US Dollars [ ] [calculated in accordance with paragraph 3(f) below][2]

(b)	Proposed Distribution Date: [ ]

(c)	In respect of the Calculation Period from [ ] to [ ] and in respect of the Financial Test for the Calculation Date [ ].
2	The amount to be transferred to the Equity Distribution Account mentioned in paragraph 1 above does not exceed the balance standing to the credit of the [Offshore Revenue Account][1] [Offshore Proceeds Account][2] on the scheduled Calculation Date immediately preceding or coinciding with the Proposed Distribution Date after payment of all amounts in accordance with the Project Accounts Agreement.

3	On the Proposed Distribution Date as evidenced by the Financial Test finally agreed in accordance with Clause 19 (Financial Tests) [and Clause 5.5(c) (True-up Disbursements)][1]:
(a)	[the most recently determined Debt Service Cover Ratio for the Calculation Period immediately preceding the Proposed Distribution Date is [ ] and after making the proposed Transfer to the Equity Distribution Account is [ ];]
(b)	[the Projected Debt Service Cover Ratio for the two (2) Calculation Periods immediately following the Proposed Distribution Date, calculated before and after making the proposed Transfer to the Equity Distribution Account, will be [ ] and [ ], respectively;]

(c)	[the Equity to Total Assets Ratio for the current Calculation Period and the two (2) Calculation Periods immediately preceding the Proposed Distribution Date, calculated before and after making the proposed Transfer to the Equity Distribution Account, are [ ] and [ ], respectively;]

(d)	[the Debt to Equity Ratio for the current Calculation Period and the Calculation Period immediately preceding the Proposed Distribution Date, calculated before and after making the proposed Transfer to the Equity Distribution Account, are [ ] and [ ], respectively;]

(e)	[on the proposed Disbursement Date after paying the True Up Amount by way of a Distribution, refund or repayment, the Debt to Equity Ratio will not exceed 3.0 and the Equity to Total Assets Ratio will not be less than 0.25;][1]

(f)	[the amount of the proposed Transfer which would result in the Debt Service Cover Ratio referred to in paragraph (a) above being no less than 1.15, is US$[ ];][2]

(g)	if any Project Account is required to have a minimum balance on such Proposed Distribution Date, that Project Account has at least that minimum balance;

(h)	there is not, nor would there be following the making of such Transfer, a Default which is continuing;

(i)	the repayment instalment due and payable under each Facility on such Proposed Distribution Date has not been deferred under the terms of each Loan Agreement.]
Dated:

By:

[full name]

[1]	To be used in respect of Transfers pursuant to Clause 5.5(a) (True-up Disbursements) only.

[2]	To be used in respect of Transfers pursuant to Clause 25.1(b) (Transfers to Equity Distribution Account) only.

SCHEDULE 14
HIV Protective Measures
(Adopted from ILO Code of Practice on HIV/AIDS and the World of Work — Key principles)
The following principles are part of the International Labor Organization’s Code of Practice on HIV/AIDS and the World of Work. The code is voluntary and meant for use by the private sector in the development of workplace policies and guidelines.
HIV/AIDS is a workplace issue, not only because it affects the workforce, but also because the workplace can play a vital role in limiting the spread and effects of the epidemic.
Non-Discrimination — There should be no discrimination or stigmatization against workers on the basis of real or perceived HIV status.
Gender equality — More equal gender relations and the empowerment of women are vital to preventing the spread of HIV infection and enabling women to cope with HIV/AIDS.
Healthy work Environment — The work environment should be healthy and safe, and adapted to the state of health and capabilities of workers.
Social Dialogue — A successful HIV/AIDS policy and program requires cooperation, trust and dialogue between employers, workers, and governments.
Screening for purposes of employment — HIV/AIDS screening should not be required of job applicants or persons in employment, and testing for HIV should not be carried out at the workplace except as specified in this code.
Confidentiality — Access to personal data relating to a worker’s HIV status should be bound by the rules of confidentiality consistent with existing ILO codes of practice.
Continuing the employment relationship — HIV infection is not a cause for termination of employment. Persons with HIV-related illnesses should be able to work for as long as medically fit in appropriate conditions.
Prevention — The social partners are in a unique position to promote prevention efforts through information and education; and support changes in attitudes and behaviour.
Care and Support — Solidarity, care and support should guide the response to AIDS in the workplace. All workers are entitled to affordable health services and to benefits from statutory and occupational schemes.

SCHEDULE 15
Authorisations

Particulars	Relevant Legislation	Relevant Authority

ELECTRICAL AUTHORISATIONS

1. Generation Licence	Energy Act 2006	Electricity Regulatory Commission

2. Geothermal Resources Licence	Geothermal Resources Act 1982	Minister of Energy

3. Approval of the Power Purchase Agreement	Energy Act 2006	Electricity Regulatory Commission

GENERAL DEVELOPMENT AUTHORISATIONS

1. Development Permission	Physical Planning Act	Naivasha Municipal Council

2. Licence for use of Radio Communication Apparatus	Kenya Communications Act 1998	Communications Commission of Kenya

LAND AND CONSTRUCTION AUTHORISATIONS

1. Water Permit	Water Act	Water Resources Management Authority (“Groundwater Permit WD/WAB 13253 for Abstraction of Water from Borehole No. C-13680 Situated on L.R. No. 9005/11 in Naivash Area of Kakuru District” dated 19 October 2002.)

2. Approval of building plans for the Plant	occupational Safety and Health Act 2007	Director of Occupational Safety and Health Services.

Particulars	Relevant Legislation	Relevant Authority

3. Registration as a factory/workplace	Occupational Safety and Health Act 2007	Director of Occupational Safety and Health Services

4. Manufacturer’s test certificate for new steam boilers or a report from an authorised boiler inspector for previously used steam boilers	Occupational Safety and Health Act, 2008 section 67 (8)	Safety and Health Officer.

INVESTMENT CERTIFICATE

Investment Certificate	Investments Promotion Act 2004	Kenya Investment Authority

ENVIRONMENTAL AUTHORISATIONS

1. Environmental Impact Assessment Licence	Environmental Management and Co-ordination Act	NEMA

2. Effluent Discharge Licence	Environmental Management and Co-ordination Act 1998	NEMA

IMMIGRATION AND EMPLOYMENT CONSENTS

1. Entry Permits and work permits for the Company’s non-residents into Kenya	Immigration Act, chapter 172	Principal Immigration Officer (Immigration Department)

2. Personal Identification Number for the Company	Income Tax Act	Commissioner for Income Tax (Kenya Revenue Authority)

3. Registration as an employer	National Social Security Fund Act, chapter 258	The Managing Trustee, NSSF

4. Registration as an employer	Industrial Training Act, chapter 237 and Industrial Training (Training Levy) Order, 2007	Director of Industrial Training

BUSINESS, TAX AND ACCOUNTING RELATED AUTHORISATIONS

1. Permit to use a standardisation mark	Standards Act, Chapter 496	Kenya Bureau of Standards

Particulars	Relevant Legislation	Relevant Authority

2. Single Business Permit	Local Government Act	Naivasha Municipal Council

3. Personal Identification Numbers for the Company	Income Tax Act, chapter 470	Commissioner for Income Tax (Kenya Revenue Authority)

4. VAT Registration	Value Added Tax Act, chapter 476	Commissioner of Value Added Tax (Kenya Revenue Authority)

5. Exemption of imported capital equipment from VAT and import duties	Value Added Tax Act, chapter 476 / Customs and Excise Act, chapter 472	Government of Kenya

6. Registration as a foreign company with a place of business in Kenya	Companies Act, chapter 486	Registrar of Companies

SCHEDULE 16
Form of Drawdown Request

From:	OrPower4 Inc.

To:	DEG- Deutsche Investitions- und Entwicklungsgesellschaft mbH, as Global Agent
Dated:
Dear Sirs
1	We refer to the Common Terms Agreement dated [ ] between, inter alia, OrPower4 Inc. as Company, DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH and Société de Promotion et de Participation pour la Coopération Economique as Lenders and DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH as Global Agent (the “Common Terms Agreement”).

2	Terms defined in the Common Terms Agreement shall have the same meaning in this Drawdown Request.

3	This is a Drawdown Request. This Drawdown Request is irrevocable.

4	We wish to borrow the following Loans under the Loan Agreements contemporaneously and on a pro rata basis and upon the terms and subject to the conditions contained therein and on [date] (or if such day is not a Business Day, the next Business Day):

Total Available
	Disbursement	Total Amount	Commitment (after
Facility	Amount	Borrowed to date	Disbursement)
DEG A Facility	US$[ ]	US$[ ]	US$[ ]
DEG B Facility	US$[ ]	US$[ ]	US$[ ]
DEG C Facility	US$[ ]	US$[ ]	US$[ ]
Proparco “A” Facility	US$[ ]	US$[ ]	US$[ ]
5	The Interest Period will be six (6) months.

6	We confirm that:
(a)	each condition precedent under the Common Terms Agreement and each Loan Agreement which must be satisfied on the date of this Drawdown Request is so satisfied;

(b)	[The True-Up Amount is [ ] US Dollars (US$[ ]) and is calculated in accordance with the attached Financial Test.][1]
7	Our [payment/delivery][2] instructions are: [ ][3].
Yours faithfully

Authorised Representative
for and on behalf of
OrPower4 Inc.

[1]	Only required for a True-Up Disbursement

[2]	Delete as appropriate

[3]	Specify relevant Project Account

SCHEDULE 17
Corporate Structure Chart

SCHEDULE 18
Incumbency Certificate
[          ] (the “Company”)
Pursuant to a meeting of the Board of Directors of the Company held at [                    ], on [          ] at [                ], it was resolved that [                    ] and [                    ] be authorised, as sole or joint signatories, as applicable, to execute and deliver and, where appropriate, to seal and witness, on behalf of the Company, the documents listed in the Schedule attached hereto together with all documents and certificates delivered by the Company pursuant to any of the documents listed in the Schedule attached hereto, and set out beside the name of each person is such person’s true signature:

[insert name]

[insert name]
Certified to be the name and true
signatures of those persons authorised
to sign all Principal Documents to which the Company is a party

For and on behalf of [Company]

Date

[Attach Schedule listing all documents]

SCHEDULE 19
Form of Financial Statements
Part 1
Form of Unaudited Financial Statements for Company

	September 30,
	2008	December 31,
	(Unaudited)	2007
	(in U.S. dollars)
Assets
Current assets:
Cash and cash equivalents	$594,530	$143,908
Trade receivables	2,131,514	1,552,771
Prepaid expenses and other receivable	1,696,163	1,824,427

Total current assets	4,422,207	3,521,106

Non-Current assets:
Deposits and other	150,442	157,800
Property, plant and equipment, net	25,510,130	26,853,186
Construction-in-process	94,035,003	68,155,262

Total non-current assets	119,695,575	95,166,248

Total assets	$124,117,782	$$98,687,354

Liabilities and Shareholder’s Equity
Current liabilities-
Accounts payable and accrued expenses	$3,828,843	$353,046

Non-Current liabilities:
Deferred income taxes	6,919,994	7,141,360
Due to related entities	61,548,483	46,693,172
Due to parent	24,082,649	19,359,530

Total non-current liabilities	92,551,126	73,194,062

Total liabilities	96,379,969	73,547,108

Shareholder’s equity:
Share capital	1,000	1,000
Retained earnings	27,736,813	25,139,246

Total shareholder’s equity	27,737,813	25,140,246

Total liabilities and shareholder’s equity	$124,117,782	$98,687,354

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
	(in U.S. dollars)

Revenues	$3,065,428	$2,547,833	$8,101,372	$7,795,866
Cost of revenues	1,037,258	950,287	3,186,705	2,931,948

Gross margin	2,028,170	1,597,546	4,914,667	4,863,918

General and administrative expenses	(167,004)	(76,999)	(437,938)	(398,284)
Other operating income	3,230	23,973	13,345	39,948
Other expenses — net	(59,918)	(40,635)	(271,752)	(99,962)

Operating income	1,804,478	1,503,885	4,218,322	4,405,620
Income tax expense	569,961	605,088	1,632,226	1,724,204

Net income for the period	1,234,517	898,797	2,586,096	2,681,416

	Nine Months Ended September 30,
	2008	2007
	(in U.S. dollars)
Cash flows from operating activities:
Income before income taxes	$4,218,322	$4,405,620
Interest received	67	2,510
Income tax paid		(2,363,046)

	4,218,389	2,045,084

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,344,404	1,350,399
Amortization of prepaid operating lease rentals	7,359	7,359
Profit on sale of property, plant and equipment	(3,857)	(10,574)
Interest received	(67)	(2,510)
Construction-in-process	18,804	41,501
Changes in operating assets and liabilities:
Receivables and prepaid expenses	(807,925)	145,256
Intercompany		150,162
Accounts payable and accrued expenses	568,001	129,248

	1,126,719	1,810,841

Net cash provided by operating activities	5,345,108	3,855,925

Cash flows from investing activities:
purchase of property, plant and equipment	(1,348)	(32,083)
Payments for construction in progress	(9,620,114)	(2,719,731)
Proceeds from disposal of property, plant and equipment	3,857	10,574

Net cash used in investing activities	(9,617,605)	(2,741,240)

Cash flows from financing activities —
Repayment of related party balances	4,723,119	(647,860)

Net cash provided by (used in) financing activities	4,723,119	(647,860)

Net increase in cash and cash equivalents	450,622	466,825
Cash and cash equivalents at beginning of period	143,908	20,838

Cash and cash equivalents at end of period	$594,530	$487,663

Supplemental non-cash investing activities —
Increase in due to related party related to purchases of property, plant and equipment	$14,855,311

Increase in accounts payable related to purchases of property, plant and equipment	$1,275,986

Part 2
Form of Audited Financial Statements for Kenyan Branch
REPORT OF THE INDEPENDENT AUDITOR TO THE DIRECTORS OF ORPOWER 4 INCORPORATED IN RESPECT OF THE KENYA BRANCH
Report on the financial statements
We have audited the accompanying financial statements of Orpower 4 Incorporated (Kenya) Branch set out on pages 3 to 16. These financial statements comprise the balance sheet at 31 December 2006, and the profit and loss account, statement of changes in head office account and cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory notes.
Managements’ responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.
Auditor’s responsibility
Our responsibility is to express an independent opinion on the financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform our audit to obtain reasonable assurance that the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the branch’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.
Opinion
In our opinion the accompanying financial statements give a true and fair view of the state of the branch’s financial affairs at 31 December 2006 and of its profit and cash flows for the year then ended in accordance with International Financial Reporting Standards.

Certified Public Accountants	1/3/2007
Nairobi

Orpower 4 Incorporated (Kenya) Branch
Financial Statements
For the year ended 31 December 2006

Profit and loss account

		Year ended 31 December
	Notes	2006	2005
		$	$

Sales		10,552,007	10,361,844

Cost of sales		(3,579,100)	(3,529,262)

Gross profit		6,972,907	6,832,582

Other operating income		89,905	9,847
Administrative expenses		(287,557)	(233,372)
Other expenses		(146,595)	(236,092)

Operating profit	5	6,628,660	6,372,965

Finance income/(costs)	7	(51,570)	(169,820)

Profit before income tax		6,577,090	6,203,145

Income tax expense	8	(2,619,464)	(2,456,471)

Profit for the year		3,957,626	3,746,674

Orpower 4 Incorporated (Kenya) Branch
Financial Statements
For the year ended 31 December 2006

Balance sheet

		31 December	31 December
	Notes	2006	2005
		$	$
CAPITAL EMPLOYED
Head office current Account		1,011,728	3,629,721
Retained earnings		34.962.632	21,005,006

Head office funds		25,974,360	24,634,727

Non-current liabilities
Deferred income tax	9	7,332,094	7,739,486
Due to group companies	17	4,043,478	5,502,495

		11,375,572	13,241,981

		37,349,932	37,876,708

REPRESENTED BY
Non-current assets
Property, plant and equipment	10	35,145,213	36.799,157
Prepaid operating lease rentals	11	167,612	177,424

		35,312,825	36,976,581

Current assets
Inventories	12	116,936	80,792
Receivables and prepayments	13	2,102,514	1.107,496
Cash and cash equivalents	14	20,838	35,862
Current income tax		151,711	33,635

		2,391,999	1,257,785

Current liabilities
Payables and accrued expenses	15	354,892	357,658

Net current assets		2,037,107	900,127

		37,349,932	37,376,708

The financial statements on pages 3 to 16 were approved for issue by management on Mar. 1, 2007 and signed on its behalf by:

Orpower 4 Incorporated (Kenya) Branch
Financial Statements
For the year ended 31 December 2006

Statement of changes in head office account

	Head office
	current	Retained
	account	earnings	Total
	$	$	$
Year ended 31 December 2005

At start of year	264,299	17,258,332	17,522,631
Net movement head office current account	3,365,422	—	3,365,422
Profit for the year	—	3,746,674	3,746,674

At end of year	3,629,721	21,005,006	24,634,727

Year ended 31 December 2006

At start of year	3,629,721	21,005,006	24,634,727

Net movement head office current account	(2,617,993)	—	(2,617,993)
Profit for the year	—	3,957,626	3,957,626

At end of year	1,011,728	24,962,632	25,974,360

Orpower 4 Incorporated (Kenya) Branch
Financial Statements
For the year ended 31 December 2006

Cash flow statement

		Year ended 31 December
	Notes	2006	2005
		$	$

Operating activities
Cash generated from operations	16	7,301,714	8,279,271
Interest received	7	355	163
Income tax paid		(3,144,931)	(5,203,668)

Net cash generated from operating activities		4,157,138	3,075,766

Investing activities
Purchase of property, plant and equipment	10	(95,152)	(12,597)

Net cash used in investing activities		(95,152)	(12,597)

Financing activities
Repayment of long-term borrowings	17	(1,400,000)	(6,460,000)
Net movement in head office account		(2,617,993)	3,365,422
Repayment/(receipt) of other related party balances	17	(59,017)	40,315

Net cash used in financing activities		(4,077,010)	(3,054,263)

(Decrease)/increase in cash and cash equivalents		(15,024)	8,906

Movement in cash and cash equivalents
At start of year		35,862	26,956
(Decrease)/increase		(15,024)	8,906

At end of year	14	20,838	35,862

Orpower 4 Incorporated (Kenya) Branch
Financial Statements
For the year ended 31 December 2006

Notes
1	General information

Orpower 4 Incorporated (Kenya) Branch is a branch of Orpower 4 Inc., incorporated in Cayman Islands under the Companies Act as a private limited liability company, and is domiciled in Kenya. The address of its registered office is:

P.O Box 1566, Code 20177 NAIVASHA.

The principal activity of the branch is electricity generation and sale from geothermal power,

2	Summary of significant accounting policies

The principal accounting policies adopted in the preparation of these financial statements are set out below. These policies have been consistently applied to all years presented, unless otherwise stated.

(a)	Basis of preparation

The financial statements are prepared in compliance with International Financial Reporting Standards (IFRS). The measurement basis applied is the historical cost basis, except where otherwise stated in the accounting policies below. The financial statements are presented in US dollars ($).

The preparation of financial statements in conformity with IFRS requires the use of estimates and assumptions. It also requires management to exercise its judgement in the process of applying the branch’s accounting policies. The areas involving a higher degree of judgement or complexity, or where assumptions and estimates are significant to the financial statements, are disclosed in Note 4.

Adoption of new and revised standards

In 2006 new and revised standards and interpretations became effective for the first time and have been adopted by the branch where relevant to its operations. The adoption of these new and revised standards and interpretations had no material effect on the Branch’s accounting policies or disclosures.

The following amendment to an existing standard and new standard will be mandatory for the Branch’s accounting periods beginning on or after 1 January 2007, but which the Branch has not early adopted:

— IFRS 7, Financial Instruments: Disclosures. IFRS 7 introduces new disclosures to improve the information about financial instruments. It requires the disclosure of qualitative and quantitative information about exposure to risks arising from financial instruments, including specified minimum disclosures about credit risk, liquidity risk and market risk, including sensitivity analysis to market risk.

Orpower 4 Incorporated (Kenya) Branch
Financial Statements
For the year ended 31 December 2006

Notes (continued)
(b)	Revenue recognition

Sales are recognised upon supply of electricity and are stated net of Value Added Tax (VAT).

Interest income is recognised on a time proportion basis using the effective interest method.

(c)	Translation of foreign currencies

Transactions are recorded on initial recognition in United States dollars, being the functional currency. Transactions in other currencies are converted into United States dollars using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in other currencies are recognised in the profit and loss account.

(d)	Property, plant and equipment

All categories of property, plant and equipment is stated at historical cost less depreciation.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the branch and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the profit and loss account during the financial period in which they are incurred.

Depreciation is calculated using the straight line method to write down their cost to their residual values over their estimated useful lives, as follows:

Buildings	23 years
Plant and machinery	23 years
Motor vehicles	6.7 years
Equipment	4.3 years
The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date.

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units).

Gains and losses on disposal of property, plant and equipment are determined by reference to their carrying amounts and are taken into account in determining operating profit.

(e)	Accounting for leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating teases. Payments made under operating leases are

Orpower 4 Incorporated (Kenya) Branch
Financial Statements
For the year ended 31 December 2006

Notes (continued)
(f)	Inventories

Inventories are stated at the lower of cost and net realisable value. Cost is determined by the first-in, first-out (FIFO) method.

(g)	Receivables

Receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method. A provision for impairment of receivables is established when there is objective evidence that the branch will not be able to collect all the amounts due according to the original terms of receivables. The amount of the provision is the difference between the carrying amount and the present value of expected cash flows, discounted at the effective interest rate. The amount of the provision is recognised in the profit and loss account.

(h)	Cash and cash equivalents

Cash and cash equivalents includes cash in hand, deposits held at call with banks, other short term highly liquid investments with original maturities of three months or less.

(i)	Employee benefits
(i)	Retirement benefit obligations
The branch operates a defined contribution retirement benefit scheme for its pensionable employees. A defined contribution plan is a pension plan under which the branch pays fixed contributions into a separate entity. The branch has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

The assets of the scheme are held in separate trustee administered funds, which are funded by contributions from both the branch and employees. The branch and all its employees also contribute to the National Social Security Fund, which is a defined contribution scheme.

The branch’s contributions to the defined contribution schemes are charged to the profit and loss account in the year to which they relate.
(ii)	Other entitlements
The estimated monetary liability for employees’ accrued annual leave entitlement at the balance sheet date is recognised as an expense accrual.
(J)	Income tax

Income tax expense is the aggregate of the charge to the profit and loss account in respect of current income tax and deferred income tax.

Current income tax is the amount of income tax payable on the taxable profit for the year determined in accordance with the Kenyan Income Tax Act.

Orpower 4 Incorporated (Kenya) Branch
Financial Statements
For the year ended 31 December 2006

Notes (continued)
(j)	Income tax (continued)

Deferred income tax is provided in full, using the liability method, on all temporary differences arising between the tax bases of assets and liabilities and their carrying values for financial reporting purposes. However, if the deferred income tax arises from the initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss, it is not accounted for.

Deferred income tax is determined using tax rates and laws that have been enacted or substantively enacted at the balance sheet date and are expected to apply when the related deferred income tax liability is settled.

Deferred income tax assets are recognised only to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilised.

3	Financial risk management objectives and policies

The branch’s activities expose it to a variety of financial risks, including credit risk and the effects of changes in foreign currency exchange rates and interest rates. The branch’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on its financial performance, but the branch does not hedge any risks.

4	Critical accounting estimates and judgements

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including experience of future events that are believed to be reasonable under the circumstances.

(i) Critical accounting estimates and assumptions

Property, plant and equipment

Critical estimates are made by the directors in determining depreciation rates for property, plant and equipment. The rates used are set out in Note 2(d) above.

(ii) Critical judgments in applying the entity’s accounting policies

In the process of applying the branch’s accounting policies, management has made judgments in determining whether the assets are impaired.

5	Operating profit

The following items have been charged in arriving at operating profit:

	2006	2005
	$	$

Depreciation on property, plant and equipment (Note 10)	1,749,095	1,754,031
Operating lease rentals expensed (Note 11)	9,812	9,812
Inventories expensed	6,377	85,105
Employee benefits expense (Note 6)	183,632	187,885
Auditors’ remuneration	15,130	12,463

Orpower 4 Incorporated (Kenya) Branch
Financial Statements
For the year ended 31 December 2006

Notes (continued)
6	Employee benefits expense

	2006	2005
	$	$

The following items are included within employee benefits expense:

Retirement benefits costs:
— Defined contribution scheme	7,061	8,074
— National Social Security Fund	682	651

7	Finance costs

Interest income	355	163
Net foreign exchange losses	(51,925)	(169,983)

Net finance costs	(51,570)	(169,820)

8	Income tax expense

Current income tax	3,026,856	2,758,477
Deferred income tax (Note 9)	(407,392)	(302,006)

Income tax expense	2,619,464	2,456,471

The tax on the branch’s profit before income tax differs from the theoretical amount that would arise using the statutory income tax rate as follows:

	2006	2005
	$	$

Profit before income tax	6,577,090	6,203,145

Tax calculated at the statutory income tax rate of 37.5% (2005 — 37.5%)	2,466,409	2,326,179
Tax effect of:
Income not subject to tax	—	(26,438)
Expenses not deductible for tax purposes	11,960	156,730
Exchange differences on tax balances	141,095	—

Income tax expense	2,619,464	2,456,471

Orpower 4 Incorporated (Kenya) Branch
Financial Statements
For the year ended 31 December 2006

Notes (continued)
9	Deferred income tax

Deferred income tax is calculated using the enacted income tax rate of 37.5% (2005: 37.5%). The movement on the deferred income tax account is as follows:

	2006	2005
	$	$

At start of year	7,739,486	8,041,429
Credit to profit and loss account (Note 8)	(407,392)	(302,006)

At end of year	7,332,094	7,739,486
Deferred income tax assets and liabilities, deferred income tax charge/(credit) in the profit and loss account are attributable to the following items:

		Charged/
		(credited)
	1.1.2006	to P/L	31.12.2006
	$	$	$

Deferred income tax liabilities
Property, plant and equipment:	7,793,709	(294,131)	7,499,578

Deferred income tax assets	(12,597)	9,863	(2,734)
Provisions
Other deductible temporary differences	(41,626)	(123,124)	(164,750)

	(54,223)	(113,261)	(167,484)

Net deferred income tax liability	7,739,486	(407,392)	7,332,094

Orpower 4 Incorporated (Kenya) Branch
Financial Statements
For the year ended 31 December 2006

Notes (continued)
10	Property, plant and equipment

				Vehicles
		Plant &	Drilling	&	Office
	Buildings	machinery	equipment	equipment	equipment	Total
	$	$	$	$	$	$

At 1 January 2005
Cost	866,214	22,266,606	22,234,628	267,394	100,522	45,735,364
Accumulated depreciation	(199,379)	(4,342,183)	(2,435,262)	(163,253)	(54,696)	(7,194,773)

Net book amount	666,835	17,924,423	19,799,366	104,141	45,826	38,540,591

Year ended 31 December 2005
Opening net book amount	666,835	17,924,423	19,799,366	104,141	45,826	33,540,591
Additions	—	—	—	—	12,597	12,597
Depreciation charge	(37,361)	(968,113)	(689,224)	(40,109)	(18,924)	(1,754,031)

Closing net book amount	629,174	16,956,310	19,110,142	64,032	39,499	36,799,157

At 31 December 2005
Cost	866,214	22,266,606	22,234,628	267,394	113,119	45,747,961
Accumulated depreciation	(237,040)	(5,310,296)	(3,124,486)	(203,362)	(73,620)	(8,948,804)

Net book amount	629,174	16,956,310	19,110,142	64,032	39,499	36,799,157

Year ended 31 December 2006
Opening net book amount	629,174	16,956,310	19,110,142	64,032	39,499	36,799,157
Additions	33,207	—	—	34,026	27,919	95,152
Depreciation charge	(37,706)	(966,113))	(689,015)	(37,204)	(17,057)	(1,749,095)

Closing net book amount	624,675	15,988,197	18,421,127	60,854	50,361	35,145,214

At 31 December 2006
Cost	899,421	22,266,606	22,234,628	301,420	141,038	45,843,113
Accumulated depreciation	(274,746)	(6,278,409)	(3,813,501)	(240,566)	(90,677)	(10,697,899)

Net book amount	624,675	15,988,197	18,421,127	60,854	50,361	35,145,214

Orpower 4 Incorporated (Kenya) Branch
Financial Statements
For the year ended 31 December 2006

Notes (continued)
11	Prepaid operating lease rentals

	2006	2005
Prepaid operating lease rentals	$	$

At Start of the year	177,424	187,236
Amortisation charge for the year	(9,812)	(9,812)

At end of year	167,612	177,424

12	Inventories

Plant spare parts, pentane and diesel	116,936	80,792

13	Receivables and prepayments

Trade receivables	2,015,466	1,027,996
Prepayments	78,189	72,499
Other receivables	8,859	7,001

	2,102,514	1,107,496

The carrying amounts of the above receivables and prepayments approximate to their fair values.

14	Cash and cash equivalents

	2006	2005
	$	$

Cash at bank and in hand	20,838	35,862

For the purposes of the cash flow statement, cash and cash equivalents comprise the cash and cash equivalent balances indicated above.

15	Payables and accrued expenses

	2006	2005
	$	$

Trade payables	169,288	134,232
Accrued expenses	44,851	102,049
Other payables	140,753	121,377

	354,892	357,658

The carrying amounts of the above payables and accrued expenses approximate to their fair values.

Orpower 4 Incorporated (Kenya) Branch
Financial Statements
For the year ended 31 December 2006

Notes (continued)
16	Cash generated from operations

Reconciliation of profit before income tax to cash generated from operations:

	2006	2005
	$	$
Profit before income tax	6,577,090	6,203,145

Adjustments for:
Interest income (Note 7)	(355)	(163)
Depreciation (Note 10)	1,749,095	1,754,031
Amortisation of prepaid operating lease rentals	9,812	9,812
Changes in working capital
— receivables and prepayments	(995,018)	129,740
— inventories	(36,144)	33,206
— payables and accrued expenses	(2,766)	149,500

Cash generated from operations	7,301,714	8,279,271

17	Related party transactions

The branch is controlled by Ormat Holdings Incorporated, incorporated in Cayman Islands. The ultimate parent of the Group is Ormat Technologies, incorporated in United States of America. There are other companies that are related to Orpower 4 Incorporated (Kenya) Branch through common shareholdings or common directorships.

i)	The movement in transactions with related parties is as follows:

		Ormat
	Orda 6	Systems	Ormat
	Incorporated	Limited	Technologies	Total
	$	$	Inc.	$

Balance at start of year	5,423,597	78,898	—	5,502,495

Purchase of spare parts for equipment maintenance	—	77,938	3,187	81,125
Repayments during the year	(1,400,000)	(140,142)	—	(1,540,142)

Balance at end of year	4,023,597	16,694	3,187	4,043,478

The terms and conditions of the borrowing from related companies, which are denominated in US dollars, are yet to be agreed. However, Orda 6 Inc. and Ormat Systems Limited have confirmed that no interest will be charged in respect of the year ended 31 December 2006. and that no repayment of the principal will be demanded within 12 months of the balance sheet date.

Transactions with the holding company through the head office account relate to payments of local suppliers and cash advances to OrPower 4 Incorporated, Kenya branch for their operations and the collection of trade receivables.

Orpower 4 Incorporated (Kenya) Branch
Financial Statements
For the year ended 31 December 2006

Notes (continued)
ii)	Purchase of goods and services

	2006	2005
	$	$

Ormat Systems Limited	77,938	40,315
Ormat Technologies Incorporated	3,187	—

	81,125	40,315

iii)	Key management compensation

	2006	2005
	$	$

Salaries and other short-term employment benefits	58,179	46,407
Post-employment benefits	6,321	2,613

	64,500	49,020

----------000----------

Part 3
Form of Audited Financial Statements for Company
ORPOWER4, INC
FINANCIAL STATEMENTS
AS OF JUNE 30, 2008 AND DECEMBER 31, 2007 AND
FOR THE SIX MONTHs ENDED JUNE 30, 2008 AND FOR
THE YEAR ENDED DECEMBER 31, 2007
ORPOWER4, INC.
INDEX TO FINANCIAL STATEMENTS
The amounts are presented in U.S. dollars ($).

Kesselman & Kesselman
Certified Public Accountants (Isr.)
Trade Tower, 25 Hamered Street
Tel Aviv 68125 Israel
P.O. Box 452 Tel Aviv 61003 Israel
Telephone +972-3-7954555
Facsimile +972-3-7954556
REPORT OF INDEPENDENT AUDITORS
To the Shareholder’s of
Orpower 4, Inc.
We have audited the accompanying balance sheets of Orpower 4, Inc. (the “Company”) as of June 30, 2008 and December 31, 2007 and the related statements of operations, changes in shareholder’s equity and cash flow for the six months ended June 30, 2008 and for the year ended December 31, 2007. These financial statements are the responsibility of the Company’s board of directors and management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audit in accordance with International Standards on Auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company’s board of directors and management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2008 and December 31, 2007, and the results of its operations, changes in shareholder’s equity and cash flow for the six months ended June 30, 2008 and the year ended December 31, 2007, in accordance with International Financial Reporting Standards.

Tel-Aviv, Israel	Kesselman & Kesselman
August 31, 2008	Certified Public Accountants (Isr.)

ORPOWER4, INC.
BALANCE SHEETS

		June 30,	December 31,
	Note	2008	2007
		(in U.S. dollars)
Assets
Current assets:
Cash and cash equivalents		$1,564,020	$143,908
Trade receivables		2,235,518	1,552,771
Prepaid expenses and other receivable	4	2,287,981	1,824,427

Total current assets		6,087,519	3,521,106

Non-Current assets:
Deposits and other	5	152,894	157,800
Property, plant and equipment, net	6	25,933,207	26,853,186
Construction-in-process	7	84,801,016	68,155,262

Total non-current assets		110,887,117	95,166,248

Total assets		$116,974,636	$98,687,354

Liabilities and Shareholder’s Equity
Current liabilities:
Accounts payable and accrued expenses	8	$3,498,531	$353,046
	11

Total current liabilities		3,498,531	353,046

Non-Current liabilities:
Deferred income taxes	10	6,919,994	7,141,360
Due to related entities	11	55,923,133	46,693,172
Due to parent	11	24,141,153	19,359,530

Total non-current liabilities		86,984,280	73,194,062

Total liabilities		90,482,811	73,547,108

Shareholder’s equity:
Share capital		1,000	1,000
Retained earnings		26,490,825	25,139,246

Total shareholder’s equity		26,491,825	25,140,246

Total liabilities and shareholder’s equity		$116,974,636	$98,687,354

Amit Gorka Vice President and Controller — Ormat Technologies, Inc.	Aaron Choresh Vice President — Operations Rest of the World and product support — Ormat Technologies, Inc.

The accompanying notes are an integral part of the financial statements.

ORPOWER4, INC.
STATEMENTS OF OPERATIONS

		Six Months	Year Ended
		Ended June 30,	December 31,
	Note	2008	2007
		(in U.S. dollars)

Revenues	9	$5,035,944	$9,882,424
Cost of revenues	14a	2,149,447	3,918,811

Gross margin		2,886,497	5,963,613

General and administrative expenses	14b	(270,934)	(333,504)
Other operating income		10,115	43,294
Other expenses — net	14c	(211,834)	(203,476)

Operating income		2,413,844	5,469,927
Income tax expense	10	1,062,265	2,467,388

Net income for the period		$1,351,579	$3,002,539

The accompanying notes are an integral part of the financial statements.

ORPOWER4, INC.
STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY

			Total
	Share	Retained	Shareholder’s
	Capital	Earnings	Equity
	(in U.S. dollars)

Balance at January 1, 2007	$1,000	$22,273,136	$22,137,707
Net income for the year ended December 31, 2007		3,002,539	3,002,539

Balance at December 31, 2007	1,000	25,139,246	25,140,246
Net income for the six months ended June 30, 2008		1,351,579	1,351,579

Balance at June 30, 2008	$1,000	$26,490,825	$26,491,825

The accompanying notes are an integral part of the financial statements.

ORPOWER4 INC.
STATEMENTS OF CASH FLOWS

	Six Months	Year Ended
	Ended June 30	December 31,
	2008	2007
	(in U.S. dollars)

Cash flows from operating activities —
Income before income taxes	$2,413,844	$5,469,927
Interest received	33	3,090
Income tax paid		(2,863,858)

	2,413,877	2,609,159

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	921,327	1,860,281
Amortization of prepaid operating lease rentals	4,906	9,812
Profit on sale of property, plant and equipment	(3,857)	(9,598)
Interest received	(33)	(3,090)
Construction-in-process	10,047	31,717
Changes in operating assets and liabilities:
Receivables and prepaid expenses	(1,503,747)	(469,116)
Intercompany	104,044	583,490
Accounts payable and accrued expenses	2,253,874	(36,420)

	1,786,561	1,967,076
Net cash provided by operating activities	4,200,438	4,576,235

Cash flows from investing activities —
purchase of property, plant and equipment	(1,348)	(31,649)
Payments for construction in progress	(7,486,100)	(46,827,867)
Proceeds from disposal of property, plant and equipment	3,857	10,667

Net cash used in investing activities	(7,483,591)	(46,848,849)

Cash flows from financing activities —
Repayments on long-term borrowing		(1,450,000)
Repayment of related party balances	4,703,265	43,845,684

Net cash provided by financing activities	4,703,265	42,395,684

Net increase in cash and cash equivalents	1,420,112	123,070
Cash and cash equivalents at beginning of period	143,908	20,838

Cash and cash equivalents at end of period	$1,564,020	$143,908

Supplemental non-cash investing activities —
Increase in accounts payable and accrued expenses —

related companies, related to purchase of property, plant and equipment	$15,515,689	$434,748

The accompanying notes are an integral part of the financial statements.

NOTE 1 — BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
Business
OrPower4, Inc. (the “Company”) incorporated in Cayman Islands under the Companies Act as a private limited liability company, and is domiciled in Kenya.
The principal activity of the Company is generation and sale of electricity from geothermal power plants.
Basis of Preparation
The financial statements are prepared in accordance International Financial Reporting Standards (IFRS) and include the accounts of the Company and its Kenyan branch. The measurement basis applied is the historical cost basis, except where otherwise stated in the accounting policies below. The financial statements are presented in US dollars (dollars or $).
The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgement or complexity, or where assumptions and estimates are significant to the financial statements, are disclosed in Note 2.
Foreign currency translation
1	Functional and presentation currency -

Items included in the financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The functional currency of the Company is the U.S. dollar.

2	Transactions and balances -

Monetary assets and liabilities are translated at the current exchange rate, while non-monetary items are translated at historical rates. Income and expense items are translated at the average exchange rate for the year, except for depreciation, which is translated at historical rates. Translation adjustments and transactions gains or losses are included in results of operations.
Property, plant and equipment
Property, plant and equipment are stated at cost. Major improvements are capitalized and repairs and maintenance costs are expensed

The cost and accumulated depreciation of items sold or retired are removed from the accounts. Any resulting gain or loss is recognized currently and is recognized in operating income.
Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. All other repairs and maintenance are charged to income during the financial period in which they are incurred.
Depreciation is calculated using the straight line method to write down cost of each asset to its residual value over its estimated useful life, as follows:

Buildings	23 years
Plant and machinery	23 years
Motor vehicles	6.7 years
Equipment	4.3 years
The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date.
Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount.
The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units).
Gains and losses on disposal of property, plant and equipment are determined by reference to their carrying amounts and are taken into account in determining operating income.
Financial assets
Receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets in receivables and prepayments in the balance sheet.
The Company assesses at each balance sheet date whether there is objective evidence that the financial asset is impaired
Receivables
Receivables are recognized initially at fair value and subsequently measured at amortised cost using the effective interest method. A provision for impairment of receivables is established when there is objective evidence that the Company will not be able to collect

255

all the amounts due according to the original terms of receivables. The amount of the provision is the difference between the carrying amount and the present value of expected cash flows, discounted at the effective interest rate. The amount of the provision is recognized in income.
Cash and cash equivalents
The Company considers all highly liquid instruments, with an original maturity of three months or less, to be cash equivalents.
Income taxes
Income tax expense is the aggregate of the charge to income in respect of current income taxes and deferred income taxes.
Current income tax is the amount of income tax payable on the taxable income for the period determined in accordance with the Kenyan Income Tax Act.
Deferred income taxes are provided in full, using the liability method, on all temporary differences arising between the tax bases of assets and liabilities and their carrying values for financial reporting purposes. However, if the deferred income taxes arise from the initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable income or loss, they are not accounted for.
Deferred income taxes are determined using tax rates and laws that have been enacted or substantively enacted at the balance sheet date and are expected to apply when the related deferred income tax liability is settled.
Deferred income tax assets are recognized only to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilized.
Employee benefits
1.	Retirement benefit obligations

The Company operates a defined contribution retirement benefit scheme for its pensionable employees. A defined contribution plan is a pension plan under which the Company pays fixed contributions into a separate entity. The Company has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

The assets of the scheme are held in separate trustee administered funds, which are funded by contributions from both the Company and employees.

The Company and all its employees also contribute to the National Social Security Fund, which is a defined contribution scheme.

The Company’s contributions to the defined contribution schemes are charged to income in the period to which they relate.

2.	Other entitlements

The estimated monetary liability for employees’ accrued annual leave entitlement at the balance sheet date is recognized as an expense accrual.

Revenues and cost of revenues

Revenues related to the sale of electricity from geothermal power plants and capacity payments are recorded based upon supply of electricity and are stated net of Value Added Tax (“VAT”).

Interest income is recognized on a time proportion basis using the effective interest method.

Accounting for leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are charged to income on a straight-line basis over the period of the lease.

Recently issued accounting pronouncements:

1.	Standards and interpretations that became effective in the year ended December 31, 2007:

In the year ended December 31, 2007, the following new and revised standards and interpretations to published standards became effective for the first time and have been adopted by the Company where relevant to its operations. The comparative figures have been restated as required.
(a)	IAS No. 1 Amendment, “Capital Disclosures”

The amendment to IAS No. 1 introduces disclosures about the level of the Company’s capital and how to manage capital.

(b)	IFRS No. 7, “Financial Instruments: Disclosures”

IFRS No. 7 introduces new disclosures relating to financial instruments. This standard did not have any impact on the classification or measurement of the Company’s financial instruments.
2.	Standards and interpretations to existing standards that became effective in the year ended December 31, 2007, but not relevant to the Company:

IFRS No. 4, “Insurance Contracts”;

IFRIC No. 7, “Applying the Restatement Approach under IAS 29, Financial Reporting in Hyper-inflationary Economies”;

IFRIC No. 8, “Scope of IFRS 2”; and

IFRIC No. 9, “Re-assessment of Embedded Derivatives”.

3.	An interpretation to existing standard that became effective in the six month period ended June 30, 2008:

IFRIC No. 14 to IAS No. 19, “The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction”

IFRIC No. 14 provides guidance on assessing the limit in IAS No. 19 on the amount of the surplus that can be recognized as an asset. It also explains how the pension asset or liability may be affected by a statutory or contractual minimum funding requirement. The adoption of this interpretation did not have a material effect on the financial statements of the Company.

4.	Standards, amendments and interpretations to existing standards that are not yet effective and have not been early adopted by the Company:
(a)	IAS No. 23 (Revised), “Borrowing Costs” (“IAS No. 23R”) (effective for periods commencing January 1, 2009 or thereafter)

IAS No. 23R requires an entity to capitalize borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset (one that takes a substantial period of time to get ready for use or sale) as part of the cost of that asset. The option of immediately expensing those borrowing costs has been removed. The Company did not use the above option and therefore the application of IAS No. 23R from January 1, 2009 is not expected to have an effect on its financial statements.

(b)	IFRS No. 3 (Revised), “Business Combinations” (“ IFRS No. 3R”) (effective for periods commencing July 1, 2009 or thereafter)

IFRS No. 3R outlines principles and requirements essentially describing how the purchaser has to: (i) recognize and measure in its financial statements the identified assets purchased under a business combination, the liabilities it has undertaken, and the minority interest in the purchased entity; (ii) recognize and measure the acquired goodwill in a business combination or the gain arising from the purchase transaction; and (iii) determine what information has to be disclosed in the financial statements to allow an evaluation of the nature of the business combination and its financial impact. Management is currently assessing the possible impact of applying IFRS No. 3R on the Company’s financial statements in the coming periods.

(c)	IAS No. 1 (Revised), “Presentation of Financial Statements” “ IAS No. 1R”) (effective for periods commencing January 1, 2009 or thereafter)

IAS No. 1R outlines overall requirements for financial statement presentation, guidelines for financial statement structure and minimum requirements as to the content of financial statements. IAS No. 1R requires, among other things, that any change in equity, arising from transactions with shareholders, in their capacity as owners, should be presented in the statements of changes in equity separately from changes not stemming from such transactions.

(d)	IFRIC No. 15 (Revised), “Agreements for the Construction of Real Estate” (effective for periods commencing January 1, 2009 or thereafter)

IFRIC No. 15 outlines guidelines for determining when IAS 11, “Construction Contracts” should be applied to the construction and sale of real estate, and when, IAS 18, “Revenue” from the contractor’s point of view, a determination that depends on the specific circumstances and requires the application of judgement. It also explains when revenue from the construction of real estate should be recognized in accordance with each of the two applicable standards (IAS 11 and IAS 18). The Group will apply IFRIC No. 15 as from January 1, 2009, and does not expect that such application will have a significant impact on its financial statements.

(e)	IFRIC No. 16, “Hedges of a Net Investment in a Foreign Operation (effective for periods commencing October 1, 2008 or thereafter)

IFRIC No. 16 provides guidelines on several issues, including:
(1)	Hedge accounting in respect of a net investment in a foreign operation may not be applied to foreign exchange differences resulting from the difference in presentation currency, but only to foreign exchange differences arising from a difference between the parent entity’s functional currency and that of its foreign operation.

(2)	In the event of a group of companies, IFRIC No. 16 concludes that the hedging instrument may be held by any entity within the group (provided it meets the criteria of IAS No.39, “Financial Instruments: Recognition and Measurement”).

(3)	In the event of disposal of the foreign operation, the amount to be reclassified from equity to the statement of operations will be the cumulative profit or loss on the hedge relating to the effective portion recognized directly in equity.
The Company will apply IFRIC No.16 as from January 1, 2009, and does not expect that such application will have a significant impact on its financial statements.

5.	Standards and interpretations to existing standards that became effective in the six month period ended June 30, 2008 but not relevant to the Company:

IFRIC No. 11, “Group and Treasury Share Transactions”; and

IFRIC No. 12, “Service Concession Arrangements”.

6.	Standards, amendments and interpretations to existing standards not yet effective in and not relevant to the Company:

IAS No. 27 (Revised), “Consolidated and Separate Financial Statements” (“IAS No. 27R”)

IFRS No. 8, “Operating Segments”; and

IFRIC No. 13, “Customer Loyalty Programs”.
NOTE 2 — CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS
Estimates and judgements are continually evaluated and are based on historical experience and other factors, including experience of future events that are believed to be reasonable under the circumstances.
(a)	Critical accounting estimates and assumptions

Property, plant and equipment

Critical estimates are made by management in determining depreciation rates for property, plant and equipment. The rates used are set out in Note 1 above.

(b)	Critical judgements in applying the entity’s accounting policies

In the process of applying the Company’s accounting policies, management has made judgements in determining whether the assets are impaired.

Income taxes

Significant judgement is required in determining the Company’s provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Company recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

NOTE 3 — FINANCIAL RISK MANAGEMENT
The Company’s activities expose it to a variety of financial risks, including credit risk and the effects of changes in foreign currency exchange rates and interest rates. The Company’s overall risk management programmed focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on its financial performance, but the Company does not hedge any risks.

Credit Risk

Credit risk arises from trade and other receivables. The Company has only one customer, Kenya Power and Lighting Co. Ltd. (“KPLC”). The Company credit controller assesses the credit quality of KPLC, taking into account the Power Purchase Agreement, past experience and other factors. There are no credit limits but credit terms are in accordance with limits set by the power purchase agreement (“PPA”).

The amount that best represents the Company’s maximum exposure to credit risk at June 30, 2008 and December 31, 2007 is as follows:

	June 30,	December 31,
	2008	2007
	(in U.S. dollars)

Cash and cash equivalents	$1,564,020	$143,908
Trade receivables	2,235,518	1,552,771
VAT receivable	1,260,144	455,644
Other receivables	14,127	11,515

	$5,073,809	$2,163,838

No collateral is held for any of the above assets. All receivables that are neither past due or impaired are within their approved credit limits, and no receivables have had their terms renegotiated.

None of the above assets are past due or impaired except for the following amounts in trade receivables (which are due within 30 days of the end of the month in which they are invoiced):

	June 30,	December 31,
	2008	2007
	(in U.S. dollars)

Past due, but not impaired	$1,114,756	$698,662

Market Risks
1.	Foreign exchange risk

The Company transactions are primarily in dollars, the functional currency. Foreign exchange risk is therefore restricted to transactions and balances in Kenya Shillings. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities.

At June 30, 2008, if the Kenya Shilling had weakened/strengthened by 10% against the dollar with all other variables held constant, the net income for the year would have been $14,590 lower/higher), mainly as a result of Kenya Shilling bank balances and trade payables.

At December 31, 2007 if the Kenya Shilling had weakened/strengthened by 10% against the dollar with all other variables held constant, the net income for the year would have been: $8,068 higher/lower), mainly as a result of Kenya Shilling bank balances and trade payables.

2.	Interest rate risk

The Company’s only interest bearing assets are its cash deposits, all of which are at variable rate. At June 30, 2008 and December 31, 2007, an increase/decrease of about 50 basis points would have resulted in an increase/decrease in net income of $48 and $4,645, respectively.

3.	Liquidity risk

Prudent liquidity risk management includes maintaining sufficient cash.

Management monitors rolling forecast of the Company’s liquidity reserve on the basis of expected cash flow and budget control.

The table below analyses the Company’s financial liabilities that will be settled in net basis relevant maturity groupings based on the remaining period at the balance sheet date to the contractual undiscounted cash flows. Balances due within 12 months equal their carrying balances, as impact of discounting is not significant.

Between 1 and
1 and 3 Months
(in U.S. dollars)
At June 30, 2008: —
— trade and other payables	£3,498,531

At December 31, 2007 —
— trade and other payables	$53,046

Capital risk management

The Company is funded by the parent company and other related parties.
NOTE 4 — PREPAID EXPENSES AND OTHER RECIEVABLES
Prepaid expenses and other receivables consist of the following

	June 30,	December 31,
	2008	2007
	(in U.S. dollars)

Prepaid insurance	$907,607	$875,562
VAT receivable	1,260,144	455,644
Income tax receivable		357,446
Other	120,230	135,775

	$2,287,981	$1,824,427

NOTE 5 — DEPOSITS AND OTHER
Deposits and other consist of the following:

	June 30,	December 31,
	2008	2007
	(in U.S. dollars)

Prepaid operating lease rental:
Unamortized balance at the beginning of period	$157,800	$167,612
Less amortization charge for the period	(4,906)	(9,812)

	$152,894	$157,800

NOTE 6 — PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment, net, consist of the following:

	June 30,	December 31,
	2008	2007
	(in U.S. dollars)

Buildings	$899,421	$899,421
Plant and machinery	22,266,606	22,266,606
Drilling equipment	16,508,141	16,508,141
Vehicles and equipment	250,054	279,803
Office equipment	172,158	170,810

	40,096,380	40,124,781
Less accumulated depreciation	(14,163,173)	(13,271,595)

Property, plant and equipment, net	$25,933,207	$26,853,186

Depreciation expense for the six months ended June 30, 2008 and for the year ended December 31, 2007 amounted to $921,327 and $1,860,281, respectively.

Pursuant to a 20-year PPA with KPLC, the Kenyan parastatal electricity transmission and distribution company, the Company agreed to design, construct and operate geothermal power plants in Kenya in several phases.
NOTE 7 — CONSTRUCTION-IN-PROCESS
The Company has incurred $84,801,016 and $68,155,262 as of June 30, 2008 and December 31, 2007, respectively, in connection with the construction of Phase II of the Olkaria III project. Pursuant to the amended and restated PPA, the parties agreed to shorten the construction period for Phase II to approximately twenty-one months commencing on February 7, 2007 and to reduce the tariff payable by KPLC on the total capacity of the plant upon completion of Phase II. Management believes that the project will be completed in the required timeframe. If the Company does not complete the construction of Phase II by the required date, the Company may lose some or all of its investment in the construction-in-process relating to Phase II.
NOTE 8 — ACCOUNTS PAYABLE AND ACCRUED EXPENSES
Accounts payable and accrued expenses consist of the following:

	June 30,	December 31,
	2008	2007
	(in U.S. dollars)

Trade Payables	$1,842,103	$98,445
Current income tax payable	926,185
Accrued expenses	78,100	82,834
Other Payables	652,143	171,767

	$3,498,531	$353,046

NOTE 9 — POWER PURCHASE AGREEMENT
The Olkaria III project is located in Naivasha, Kenya. The Olkaria III project is currently comprised of one plant, which commenced commercial operation in August 2000, and a geothermal field. The plant currently has a generating capacity of approximately 13 MW (Phase I) .The Company is working on the construction of Phase II of this project which it expects, upon completion, will increase the generating capacity of the Olkaria III project to approximately 48 MW. Phase I of the Olkaria III project utilizes a binary system. In November

1998, following an international tender, the Company entered into a PPA with KPLC, which was recently amended and restated in January 2007. The PPA for the project will expire 20 years from the completion of Phase II, which is expected to be completed by the end of 2008.The Company leases the site on which the geothermal resources and the plant facilities are located from the Kenyan government, pursuant to an agreement which will expire in 2040. The Kenyan government granted the company a license giving it exclusive rights of use and possession of the relevant geothermal resources for an initial period of 30 years, expiring in 2029, which initial period may be extended by the Company for two additional five-year terms. The Kenyan Minister of Energy has the right to terminate or revoke the license in the event the Company ceases work in or under the license area during a period of six months, or has failed to comply with the terms of the license or the provisions of the law relating to geothermal resources. The Company is obligated to pay the Kenyan government monthly fees and royalties based on the amount of power supplied to KPLC.

On January 19, 2007, the company entered into an Amended and Restated PPA and a Project Security Agreement with KPLC with respect to Phase II of the Olkaria III project. These agreements were executed after the receipt of appropriate regulatory approvals from the Kenyan authorities. The construction of the second phase of the project is expected, upon completion, to add approximately 35 MW to the existing facility, bringing the project’s total capacity to approximately 48 MW. Following completion of Phase II, total anticipated annual revenues from the project will be approximately $32 million. Under the Project Security Agreement, KPLC provided a letter of credit in an amount equal to the value of four months of anticipated revenues from the project under the Amended and Restated PPA (currently valued at approximately $8 million).
NOTE 10 — INCOME TAXES

	Six Months	Year Ended
	Ended June 30,	December 31,
	2008	2007
	(in U.S. dollars)

Current taxes	$1,243,426	$2,381,794
Deferred taxes	(221,366)	(190,734)
Exchange differences on tax balances	40,205	276,328

Income tax expense	$1,062,265	$2,467,388

The tax on the Company’s profit before income tax differs from the theoretical amount that would arise using the statutory income tax rate, as follows:

	Six Months	Year Ended
	Ended June 30,	December 31,
	2008	2007
	(in U.S. dollars)

Income before income taxes	$2,413,844	$5,469,927

Tax calculated at the statutory income tax rate — 37.5%	905,192	2,051,223
Tax effect of:
Income not subject to tax	(104)	(318)
Expenses not deductible for tax purposes	116,972	140,155
Exchange differences on tax balances	40,205	276,328

Income tax expense	$1,062,265	$2,467,388

Deferred income taxes are calculated using the enacted income tax rate of 37.5%. The movement in the deferred income tax account is as follows:

	Six Months	Year Ended
	Ended June 30,	December 31,
	2008	2007
	(in U.S. dollars)

Balance at the beginning of period	$7,141,360	$7,332,094
Charges during the period	(221,366)	(190,734)

Balance at end of period	$6,919,994	$7,141,360

Deferred income tax assets and liabilities, deferred income tax charge/ (credit) in income, are attributable to the following items:

	Balance at	Charged/	Balance at	Charged/	Balance at
	January 1,	(credited)	December 31,	(credited)	June 30,
	2007	to Income	2007	to Income	2008
	(in U.S. dollars)

Deferred income tax liabilities in respect of property, plant and equipment	$7,499,578	$(356,172)	$7,143,406	$(216,774)	$6,926,632

Deferred income tax assets in respect of:
Provisions	(2,734)	(2,554)	(5,288)	(1,350)	(6,638)
Other deductible temporary differences	(164,750)	167,992	3,242	(3,242)

	(167,484)	165,438	(2,046)	(4,592)	(6,638)

Net deferred income tax liability	$7,332,094	$(190,734)	$7,141,360	$(221,366)	$6,919,994

NOTE 11 — TRANSACTIONS WITH RELATED ENTITIES
The Company is controlled by Ormat Holdings Corporation, incorporated in Cayman Islands. The ultimate parent of the Company is Ormat Technologies, incorporated in United States of America. There are other companies that are related to Orpower4 Incorporated (Kenya) Company through common shareholdings or common directorships.

The movement in transactions with related parties is as follows:

		Ormat	Ormat	Ormat	Ormat
		Systems	Technologies,	International	Holding
	Orda 6, Inc.	Ltd.	Inc.	Inc.	Corporation	Total
	(in U.S. dollars)

Balance at January 1, 2007	$4,023,597	$16,694	$87,789	$12,667	$18,498,034	$22,638,781

Purchase of plant and equipment and other costs paid on behalf of the Company	43,921,725	61,040		80,866	1,916,942	45,980,573
Repayments during the year	(1,450,000)	(61,206)				(1,511,206)
Transfer of funds, net					(1,055,446)	(1,055,446)

Balance at December 31, 2007	46,495,322	16,528	87,789	93,533	19,359,530	66,052,702

Purchase of plant and equipment and other costs paid on behalf of the Company	9,040,374	163,901		25,686	979,607	10,209,568
Transfer of funds, net					3,802,016	3,802,016

Balance at June 30, 2008	$55,535,696	$180,429	$87,789	$119,219	$24,141,153	$80,064,286

The balances are presented in the balance sheets as follows:

	June 30,	December 31,
	2008	2007
	(in U.S. dollars)

Among current liabilities — due to related entities	$2,757,212	$2,593,312
Among non-current liabilities:
Due to related entities	53,165,921	44,099,860
Due to parent.	24,154,153	19,359,530

	$80,064,286	$66,052,702

The terms and conditions of the borrowing from related companies, which are denominated in dollars, are yet to be agreed. However, Orda 6, Inc., and Ormat Systems Ltd. have confirmed that no interest will be charged in respect of the six months ended June 30, 2008 and the year ended December 31, 2007, and that no repayment of the principal will be demanded within 12 months of the balance sheet date.

The following transactions were carried out with related parties:

	Six Months	Year Ended
	Ended June 30,	December 31,
	2008	2007
	(in U.S. dollars)

Purchase of goods and services
Ormat Systems Ltd.	163,901	61,040
Orda 6, Inc.	9,040,374	43,921,725
Ormat International Inc.	25,686	80,866

	9,229,961	44,063,631

Other costs paid on behalf of the Company	979,607	1,916,942

Transfer of funds, net:
From (to) Ormat holding., net	3,802,016	(1,055,446)
To Orda 6, Inc.		(1,450,000)
To Ormat Systems Ltd.		(61,206)

	3,802,016	(2,566,652)

Key management compensation:
Salaries and other short-term employment benefits	31,120	62,370
Post-employment benefits	3,912	7,638

	35,032	70,008

NOTE 12 — CONTINGENCIES
As of June 30, 2008 the Company is negotiating for a waiver of interest and penalties following a withholding tax assessment from the Kenya Revenue Authority estimated at $111,140. It is not anticipated that any material liability will arise from this assessment.

At December 31, 2007 the Company has disputed a withholding tax assessment amounting to Shs 22.3 million. It is not anticipated that any material liability will arise from this assessment.

It is the opinion of the Company’s management that the expected outcome of these matters, individually or in the aggregate, will not have a material effect on the results of operations and financial condition of the Company.
NOTE 13 — COMMITMENTS
Capital commitments

Capital expenditure contracted for at the balance sheet date but not recognized in the financial statements is as follows:

	June 30,	December 31,
	2008	2007
	(in U.S. dollars)

Property, plant and equipment	$11,966,000	$28,500,000

NOTE 14 — SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION
(a)	Cost of revenues:

	Six Months	Year Ended
	Ended June 30,	December 31,
	2008	2007
	(in U.S. dollars)

Plant costs	$204,733	139,850
Salaries	155,492	256,249
Depreciation	893,902	1,809,786
Royalties	202,945	407,955
Insurance	513,310	1,072,891
Management Services	72,000	156,000
Other	107,065	76,080

	$2,149,447	$3,918,811

(b)	General and administrative expenses:

	Six Months	Year Ended
	Ended June 30,	December 31,
	2008	2007
	(in U.S. dollars)

Insurance	$2,196	$4,188
Cleaning	8,525	10,711
Exchange rate differences	84,396	38,068
Bank charges	1,975	3,963
Security	21,599	34,027
Office supplies	16,629	28,798
Rented Car expenses	8,402	21,701
Communication	18,395	38,871
Realized losses	4,547
Rent Expenses	15,966	19,999
Office repairs	2,540	8,562
Land lease amortization	4,906	9,812
Employees’ related expenses	10,862	18,522
Donations	20,076	21,545
Consumables	21,395	25,906
Licenses	5,396	6,078
Sanitation and cleaning expenses	6,683	12,443
Other	16,446	30,310

	$270,934	$333,504

(c)	Other expenses (income) — net:

	Six Months	Year Ended
	Ended June 30,	December 31,
	2008	2007
	(in U.S. dollars)

Donations	$20,070	$15,158
Salaries	19,511	30,650
Depreciation	27,425	50,495
Accounting	22,403	37,932
Income Tax Levies	121,159	12,776
Interest income	(33)	(3,090)
Net foreign exchange expenses		64,196
Other	1,299	(4,641)

	$211,834	$203,476

Part 4
Form of Unaudited Financial Statements for Kenyan branch
ORPOWER 4, INC (Kenya) Branch.
CONDENSED BALANCE SHEETS
As of June 30, 2007 and December 31, 2006

	June 30, 2007	December 31, 2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$251,337	$20,838
Trade Receivables	2,079,742	2,015,465
Prepaid expenses and other receivables	419,860	389,417
Inventory	78,563	116,936

Total current assets	2,829,502	2,542,656

Deposits and other	162,706	167,612
Property, plant and equipment, net	34,481,740	35,141,533

	$37,473,948	$37,851,801

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Accounts payable and accrued expenses	$306,303	$383,803
Due to Related Entities	2,606,618	4,043,478
Due to Parent	556,341	1,011,728
Deferred Income Taxes	7,027,431	7,313,730

Total liabilities	10,496,693	12,752,739

Stockholder’s equity:
Retained earnings	26,977,255	25,099,062

	26,977,255	25,099,062

	$37,473,948	$37,851,801

ORPOWER 4, INC (Kenya) Branch.
CONDENSED STATEMENTS OF OPERATIONS
For The Six and Three Months Ended June 30, 2007 and 2006

	Three months ended June 30,		Six months ended June 30,
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(Unaudited)		(Unaudited)
Revenues:
Power	$2,666,859	$2,641,992	$5,248,033	$5,238,833

	2,666,859	2,641,992	5,248,033	5,238,833

Cost of Sales:
Power	885,344	947,858	1,837,388	1,802,793

	885,344	947,858	1,837,388	1,802,793

Gross margin	1,781,515	1,694,134	3,410,645	3,436,040

Operating expenses:
Selling, general and administrative	103,060	115,395	199,270	214,638

Operating income	1,678,455	1,578,739	3,211,375	3,221,402

Other income (expense)

Finance income (expense)	(29,533)	(10,533)	(44,910)	(17,005)
Miscellaneous Income (expense)	3,139	2,571	(169,156)	5,175

Income before income taxes	1,652,061	1,570,777	2,997,309	3,209,572

Income tax provision	561,337	530,721	1,119,116	1,138,723

Net income	$1,090,724	$1,040,056	$1,878,193	$2,070,849

ORPOWER 4, INC (Kenya) Branch.
Condensed Statements of Cash Flows
For The Six Months Ended June 30, 2007

June 30, 2007
(Unaudited)
Increase in cash and cash equivalents:
Cash flows from operating activities:
Net income	$1,878,193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	846,634
Change in assets and liabilities:
Receivables	(64,277)
Prepaid expenses	(30,443)
Deposits and other	4,906
Inventory	38,373
Due to related entities	(l,436,860)
Accounts payable and accrued expenses	(77,500)
Deferred income taxes	(286,299)

Net cash provided by operating activities	872,727

Cash flows from Investing activities:

Capital expenditures	(186,841)

Net cash used in investing activities	(186,841)

Cash Flows From Financing Activities:
Due to parent	(455,387)

Net cash provided by (used in) financing activities	(455,387)

Net increase in cash and cash equivalents	230,499
Cash and cash equivalents beginning of year	20,838

Cash and cash equivalents at end of year	$251,337

SCHEDULE 20
Excluded Activities
1	Production or activities involving forced labour[1] or child labour[2].

2	Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements.

3	Production or trade in3
3.1	weapons and munitions

3.2	tobacco

3.3	hard liquor.
4	Gambling, casinos and equivalent enterprises[4].

5	Any business relating to pornography or prostitution.

6	Trade in wildlife or wildlife products regulated under CITES[5].

7	Production or use of or trade in hazardous materials such as radioactive materials[6], unbounded asbestos fibres and products containing PCBs[7].

8	Cross-border trade in waste and waste products unless compliant to the Basel Convention and the underlying regulations.

9	Drift net fishing in the marine environment using nets in excess of 2.5km in length.

[1]	Forced labour means all work or service, not voluntarily performed, that is extracted from an individual under threat of force or penalty as defined in the ILO conventions.

[2]	Employees may only be taken if they are at least 14 years old, as defined in the ILO Fundamental Human Rights conventions (Minimum Age Convention C138, Art. 2), unless local legislation specifies compulsory school attendance or the minimum age for working. In such cases the higher age shall apply.

[3]	This applies when these activities are a substantial part of a project sponsor’s primary operations.

[4]	This applies when these activities are a substantial part of a project sponsor’s primary operations.

[5]	CITES: Convention on International Trade in Endangered Species or Wild Fauna and Flora.

[6]	This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any other equipment where EFP considers the radioactive source to be trivial and/or adequately shielded.

[7]	PCBs: Polychlorinated biphenyls, a group of highly toxic chemicals. PCBs are likely to be found in oil-filled electrical transformers, capacitors and switchgear dating from 1950-1985.

10	Production, use of or trade in pharmaceuticals, pesticides/herbicides, chemicals, ozone depleting substances[8] and other hazardous substances subject to international phase-outs or bans.

11	Significant conversion or degradation[9] of Critical Habitat[10].

12	Production and distribution of racist, anti-democratic and/or neo-nazi media.

[8]	Ozone Depleting Substances: Chemical compounds, which react with and delete stratospheric ozone, resulting in “holes in the ozone layer“. The Montreal Protocol lists ODs and their target reduction and phase-out dates.

[9]	Significant conversion or degradation means the (1) elimination or seves diminution of the integrity of a habitat caused by a major, long-term change in land or water use; or (2) modification of a habitat that substantially reduces the habitat’s ability to maintain viable population of its native species.

[10]	Critical habitat is a subset of both natural and modified habitat that deserves particular attention. Critical habitat includes areas with high biodiversity value that meet the criteria of the world Conservation Union (IUCN) classification, including habitat required for the survival of critically endangered or endangered species as defined by the IUCN Red List of Threatened Species or as defined in any national legislation; areas having special significance for endemic or restricted-range species; sites that are critical for the survival of migratory species; areas supporting globally significant concentrations or numbers of individuals of congregatory species; areas with unique assemblages of species or which are associated with key evolutionary processes or provide key ecosystem services; and areas having biodiversity of significant social, economic or cultural importance to local communities. Primary Forest or forests of High Conservation Value shall be considered Critical Habitats.

SCHEDULE 21
Calculation of the Mandatory Cost
1	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with:
(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.
2	On the first day of each Interest Period (or as soon as possible thereafter) the Global Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Global Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Global Agent. This percentage will be certified by that Lender in its notice to the Global Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Global Agent as follows:

E x 0.01 300	per cent. per annum.
Where:

E: is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Global Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Global Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5	For the purposes of this Schedule:
(a)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6	If requested by the Global Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Global Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7	Each Lender shall supply any information required by the Global Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Global Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Global Agent of any change to the information provided by it pursuant to this paragraph.

8	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Global Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Global Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9	The Global Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10	The Global Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

11	Any determination by the Global Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12	The Global Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 22
Site Plan

SCHEDULE 23
Form of Project Costs Reports

To:	DEG-Deutsche Investitions-und Entwicklungsgesellschaft mbH, as Global Agent and Stone & Webster Management Consultants, Inc as the Lenders’ Engineer

From:	OrPower 4, Inc.

Dated:
Dear Sirs
1	We refer to the Common Terms Agreement dated [ ] between, inter alia, OrPower4 Inc. as Company, DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH and Société de Promotion et de Participation pour la Coopération Economique as Lenders, and DEG as Global Agent (the “Common Terms Agreement”).

2	Terms defined in the Common Terms Agreement shall have the same meaning in this Project Costs Report.

3	We certify that to date [ ] Project Costs in an amount equal to US$[ ] have been incurred by or on behalf of the Sponsor.

4	We certify that the above Project Costs have been properly incurred in the development of the Project.

5	The following is a breakdown of those Project Costs:

Item	Description	Amount US$	Comments

(a)	Property, plant and equipment at cost as of June 30, 2008	US$40,096,380	As evidenced by the attached audited financial statements as of June 30, 2008 (Note 6)

(b)	Construction in process as of June 30, 2008	US$84,801,016	As evidenced by the attached audited financial statements as of June 30, 2008 (Note 7) and invoices attached

Item	Description	Amount US$	Comments

(c)	Supplied equipment by ORDA 6, Inc. between July 1, 2008 and the date hereof, not included in items (a) and (b) above	[TBD]	As evidenced by the attached invoices covering the respective period

(d)	Construction works, services and materials incurred by Orpower 4 between July 1, 2008 and the date hereof, not included in items (a) and (b) above	[TBD]	As evidenced by the attached invoices and accounting statements covering the respective period

(e)	Escalation on Supplied equipment and services, to the extent not included in items (a) to (d) above	US$5,500,000	As evidenced by the attached invoice issued by ORDA 6, Inc.

(f)	Reimbursement of interest applied on construction advances incurred prior to projected Full Plant Commercial Operation Date (“IDC”)	[US$3,876,965]	As evidenced by the attached invoice and supporting calculation schedule, issued by ORDA 6, Inc.

(g)	Financing fees and other transaction costs in connection with the financing as of the date hereof	[TBD]	As evidenced by the attached invoices

(h)	Initial Debt Service Reserve Amount required as CP for funding	[US$13,500,000]	A CP for funding as evidenced by the Common Terms Agreement

	TOTAL	[TBD]

6	The above Project Costs are evidenced by the invoices and other evidence attached in the Annex.

For and on behalf of OrPower 4, Inc.
By:
Authorised Representative
Countersignature by Lenders’ Engineer:
We have reviewed the Project Costs attached to this Project Costs Report, but have not independently verified or audited the costs. We find these costs to be reasonable when compared to other projects of similar size and scope to the Project.

By:

For and on behalf of Stone & Webster Management Consultants, Inc.
Dated:
Annex
[Attach invoices and other relevant evidence (including contracts with third parties pursuant to which the Project Costs were incurred.]

SCHEDULE 24
Form of PPA Direct Agreement
Date:                    2008
THE KENYA POWER AND LIGHTING COMPANY LIMITED
and
ORPOWER4 INC.
and
[                                        ]

DIRECT AGREEMENT
in respect of the
Olkaria III Geothermal Plant

Hillgate House
26 Old Bailey
London EC4M 7HQ
T: +44 (0)20 7653 9700
F: +44 (0)20 7900 3945

TABLE OF CONTENTS

		Page
1	INTERPRETATION	285

2	CONSIDERATION	289

3	CONSENT AND ACKNOWLEDGEMENT	289

4	PAYMENT OF MONIES	289

5	NOTICES	289

6	ELIGIBLE PERSON	291

7	STEP-IN PERIOD	292

8	STEP-OUT	293

9	NOVATION	293

10	TRANSFERS BY KPLC	294

11	INSURANCES	294

12	FURTHER ASSURANCE	294

13	COMPANY INDEMNITY	295

14	INFORMATION	295

15	ARBITRATION	295

16	MISCELLANEOUS	297

17	GOVERNING LAW	298

DIRECT AGREEMENT
THIS AGREEMENT by and between
(1)	THE KENYA POWER AND LIGHTING COMPANY LIMITED, a company incorporated in Kenya with its registered office at Stima Plaza, PO Box 30099-00100, Nairobi, Kenya (“KPLC”);

(2)	ORPOWER4 INC., a company incorporated in the Grand Cayman Islands, British West Indies, with its registered office in Grand Cayman, British West Indies, with an office at 6225 Neil Road, Reno, Nevada, USA and which will act through its branch at Off Moi South Lake Road, Hellsgate National Park, P.O. Box 1566-20117, Naivasha, Kenya (the “Company”);

(3)	[ ], as agent and trustee for the Lenders (as defined in the Credit Agreement (defined below) (the “Kenyan Security Agent”).
WHEREAS:
(A)	Pursuant to the Credit Agreement (as defined below) the Company is obliged to enter into this Agreement.

(B)	The Kenyan Security Agent has been appointed as Kenyan Security Agent for and on behalf of the Lenders pursuant to intercreditor arrangements.

(C)	The Lenders have agreed to provide financing to the Company in respect of the Project, which terms include entry into this Agreement.
IT IS AGREED as follows:
1	INTERPRETATION

1.1	PPA Meanings

Except as otherwise defined herein, words and expressions defined in the PPA should have the same meanings when used in this Agreement.

1.2	In this Agreement:

“Additional Obligor” means a person who has the Eligible Person Qualifications and who, pursuant to Clause 6 (Eligible Person), assumes joint and several liability with the Company for the obligations referred to in that Clause.

“Contracts” means the PPA and the Project Security Agreement.

“Credit Agreement” means the credit agreement dated on or about the date of this Agreement between (among others) the Company, the Kenyan Security Agent and the Lenders.

“Default Notice” means notice by the Kenyan Security Agent to KPLC that an Event of Default has occurred.

“Eligible Person” means any of:
(a)	the Kenyan Security Agent;

(b)	one or any number of the Lenders;

(c)	any affiliate of the Kenyan Security Agent or a Lender;

(d)	a person directly or indirectly owned or controlled by the Kenyan Security Agent or one or any number of the Lenders;

(e)	an Insolvency Official; or

(f)	any other person who the Kenyan Security Agent believes (acting reasonably) has:
(i)	the legal capacity, power and authority to become a party to and perform the obligations of the Company under the PPA; and

(ii)	no lesser or otherwise acceptable resources available to it (including sufficient committed technical and financial resources and sub-contracts) than were available to the Company at the date of the PPA to enable it to perform the obligations and meet the liabilities owed to KPLC under the PPA.
In this definition control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

“Eligible Person Qualifications” means the Eligible Person shall possess:
(a)	The legal capacity, power and authority to become a party to and perform the obligations of the Company under the PPA; and

(b)	either:
(i)	the financial and technical resources that the Company had at the date of this Agreement; or

(ii)	in conjunction with the Company, the financial and technical resources either of its own or available to it sufficient to perform the obligations and meet the liabilities under the Contracts.
“Enforcement Action” means any step or action by KPLC towards establishing or enforcing a claim, recovering a debt or taking legal proceedings to require the Company to take or not take any action.

“Enforcement Notice” means a notice given by KPLC to the Kenyan Security Agent, in accordance with Clause 5(b) of this Agreement, proposing termination or suspension of any Contract or the taking of action against or in respect of the Company or any of its assets.

“Event of Default” means any of the events or circumstances described as such in the Credit Agreement.

“Facility Agent” means DEG — Deutsche Investitions- Und Entwicklungsgesellschaft MBH.

“Finance Document” means any agreement entered into with the Company in relation to the financing of the Project.

“GOK” means the Government of the Republic of Kenya.

“GOK Letter” means the letter issued by GOK to the Lenders and the Company.

“Grant” means Grant Number I.R. 85444 dated 8th February 2001 registered in the Land Titles Registry at Nairobi as Number 85444/1 and relating to Land Reference Number 12881/3 being the land delineated and described on Land Survey Plan Number 233899 deposited in the Survey Records Office at Nairobi (and annexed to the Grant).

“Insolvency Official” means a receiver and/or manager appointed under or pursuant to the Security Documents.

“Insurances” means the contracts and policies of insurance taken out by or on behalf of the Company from time to time.

“Lender” means DEG- Deutsche Investitions-Und Entwicklungsgesellschaft MBH and Société de Promotion et de Participation pour La Coopération Economique together with any assignee or, transferee.

“Outstanding Obligations Notice” means a notice issued in accordance with Clause 5(c)(Notices).

“Party” means a party to this Agreement.

“Plant” has the meaning given to that term in the PPA.

“PPA” means the amended and restated Power Purchase Agreement dated 19 January 2007 between the Company and KPLC, as amended from time to time.

“Project” means the ownership, financing, designing, construction, completion, testing, commissioning, insuring, operating, maintenance and management of the

48 MW Olkaria Generating Project located in Naivasha, Kenya as further defined in the PPA.
“Project Document” means any document entered into between the Company and any counterparty in relation to the Project.

“Project Security Agreement” means the Olkaria III Project Secuirty Agreement dated 19 January, 2007 between the Company and KPLC.

“Security Document” means the:
(a)	debenture creating security by way of fixed and floating charges over all the assets of the Company;

(b)	fixed charge over the rights and interests of the Company under the Grant;

(c)	the assignment of the receivables of the Company under the PPA; and

(d)	any other document evidencing or creating security over any asset of the Company to secure any obligation of the Company to a Lender.
“Step-In Date” means the date (if any) on which the Kenyan Security Agent procures that an Insolvency Official is appointed in relation to the Company and/or the shares in the Company, the security created by the Security Documents over the shares in the Company is enforced or an Eligible Person becomes an Additional Obligor.

“Step-In Period” means the period from the Step-In Date up to and including the earlier of:
(a)	the corresponding Step-Out Date;

(b)	the date of any novation permitted by this Agreement;

(c)	the date of any termination of the PPA by KPLC for breach in accordance with this Agreement and the Contracts; and

(d)	the date of expiry of the PPA.
“Step-Out Date” means the date of release of the obligations of, and cancellation of any right of, any Additional Obligor under the Contracts in accordance with this Agreement.

1.3	Interpretation

Unless the contrary intention appears, a reference to:
(f)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(g)	a document is a reference to that document as amended; and

(h)	a Party or a person includes its successors in title, permitted assigns and permitted transferees.
2	CONSIDERATION

In consideration of the Lenders granting and making available to the Company the credit and financial facilities for the development of the Project pursuant to the Finance Documents, KPLC, the Kenyan Security Agent and the Company agree, acknowledge, confirm and undertake as provided in this Agreement.

3	CONSENT AND ACKNOWLEDGEMENT
(a)	The Company hereby gives notice to KPLC that under the Security Documents the Company has charged (by way of first fixed charge over the Grant and assignment of the receivables under the PPA) in favour of the Kenyan Security Agent all its rights in respect of the PPA and the Project Security Agreement. KPLC acknowledges receipt of the notice and consents to the charge over the PPA and the Project Security Agreement as created by the Security Documents.

(b)	KPLC confirms that as at the date of this Agreement it has not received notice of any interest of any assignment, charge, mortgage or other third party in the Contracts other than the notice from the Company under Clause 3(a) above.
4	PAYMENT OF MONIES
(a)	The Company hereby irrevocably authorises and instructs KPLC and KPLC undertakes to make all payments due or that may become due from KPLC to the Company arising under or in respect of and in accordance with the Contracts by payment to such account as the Kenyan Security Agent may at any time direct in writing to KPLC on not less than 7 Business Days’ prior notice.

(b)	The authority and instruction in paragraph (a) above may not be revoked or varied without the prior written consent of the Kenyan Security Agent.

(c)	Each payment made in accordance with paragraph (a) above shall discharge to the same extent KPLC’s obligation to make the relevant payment to the Company.
5	NOTICES
(a)	KPLC shall be entitled to rely on any notice received under this Clause 5 (Notices) as being valid in accordance with its terms.

(b)	Subject to paragraph (g) below, KPLC must not terminate or suspend or give notice to terminate or suspend all or any part of the PPA or the Project Security Agreement or take any other Enforcement Action against or in respect of the Company or any of its assets (including, without limitation, taking any step towards any receivership, winding up or other insolvency, liquidation or rehabilitative proceedings affecting the Company or any of its assets) unless grounds for taking such action have arisen under the PPA or the Project Security Agreement for a period of 90 days following the delivery of the Outstanding Obligations Notice (or the verified Outstanding Obligations Notice, as the case may be) to the Company and the Kenyan Security Agent. Simultaneously with delivery of the Outstanding Obligations Notice, KPLC shall give a least 90 days prior written notice to the Company and to the Kenyan Security Agent stating:
(i)	the proposed date of termination, suspension or action (which, for the avoidance of doubt, shall be after the expiry of such 90 day period and any relevant grace or remedy period provided for in the PPA or the Project Security Agreement); and

(ii)	the grounds for terminating or suspending the Contracts or taking such Enforcement Action.
(c)	As soon as reasonably practicable after the date of:
(i)	an Enforcement Notice; or

(ii)	if a Default Notice has been served and the Kenyan Security Agent so requests such details as set out below, that Default Notice,
KPLC shall provide to the Company and the Kenyan Security Agent full details of any amount owed by the Company to KPLC (including damages) within KPLC’s knowledge and any other unperformed liabilities of the Company under the Contracts at the date of that notice and any other remedies which KPLC may be seeking under the Contracts and, in the case of an Enforcement Notice, all reasonable details of any other estimated payment obligations of the Company which will fall due to KPLC on or before the period of 90 days following such Outstanding Obligations Notice. KPLC acknowledges that the Kenyan Security Agent or the Kenyan Security Agent may appoint an independent third party to, verify the accuracy of any Outstanding Obligations Notice and KPLC agrees, subject to appropriate confidentiality undertakings, to give all reasonable access to any such third party to KPLC’s documents for such verification and to accept, in the absence of manifest error, such verification as final and binding.

(d)	KPLC agrees not to terminate or suspend or give notice to terminate or suspend all or any part of the PPA or the Project Security Agreement or take any other action against or in respect of the Company or any of its assets (including, without limitation, taking any step towards any receivership, winding up or other insolvency, liquidation or rehabilitative proceedings affecting the Company or any of its assets) if the grounds for such action are cured or substantially mitigated within the 90 day period referred to in paragraph (b) above or during any relevant grace or remedy period provided for in the PPA or the Project Security Agreement whether by the Company or pursuant to paragraph (e) below.

(e)	During the 90 day period referred to in paragraph (b) above, KPLC will, for all purposes, accept performance of any obligation or liability of the Company and/or the remedy or cure of any breach or failure by the Company by or on behalf of any Eligible Person.

(f)	After any Enforcement Notice or Default Notice has been given any Eligible Person is, in addition to the Company, entitled to exercise and enjoy all rights to access the site, intellectual property or information of the Company under the PPA or the Project Security Agreement.

(g)	Paragraph (b) above shall not apply during a Step-In Period.

(h)	No grace or remedy period provided for in the Contracts shall run concurrently with the 90 day period referred to in paragraph (b) above.
6	ELIGIBLE PERSON
(a)	If an Event of Default is outstanding or at any time during the period of 90 days following receipt by the Kenyan Security Agent of an Outstanding Obligations Notice, the Kenyan Security Agent may by notice to KPLC procure that an Eligible Person assumes, jointly and severally with the Company, all of the Company’s payment obligations under the Contracts which are referenced in an Outstanding Obligations Notice (together with all other obligations and liabilities which KPLC has no knowledge of as at the date of delivery of the Outstanding Obligations Notice up to a maximum aggregate value of US$1,000,000 provided that KPLC acknowledges that the Kenyan Security Agent or the Kenyan Security Agent may appoint an independent third party to verify the accuracy of any claim in respect of additional obligations and liabilities and KPLC agrees, subject to appropriate confidentiality undertakings, to give all reasonable access to any such third party to KPLC’s documents for such verification and to accept, in the absence of manifest error, such verification as final and binding) and all of the Company’s obligations under the PPA which fall due for performance after the date of such assumption of joint and several liability.

(b)	The Company acknowledges that the rights granted to the Kenyan Security Agent under paragraph (a) above do not affect the Kenyan Security Agent’s rights under the Security Documents.

(c)	KPLC shall:
(i)	use all reasonable endeavours to co-operate with any Insolvency Official appointed in relation to the Company, some or all of the Company’s assets, the Company’s shareholder and/or some or all of the assets of the Company’s shareholder (including, without limitation, the shares in the Company); and

(ii)	accept any Eligible Person assuming the Company’s obligations under the PPA (and, if relevant, the Grant) in accordance with paragraph (a) above.
7	STEP-IN PERIOD
(a)	KPLC shall not terminate or suspend or give notice to terminate or suspend all or any part of the Contracts or take any other Enforcement Action against or in respect of the Company or any of its assets (including, without limitation, taking any step towards any receivership, winding-up or other insolvency, liquidation or rehabilitative proceedings affecting the Company or its assets) during a Step-In Period on grounds:
(i)	that the Kenyan Security Agent or any Lender has exercised any of its rights:
(A)	under this Agreement; or

(B)	to take any enforcement action under any of the Finance Documents, or
(ii)	arising before the Step-In Date unless those grounds:
(A)	entitle KPLC to take such action in accordance with the Contracts;

(B)	are referred to in an Outstanding Obligations Notice (or any subsequent notice issued in accordance with the provisions in Clause 6(a) (Eligible Person) above); and

(C)	continue unremedied for 90 days after the Step-In Date; or
(iii)	arising under the Contracts during the Step-In Period unless the cause of the action is a breach of the Contracts which first occurred after the commencement of the Step-In Period and is not remedied within the period provided in the Contracts.

(b)	If an Additional Obligor is appointed, KPLC shall deal with the Additional Obligor and not the Company during the Step-In Period.

(c)	No grace or remedy period provided for in the Contracts shall run concurrently with the periods referred to in paragraphs (a)(ii)(C) and (a)(iii) above.
8	STEP-OUT
(a)	Any Additional Obligor will be, on the earlier of:
(i)	14 days’ prior written notice from the Kenyan Security Agent or the Additional Obligor to KPLC; and

(ii)	the date on which all amounts which may be or become outstanding by the Company to the Lenders under the Finance Documents have been irrevocably paid and discharged in full, released from its obligations to KPLC under the Contracts (including those arising before the Step-Out Date) and any rights of the Additional Obligor in respect of the Contracts will be cancelled.

(b)	This Clause does not affect the Company’s obligations under the Contracts which continue in full force and effect.
9	NOVATION
(a)	Subject to paragraph (b) below, any time during the Step-In Period, the Kenyan Security Agent may on 21 days’ prior written notice to KPLC and any current Additional Obligor, procure and, except as provided below, transfer (by novation or by assignment or assumption at the option of the Kenyan Security Agent) of the Company’s rights and obligations under the Contracts to an Additional Obligor.

(b)	The identity of the Additional Obligor under paragraph (a) above must be approved in writing by KPLC within the 21 day prior written notice period provided that any person that fulfils the Eligible Person Qualification shall be deemed approved.

(c)	On any transfer under this Clause:
(i)	any Additional Obligor and the Company will be released from any obligations arising under or in connection with the Contracts after the date of transfer;

(ii)	the relevant Eligible Person being appointed Additional Obligor will assume those rights, obligations and liabilities subsisting on and after that date in substitution for the Company or any Additional Obligor;

(iii)	any subsisting breach of the Contracts and any notice relating to the termination or suspension of the Contracts must be waived by KPLC; and

(iv)	KPLC shall enter into a new direct agreement with the Kenyan Security Agent on substantially the same terms as this Agreement. The Kenyan Security Agent shall indemnify KPLC for all costs and expenses that may be incurred by KPLC relating to the new direct agreement.
(d)	KPLC undertakes that, in the event that the Lenders exercise their rights in respect of the Security and/or this Agreement, KPLC shall take such steps as are reasonably necessary to ensure that the Olkaria III Project Security Agreement is novated to the Additional Obligor (or that it executes an agreement with the Additional Obligor on terms substantially similar to the Olkaria III Project Security Agreement) on a Novation pursuant to this Clause 9 (Novation).
10	TRANSFERS BY KPLC

KPLC may not assign or transfer any interest in or its rights and/or obligations under the Contracts or this Agreement to any person unless:
(a)	the Kenyan Security Agent agrees; and

(b)	the person accedes to this Agreement in the place of KPLC.
11	INSURANCES

KPLC agrees that it will not exercise any rights under the PPA or the Project Security Agreement as a result of the Company failing to obtain any of the Insurances due to the unavailability of any of the Insurances on reasonable market terms or from insurers that are acceptable to the Kenyan Security Agent (acting reasonably) provided that where any such Insurances are unavailable the Company shall use all reasonable endeavours to procure comparable insurances on reasonable market terms from acceptable insurers which cover similar risks and required sums insured as set out in the PPA. Any dispute as to whether such level of cover is available at commercially reasonable terms or at commercially reasonable rates shall be referred to an Expert in accordance with Clause 19.3 of the PPA.

12	FURTHER ASSURANCE

KPLC shall provide all reasonable assistance that the Kenyan Security Agent, any Additional Obligor or any Eligible Person may require for perfecting any transfer or release to be carried out under this Agreement including the execution of any transfer or assignment, and the giving of any notice, order or direction and the making of any registration which, in each case, the Kenyan Security Agent, Additional Obligor or Eligible Person reasonably requires. Any costs KPLC incurs in complying with the requirements of this Clause 12 shall be payable by the Kenyan Security Agent immediately upon demand.
13	COMPANY INDEMNITY

The Company must forthwith on demand indemnify each Lender against any loss or liability which that Lender incurs as a consequence of the operation of this Agreement other than any liability caused by the gross negligence or wilful default of any Additional Obligor or that Lender.

14	INFORMATION

KPLC agrees to simultaneously send to the Kenyan Security Agent, a copy of any notice served on the Company pursuant to:
(a)	Clause 16 (Termination and Default) of the PPA; or

(b)	Clause 9 (Communications) of the Project Security Agreement.
15	ARBITRATION
(a)	Any dispute or difference of any kind between the Parties in connection with or arising out of this Agreement including the interpretation of this Agreement, its validity and any purported breach or termination (a “Dispute”) shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “Rules”) in accordance with the Rules which are deemed to be incorporated by reference into this Clause 15 (Arbitration). It is hereby agreed that:
(i)	the seat of the arbitration shall be London, England;

(ii)	there shall be three arbitrators;

(iii)	the language of the arbitration shall be English;

(iv)	the award rendered shall apportion the costs of the arbitration;

(v)	the award shall be in writing and shall set forth in reasonable detail the facts of the Dispute and the reasons for the tribunal’s decision;

(vi)	the award in such arbitration shall be final and binding upon the Parties and judgment thereon may be entered in any Court having jurisdiction for its enforcement; and the Parties renounce any right of appeal from the decision of the tribunal insofar as such renunciation can validly be made; and
(vii)	if any Dispute arising out of or in connection with this Agreement raises issues which are substantially the same as issues arising out of or in connection with any dispute in connection with any Project Document (a “Related Project Document”), the Kenyan Security Agent may, by written notice to KPLC and to any arbitrators who have already been agreed or appointed pursuant to this Agreement, require the dispute in connection with the Related Project Document to be referred to and finally settled by the arbitral tribunal appointed under the Related Project Document, save that no such notice may be given if an award or awards have been issued by the tribunal in connection with this Agreement and provided further that:
(A)	the arbitration pursuant to the Related Project Document is an arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (or any other rules reasonably satisfactory to KPLC and the Lenders);

(B)	the provisions of Clauses 15 (i) — (vi) (both inclusive) apply to the arbitration; and

(C)	the arbitral tribunal appointed under the Related Project Document has the necessary expertise and is otherwise qualified to arbitrate the Dispute arising out of or in connection with this Agreement.
(b)	The appointment of an arbitral tribunal in connection with this Agreement and its jurisdiction to resolve any dispute in connection with this Agreement shall terminate immediately upon the giving of such notice and the arbitral tribunal shall be deemed to be functus officio. The Parties hereby waive to the maximum extent permitted by law, any objections that they may have as to the validity and/or enforcement of any arbitral awards made by the tribunal following the joinder of disputes or arbitral proceedings in accordance with this Clause to the extent that such objections are based on the fact that joinder of the same has occurred.

(c)	Each Party will appoint an arbitrator within thirty (30) days of the date of the request to initiate arbitration who will then jointly appoint a third arbitrator within thirty (30) days of the date of the appointment of the second arbitrator, which third arbitrator shall not be a citizen of the Republic of Kenya, Israel or the Cayman Islands and no arbitrator shall have any existing or prior relationship with either Party, to act as Chairman of the tribunal. Arbitrators not appointed within the time limits set forth in the preceding sentence shall be appointed by the ICC Court of Arbitration (as defined in the ICC Rules). Both Parties undertake to implement the arbitration award.
16	MISCELLANEOUS
(a)	KPLC warrants to the Kenyan Security Agent and each other Lender on each date on which this Agreement is in full force and effect that:
(i)	this Agreement is within its powers and has been duly authorised by it;

(ii)	this Agreement is its legally binding obligation; and

(iii)	all authorisations required by it in relation to this Agreement have been obtained.
(b)	The Kenyan Security Agent and the Company respectively warrant to KPLC on the date of this Agreement that:
(i)	this Agreement is within its powers and has been duly authorised by it;

(ii)	this Agreement is its legally binding obligation; and

(iii)	all authorisations required by it in relation to this Agreement have been obtained;
(c)	The rights of the Kenyan Security Agent under this Agreement:
(i)	may be exercised as often as necessary;

(ii)	are not exclusive of its rights under the general law; and

(iii)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any such right is not a waiver of that right.

(d)	The Company enters into this Agreement solely to acknowledge its terms and to undertake the obligations expressed to be undertaken by it.

(e)	If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:
(i)	the validity or enforceability in that jurisdiction of any other provision of the Agreement; or

(ii)	the validity or enforceability in other jurisdictions of that or any other provision of the Agreement.
(f)	This Agreement will remain in effect until the date on which all amounts which may be or become outstanding by the Company to the Lenders under or in respect of the Finance Documents have been irrevocably paid and discharged in full.

(g)	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

(h)	KPLC may continue to deal with the Company pursuant to the terms of the PPA other than in relation to the provisions set out under this Agreement.
17	GOVERNING LAW

This Agreement is governed by and shall be construed in all respects in accordance with the laws of the Republic of Kenya.

SIGNATORIES

KPLC Kenya Power and Lighting Company Limited
By:

Company OrPower4 Inc.
By:

Kenyan Security Agent [ ]
By:

SCHEDULE 25
Form of Compliance Certificate

From:	OrPower4 Inc.

To:	DEG- Deutsche Investitions- und Entwicklungsgesellschaft mbH, as Global Agent

Dated:
Dear Sirs
1	We refer to the Common Terms Agreement dated [ ] between, inter alia, OrPower4 Inc. as Company, DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH and Société de Promotion et de Participation pour la Coopération Economique as Lenders and DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH (the “Common Terms Agreement”).

2	This is a Compliance Certificate. Terms defined in the Common Terms Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

3	We confirm that (as evidenced by the attached Financial Test):
(a)	the Debt Service Cover Ratio for:
(i)	the current Calculation Period is [ ]; and

(ii)	the immediately preceding Calculation Period is [ ]; and
(b)	the Projected Debt Service Cover Ratio for the next two (2) Calculation Periods is [ ];

(c)	the Equity to Total Assets Ratio for the Calculation Date is [ ]; and

(d)	the Debt to Equity Ratio for the Calculation Date is [ ].
4	We confirm that:
(a)	the balance standing to the credit of the Debt Service Reserve Account or available to be drawn under the DSRA Letter of Credit is US$[ ]; and

(b)	the balance standing to the credit of the Well Drilling Reserve Account is US$[ ].

5	We confirm that no Default is continuing.
Signed
for and on behalf of
OrPower4 Inc.
[Attach Financial Test in accordance with Clause 19 (Financial Calculations)]

SCHEDULE 26
Form of Environmental and Social Action Plan
The Company shall carry out the actions as specified below, within the specified deadlines, and declares that the resources specified below have been allocated. This Environmental and Social Action Plan is based on the Environmental and Social Review Summary (ESRS, dated 23.06.08) that was prepared for the Project by DEG. This Environmental and Social Action Plan does not substitute the Environmental and Social Management Plan (“ESMP”).

		Responsible staff		Target	Allocated
Environmental & social issues	Action description	member/s	Status[11]	completion[12]	budget[13] (USD)

IFC Performance Standards

Compliance with IFC Performance Standards as per the Common Terms Agreement	Incorporate into the ESMP the commitment to comply with the IFC Performance Standards	Plant Manager	Under Preparation	CP	Included in General & Administrative Budget (G&A)

[11]	Status: planned, budgeted, started, completed

[12]	Target completion: specified date, ongoing

[13]	Allocated budget: Please give a cost estimate. If this is not applicable, please write “n. a.” (not applicable).

		Responsible staff		Target	Allocated
Environmental & social issues	Action description	member/s	Status[11]	completion[12]	budget[13] (USD)

Management capacity and organisation	Nominate responsible person within the organisation for: • community contacts and issues • environmental issues • health and safety	Environmental Officer	Done	CP	Included in G&A

Mitigation of social impacts

Massai community	Develop and implement a formalised grievance mechanism for surrounding communities that allows individuals to address concerns	Plant Manager		CP	Included in G&A

	Continue regular consultation and take, if necessary, actions necessary as a result of the consultations	Plant Manager	Under Preparation internal procedures to attend quarterly meetings with National Park and local communities	Quarterly	Included in G&A

HIV/ AIDS	Draft a HIV/AIDS policy in accordance with the Common Terms Agreement t (Schedule 14)	Plant Manager		3 months from closing	included in G&A

		Responsible staff		Target	Allocated
Environmental & social issues	Action description	member/s	Status[11]	completion[12]	budget[13] (USD)

	Formally adopt and launch a HIV/AIDS policy and establish the required program	Plant Manager		6 months from closing	included in G&A

Mitigation of physical / chemical impacts

Greenhouse gas emissions	Develop a method to quantify the composition of non condensable gas (“NCG”) emissions of the project and - include figure into the annual reporting	Plant Manager	Sampling procedures shall be developed with Thermochem (USA) or others	3 months from closing annually	included in G&A

Tracer studies	Take all reasonable efforts to verify the presence and the results of the tracer studies carried out by KenGen			3 months from closing

Monitoring

ESMP	Review the ESMP subsequent to operation to assess areas where changes or additional actions would be appropriate	Plant Manager		annually

H2S Monitoring	Installation of two continuous H2S monitors at locations accessible to the public.	Plant Manager		4 months from closing	USD 80,000

		Responsible staff		Target	Allocated
Environmental & social issues	Action description	member/s	Status[11]	completion[12]	budget[13] (USD)

Soil sampling	Obtain soils samples and analyze annually for contaminants such as boron, arsenic and mercury at one or two nearby locations in vegetated areas (selection of location to based on results of initial measurements)	Plant Manager		annually

Reporting and Review

Annual independent review	Review of compliance with environmental and social contractual obligations by an independent — NEMA approved — consultant and include results in the Annual Environmental and Social Report prepared by the consultant and submitted to NEMA and copied to the Global Agent	Plant Manager		Annually	USD 25,000 / year

SCHEDULE 27
Form of ERC Comfort Letter
DEG — DEUTSCHE INVESTITIONS — UND
ENTWICKLUNGSGESELLSCHAFT mbH
Kämmergasse 22
50676 Köln
Germany
SOCIÉTÉ DE PROMOTION ET DE PARTICIPATION
POUR LA COOPÉRATION ECONONIQUE
5 rue Roland Barthes
75598 Paris cedex 12
France
ORPOWER4, INC.
Off Moi South Lake Road
Hellsgate National Park
P.O. Box 1566-20117
Naivasha, Kenya
Dear Sirs,
Olkaria III Geothermal (the “Project”)
We, the Energy Regulatory Commission (the “ERC”), being the regulator of the production, distribution, supply and use of energy in Kenya, hereby acknowledge that OrPower4, Inc. (the “Company”) shall be procuring credit and financial facilities in relation to the Project from Deutsche Investitions— und Entwicklungsgesellschaft mbH (“DEG”) and Société de Promotion et Participation pour la Coopération Economique (“Proparco”) (together the “Lenders”) and further acknowledge that the Company shall be creating various securities in favour of the Lenders to secure its obligations to the Lenders (the “Securities”).
Upon your representation that the Lenders are providing credit and financial facilities to the Company, and that the Company shall be creating various securities in favour of the Lenders, I am pleased to confirm as follows with respect to the Project as requested:
1	That the Electric Power Production Licence dated 24 November 2000 granted to the Company permitting the Company to undertake the Project (the “Generation Licence”) was validly granted in compliance and in accordance with the provisions of the Electric Power Act, 1997 as repealed and replaced by the Energy Act, 2006 (the “Energy Act”) and the Geothermal Resources Licence dated 4 March 1999 granted to the Company permitting the Company to undertake the

Project (the “Geothermal Licence” and, together with the Generation Licence, the “Licences”) was validly granted in compliance and in accordance with the provisions of the Geothermal Resources Act, 1982 (the “Geothermal Resources Act”).

2	That the Licences are in full force and effect as of the date hereof.

3	That ERC consents to the transfer of the Licences to the Lenders or to parties duly nominated by the Lenders upon the occurrence of an enforcement event in accordance with the terms and conditions of the financing agreements between the Company and the Lenders as stipulated in the Licences.

4	That ERC shall, before suspending or revoking the Licences pursuant to the provisions of the Energy Act or the Geothermal Resources Act, as applicable, comply with the relevant provisions of the Energy Act or the Geothermal Resources Act, as applicable.
This Letter is provided to you and executed by the Director General with the approval of the ERC.
Dated on this                    day of                    200[  ]
Signed by:
Director General
For and on behalf of:
ENERGY REGULATORY COMMISSION
Acknowledged and agreed

For and on behalf of
THE MINISTER OF ENERGY

SCHEDULE 28
Form of Lender KPLC Confirmation
From: DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH, as Global Agent
To: OrPower4 Inc.
Dated:
Dear Sirs
1	We refer to the Common Terms Agreement dated [ ] between, inter alia, OrPower4 Inc. as Company, DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH and Société de Promotion et de Participation pour la Coopération Economique as Lenders and DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH as Global Agent (the “Common Terms Agreement”).

2	This is the Lender KPLC Confirmation. Terms defined in the Common Terms Agreement have the same meaning when used in this Lender KPLC confirmation unless given a different meaning in this Lender KPLC Confirmation.

3	We confirm that we have been instructed by each Lender and each Participant to provide this Lender KPLC Confirmation.

4	We confirm that the Lenders and Participants are not aware that there is any outstanding failure by KPLC to pay any indebtedness in excess of five million Dollars (US$5,000,000) owing to any other private sector independent power project in Kenya (other than any which are being disputed in good faith).
Signed

For and on behalf of
DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH as Global Agent

SCHEDULE 29
Form of Agent Deed of Accession
To:
OrPower4 Inc. as the Company;
DEG — Deutsche Investitions — und Entwicklungsgesellschaft mbH in its capacities as the Global Agent, the DEG “A” Lender; the DEG “B” Lender; the DEG “C” Lender; and
Société de Promotion et de Participation pour la Coopération Economique as the Proparco “A” Lender.
From: ]ONSHORE SECURITY AGENT
Date: [               ]
This Agent Deed of Accession dated [               ] (this “Deed”) is supplemental to a Common Terms Agreement dated [               ] between, inter alia, OrPower4 Inc. as Company, DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH and Société de Promotion et de Participation pour la Coopération Economique as Lenders and DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH as Global Agent (the “Common Terms Agreement”).
1	We refer to the Common Terms Agreement. Capitalised terms defined in the Common Terms Agreement have the same meaning in this Deed.

2	This Deed is an Agent Deed of Accession. This Deed is a Finance Document.

3	[Name of new Party] hereby agrees with each other Person who is or who becomes party to the Common Terms Agreement that with effect on and from the date of this Deed, it will be bound by the obligations of and will benefit from, the Common Terms Agreement and any other Finance Documents as Onshore Security Agent as if it had been party to the Common Terms Agreement and any other Finance Documents in that capacity.

4	The contact details of [name of new Party] for the purposes of Clause 34 (Notices) of the Common Terms Agreement are as follows:

Address:	[ ]
Fax:	[ ]
Attention:	[ ]

5	By its signature below, each party confirms its acceptance of the [name of new Party] as Onshore Security Agent for all purposes under the Common Terms Agreement and any other Finance Document in accordance with the terms thereof.

6	This Deed shall be governed by and construed in all respects in accordance with the laws of England.

7	This Deed may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
IN WITNESS whereof this Deed has been duly executed the day and year first before written.

By:

[Onshore Security Agent]
[Execution under seal or under power of attorney registered in accordance with the Registration of Documents Act.]
Company

SIGNED by:

the duly constituted attorney(s) of ORPOWER4 INC. in the presence of:

Witness Name:

Witness Address:

Original Lenders
DEG “A” Lender

SIGNED by:

the duly constituted attorney(s) of DEG- DEUTSCHE INVESTITIONS-UND ENTWICKLUNGSGESELLSCHAFT MBH in the presence of:

Witness Name:

Witness Address:

DEG “B” Lender

SIGNED by:

the duly constituted attorney(s) of DEG- DEUTSCHE INVESTITIONS-UND ENTWICKLUNGSGESELLSCHAFT MBH in the presence of:

Witness Name:

Witness Address:

DEG “C” Lender

SIGNED by:

the duly constituted attorney(s) of DEG- DEUTSCHE INVESTITIONS-UND ENTWICKLUNGSGESELLSCHAFT MBH in the presence of:

Witness Name:

Witness Address:

Proparco “A” Lender

SIGNED by:

the duly constituted attorney(s) of SOCIÉTÉ DE PROMOTION ET DE PARTICIPATION POUR LA COOPÉRATION ECONOMIQUE in the presence of:

Witness Name:

Witness Address:

Global Agent

SIGNED by:

the duly constituted attorney(s) of DEG- DEUTSCHE INVESTITIONS-UND ENTWICKLUNGSGESELLSCHAFT MBH in the presence of:

Witness Name:

Witness Address:

Offshore Security Agent

EXECUTED as a deed by affixing the common seal of BNY CORPORATE TRUSTEE SERVICES LIMITED in the presence of:

Director

Director/secretary

SIGNATORIES
Company

SIGNED by:	/s/ Yehudit Bronicki
the duly constituted attorney(s) of ORPOWER4 INC. in the presence of:

/s/ Connie Stechman
Witness Name:	Connie Stechman
Witness Address:	OrPower4 Inc. c/o Ormat Nevada Inc., 6225 Neil Road, Reno, Nevada
Original Lenders
DEG “A” Lender

SIGNED by:	/s/ Justus Vitinius / Matthias Goulnik
the duly constituted attorney(s) of DEG- DEUTSCHE INVESTITIONS-UND ENTWICKLUNGSGESELLSCHAFT MBH in the presence of:

/s/ Burckhard Thiemann
Witness Name:	Burckhard Thiemann
Witness Address:	DEG-Deutsche Investitions- und Entwicklungsgesellshaft mbH Kämmergasse 22, 50676 Köln, Germany

DEG “B” Lender

SIGNED by:	/s/ Justus Vitinius / Matthias Goulnik
the duly constituted attorney(s) of DEG- DEUTSCHE INVESTITIONS-UND ENTWICKLUNGSGESELLSCHAFT MBH in the presence of:

/s/ Burckhard Thiemann
Witness Name:	Burckhard Thiemann
Witness Address:	DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH Kämmergasse 22 50676 Köln, Germany

DEG “C” Lender

SIGNED by:	/s/ Justus Vitinius / Matthias Goulnik
the duly constituted attorney(s) of DEG- DEUTSCHE INVESTITIONS-UND ENTWICKLUNGSGESELLSCHAFT MBH in the presence of:

/s/ Burckhard Thiemann
Witness Name:	Burckhard Thiemann
Witness Address:	DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH Kämmergasse 22 50676 Köln, Germany

Proparco “A” Lender

SIGNED by:	/s/ Philippe Bassery

the duly constituted attorney(s) of SOCIÉTÉ DE PROMOTION ET DE PARTICIPATION POUR LA COOPÉRATION ECONOMIQUE in the presence of:

/s/ Laurent Demey

Witness Name:	Laurent Demey

Witness Address:	Proparco, 5 rue Roland Barthes, 75598 Paris Cedex 12, France

Global Agent

SIGNED by:	/s/ Justus Vitinius / Matthias Goulnik

the duly constituted attorney(s) of DEG- DEUTSCHE INVESTITIONS-UND ENTWICKLUNGSGESELLSCHAFT MBH in the presence of:

/s/ Burckhard Thiemann

Witness Name:	Burckhard Thiemann

Witness Address:	DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH Kämmergasse 22, 50676 Köln, Germany

Offshore Security Agent

EXECUTED by affixing the common seal of BNY CORPORATE TRUSTEE SERVICES LIMITED in the presence of:	[corporate seal]

/s/ Daniel Wynne
Director

/s/ Dean Fletcher
Director/secretary